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As filed with the Securities and Exchange Commission on November 22, 2006

Registration No. 333-138493

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)
 (See table of additional registrants on following page.)

Delaware	7514	13-1938568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Harold E. Rolfe, Esq.
Senior Vice President, General Counsel and Secretary
The Hertz Corporation
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Steven J. Slutzky, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Brae Holding Corp.	Delaware	7514	80-0033698
Hertz Claim Management Corporation	Delaware	7514	13-3005373
Hertz Equipment Rental Corporation	Delaware	7514	13-6174127
Hertz Global Services Corporation	Delaware	7514	22-3741182
Hertz Local Edition Corp.	Delaware	7514	13-3053797
Hertz System, Inc.	Delaware	7514	36-2025222
Hertz Technologies, Inc.	Delaware	7514	22-3108869
Hertz Transporting, Inc.	Delaware	7514	13-3215204
HCM Marketing Corporation	Delaware	7514	22-3129937
Hertz Local Edition Transporting, Inc.	Delaware	7514	22-3376683
Smartz Vehicle Rental Corporation	Delaware	7514	None

*
The address for each of the additional registrants is c/o The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, telephone: (201) 307-2000. The name and address, including zip code, of the agent for service for each additional registrant is Harold E. Rolfe, Esq., Senior Vice President, General Counsel and Secretary of The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, telephone: (201) 307-2000.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2006

PROSPECTUS

        THE HERTZ CORPORATION

Offers to Exchange

$1,800,000,000 Outstanding 8.875% Senior Notes due 2014
for $1,800,000,000 Registered 8.875% Senior Notes due 2014,

$600,000,000 Outstanding 10.5% Senior Subordinated Notes due 2016
for $600,000,000 Registered 10.5% Senior Subordinated Notes due 2016

and

€225,000,000 Outstanding 7.875% Senior Notes due 2014
for €225,000,000 Registered 7.875% Senior Notes due 2014

The New Notes:

  •
  The terms of the new notes offered in the exchange offers are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933, or the "Securities Act," and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

        Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 24 of this prospectus before participating in the exchange offers.

The Exchange Offers:

  •
  Our offers to exchange the old notes for new notes will be open until 5:00 p.m., New York City time, on                        , 2006, unless extended.

  •
  No public market currently exists for the notes.

The Guarantees:

  •
  The new notes will be fully and unconditionally guaranteed on an unsecured basis by each of our domestic subsidiaries that guarantees the obligations under our senior secured credit facilities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006.

TABLE OF CONTENTS

Summary	1
Risk Factors	24
Cautionary Note Regarding Forward-Looking Statements	44
Market and Industry Data	45
The Exchange Offers	46
Use of Proceeds	60
Capitalization	61
Unaudited Pro Forma Condensed Consolidated Financial Statements	62
Selected Historical Consolidated Financial Data	70
Management's Discussion and Analysis of Financial Condition and Results of Operations	72
Business	108
Management	133
Security Ownership of Certain Beneficial Owners and Management	154
Certain Relationships and Related Party Transactions	158
Description of Certain Indebtedness	163
Description of Notes	177
Certain U.S. Federal Tax Considerations	248
Certain ERISA Considerations	257
Plan of Distribution	258
Legal Matters	259
Experts	259
Independent Registered Public Accounting Firm	259
Where You Can Find Additional Information	259
Index to Financial Statements	F-1

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

        In connection with the exchange offers, we have filed with the U.S. Securities and Exchange Commission, or the "SEC," a registration statement on Form S-4, under the Securities Act of 1933, relating to the new notes to be issued in the exchange offers. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the registration statement relating to the exchange offers and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

The Hertz Corporation
225 Brae Boulevard
Park Ridge, New Jersey 07656
Attn: Executive Administrator, Corporate Accounting
(201) 307-2000

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                        , 2006.

        THIS PROSPECTUS CONSTITUTES NEITHER AN OFFER TO PURCHASE NOTES NOR A SOLICITATION OF CONSENTS IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS.

        The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof.

NOTICES TO CERTAIN NON-U.S. RESIDENTS

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a "Relevant Member State," the exchange offers described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the new notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time, such exchange offers may be made:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  (d)
  in any other circumstances falling within Article 3 (2) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Notes to the public" in relation to any of the new notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the new notes to be offered so as to enable an investor to decide to exchange its existing notes for new notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Italy

        The exchange offers described in this prospectus are not being made in the Republic of Italy. The exchange offers and this prospectus have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB) or the Bank of Italy pursuant to Italian laws and regulations. Holders of old notes (as defined in this prospectus) are hereby notified that, to the extent such holders are Italian residents and/or persons located in the Republic of Italy, the exchange offers described in this prospectus are not available to them and they may not submit for exchange any old notes in the exchange offers. Any acceptance received from such persons shall be ineffective and void, and neither the exchange offfers made by this prospectus nor any other offering material relating to the exchange offers or the notes may be distributed or made available in the Republic of Italy. In order to ascertain whether a person is resident or located in the Republic of Italy, the applicable laws and regulations governing tender offers in the Republic of Italy shall apply.

United Kingdom

        This prospectus has been issued by and is the sole responsibility of the Company and is only for circulation to holders of the old notes described in this prospectus and other persons to whom it may lawfully be issued in accordance with the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, any person satisfying this criteria being referred to as a "relevant person." This communication may not be acted upon by anyone who is not a relevant person.

France

        The exchange offers described in this prospectus have not been submitted to the clearance procedures of the French Autorité des marchés financiers and may not be used in connection with any offer or invitation to the public to exchange old notes for the new notes offered hereby in France. The exchange offers are not being made, directly or indirectly, to the public in France and only persons licensed to provide the service of portfolio management for the account of third parties or qualified investors (investisseurs qualifiés) acting for their own account as defined in Articles L.411-2 and D.411-1 to D.411-2 of the French Code monétaire et financier are eligible to accept the exchange offers in France.

Belgium

        In Belgium, the exchange offers described in this prospectus will not, directly or indirectly, be made to, or for the account of, any person other than to professional or institutional investors referred to in article 3, 2° of the Belgian Royal Decree of 7 July 1999 on the public character of financial operations, each acting on their own account. This prospectus has not been and will not be submitted to nor approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank-, Financie- en Assurantiewezen) and accordingly may not be used in connection with any exchange offers in Belgium except as may otherwise be permitted by law.

Ireland

        In Ireland, the exchange offers will not constitute investment advice or investment business services for purposes of the Irish Investment Intermediaries Act, 1995.

Germany

        This prospectus does not constitute a Prospectus Directive compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) as of 22 June 2005 implementing Directive 2003/71/EC of the European Parliament and of the Counsel of 4 November 2003. Accordingly, the new notes (as defined in this prospectus) may only be offered in Germany under an exemption from the requirement to file or notify, as the case may be, a prospectus pursuant to the German

Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in the Federal Republic of Germany governing the issue, sale and offering of securities, or otherwise in compliance therewith.

Spain

        The offering of the new notes (as defined in this prospectus) has not been registered with the Comisión Nacional del Mercado de Valores. Accordingly, the new notes may be offered in Spain to qualified investors pursuant to and in compliance with Law 24/1988, as amended, and any regulation issued thereunder.

        Unless the context otherwise requires, in this prospectus, (i) "we," "us" and "our" mean Hertz and its consolidated subsidiaries,(ii) "Hertz Holdings" means Hertz Global Holdings, Inc., our top-level holding company, (iii) "Hertz" or the "Company" means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by Hertz Holdings, (iv) "HERC" means Hertz Equipment Rental Corporation, our wholly owned equipment rental subsidiary, together with our various other wholly owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (v) "cars" means cars and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "equipment" means industrial, construction and material handling equipment, (vii) "EBITDA" means consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization and (viii) "Corporate EBITDA" means "EBITDA" as that term is defined under our senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully described in the agreements governing our senior credit facilities.

        On December 21, 2005, or the "Closing Date," an indirect, wholly owned subsidiary of Hertz Holdings acquired all of Hertz's common stock from Ford Holdings LLC, or "Ford Holdings," pursuant to a Stock Purchase Agreement, dated as of September 12, 2005, among Ford Motor Company, or "Ford," Ford Holdings and Hertz Holdings (previously known as CCMG Holdings, Inc.). As a result of this transaction, investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity, or, collectively, the "Sponsors," currently own over 99% of the common stock of Hertz Holdings. We refer to the acquisition of all of Hertz's common stock as the "Acquisition." We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the "Transactions." The "Successor period ended December 31, 2005" refers to the 11-day period from December 21, 2005 to December 31, 2005 and the "Predecessor period ended December 20, 2005" refers to the period from January 1, 2005 to December 20, 2005. The term "Successor" refers to us following the Acquisition and the term "Predecessor" refers to us prior to the Closing Date.

        The "Restatement" refers to the restatement by us of our previously issued consolidated statements of operations, stockholder's equity and cash flows for the Predecessor period ended December 20, 2005. See Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus for more information regarding the Restatement.

        Certain financial information in this prospectus for the Predecessor period ended December 20, 2005 (as restated) and Successor period ended December 31, 2005 has been presented on a combined basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" for a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis.

v

SUMMARY

        This summary highlights information appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors" beginning on page 24 and our financial statements and notes to those financial statements included elsewhere in this prospectus before making any investment decision.

Our Company

        We own what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in the United States, both based on revenues. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. In our car rental business segment, we and our independent licensees and associates accept reservations for car rentals at approximately 7,600 locations in approximately 145 countries. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We maintain the leading airport car rental market share, by overall reported revenues, in the United States and at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 360 branches in the United States, Canada, France and Spain, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965.

        We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. This has helped us to earn a pre-tax profit in each year since our incorporation in 1967. Our revenues have grown at a compound annual growth rate of 7.6% over the last 20 years, with year-over-year growth in 18 of those 20 years. For the year ended December 31, 2005 and the nine months ended September 30, 2006, we generated consolidated revenues of $7,469.2 million and $6,067.8 million, respectively, income before income taxes and minority interest of $541.7 million and $181.8 million, respectively, and net income of $350.0 million and $90.2 million, respectively. For a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

Our Segments

        The table below sets forth key financial and other facts concerning our car rental and equipment rental business segments as of December 31, 2005 or for the year then ended, unless otherwise indicated. For the year ended December 31, 2005 and the nine months ended September 30, 2006, our corporate and other segment had revenues of $7.1 million and $5.9 million, respectively, and losses before income taxes and minority interest of $72.0 million and $291.5 million, respectively. For more details regarding the key financial and other facts appearing below, see "Business," and for more information concerning our segment financial data, see Note 11 to the Notes to our audited annual consolidated financial statements and Note 10 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

	Car Rental			Equipment Rental
		Year Ended December 31, 2005	Nine Months Ended September 30, 2006		Year Ended December 31, 2005	Nine Months Ended September 30, 2006
	(Dollars in millions, unless otherwise indicated)			(Dollars in millions, unless otherwise indicated)
Revenues		$6,046.8	$4,825.3		$1,415.3	$1,236.6
Income Before Income Taxes and Minority Interest		$374.6	$283.1		$239.1	$190.2
Key Facts	•	#1 worldwide general use car rental brand(1)		•	One of the largest equipment rental companies in the U.S. and Canadian
	•	#1 brand overall at U.S. airports with a #1 position in each of the business and			markets combined
		leisure markets(2)		•	Industry participant for over 40 years with a majority of its operations developed from
	•	#1 overall airport market position at 69 major European airports			organic growth
				•	Worldwide same store sales growth in
	•	Approximately 28 million annual transactions			each of the past twelve quarters, over the comparable quarter in the preceding year
	•	Balanced rental revenue base of 53% leisure and 47% business		•	27 month average fleet age in the United States, one of the youngest fleets in the industry
	•	Over 80% of revenues generated from
		affiliated customer channels, including over 60 travel industry partnerships		•	Broad diversity of fleet and customers
				•	Nationwide presence in the United States,
	•	Average of 438,800 company operated cars in the fleet in 2005, with an average net book value of $8.3 billion			Canada, France and Spain, with over 40% of rental revenues derived from national accounts
				•	Total of 208,000 pieces of equipment, with an average fleet acquisition cost during 2005 of $2.6 billion

(1)
Market position based on management estimate.

(2)
Business and leisure market positions based on management estimate.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry, primarily in the United States. Both industries are large with favorable growth trends and opportunities.

        We believe that the global car rental industry exceeds $30 billion in annual revenues. According to a 2006 report appearing in Auto Rental News, car rental revenues in the United States totaled approximately $19 billion in 2005 and have grown at a 4.9% compound annual growth rate since 1990, including 7.2% growth in 2005. We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." The Federal Aviation Administration, or "FAA," projected in the first half of 2006 that U.S. domestic enplanements will grow at a compound annual rate of 3.2% from 2006 to 2017, consistent with long-term historical trends. According to Euromonitor International, car rentals in Western Europe account for over $12.5 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. The International Air Transport Association, or "IATA," projected in October 2005 that annual international enplanements would grow at a compound annual rate of 5.6% from 2005 to 2009. The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired.

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, to be approximately $31 billion in annual revenues. We believe that the industry grew at a 9.7% compound annual growth rate between 1991 and 2005. The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. The industry is undergoing a strong recovery following the industrial recession and downturn in non-residential construction spending between 2001 and 2003. According to data from F.W. Dodge received during the first quarter of 2006, U.S. non-residential construction spending is projected to grow at an annual rate of 9% and 7% in 2006 and 2007, respectively. We also believe, based on an article in Rental Equipment Register published on February 1, 2006, that rental equipment accounted for approximately 30% to 40% of all equipment sold into the U.S. construction industry in 2005, up from approximately 5% to 10% in 1991. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment within the next ten years.

*  *  *  *

        Hertz is incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000.

Recent Transactions

New Chief Executive Officer

        On July 17, 2006, we entered into an employment agreement with Mark P. Frissora, previously the Chairman and Chief Executive Officer of Tenneco Inc., who replaced Mr. Koch as our Chief Executive Officer effective July 19, 2006. Mr. Frissora also became a member of our Board of Directors as of July 19, 2006. As of that date, Craig R. Koch, our former Chief Executive Officer, became Chairman of our Board of Directors and George W. Tamke became Lead Director and Chairman of the Executive Committee of the Board of Directors. Mr. Frissora is expected to assume Mr. Koch's role as Chairman of the Board of Directors in late 2006 or early 2007. For a more detailed description of the terms of Mr. Frissora's employment, see "Management—Employment Agreements."

Hertz Holdings Loan Facility and Hertz Holdings Dividends

        On June 30, 2006, Hertz Holdings entered into an unsecured loan facility with Deutsche Bank AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, which we refer to in this prospectus as the "Hertz Holdings Loan Facility," for the purpose of paying a dividend to the holders of its common stock and paying fees and expenses related to the facility. Under the terms of the financing, Hertz Holdings will be required to pay interest in cash, but only to the extent that funds are available by way of dividend from Hertz to do so in accordance with applicable law and the instruments governing Hertz's existing indebtedness. The amount of interest that would otherwise be payable in cash but for restrictions imposed by applicable law or the instruments governing Hertz's existing indebtedness will not be due on the applicable interest payment date, but will accrue until such time as sufficient funds are available to pay the accrued and unpaid interest in cash without violating these restrictions. Hertz Holdings primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to its common stockholders on June 30, 2006, which we refer to in this prospectus as the "Hertz Holdings Dividend." The Hertz Holdings Loan Facility was repaid with the proceeds to Hertz Holdings of the initial public offering of its common stock, which was completed on November 21, 2006. Hertz Holdings sold 88,235,000 shares of its common stock at a price per share of $15.00, resulting in net proceeds to Hertz Holdings of approximately $1,260.3 million after deducting underwriting discounts and estimated offering expenses.

        Prior to the consummation of the initial public offering of the common stock of Hertz Holdings, Hertz Holdings declared a special cash dividend of approximately $1.12 per share, or $260.3 million in the aggregate, payable promptly following completion of that offering to holders of record of its common stock on the date of the declaration, which dividend will be funded by the proceeds to Hertz Holdings from the sale of its common stock offered in the initial public offering after deducting underwriting discounts and commissions, offering expenses and the amount required to repay borrowings outstanding under the Hertz Holdings Loan Facility.

The Acquisition and Related Transactions

        On the Closing Date, we entered into a series of financing and refinancing transactions in connection with the Acquisition. To finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, the following funds were used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation, a wholly owned subsidiary of Hertz Holdings, of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, and €225 million aggregate principal amount of 7.875% Senior Notes due 2014. In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger;

  •
  aggregate borrowings of approximately $1,707 million by us under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million, including a $293 million delayed draw term loan that was made available until August 2007 to refinance certain existing debt and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million. On May 15, 2006, Hertz borrowed approximately $84.9 million under the delayed draw term loan of the Senior Term Facility, or the "Delayed Draw Term Loan," and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the asset-based revolving loan facility described below;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset-based revolving loan facility, or the "Senior ABL Facility," with a maximum borrowing capacity of $1,600 million. We refer to the Senior Term Facility and the Senior ABL Facility together in this prospectus as the "Senior Credit Facilities";

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by us of asset-backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which were issued under our existing asset-backed notes program, or the "ABS Program"; under which an additional $600 million of previously issued asset-backed medium term notes having maturities from 2007 to 2009, or the "pre-Acquisition ABS Notes," remain outstanding following the closing of the Transactions, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the Closing Date;

  •
  aggregate borrowings of the U.S. dollar equivalent of approximately $1,781 million by certain of our foreign subsidiaries under asset-based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case as of December 31, 2005), subject to borrowing bases comprised of rental vehicles, and related assets of certain of our foreign subsidiaries (all of which are organized outside of the United States) or one or more special purpose entities, as the case may be, and, rental equipment and related assets of certain of our subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities are referred to collectively as the "International Fleet Debt Facilities"; and

  •
  our cash on hand in an aggregate amount of approximately $6.1 million.

        In connection with the Transactions, we refinanced existing indebtedness, in an aggregate principal amount of $8,346 million, through the following transactions:

  •
  the repurchase of approximately $3,700 million in aggregate principal amount of existing senior notes having maturities from May 2006 to January 2028, which left additional notes in the aggregate principal amount of approximately $803.3 million outstanding following the Transactions;

  •
  the repurchase of approximately €192.4 million (or approximately $230.0 million, calculated as of December 31, 2005) in aggregate principal amount of existing Euro medium term notes with a maturity of July 2007, which left additional medium term notes in the aggregate principal amount of approximately €7.6 million outstanding following the Transactions;

  •
  the repayment of a $1,185 million intercompany note issued by Hertz to Ford Holdings on June 10, 2005 that would have matured in June 2010;

  •
  the repayment of approximately $1,935 million under an interim credit facility that would have matured on February 28, 2006;

  •
  the repayment of commercial paper, notes payable and other bank debt of approximately $1,212 million; and

  •
  the settlement of all accrued interest and unamortized debt discounts relating to the above indebtedness.

Summary of the Terms of the Exchange Offers

        On December 21, 2005, CCMG Acquisition Corporation completed an offering of $1,800,000,000 aggregate principal amount of 8.875% senior notes due 2014, or the "old senior dollar notes," $600,000,000 aggregate principal amount of 10.5% senior subordinated notes due 2016, or the "old senior subordinated notes" and €225,000,000 aggregate principal amount of 7.875% senior notes due 2014, or the "old senior euro notes," and, collectively with the old senior dollar notes, the "old senior notes." The old senior notes and the old senior subordinated notes are collectively referred to as the "old notes." The offering of the old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act.

        In this prospectus, we refer to (i) the new senior dollar-denominated notes offered in exchange for the old senior dollar notes as the "new senior dollar notes," (ii) the new senior subordinated notes offered in exchange for the old senior subordinated notes as the "new senior subordinated notes," (iii) the new senior euro-denominated notes offered in exchange for the old senior euro notes as the "new senior euro notes," (iv) the new senior dollar notes and the new senior euro notes together as the "new senior notes," and (v) the new senior notes and the new senior subordinated notes together as the "new notes." In addition, (a) the term "notes" refers collectively to the old notes and the new notes, (b) the term "senior dollar notes" refers collectively to the old senior dollar notes and the new senior dollar notes, (c) the term "senior euro notes" refers collectively to the old senior euro notes and the new senior euro notes, (d) the term "senior notes refers collectively to the senior dollar notes and the senior euro notes, (e) the term "senior subordinated notes" refers collectively to the old senior subordinated notes and the new senior subordinated notes and (f) the term "dollar notes" refers collectively to the senior dollar notes and the senior subordinated notes.

Securities Offered	Up to $1,800,000,000 aggregate principal amount of our 8.875% senior notes due 2014, which have been registered under the Securities Act.
Up to $600,000,000 aggregate principal amount of our 10.5% senior subordinated notes due 2016, which have been registered under the Securities Act.
Up to €225,000,000 aggregate principal amount of our 7.875% senior notes due 2014, which have been registered under the Securities Act.
The terms of the new notes offered in the exchange offers are identical in all material respects to those of the old notes, except that the new notes:
	•	will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;
	•	will not be subject to provisions relating to additional interest;
	•	will bear a different CUSIP or ISIN number from the old notes;
	•	will not entitle their holders to registration rights; and
	•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

The Exchange Offers
You may exchange old senior dollar notes for new senior dollar notes, old senior subordinated notes for new senior subordinated notes, and old senior euro notes for new senior euro notes, respectively.

Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not validly withdrawn prior to the expiration of the applicable exchange offer. We will cause the applicable exchange to be effected promptly after the expiration of the applicable exchange offer.
Resale of the New Notes
We believe the new notes that will be issued in the exchange offers may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offers" for further information regarding the exchange offers and resale of the new notes.
Registration Rights Agreements
We have undertaken these exchange offers pursuant to the terms of the registration rights agreements entered into with the initial purchasers of the old notes. We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective within 360 days after the date of issuance of the old notes. We have further agreed to commence the exchange offers promptly after the registration statement becomes effective and to hold the offers open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days. See "The Exchange Offers" and "Description of Notes—Registration Covenant; Exchange Offers."
Consequences of Failure to Exchange the Old Notes	You will continue to hold the old notes that remain subject to their existing transfer restrictions if:
• you do not tender your old notes; or
• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offers. See "The Exchange Offers—Terms of the Exchange Offers" and "—Consequences of Failure to Exchange."

Upon completion of the exchange offers, there may be no market for the old notes that remain outstanding and you may have difficulty selling them.
Expiration Date
The exchange offers will expire at 5:00 p.m., New York City time, on , 2006, or the "expiration date," unless we extend any or all of them, in which case expiration date means the latest date and time to which the applicable exchange offer has been extended.
Interest on the New Notes
The new notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the old notes of such series or, if no interest has been paid on the old notes of such series, from the date of original issue of the old notes of such series.
Conditions to the Exchange Offers
Each exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend an exchange offer if we determine in our reasonable judgment that such exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:
• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or
• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939.

See "The Exchange Offers—Conditions." We reserve the right to terminate or amend any or all of the exchange offers at any time prior to the applicable expiration date upon the occurrence of any of the foregoing events.
Procedures for Tendering Old Notes
If you wish to participate in any of the exchange offers, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal or electronic acceptance instruction. See "The Exchange Offers—Procedures for Tendering Old Dollar Notes," "—Procedures for Tendering Old Senior Euro Notes, " "—Book-Entry Transfer" and "—Guaranteed Delivery Procedures— Old Dollar Notes Only."

Guaranteed Delivery Procedures (Old Dollar Notes Only)
If you wish to tender your old dollar notes, but cannot properly do so prior to the applicable expiration date, you may tender your old dollar notes according to the guaranteed delivery procedures set forth in "The Exchange Offers—Guaranteed Delivery Procedures—Old Dollar Notes Only." Guaranteed delivery procedures are not available for the old senior euro notes.
Withdrawal Rights
Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the relevant exchange agent at its address set forth in "The Exchange Offers—Exchange Agents" prior to 5:00 p.m., New York City time, on the applicable expiration date.
Acceptance of Old Notes and Delivery of New Notes
Except in some circumstances, any and all old notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offers will be delivered promptly following the applicable expiration date. We may reject any and all old notes that we determine have not been properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We may waive any irregularities in the tender of the old notes. See "The Exchange Offers—Procedures for Tendering Old Dollar Notes," "—Procedures for Tendering Old Senior Euro Notes," "—Book-Entry Transfer," and "—Guaranteed Delivery Procedures—Old Dollar Notes Only." Subject to some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offers. See "Description of Notes—Registration Covenant; Exchange Offers."
Material U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations."
Exchange Agents	Wells Fargo Bank, National Association, is serving as the exchange agent for the dollar notes and Deutsche Bank AG, London Branch is serving as the exchange agent for the senior euro notes.

Summary of the Terms of the New Notes

        The terms of each series of new notes offered in the exchange offers are identical in all material respects to the terms of the respective series of old notes, except that the new notes:

  •
  will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

  •
  will not be subject to provisions relating to additional interest;

  •
  will bear a different CUSIP or ISIN number from the old notes;

  •
  will not entitle their holders to registration rights; and

  •
  will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuer	The Hertz Corporation.
Maturity Date	The senior notes will mature on January 1, 2014.
The senior subordinated notes will mature on January 1, 2016.
Interest Payment Dates	January 1 and July 1, commencing on July 1, 2006.
Ranking and Subordination	The old senior notes are and the new senior notes will be our general unsecured obligations and rank:
• equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes;
• senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes; and
•
effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations and to all indebtedness and other liabilities of our subsidiaries (other than subsidiaries that become subsidiary guarantors).

The old senior notes are and the new senior notes will be guaranteed, on a senior basis, by each domestic subsidiary of the issuer that guarantees specified indebtedness under our Senior Credit Facilities. These guarantees are subject to termination under specified circumstances. See "Description of Notes—Subsidiary Guarantees." The senior note guarantee of each guarantor is an unsecured senior obligation of that guarantor and ranks:

•
equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the senior note guarantee;
•	senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the senior note guarantee; and
•	effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.
The old senior subordinated notes are and the new senior subordinated notes will be our unsecured senior subordinated obligations and rank:
•	equal in right of payment to all of our existing and future unsecured senior subordinated indebtedness and other obligations;
•	senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated notes; and
•
subordinated in right of payment to all of our existing and future senior indebtedness and other senior obligations (including our obligations under the senior notes and our Senior Credit Facilities) and effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations and to all indebtedness and other liabilities of our subsidiaries (other than subsidiaries that become subsidiary guarantors).

The old senior subordinated notes are and the new senior subordinated notes will be guaranteed, on a senior subordinated basis, by each domestic subsidiary of the issuer that guarantees specified indebtedness under our Senior Credit Facilities. These guarantees are subject to termination under specified circumstances. See "Description of Notes—Subsidiary Guarantees." The senior subordinated note guarantee of each guarantor is an unsecured senior subordinated obligation of that guarantor and ranks:
•	equal in right of payment to all existing and future unsecured senior subordinated indebtedness and other obligations of that guarantor;

•
senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the senior subordinated note guarantee; and
•
subordinated in right of payment to all existing and future senior indebtedness and other senior obligations of that guarantor (including its guarantees of the senior notes and our Senior Credit Facilities), and effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of September 30, 2006, we had indebtedness on our consolidated balance sheet of approximately $12,959.3 million. Of this indebtedness, approximately $9,518.5 million was secured and/or was debt of our non-guarantor subsidiaries and structurally senior to the senior notes and the senior subordinated notes. In addition, we had approximately $2,840.8 million of indebtedness on our consolidated balance sheet that was senior to the senior subordinated notes. We may incur additional debt, including secured debt, under the senior credit facilities and otherwise. See "Capitalization."
Mandatory Sinking Fund	None.
Optional Redemption
We may redeem the senior notes and/or the senior subordinated notes, in whole or in part, at our option, at any time (1) before January 1, 2010 and January 1, 2011, respectively, at a redemption price equal to 100% of their principal amount plus the applicable make-whole premium described under "Description of Notes—Optional Redemption" and (2) on or after January 1, 2010 and January 1, 2011, respectively, at the redemption prices listed under "Description of Notes—Optional Redemption."

In addition, on or before January 1, 2009, we may on one or more occasions, at our option, apply funds equal to the proceeds from one or more equity offerings to redeem up to 35% of the senior notes or the senior subordinated notes at the redemption prices listed under "Description of Notes—Optional Redemption."
Change of Control
If we experience a change of control, as described under "Description of Notes—Change of Control," we must offer to repurchase all of the notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Certain Covenants
Separate indentures govern the terms of the senior notes and the senior subordinated notes. The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur more debt;
	•	pay dividends, redeem stock or make other distributions;
	•	make investments;
	•	create liens (which, in the case of the senior subordinated notes, would be limited in applicability to liens securing pari passu or subordinated indebtedness);
	•	transfer or sell assets;
	•	merge or consolidate; and
	•	enter into transactions with our affiliates.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes—Certain Covenants" and "Description of Notes—Merger and Consolidation."

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 24 in evaluating the exchange offers and making an investment in the new notes.

SUMMARY HISTORICAL FINANCIAL DATA

        The following tables present summary historical consolidated financial information and other data for our business. The summary consolidated statement of operations data presented below for the Predecessor period ended December 20, 2005 has been restated. For a discussion of the Restatement, see note (a) below and Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for each of the years ended December 31, 2003 and 2004, the Predecessor period ended December 20, 2005 (as restated) and the Successor period ended December 31, 2005 and the summary condensed consolidated balance sheet data as of December 31, 2005 presented below were derived from our audited annual consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The unaudited summary consolidated statement of operations data for the Predecessor nine-month period ended September 30, 2005 and for the Successor nine-month period ended September 30, 2006 and the unaudited summary condensed consolidated balance sheet data as of September 30, 2006 are derived from the unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

        You should read the following summary historical and unaudited pro forma financial data in conjunction with the historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Historical
	Predecessor				Combined
			Predecessor	Successor
	Years Ended December 31,				Year Ended December 31,
			For the periods from
	2003	2004	January 1, 2005 to December 20, 2005 Restated(a)	December 21, 2005 to December 31, 2005	2005 Restated(a)
	(Dollars in millions)
Statement of Operations Data
Revenues
Car rental	$4,819.3	$5,430.8	$5,820.5	$129.4	$5,949.9
Equipment rental	1,037.8	1,162.0	1,392.4	22.5	1,414.9
Other(b)	76.6	83.2	101.8	2.6	104.4

Total revenues	5,933.7	6,676.0	7,314.7	154.5	7,469.2

Expenses
Direct operating	3,316.1	3,734.4	4,086.3	103.0	4,189.3
Depreciation of revenue earning equipment(c)	1,523.4	1,463.3	1,555.9	43.8	1,599.7
Selling, general and administrative	501.7	591.3	623.4	15.1	638.5
Interest, net of interest income(d)	355.0	384.4	474.2	25.8	500.0

Total expenses	5,696.2	6,173.4	6,739.8	187.7	6,927.5

Income (loss) before income taxes and minority interest	237.5	502.6	574.9	(33.2)	541.7
(Provision) benefit for taxes on income(e)	(78.9)	(133.9)	(191.3)	12.2	(179.1)
Minority interest	—	(3.2)	(12.3)	(0.3)	(12.6)

Net income (loss)	$158.6	$365.5	$371.3	$(21.3)	$350.0

Other Financial Data
Ratio of earnings to fixed charges(f)	1.5x	1.9x	1.9x	—	1.8x
Cash flows from operating activities	$1,899.3	$2,251.4	$1,727.5	$(274.7)	$1,452.8
EBITDA(g)	2,268.6	2,525.3	2,775.8	43.7	2,819.5
Pro forma Corporate EBITDA(g)			1,144.5	(3.6)	1,140.9

	Historical
	Predecessor	Successor
	Nine Months Ended September 30,
	2005	2006
	(Dollars in millions)
Statement of Operations Data
Revenues
Car rental	$4,526.1	$4,745.6
Equipment rental	1,020.9	1,236.2
Other(b)	79.5	86.0

Total revenues	5,626.5	6,067.8

Expenses
Direct operating	3,145.8	3,384.1
Depreciation of revenue earning equipment(c)	1,188.9	1,311.4
Selling, general and administrative	484.3	541.6
Interest, net of interest income(d)	353.2	648.9

Total expenses	5,172.2	5,886.0

Income before income taxes and minority interest	454.3	181.8
Provision for taxes on income(e)	(119.5)	(79.3)
Minority interest	(9.5)	(12.3)

Net income	$325.3	$90.2

Other Financial Data
Ratio of earnings to fixed charges(f)	1.9x	1.2x
Cash flows from operating activities	$1,744.2	$2,212.8
EBITDA(g)	2,127.7	2,324.0
Pro forma Corporate EBITDA(g)	882.0	1,017.2

	Historical
	Successor
	As of December 31, 2005	As of September 30, 2006
	(Dollars in millions)
Balance Sheet Data
Cash and equivalents	$843.9	$436.0
Total assets(h)	18,580.9	19,457.9
Total debt	12,515.0	12,959.3
Stockholder's equity(i)	2,266.2	2,442.3

	Historical
	Predecessor		Combined	Predecessor	Successor
	Years Ended, or as of December 31,			Nine Months Ended, or as of September 30,
	2003	2004	2005	2005	2006
Selected Car Rental Operating Data
Worldwide transaction days(j) (in thousands)	102,281	115,246	122,102	93,077	93,876
Domestic	72,243	81,262	86,116	65,503	65,178
International	30,038	33,984	35,986	27,574	28,698
Worldwide rental rate revenue per transaction day(k)	$43.14	$41.92	$42.03	$41.90	$43.02
Domestic	$43.08	$41.85	$42.43	$42.14	$43.61
International	$43.28	$42.10	$41.10	$41.34	$41.70
Worldwide average number of company-operated cars during period	374,600	414,700	438,800	444,300	441,600
Domestic	260,600	285,500	301,400	305,300	298,500
International	114,000	129,200	137,400	139,000	143,100
Worldwide revenue earning equipment, net (in millions of dollars)	$6,462.0	$7,597.2	$7,399.5	$8,574.2	$8,141.1
Selected Worldwide Equipment Rental Operating Data
Rental and rental related revenue(l) (in millions of dollars)	$937.9	$1,032.5	$1,254.3	$905.4	$1,078.4
Same store revenue growth(m)	3.3%	13.3%	21.6%	22.5%	22.0%
Average acquisition cost of rental equipment operated during period (in millions of dollars)	$2,281.8	$2,305.7	$2,588.0	$2,544.0	$2,976.0
Revenue earning equipment, net (in millions of dollars)	$1,331.3	$1,525.7	$2,075.5	$1,975.9	$2,523.3

(a)
Hertz has restated its previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005. An explanation of the Restatement appears in Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The Restatement resulted in the previously reported provision for taxes on income to increase by $27.5 million and net income to decrease by $27.5 million, due to the recording of additional non-cash tax expense relating to dividends repatriated prior to the Acquisition.

A split presentation of an annual period is required under accounting principles generally accepted in the United States of America, or "GAAP," when a change in accounting basis occurs. Consequently, the combined presentation for 2005 is not a recognized presentation under GAAP. Accounting for an acquisition requires that the historical carrying values of assets acquired and liabilities assumed be adjusted to fair value. This results in a higher cost basis associated with the allocation of the purchase price, which affects post-acquisition period results and period-to-period comparisons. We believe presenting only the separate Predecessor and Successor periods for the year ended December 31, 2005 in our consolidated statements of operations may impede understanding of our operating performance. The impact of the Acquisition on the 11-day Successor period does not materially affect the comparison of the annual periods and, accordingly, we have also presented our results of operations for the year ended December 31, 2005 (combined, as restated.) For a discussion of the presentation of our results for the year ended December 31, 2005 on a combined basis, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

(b)
Includes fees and certain cost reimbursements from our licensees and revenues from our third-party claim management services.

(c)
For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor nine months ended September 30, 2005 and 2006, respectively, depreciation of revenue earning equipment was reduced by $33.8 million, $1.2 million, $24.7 million and $24.5 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment upon disposal. For the years ended December 31, 2003, 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor nine months ended September 30, 2005 and 2006, respectively, depreciation of revenue earning equipment includes a net loss of $0.8 million and net gains of $57.2 million, $68.3 million, $2.1 million, $57.4 million and $32.1 million, respectively, from the disposal of revenue earning equipment.

(d)
For the years ended December 31, 2003, 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor nine months ended September 30, 2005 and 2006, respectively, interest income was $17.9 million, $23.7 million, $36.1 million, $1.1 million, $26.2 million and $27.0 million, respectively.

(e)
For the year ended December 31, 2004, includes benefits of $46.6 million relating to net adjustments to federal and foreign tax accruals. For the Predecessor period ended December 20, 2005, includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million (established in 2004) and favorable foreign tax adjustments of $5.3 million, partly offset by a $31.3 million provision relating to the repatriation of foreign earnings. For the nine months ended September 30, 2006, we established valuation allowances of $11.1 million relating to the realization of deferred tax assets in certain European countries and certain federal income tax contingencies and state tax valuation allowances of $10.8 million.

(f)
Earnings have been calculated by adding interest expense and the portion of rent estimated to represent the interest factor implicit in our operating leases to income before income taxes and minority interest. Fixed charges include interest charges (including capitalized interest) and the portion of rent estimated to represent the interest factor implicit in our operating leases. Earnings for the Successor period from December 21, 2005 to December 31, 2005 were inadequate to cover fixed charges for these periods by $33.3 million.

(g)
We present EBITDA and Corporate EBITDA in this prospectus to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz's senior credit facilities. EBITDA, as used in this prospectus, is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term "EBITDA" as it is commonly used. Corporate EBITDA, as used in this prospectus, means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz's senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or writedown of assets not in the ordinary course of business; certain management fees paid to the Sponsors; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in our senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing of our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of our material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented in this prospectus is not, comparable to similarly titled measures reported by other companies.

The calculations of Pro forma Corporate EBITDA in the table above reflect historical financial data except for car rental fleet interest for the Predecessor periods presented which have been calculated on a pro forma basis to give effect to our new capital structure as if the fleet financings associated with the Transactions had occurred on January 1, 2005. This calculation may not be representative of the calculation of Corporate EBITDA under Hertz's senior credit facilities for any period prior to December 31, 2006 because consolidated interest expense (as defined in the agreements governing Hertz's senior credit facilities), a component of Corporate EBITDA, is calculated on a transitional basis until such date. As of September 30, 2006, Corporate EBITDA under this transitional formula would have been higher than the amount shown in the table above. Accordingly, we believe that the presentation of this amount would be misleading to investors and have instead provided what we believe to be a more meaningful calculation of Corporate EBITDA.

Borrowings under Hertz's senior credit facilities are a key source of our liquidity. Hertz's ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz's senior credit facilities. Hertz's senior term loan facility requires it to maintain a specified consolidated leverage ratio and consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants will be applicable to Hertz beginning with the four-quarter period ending September 30, 2006. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz's senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of September 30, 2006, we performed the calculations associated with above noted financial covenants and determined that we were in compliance with such financial covenants, both under the transition rule as set forth in the credit agreements governing the senior credit facilities and as described in this footnote (g).

As of September 30, 2006, Hertz had aggregate principal amounts outstanding of $1,991.3 million and $51.9 million pursuant to its senior term loan facility and its senior asset-based loan facility, respectively. For the twelve months ended September 30, 2006, Hertz is required under the senior term loan facility to have a consolidated leverage ratio of not more than 6.25:1 and a consolidated interest expense coverage ratio of not less than 1.50:1. In addition, under its senior asset-based loan facility, if there is less than $200 million of available borrowing capacity under that facility as of September 30, 2006, Hertz is required to have a consolidated leverage ratio of not more than 6.25:1 and a consolidated fixed charge coverage ratio of not less than 1:1 for the twelve months then ended. Under the senior term loan facility, for the twelve months ended September 30, 2006, we had a consolidated leverage ratio of approximately 3.7:1 calculated under the transition rule as set forth in the credit agreements governing the senior credit facilities, as described in this footnote (g) and 3.9:1 calculated on a pro forma basis and a consolidated interest expense coverage ratio of approximately 3.1:1 calculated under the transition rule as set forth in the credit agreements governing the senior credit facilities, as described in this footnote (g) and 2.9:1 calculated on a pro forma basis. Since we have maintained sufficient borrowing capacity under our senior asset-based loan facility as of September 30, 2006, and expect to maintain such capacity in the future, the consolidated fixed charge coverage ratio was not deemed relevant for presentation. For further information on the terms of Hertz's senior credit facilities, see "Description of Certain Indebtedness—Senior Credit Facilities." We have a significant amount of debt. For a discussion of the risks associated with our significant leverage, see "Risk Factors—Risks Relating to Our Substantial Indebtedness."

The following table reconciles historical net income (loss) to EBITDA for the years ended December 31, 2003 and 2004 and historical net income (loss) to EBITDA and (i) on a pro forma basis to Corporate EBITDA for the Predecessor period ended December 20, 2005 (as restated), the Successor period ended December 31, 2005, the combined year ended December 31, 2005 (as restated) and the Predecessor nine month period ended September 30, 2005 and (ii) on an actual basis to Corporate EBITDA for the Successor nine month period ended September 30, 2006:

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
			For the Periods From		Year Ended December 31,
	Years Ended December 31,					Nine Months Ended September 30,
			January 1 to December 20, 2005 Restated
				December 21 to December 31, 2005	2005 Restated
	2003	2004				2005	2006
				(Dollars in millions)
Net income (loss)(1)	$158.6	$365.5	$371.3	$(21.3)	$350.0	$325.3	$90.2
Depreciation and amortization(2)	1,676.1	1,641.5	1,739.0	51.4	1,790.4	1,329.7	1,505.6
Interest, net of interest income(3)	355.0	384.4	474.2	25.8	500.0	353.2	648.9
Provision (benefit) for taxes on income	78.9	133.9	191.3	(12.2)	179.1	119.5	79.3

EBITDA	$2,268.6	$2,525.3	2,775.8	43.7	2,819.5	2,127.7	2,324.0
Adjustments:
Deduct pro forma car rental fleet interest(4)			(313.0)	(9.2)	(322.2)	(243.2)	(304.1)
Deduct car rental fleet depreciation(5)			(1,344.1)	(37.4)	(1,381.5)	(1,027.0)	(1,110.1)
Non-cash expenses and charges(6)			23.0	(0.7)	22.3	15.6	102.6
Extraordinary, unusual or non-recurring gains or losses(7)			2.8	—	2.8	8.9	2.3
Sponsors' fees			—	—	—	—	2.5

Pro forma Corporate EBITDA(8)			$1,144.5	$(3.6)	$1,140.9	$882.0	$1,017.2

  (1)
  For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, net income (loss) includes corporate minority interest of $12.3 million, $0.3 million, $9.5 million and $12.3 million, respectively.

  (2)
  For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, depreciation and amortization was $1,485.9 million, $42.6 million, $1,136.3 million and $1,245.4 million, respectively, in our car rental segment and $248.2 million, $8.6 million, $189.5 million and $255.7 million, respectively, in our equipment rental segment.

  (3)
  For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, interest, net of interest income was $349.2 million, $15.8 million, $263.9 million and $323.2 million, respectively, in our car rental segment and $86.4 million, $3.4 million, $63.9 million and $101.3 million, respectively, in our equipment rental segment.

  (4)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for certain car rental fleet related interest. For the Predecessor periods presented, car rental fleet interest has been calculated on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005. For the Successor period presented, car rental fleet interest is based on actual results.

  (5)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA includes a reduction for car rental fleet depreciation. For pro forma purposes, car rental fleet depreciation does not vary from the historical amounts.

  (6)
  For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005, the Predecessor nine month period ended September 30, 2005 and the Successor nine month period ended September 30, 2006, non-cash expenses and charges were $11.7 million, $2.1 million, $8.8 million and $56.8 million, respectively, in our car rental segment and $1.0 million, $0.0 million, $0.3 million and $0.0 million, respectively, in our equipment rental segment.

  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges. The adjustments reflect the following:

	Predecessor	Successor	Combined	Predecessor	Successor
	For the Periods From		Year Ended	Nine Months Ended September 30,
	January 1, 2005 to December 20, 2005	December 21 to December 31, 2005	December 31, 2005	2005	2006
	(Dollars in millions)
Corporate non-cash stock-based employee compensation charges	$10.5	$—	$10.5	$4.6	$20.9
Corporate unrealized losses (gains) on currency translation of Euro denominated senior notes	—	(2.8)	(2.8)	—	19.2
Non-cash amortization of debt costs included in car rental fleet interest	—	2.1	2.1	—	56.8
Non-cash charges for workers' compensation	12.5	—	12.5	8.9	—
Corporate non-cash charges for public liability and property damage	—	—	—	2.1	—
Corporate non-cash charges for pension	—	—	—	—	2.7
Corporate unrealized loss on derivatives	—	—	—	—	3.0

Total	$23.0	$(0.7)	$22.3	$15.6	$102.6

  (7)
  As defined in the credit agreements governing our senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits. The adjustments reflect the following:

	Predecessor	Successor	Combined	Predecessor	Successor
	For the Periods From		Year Ended	Nine Months Ended September 30,
	January 1, 2005 to December 20, 2005	December 21 to December 31, 2005	December 31, 2005	2005	2006
	(Dollars in millions)
European headquarters relocation costs	$4.0	$—	$4.0	$4.0	$—
Car rental concession and lease settlements	(3.9)	—	(3.9)	1.0	—
Car rental insurance settlements	(3.6)	—	(3.6)	(3.6)	—
Charge related to Hurricane Katrina:
Car rental	1.5	—	1.5	1.5	—
Equipment rental	1.2	—	1.2	1.2	—
Car rental value added tax settlement	1.7	—	1.7	1.7	—
Corporate pension settlement loss recorded in connection with the Supplemental Employee Retirement Plan	1.1	—	1.1	1.1	—
Car rental legal settlements	0.8	—	0.8	2.0	—
Cost incurred in closing of car sales locations	—	—	—	—	2.3

Total	$2.8	$—	$2.8	$8.9	$2.3

  (8)
  Car rental fleet interest has been presented on a pro forma basis to give effect to the U.S. and international fleet debt financings entered into as part of the Transactions as if they had occurred on January 1, 2005 for all periods presented, except for the Successor nine month period ended September 30, 2006, which is based on actual results.

          The following table reconciles historical net cash provided by (used in) operating activities to EBITDA for the years ended December 31, 2003 and 2004, the Predecessor period ended December 20, 2005 (as restated), the Successor period ended December 31, 2005, the combined year ended December 31, 2005 (as restated) and the Predecessor and Successor nine month periods ended September 30, 2005 and 2006, respectively:

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
			For the Periods From		Year Ended December 31,
	Years Ended December 31,					Nine Months Ended September 30,
			January 1 to December 20, 2005 Restated
				December 21 to December 31, 2005	2005 Restated
	2003	2004				2005	2006
				(Dollars in millions)
Net cash provided by (used in) operating activities	$1,899.3	$2,251.4	$1,727.5	$(274.7)	$1,452.8	$1,744.2	$2,212.8
Stock-based employee compensation	(6.0)	(5.6)	(10.5)	—	(10.5)	(4.6)	(20.9)
Provision for public liability and property damage	(178.3)	(153.1)	(158.1)	(1.9)	(160.0)	(126.7)	(129.1)
Minority interest	—	(3.2)	(12.3)	(0.3)	(12.6)	(9.5)	(12.3)
Deferred income taxes	(260.8)	(129.6)	411.5	12.2	423.7	283.9	(61.0)
Payments of public liability and property damage claims and expenses	155.2	178.7	155.9	7.9	163.8	124.6	138.0
Provision (benefit) for taxes on income	78.9	133.9	191.3	(12.2)	179.1	119.5	79.3
Interest expense, net of interest income	355.0	384.4	474.2	25.8	500.0	353.2	648.9
Net changes in assets and liabilities	225.3	(131.6)	(3.7)	286.9	283.2	(356.9)	(531.7)

EBITDA	$2,268.6	$2,525.3	$2,775.8	$43.7	$2,819.5	$2,127.7	$2,324.0

(h)
Substantially all of our revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of our lenders under our senior asset-based loan facility, our asset-backed securities program, our international fleet financing facilities or the fleet financing facility relating to our car rental fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands. Substantially all our other assets in the United States are also subject to liens in favor of our lenders under our senior credit facility and substantially all our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders under our international fleet financing facilities or (in the case of our Canadian HERC business) our senior asset-based loan facility. None of such assets are available to satisfy the claims of our general creditors.

(i)
Includes equity contributions totaling $2,295 million to Hertz Holdings from investment funds associated with or designated by the Sponsors on or prior to December 21, 2005.

(j)
Transaction days represents the total number of days that vehicles were on rent in a given period.

(k)
Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to management as it represents the best measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control. The following table reconciles our car rental revenue to our rental rate revenue and rental rate revenue per transaction day:

	Historical
	Predecessor		Combined	Predecessor	Successor
	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(Dollars in millions)
Car rental revenue per statement of operations	$4,819.3	$5,430.8	$5,949.9	$4,526.1	$4,745.6
Non-rental rate revenue	(491.9)	(561.4)	(758.2)	(559.1)	(633.3)
Foreign currency adjustment	85.1	(37.8)	(59.2)	(66.8)	(73.5)

Rental rate revenue	$4,412.5	$4,831.6	$5,132.5	$3,900.2	$4,038.8

Transaction days (in thousands)	102,281	115,246	122,102	93,077	93,876
Rental rate revenue per transaction day	$43.14	$41.92	$42.03	$41.90	$43.02
(l)
Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants. The following table reconciles our equipment rental revenue to our equipment rental and rental related revenue:

	Historical
	Predecessor		Combined	Predecessor	Successor
	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(Dollars in millions)
Equipment rental revenue per statement of operations	$1,037.8	$1,162.0	$1,414.9	$1,020.9	$1,236.2
Equipment sales and other revenue	(122.4)	(134.2)	(158.8)	(113.7)	(147.2)
Foreign currency adjustment	22.5	4.7	(1.8)	(1.8)	(10.6)

Rental and rental related revenue	$937.9	$1,032.5	$1,254.3	$905.4	$1,078.4

(m)
Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

RISK FACTORS

        Our business is subject to a number of important risks and uncertainties, some of which are described below. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the notes.

Risks Related to the Notes and Our Substantial Indebtedness

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial condition and our ability to obtain financing in the future and our ability to react to changes in our business and make payments on the notes.

        We have a significant amount of debt. As of September 30, 2006, we had an aggregate principal amount of debt outstanding of $13,050.4 million and a debt to equity ratio, calculated using the total amount of our outstanding debt net of unamortized discounts, of 5.3 to 1.

        Our substantial debt could have important consequences to holders of the notes. For example, it could:

  •
  make it more difficult for us to satisfy our obligations to the holders of our outstanding debt securities and to the lenders under our senior credit facilities and the U.S. and international fleet debt financings entered into as part of the Transactions, resulting in possible defaults on and acceleration of such indebtedness;

  •
  require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

  •
  increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including under the agreements governing our U.S. and international fleet debt financings entered into as part of the Transactions and our senior credit facilities, is at variable rates of interest;

  •
  place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

  •
  limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

  •
  limit our flexibility in planning for, or reacting to, changing conditions in our business and industry; and

  •
  limit our ability to react to competitive pressures or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins.

        Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

Despite our current indebtedness levels, we, Hertz Holdings and our subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

        We, Hertz Holdings and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not fully prohibit us, our subsidiaries or Hertz Holdings from doing so. As of September 30, 2006, our Senior Credit Facilities

provided us commitments for additional aggregate borrowings (subject to borrowing base limitations) of approximately $1,556.4 million, and permitted additional borrowings beyond those commitments under certain circumstances, and all of those borrowings and any other secured indebtedness permitted under the agreements governing such credit facilities and indentures would be effectively senior to the notes. As of September 30, 2006, our U.S. Fleet Debt Facilities, International Fleet Debt Facilities and our fleet financing facility for our fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands provided us commitments for additional aggregate borrowings of approximately $1,418.0 million, the foreign currency equivalent of $713.0 million and $151.0 million, respectively, subject to borrowing base limitations. If new debt is added to our current debt levels, the related risks that we now face would increase. In addition, the instruments governing our indebtedness do not prevent us, our subsidiaries or Hertz Holdings from incurring obligations that do not constitute indebtedness. On June 30, 2006, Hertz Holdings entered into the $1.0 billion Hertz Holdings Loan Facility in order to finance the payment of the $999.2 million Hertz Holdings Dividend. In connection with the completion of the initial public offering of the common stock of Hertz Holdings, the Hertz Holdings Loan Facility was repaid in full. We cannot assure you that Hertz Holdings will not enter into similar transactions in the future. On June 30, 2006, we entered into amendments to our Senior Credit Facilities that have the effect of reducing the restrictions in the Senior Credit Facilities on our ability to provide cash to Hertz Holdings (whether in the form of a loan or a dividend) that would enable Hertz Holdings to service its indebtedness. Any such dividends or contributions made to Hertz Holdings would reduce the amount of cash available to service our and our subsidiaries' debt, including the notes.

We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

        Our ability to make scheduled payments on our indebtedness, or to refinance our obligations under our debt agreements, will depend on the financial and operating performance of us and our subsidiaries, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors, many of which may be beyond our control, as described under "—Risks Related to Our Business" below.

        We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness restrict our ability to dispose of assets and restrict the use of proceeds from any such dispositions. We cannot assure you we will be able to consummate those sales, or, if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the notes.

        Our Senior Credit Facilities contain covenants that, among other things, restrict our and our subsidiaries' ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness;

  •
  incur guarantee obligations;

  •
  prepay other indebtedness or amend other debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  change the business conducted by us; and

  •
  engage in certain transactions with affiliates.

        In addition, under our Senior Credit Facilities, we are required to comply with financial covenants. If we fail to maintain a specified minimum level of borrowing capacity under our Senior ABL Facility, we will then be subject to financial covenants under that facility, including covenants that will obligate us to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to fixed charges coverage ratio. The financial covenants in our Senior Term Facility include obligations to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to interest expense coverage ratio for specified periods. Both our Senior ABL Facility and our Senior Term Facility also impose limitations on the amount of our capital expenditures. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

        The indentures governing the notes also contain restrictive covenants that, among other things limit our ability and the ability of our restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make investments;

  •
  create liens on assets;

  •
  transfer or sell assets;

  •
  engage in mergers or consolidations; and

  •
  engage in certain transactions with affiliates.

        Our ability to comply with the covenants and restrictions contained in our Senior Credit Facilities and the indentures for the notes may be affected by economic conditions and by financial, market and competitive factors, many of which are beyond our control. The breach of any of these covenants or restrictions could result in a default under either our Senior Credit Facilities or our indentures that would permit the applicable lenders or holders of the notes, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under our Senior Credit Facilities and may not be able to repay the amounts due under our Senior Credit Facilities and the notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

        We are also subject to operational limitations under the terms of our ABS Program. For example, there are contractual limitations with respect to the cars that secure our ABS Program. These limitations are based on the identity or credit ratings of the cars' manufacturers, the existence of satisfactory repurchase or guaranteed depreciation arrangements for the cars or the physical characteristics of the cars. As a result, we may be required to limit the percentage of cars from any one manufacturer or increase the credit enhancement related to the program and may not be able to take advantage of certain cost savings that might otherwise be available through manufacturers. If these limitations prevented us from purchasing, or retaining in our fleet, cars on terms that we would otherwise find advantageous, our results of operations could be adversely affected.

        Further, the facilities relating to the International Fleet Debt contain a number of covenants, including a covenant that restricts the ability of Hertz International, Ltd., a subsidiary of ours that is the direct or indirect holding company of substantially all of our non-U.S. operating subsidiaries, to make dividends and other restricted payments (which may include payments of intercompany indebtedness), in an amount greater than €100 million plus a specified excess cash flow amount, calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the facilities on the Closing Date have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of excess cash flow based on the percentage of facilities relating to the International Fleet Debt at the closing of the Acquisition that have been replaced by permanent take-out international asset-based facilities. These restrictions will limit the availability of funds from Hertz International, Ltd. and its subsidiaries to help us make payments on our indebtedness. Certain of these permanent take-out international asset-based facilities are expected to be novel and complicated structures. We cannot assure you that we will be able to complete such permanent take-out financings on terms acceptable to us or on a timely basis, if at all; if we are unable to do so, our liquidity and interest costs may be adversely affected.

        Certain of our Canadian subsidiaries are parties to our Senior ABL Facility and are not subject to these International Fleet Debt restrictions. Our non-U.S. subsidiaries, including the operations of these Canadian subsidiaries, accounted for approximately 29% of our total revenues and 26% of our Corporate EBITDA on a pro forma basis for the year ended December 31, 2005. See Note 11 to the Notes to our audited annual consolidated financial statements included in this prospectus.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

        Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control, described under "—Risks Related to Our Business" below.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Credit Facilities and the indentures governing our notes restrict our ability to dispose of assets and restrict the use of proceeds from any such dispositions. We cannot assure you we will be able to consummate those sales, or, if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

The notes are unsecured and structurally subordinated to some of our obligations and only certain of our subsidiaries guarantee the notes. Further, guarantees of the senior subordinated notes are junior to all of the guarantors' existing senior indebtedness and possibly to all their future borrowings.

        The indentures governing the notes permit us to incur certain secured indebtedness, including indebtedness under the Senior Credit Facilities, the U.S. and International Fleet Debt and indebtedness under financings by our non-U.S. subsidiaries. Indebtedness under the Senior Credit Facilities is secured by a lien on substantially all our assets (other than assets of foreign subsidiaries), including pledges of all or a portion of the capital stock of certain of our subsidiaries (with certain exceptions, including in respect of the U.S. and International Fleet Debt, as discussed below). The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under the Senior Credit Facilities, the senior secured lenders will have a prior right to our assets, to the exclusion of the holders of the notes, even if we are in default under the notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under the Senior Credit Facilities), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the notes and other unsecured indebtedness. Further, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon the sale.

        The notes are not guaranteed by any of our non-U.S. subsidiaries, our non-wholly owned subsidiaries or certain other U.S. subsidiaries, including the U.S. and foreign financing subsidiaries under our asset-backed financing. The U.S. Fleet Debt and International Fleet Debt are secured by our U.S. car rental fleet and vehicles and related assets of our international subsidiaries, respectively. Payments on the notes are only required to be made by Hertz and the subsidiary guarantors. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to Hertz or a guarantor of the notes. Furthermore, many of the non-guarantor subsidiaries that hold our U.S. and international car rental fleets in connection with our asset-backed financing programs are intended to be bankruptcy remote and the assets held by them will not be available to our general creditors in a bankruptcy unless and until they are transferred to a non-bankruptcy remote entity. For the year ended December 31, 2005, on a pro forma basis, the substantial majority of our consolidated U.S. revenues and Corporate EBITDA would have been generated by Hertz and the subsidiary guarantors. Our U.S. non-guarantor financing subsidiaries would have generated revenues and Corporate EBITDA primarily in intercompany transactions involving the leasing of our U.S. car rental fleet to Hertz and the subsidiary guarantors. On a consolidated basis, this revenue and Corporate EBITDA would have been eliminated in consolidation. Our non-U.S. subsidiaries, none of which are guarantors, would have generated approximately 29% and 26% of our total revenues and Corporate EBITDA, on a pro forma basis, respectively, for the same period. The non-guarantor subsidiaries will be permitted to incur additional debt in the future under the indentures governing the Notes. See "Description of Notes." In addition, the senior subordinated notes rank junior in right of payment to all of our existing and future senior debt, including the senior notes and all borrowings under the Senior Credit Facilities (including our guarantees of borrowings of our subsidiaries under the Senior ABL Facility).

        All payments on the senior subordinated notes and the guarantees of the senior subordinated notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt. As a result of the foregoing, in the event of our bankruptcy, insolvency, liquidation or reorganization, holders of the senior subordinated notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. Because the indenture governing the senior subordinated notes requires that amounts otherwise payable to holders of the senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the senior subordinated notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated notes may receive less, ratably, than the holders of our senior debt, and may not be fully paid, or may not be paid at all, even when other creditors receive full payment for their claims. See "Description of Notes."

        As of September 30, 2006, we have indebtedness on our consolidated balance sheet of approximately $12,959.3 million. Of this indebtedness, approximately $9,518.5 million was secured and/or debt of our non-guarantor subsidiaries and structurally senior to the senior notes and the senior subordinated notes. In addition, we have approximately $2,840.8 million of indebtedness on our consolidated balance sheet that is senior to the senior subordinated notes. We also have commitments for additional borrowings under the Senior Credit Facilities of $1,548.1 million under the Senior ABL Facility, all of which is secured. See "Capitalization."

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indentures governing the notes.

        If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that would constitute a change of control constitutes a default under our Senior Credit Facilities. In addition, our Senior Credit Facilities prohibit the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under the Senior Credit Facilities is repaid in full. In addition, our failure to purchase the notes after a change of control in accordance with the terms of the indentures would result in a default under our Senior Credit Facilities.

        Our inability to repay the indebtedness under our Senior Credit Facilities would also constitute an event of default under the indentures for the notes, which could have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our Senior Credit Facilities and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        A significant portion of our outstanding debt, including borrowings under our Senior Credit Facilities, International Fleet Debt and certain of our other outstanding debt securities, bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability, including, in the case of the U.S. Fleet Debt and the International Fleet Debt, our Corporate EBITDA. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt. For a discussion of how we manage our exposure to changes in interest rates through the use of interest rate swap agreements on certain portions of our outstanding debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Risks—Interest Rate Risk."

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the issuer, a court were to find that, at the time the issuer or any guarantor, as applicable, issued the notes or incurred the guarantee:

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  the issuer or guarantor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for issuing the notes or incurring the guarantee, as applicable; and

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  the issuer or guarantor:

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  was insolvent or was rendered insolvent by reason of the incurrence of the indebtedness constituting the notes or the guarantee, as applicable,

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  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

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  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

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  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied, the court could avoid (cancel) or subordinate the notes or the applicable guarantee to presently existing and future indebtedness of the issuer or the subject guarantor, and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes or the applicable guarantee.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, the issuer or a guarantor would be considered insolvent if, at the time it incurs the indebtedness constituting the notes or its guarantee, as applicable, either:

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  the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

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  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

        We cannot give you any assurance as to what standards a court would use to determine whether the issuer or a guarantor was solvent at the relevant time, or whether, whatever standard was used, the notes or the applicable guarantee would not be avoided on another of the grounds described above.

        We believe that at the time the notes were initially issued by the issuer and the guarantees that were incurred at the time the notes were issued were incurred by the guarantors, the issuer and each guarantor:

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  were:

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  neither insolvent nor rendered insolvent thereby,

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  in possession of sufficient capital to run its businesses effectively, and

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  incurring debts within its ability to pay as the same mature or become due; and

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  had sufficient assets to satisfy any probable money judgment against it in any pending action.

        In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions.

There is currently no market for the new notes. We cannot assure you that an active trading market will develop for the notes.

        The new notes are a new issue of securities. There is no established trading market for the dollar notes. Although the old senior euro notes are traded on the Frankfurt and Stuttgart Stock Exchanges, we do not intend to apply for listing of the new dollar notes on any securities exchange or market quotation system. The liquidity of, and trading market for, the new notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

You may face foreign exchange risks or tax consequences as a result of investing in the notes.

        A portion of the notes are denominated and payable in Euros and another portion of the notes are denominated and payable in U.S. Dollars. If you are a U.S. investor investing in the senior euro notes or a European investor investing in the dollar notes, your investment entails foreign exchange-related risks due to, among other factors, possible significant changes in the value of the Euro relative to the U.S. Dollar because of economic, political and other factors over which we have no control. Depreciation of the Euro against the U.S. Dollar could cause a decrease in the effective yield of the senior euro notes below their stated coupon rates and could result in a loss to U.S. Investors. Similarly, depreciation of the U.S. Dollar against the Euro could cause a decrease in the effective yield of the dollar notes below their stated coupon rates and could result in a loss to European investors. Investments in the senior euro notes by U.S. investors or in the dollar notes by European investors may also have important tax consequences.

The instruments governing our debt contain cross default or cross acceleration provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing the senior notes and senior subordinated notes and the agreements governing our senior credit facilities contain numerous covenants and require us to meet certain financial ratios and tests which utilize Corporate EBITDA. Our failure to comply with the obligations contained in these agreements or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail our operations in order to pay our creditors, including holders of the notes. Such alternative measures could have a material adverse effect on our business, financial condition and results of operations.

The Sponsors control us and may have conflicts of interest with us in the future.

        Clayton, Dubilier & Rice Fund VII, L.P. and related funds, Carlyle Partners IV, L.P. and related funds and ML Global Private Equity Fund, L.P. and related funds currently beneficially own approximately 24.2%, 23.9% and 23.5%, respectively, of the outstanding shares of the common stock of Hertz Holdings. These funds and Hertz Holdings are parties to a Stockholders Agreement, pursuant to which the funds have agreed to vote in favor of nominees to Hertz Holdings' board of directors nominated by the other funds. As a result, the Sponsors will continue to exercise control over matters requiring Hertz Holdings stockholder approval and our policy and affairs, for example, by being able to direct the use of proceeds received from the initial public offering of Hertz Holdings' common stock as well as future securities offerings. See "Certain Relationships and Related Party Transactions."

        Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by the Sponsors continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions. While we expect to adopt a code of ethics and business conduct that will apply to all our directors, it will not preclude the Sponsors from becoming engaged in businesses that compete with us or preclude our directors from taking advantage of business opportunities other than those made available to them through the use of their position as directors or the use of our property.

Risks Related to Our Business

An economic downturn could result in a decline in business and leisure travel and non-residential capital investment, which could harm our business.

        Our results of operations are affected by many economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity either in the United States or in international markets may have a material adverse effect on our business. In the car rental business, a decline in economic activity typically results in a decline in both business and leisure travel and, accordingly, a decline in the volume of car rental transactions. In the equipment rental business, a decline in economic activity typically results in a decline in activity in non-residential construction and other businesses in which our equipment rental customers operate and, therefore, results in a decline in the volume of equipment rental transactions. In the case of a decline in car or equipment rental activity, we may reduce rental rates to meet competitive pressures, which could have a material adverse effect on our results of operations. A decline in economic activity also may have a material adverse effect on residual values realized on the disposition of our revenue earning cars and/or equipment.

We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations.

        The markets in which we operate are highly competitive. See "Business—Worldwide Car Rental—Competition" and "Business—Equipment Rental—Competition." We believe that price is one of the primary competitive factors in the car and equipment rental markets. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we match competitors' downward pricing, it could have a material adverse impact on our results of operations. To the extent that we do not match or remain within a reasonable competitive distance from our competitors' pricing, it could also have a material adverse impact on our results of operations, as we may lose rental volume. The Internet has increased pricing transparency among car rental companies by enabling cost-conscious customers, including business travelers, to more easily obtain the lowest rates available from car rental companies for any given trip. This transparency may increase the prevalence and intensity of price competition in the future.

Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business.

        We estimate that approximately 72% of our worldwide car rental revenues during the twelve months ended September 30, 2006 were generated at our airport rental locations. Significant capacity reductions or airfare increases (e.g., due to an increase in fuel costs) could result in reduced air travel and have a material adverse effect on our results of operations. In addition, any event that disrupts or reduces business or leisure air travel could have a material adverse effect on our results of operations. In particular, certain U.S. airlines have experienced economic distress in recent years, resulting in the bankruptcy proceedings of Delta Air Lines, Inc., Northwest Airlines Corporation, United Air Lines, Inc. and US Airways Group, Inc. Any further deterioration in the economic condition of U.S. and international airlines could exacerbate reductions in air travel. Other events that impact air travel could include work stoppages, military conflicts, terrorist incidents, natural disasters, epidemic diseases, or the response of governments to any of these events. For example, shortly before the September 11, 2001 terrorist attacks, we estimated that we would earn a pre-tax profit of approximately $250 million in 2001; by contrast, our actual pre-tax profit for 2001 was only approximately $3 million, and we continued to feel the adverse effects of the attacks well into the following year. On a smaller scale, the 2003 outbreak of Severe Acute Respiratory Syndrome, or "SARS," in the Toronto, Canada area and parts of Asia, significantly reduced our 2003 results of operations in Canada.

Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations.

        Certain significant components of our expenses, including real estate taxes, rent, utilities, maintenance and other facility-related expenses, the costs of operating our information systems and minimum staffing costs, are fixed in the short-run. Seasonal changes in our revenues do not alter those fixed expenses, typically resulting in higher profitability in periods when our revenues are higher and lower profitability in periods when our revenues are lower. The second and third quarters of the year have historically been our strongest quarters due to their increased levels of leisure travel and construction activity. In 2005, the second and third quarters accounted for approximately 25% and 28% of total revenues and 29% and 49% of income before income taxes and minority interest, respectively. Any occurrence that disrupts rental activity during the second or third quarters could have a disproportionately material adverse effect on our liquidity and/or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We may not be successful in our business strategy to expand into the off-airport rental market, including marketing to replacement renters and insurance companies that reimburse or pay for such rentals.

        We have been increasing our presence in the off-airport car rental market in the United States. We currently intend to pursue profitable growth opportunities in the off-airport market. We may do this through a combination of selected new location openings, a disciplined evaluation of existing locations and the pursuit of same-store sales growth. In order to increase revenues at our existing and any new off-airport locations, we will need to successfully market to insurance companies and other companies that provide rental referrals to those needing cars while their vehicles are being repaired or are temporarily unavailable for other reasons, as well as to the renters themselves. This could involve a significant number of additional off-airport locations or strategic changes with respect to our existing locations. We incur minimal non-fleet costs in opening our new off-airport locations, but new off-airport locations, once opened, take time to generate their full potential revenues. As a result, revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation. See "Business—Worldwide Car Rental—Operations." The results of this strategy and the success of our implementation of this strategy will not be known for a number of years. If we are unable to grow profitably in our off-airport network, properly react to changes in market conditions or successfully market to replacement renters and the insurance companies covering the cost of their rentals, our financial condition, results of operations and cash flows could be materially adversely affected.

We face risks of increased costs of cars and equipment and of decreased profitability, including as a result of limited supplies of competitively priced cars or equipment.

        We believe we are one of the largest private sector purchasers of new cars in the world for our rental fleet, and during the twelve months ended September 30, 2006, our approximate average holding period for a rental car was ten months in the United States and nine months in our international car rental operations. In recent years, the average cost of new cars has increased. In the United States, increases of approximately 17% in monthly per-car depreciation costs for 2006 model year program cars began to adversely affect our results of operations in the fourth quarter of 2005, as those cars began to enter our fleet. On a comparable basis, we expect 2007 model year program vehicle depreciation costs to rise approximately 20% and per-car depreciation costs for 2007 model year U.S. risk cars to decline slightly. As a consequence of those changes in per-car costs, as well as the larger proportion of our U.S. fleet we expect to purchase as risk cars and other actions we expect to take to mitigate program car cost increases, we expect our net per-car depreciation costs for 2007 model year cars in the United States will increase by approximately 6% from our net per-car depreciation costs for 2006 model year U.S. cars. We will begin to experience the impact of those cost changes and mitigation actions in the fourth quarter of 2006, as substantial numbers of 2007 model year cars begin to enter our U.S. rental fleet. We may not be able to offset these car cost increases to a degree sufficient to maintain our profitability.

        Historically, we have purchased more of the cars we rent from Ford Motor Company, or "Ford," than from any other automobile manufacturer. Over the five years ended December 31, 2005, approximately 50% of the cars acquired by us for our U.S. car rental fleet, and approximately 30% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During the twelve months ended September 30, 2006, approximately 42% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 31% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer during that period. Under our Master Supply and Advertising Agreement with Ford, Ford has agreed to develop fleet offerings in the United States that are generally competitive with terms and conditions of similar offerings by other automobile manufacturers. The Master Supply and Advertising Agreement expires in 2010. See "Business—Relationship with Ford—Supply and Advertising Arrangements." We cannot assure you that we will be able to extend the Master Supply and Advertising Agreement beyond its current term or enter into similar agreements at reasonable terms. In the future, we expect to buy a smaller proportion of our car rental fleet from Ford than we have in the past. If Ford does not offer us competitive terms and conditions, and we are not able to purchase sufficient quantities of cars from other automobile manufacturers on competitive terms and conditions, then we may be forced to purchase cars at higher prices, or on terms less competitive, than for cars purchased by our competitors. Historically, we have also purchased a significant percentage of our car rental fleet from General Motors Corporation, or "General Motors." Over the five years ended December 31, 2005, approximately 19% of the cars acquired by us for our U.S. car rental fleet, and approximately 16% of the cars acquired by us for our international fleet, were manufactured by General Motors. During the twelve months ended September 30, 2006, approximately 18% of the cars acquired by our U.S. car rental fleet, and approximately 14% of the cars acquired by us for our international fleet, were manufactured by General Motors.

        To date we have not entered into any long-term car supply arrangements with manufacturers other than Ford. In addition, certain car manufacturers, including Ford, have adopted strategies to de-emphasize sales to the car rental industry which they view as less profitable due to historical sales incentive and other discount programs that tended to lower the average cost of cars for fleet purchasers such as us. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. We cannot offer assurance that we will be able to pass on increased costs of cars or equipment to our rental customers. Failure to pass on significant cost increases to our customers would have a material adverse impact on our results of operations and financial condition.

We face risks related to decreased acquisition or disposition of cars through repurchase and guaranteed depreciation programs.

        For the twelve months ended September 30, 2006, approximately 67% of the cars purchased in our combined U.S. and international car rental fleet were subject to repurchase by car manufacturers under contractual repurchase or guaranteed depreciation programs. Under these programs, car manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during a specified time period, typically subject to certain car condition and mileage requirements. These repurchase and guaranteed depreciation programs limit the risk to us that the market value of a car at the time of its disposition will be less than its estimated residual value at such time. We refer to this risk as "residual risk." For this reason, cars purchased by car rental companies under repurchase and guaranteed depreciation programs are sometimes referred to by industry participants as "program" cars. Conversely, those cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk are sometimes referred to as "risk" cars.

        Repurchase and guaranteed depreciation programs enable us to determine our depreciation expense in advance. This predictability is useful to us, since depreciation is a significant cost factor in our operations. Repurchase and guaranteed depreciation programs are also useful in managing our seasonal peak demand for fleet, because some of them permit us to acquire cars and dispose of them after relatively short periods of time. A trade-off we face when we purchase program cars is that we typically pay the manufacturer of a program car more than we would pay to buy the same car as a risk car. Program cars thus involve a larger initial investment than their risk counterparts. If a program car is damaged or otherwise becomes ineligible for return or sale under the relevant program, our loss upon the disposition of the car will be larger than if the car had been a risk car, because our initial investment in the car was larger.

        We expect the percentage of our car rental fleet subject to repurchase or guaranteed depreciation programs to decrease substantially due primarily to anticipated changes in the terms to be offered by automobile manufacturers under repurchase programs and because we expect car manufacturers to offer fewer program cars to us as part of their announced efforts to de-emphasize sales to car rental companies. Accordingly, we expect to bear increased risk relating to the residual market value and the related depreciation on our car rental fleet and to use different rotational techniques to accommodate our seasonal peak demand for cars.

        Repurchase and guaranteed depreciation programs generally provide us with flexibility to reduce the size of our fleet by returning cars sooner than originally expected without risk of loss in the event of an economic downturn or to respond to changes in rental demand. This flexibility will be reduced if the percentage of program cars in our car rental fleet decreases materially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" and "Business—Worldwide Car Rental—Fleet."

        In the future car manufacturers could modify or eliminate their repurchase or guaranteed depreciation programs or change their return policies (which include condition, mileage and holding period requirements for returned cars) from one program year to another to make it disadvantageous to acquire certain cars. Any such modification or elimination would increase our exposure to the risks described in the preceding paragraphs. In addition, because we obtain a substantial portion of our financing in reliance on repurchase and guaranteed depreciation programs, the modification or elimination of those programs, or the associated return policies, by manufacturers or significant adverse changes in the financial condition of manufacturers could make needed vehicle-related debt financing significantly more difficult to obtain on reasonable terms. See "—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

We could be harmed by a decline in the results of operations or financial condition of the manufacturers of our cars, particularly if they are unable, or reject their obligations, to repurchase program cars from us or to guarantee the depreciation of program cars.

        In 2005 and 2006, Ford and General Motors, which are the principal suppliers of cars to us on both a program and risk basis, have experienced deterioration in their operating results and significant declines in their credit ratings. A severe or persistent decline in the results of operations or financial condition of a manufacturer of cars that we own could reduce the cars' residual values, particularly to the extent that the manufacturer unexpectedly announced the eventual elimination of its models or nameplates or ceased manufacturing them altogether. Such a reduction could cause us to sustain a loss on the ultimate sale of risk cars, on which we bear a risk of such declines in residual value, or require us to depreciate those cars on a more rapid basis while we own them.

        In addition, if a decline in results or conditions were so severe as to cause a manufacturer to default on an obligation to repurchase or guarantee the depreciation of program cars we own, or to cause a manufacturer to commence bankruptcy reorganization proceedings, and reject its repurchase or guaranteed depreciation obligations, we would have to dispose of those program cars without the benefits of the associated programs. This could significantly increase our expenses. In addition, disposing of program cars following a manufacturer default or rejection of the program in bankruptcy could result in losses similar to those associated with the disposition of cars that have become ineligible for return or sale under the applicable program. Such losses could be material if a large number of program cars were affected. For example, we estimate that if Ford Motor Company, but not its subsidiaries, were to file for bankruptcy reorganization and reject all its commitments to repurchase program cars from us, we would sustain material losses, which could be as high as several hundred million dollars, upon disposition of those cars. A reduction in the number of program cars that we buy would reduce the magnitude of this exposure, but it would simultaneously increase our exposure to residual value risk. See "—We face risks related to decreased acquisition or disposition of cars through repurchase and guaranteed depreciation programs."

        Any default or reorganization of a manufacturer that has sold us program cars might also leave us with a substantial unpaid claim against the manufacturer with respect to program cars that were sold and returned to the car manufacturer but not paid for, or that were sold for less than their agreed repurchase price or guaranteed value. For the twelve months ended September 30, 2006, outstanding month-end receivables for cars sold to manufacturers were as much as $975 million, with the highest amount for a single manufacturer being $350 million owed by Ford. A decline in the economic and business prospects of car manufacturers, including any economic distress impacting the suppliers of car components to manufacturers, could also cause manufacturers to raise the prices we pay for cars or reduce their supply to us. In addition, events negatively affecting the car manufacturers could affect how much we may borrow under our asset-backed financing. See "—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

We may not be successful in implementing our strategy of reducing operating costs and our cost reduction initiatives may have other adverse consequences.

        We intend to implement initiatives to reduce our operating expenses. These initiatives may include headcount reductions, as well as other expense controls. We cannot assure you that we will be able to implement our cost reduction initiatives successfully, or at all. Even if we are successful in our cost reduction initiatives, we may face other risks associated with our plans, including declines in employee morale or the level of customer service we provide. Any of these risks could materialize and therefore may have a material adverse impact on our results of operations, financial condition and cash flows.

Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control.

        We rely significantly on asset-backed financing to purchase cars for our domestic and international car rental fleets. In connection with the Acquisition, a bankruptcy-remote special purpose entity wholly owned by us issued approximately $4,300 million of new debt (plus an additional $1,500 million in the form of variable funding notes issued but not funded at the closing of the Acquisition) backed by our U.S. car rental fleet under our ABS Program. In addition, we issued $600 million of pre-Acquisition ABS Notes, all of which remain outstanding. As part of the Acquisition, various of our non-U.S. subsidiaries and certain special purpose entities issued approximately $1,781 million of debt under loan facilities secured by rental vehicles and related assets of certain of our subsidiaries (all of which are organized outside the United States) or by rental equipment and related assets of certain of our subsidiaries organized outside North America, as well as (subject to certain limited exceptions) substantially all our other assets outside North America. The asset-backed debt issued in connection with the Transactions has expected final payment dates ranging from 2008 to 2010 and the pre-Acquisition ABS Notes have expected final payment dates ranging from 2007 to 2009. Based upon these repayment dates, this debt will need to be refinanced within five years from the date of the closing of the Transactions. Consequently, if our access to asset-backed financing were reduced or were to become significantly more expensive for any reason, we cannot assure you that we would be able to refinance or replace our existing asset-backed financing or continue to finance new car acquisitions through asset-backed financing on favorable terms, or at all. Our asset-backed financing capacity could be decreased, or financing costs and interest rates could be increased, as a result of risks and contingencies, many of which are beyond our control, including, without limitation:

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  rating agencies that provide credit ratings for our asset-backed indebtedness, third-party credit enhancers that insure our asset-backed indebtedness or other third parties requiring changes in the terms and structure of our asset-backed financing, including increased credit enhancement (i) in connection with the incurrence of additional or refinancing of existing asset-backed debt, (ii) upon the occurrence of external events, such as changes in general economic and market conditions or further deterioration in the credit ratings of our principal car manufacturers, including Ford and General Motors, or (iii) or otherwise;

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  the terms and availability of third-party credit enhancement at the time of the incurrence of additional or refinancing of existing asset-backed debt;

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  the insolvency or deterioration of the financial condition of one or more of the third-party credit enhancers that insure our asset-backed indebtedness;

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  the occurrence of certain events that, under the agreements governing our asset-backed financing, could result, among other things, in (i) an amortization event pursuant to which payments of principal and interest on the affected series of asset-backed notes may be accelerated, or (ii) a liquidation event of default pursuant to which the trustee or holders of asset-backed notes would be permitted to require the sale of fleet vehicles or equipment that collateralize the asset-backed financing; or

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  changes in law that negatively impact our asset-backed financing structure.

        Any disruption in our ability to refinance or replace our existing asset-backed financing or to continue to finance new car acquisitions through asset-backed financing, or any negative development in the terms of the asset-backed financing available to us, could cause our cost of financing to increase significantly and have a material adverse effect on our financial condition and results of operations. The assets that collateralize our asset-backed financing will not be available to satisfy the claims of our general creditors, including the holders of the notes. The terms of our Senior Credit Facilities permit us to finance or refinance new car acquisitions through other means, including secured financing that is not limited to the assets of special purpose entity subsidiaries. We may seek in the future to finance or refinance new car acquisitions, including cars excluded from the ABS Program, through such other means. No assurances can be given, however, as to whether such financing will be available, or as to whether the terms of such financing will be comparable to the debt issued under the ABS Program.

Fluctuations in fuel costs or reduced supplies could harm our business.

        We could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe or protracted disruption of fuel supplies or significant increases in fuel prices could have a material adverse effect on our financial condition and results of operations, either by directly interfering with our normal activities or by disrupting the air travel on which a significant portion of our car rental business relies. See "—Our car rental business is dependent on the air travel industry, and disruptions in air travel patterns could harm our business."

Manufacturer safety recalls could create risks to our business.

        Our cars may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve cars from renters or to decline to re-rent returned cars until we can arrange for the steps described in the recalls to be taken. If a large number of cars are the subject of simultaneous recalls, or if needed replacement parts are not in adequate supply, we may not be able to re-rent recalled cars for a significant period of time. We could also face liability claims if recalls affect cars that we have already sold. Depending on the severity of the recall, it could materially adversely affect our revenues, create customer service problems, reduce the residual value of the cars involved and harm our general reputation.

We face risks arising from our heavy reliance on communications networks and centralized information systems.

        We rely heavily on information systems to accept reservations, process rental and sales transactions, manage our fleets of cars and equipment, account for our activities and otherwise conduct our business. We have centralized our information systems in two redundant facilities in Oklahoma City, Oklahoma, and we rely on communications service providers to link our systems with the business locations these systems serve. A simultaneous loss of both facilities, or a major disruption of communications between the systems and the locations they serve, could cause a loss of reservations, interfere with our ability to manage our fleet, slow rental and sales processes and otherwise materially adversely affect our ability to manage our business effectively. Our systems back-up plans, business continuity plans and insurance programs are designed to mitigate such a risk, not to eliminate it. In addition, because our systems contain information about millions of individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other material adverse effects on our results of operations.

The concentration of our reservations, accounting and information technology functions at a limited number of facilities in Oklahoma, Alabama and Ireland creates risks for us.

        We have concentrated our reservations functions for the United States in two facilities, one in Oklahoma City, Oklahoma, and one in Saraland (Mobile County), Alabama, and we have concentrated our accounting functions for the United States in two facilities in Oklahoma City. Similarly, we have concentrated reservations and accounting functions for our European operations in a single facility near Dublin, Ireland. In addition, our major information systems are centralized in two of our facilities in Oklahoma City. A disruption of normal business at any of our principal facilities in Oklahoma City, Saraland or Dublin, whether as the result of localized conditions (such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and systems activities. Our systems designs, business continuity plans and insurance programs are designed to mitigate those risks, not to eliminate them, and this is particularly true with respect to events of broad geographic impact.

Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations.

        A number of entities, including some of our competitors, have sought, or may in the future obtain, patents and other intellectual property rights that cover or affect software products and other components of information systems that we rely on to operate our business. For example, Enterprise Rent-A-Car Company, or "Enterprise," has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it would obtain if it were granted certain patents for which it has applied.

        Litigation may be necessary to determine the validity and scope of third-party rights or to defend against claims of infringement. If a court determines that one or more of the software products or other components of information systems we use infringe on intellectual property owned by others or we agree to settle such a dispute, we may be liable for money damages. In addition, we may be required to cease using those products and components unless we obtain licenses from the owners of the intellectual property, redesign those products and components in such a way as to avoid infringement or cease altogether the use of those products and components. Each of these alternatives could increase our expenses materially or impact the marketability of our services. Any litigation, regardless of the outcome, could result in substantial costs and diversion of resources and could have a material adverse effect on our business. In addition, a third party intellectual property owner might not allow us to use its intellectual property at any price, or on terms acceptable to us, which could materially affect our competitive position and our results of operations. For example, if Enterprise were to obtain the patent rights referred to above and after that pursue and prevail on claims of infringement similar to those it has previously asserted, it could have a material adverse effect on our ability to grow our insurance replacement business and, in turn, our off-airport business.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

        We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions which may be significant. Any future acquisition would involve numerous risks including, without limitation:

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  potential disruption of our ongoing business and distraction of management;

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  difficulty integrating the acquired business; and

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  exposure to unknown liabilities, including litigation against the companies we may acquire.

        If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

We face risks related to changes in our ownership.

        A substantial number of our airport concession agreements, as well as certain of our other agreements with third parties, require the consent of the airports' operators or other parties in connection with any change in ownership of us. Changes in ownership of us could also require the approval of other governmental authorities (including insurance regulators, regulators of our retail used car sales activities and antitrust regulators), and we cannot offer assurance that those approvals would be obtained on terms acceptable to us. If our owners were to proceed to change their ownership of us without obtaining necessary approvals, or if significant conditions on our operations were imposed in connection with obtaining such approvals, our ability to conduct our business could be impaired, resulting in a material adverse effect on our results of operations or financial condition.

We face risks related to liabilities and insurance.

        Our businesses expose us to claims for personal injury, death and property damage resulting from the use of the cars and equipment rented or sold by us and for workers' compensation claims and other employment-related claims by our employees. Currently, we generally self-insure up to $10 million per occurrence in the United States and Europe for vehicle and general liability exposures and maintain insurance with unaffiliated carriers in excess of such levels up to $100 million per occurrence, or in the case of equipment rental in Europe and international operations outside of Europe, in such lower amounts as we deem adequate given the risks. We cannot assure you that we will not be exposed to uninsured liability at levels in excess of our historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of our insurance, that we will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to us on economically reasonable terms or at all. See "Business—Risk Management" and "Business—Legal Proceedings."

We could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate.

        We participate in various "multiemployer" pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one or more of these plans, then applicable law could require us to make an additional lump-sum contribution to those plans, and we would have to reflect that on our balance sheet and statement of operations. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event, we could face a withdrawal liability. Some multiemployer plans, including ones in which we participate, are reported to have significantly underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

We have received an informal request from the SEC to provide information about car rental services that we provide to our independent registered public accounting firm in the ordinary course of business.

        In July 2005, the Division of Enforcement of the SEC informed us that it was conducting an informal inquiry and asked us to voluntarily provide documents and information related to car rental services that we provide to our independent registered public accounting firm PricewaterhouseCoopers LLP, or "PwC." The SEC noted in its letter that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as a reflection upon any person, entity or security. We cooperated with the SEC by providing it with certain requested information in July and September 2005. Since then, we have received no further requests from the SEC with respect to this informal inquiry, but neither have we been advised that it has been closed.

        After learning of this informal inquiry, our audit committee and representatives of PwC discussed PwC's independence with respect to us. PwC reconfirmed that it has been and remains independent with respect to us. In making this determination, PwC considered, among other things, its belief that PwC's arrangements with us represent arm's-length transactions that were negotiated in the normal course of business, and, therefore, that the commercial relationship does not impair PwC's independence with respect to us. If the SEC were to take a different view and it were ultimately determined that PwC was not independent with respect to us for certain periods, our filings with the SEC which contain our consolidated financial statements for such periods would be non-compliant with applicable securities laws. A determination that PwC was not independent with respect to us could, among other things, cause us to be in violation of, or in default under, the instruments governing our indebtedness and airport concession agreements, limit our access to capital markets and result in regulatory sanctions. Also, in the event of such a determination, we may be required to have independent audits conducted on our previously audited financial statements by another independent registered public accounting firm for the affected periods. The time involved to conduct such independent audits may make it more difficult to obtain capital on favorable terms, or at all, pending the completion of such audits. Any of the foregoing could have a material adverse effect on our results of operations, liquidity and financial condition and the trading prices of our securities, including the notes.

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could adversely affect our financial position, results of operations or cash flows.

        We are regulated by federal, state, local and foreign environmental laws and regulations in connection with our operations, including, among other things, with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We have established a compliance program for our tanks that is intended to ensure that the tanks are properly registered with the state or other jurisdiction in which the tanks are located and have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements. However, we cannot assure you that these tank systems will at all times remain free from undetected leaks or that the use of these tanks will not result in significant spills.

        We have made, and will continue to make, expenditures to comply with environmental laws and regulations, including, among others, expenditures for the cleanup of contamination at or emanating from, currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. We cannot assure you that compliance with existing or future environmental legislation and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial position, results of operations or cash flows. See "Business—Governmental Regulation and Environmental Matters" and "Business—Legal Proceedings."

Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations.

        We are subject to a wide variety of laws and regulations in the United States and the other countries and jurisdictions in which we operate, and changes in the level of government regulation of our business have the potential to materially alter our business practices or our profitability. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new laws and regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect, which is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances.

        The optional liability insurance policies and products providing insurance coverage in our domestic car rental operations are conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of optional products providing insurance coverage historically has not been regulated. Any changes in the law in the United States or internationally that change our operating requirements with respect to insurance could increase our costs of compliance or make it uneconomical to offer such products, which would lead to a reduction in revenues. For instance, in the countries of the European Union and Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering such coverage without substantial changes in our offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have discontinued sales of certain insurance products there. See "Business—Risk Management" for further discussion regarding how changes in the regulation of insurance intermediaries may affect us internationally.

        Laws in many countries and jurisdictions limit the types of information we may collect about individuals with whom we deal or propose to deal, as well as how we collect, retain and use the information that we are permitted to collect. In addition, the centralized nature of our information systems requires the routine flow of information about customers and potential customers across national borders, particularly into the United States. If this flow of information were to become illegal, or subject to onerous restrictions, our ability to serve our customers could be seriously impaired for an extended period of time. Other changes in the regulation of customer privacy and data security could likewise have a material adverse effect on our business. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult for us to accommodate, is frequently proposed and occasionally adopted. Thus, changes in the worldwide legal and regulatory environment in the areas of customer privacy, data security and cross-border data flows could have a material adverse effect on our business, primarily through the impairment of our marketing and transaction processing activities.

        Further, the substantive regulation of the rates we charge car renters, either through direct price regulation or a requirement that we disregard a customer's source market (location or place of residence) for rate purposes, could reduce our revenues or increase our expenses. We set rates based on a variety of factors including the sources of rental reservations geographically and the means through which the reservations were made, all of which are in response to various market factors and costs. The European Commission has recently considered a directive that could eventually require us to disregard the country of residence of European Union residents for rate purposes, and bills have been introduced into the New York State legislature that similarly would prevent us from charging higher rates to renters residing in certain boroughs of New York City. The adoption of any such measures could have a material adverse impact on our revenues and results of operations.

        The Attorneys General of Massachusetts, Virginia and Montana have in the past year taken positions that car rental companies may not pass through to customers, by means of separate charges, various expenses, such as vehicle licensing costs and airport concession fees, that the companies incur in their business, or that our ability to pass through such expenses is limited. In Massachusetts and Virginia, as well as in most other places where we operate, we pass through various expenses, including the recovery of vehicle licensing costs and airport concession fees, to our car rental customers as separate charges; we have no corporate operations in Montana. In addition, we are currently a defendant in an action challenging the propriety of certain expense pass-through charges in Nevada. We believe our expense pass-through charges, where imposed, are lawful, and expense pass-throughs have, when challenged, been upheld in courts of other states. The position of the Attorney General of Virginia was reversed by subsequent legislation, while the concerns of the Attorney General of Montana, which related primarily to the passing through of vehicle licensing costs, were resolved by assurances of voluntary compliance by our licensees (which permitted passing through of such costs subject to certain limitations of small operational significance). Nonetheless, we cannot offer assurance that the Attorney General of Massachusetts, or other states will not take enforcement action against us with respect to our car rental expense pass-throughs. If such action were taken and the Attorneys General were to prevail, it could have a material adverse impact on our revenues and results of operations. In the United States, our revenues from car rental expense pass-throughs for the year ended December 31, 2005 and the nine months ended September 30, 2006 were approximately $287.4 million and $234.7 million, respectively.

The misuse of information we possess could harm our reputation or competitive position or give rise to material liabilities.

        We possess non-public information with respect to millions of individuals, including our customers and our current and former employees, and thousands of businesses, as well as non-public information with respect to our own affairs. The misuse of that information by either our employees or third parties could result in material damage to our brand, reputation or competitive position. In addition, depending on the type of information involved, the nature of our relationship with the person or entity to which the information relates, the cause and the jurisdiction whose laws are applicable, such misuse could result in governmental investigations or material civil or criminal liability. The laws that would be applicable to such a failure are rapidly evolving and becoming more burdensome. See "—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

        On October 18, 2006, we were advised by the U.S. Federal Bureau of Investigation, or the "FBI," that the names, social security numbers, titles and dates of hire of most of our U.S. employees as of a date in late 2002 had been found on the home computer of one of our former employees. We are cooperating with the FBI in its investigation of this matter. We believe that the information was obtained by the former employee in the course of his employment and subsequently retained by him in violation of applicable company procedures. Regardless of whether we were required by law to do so, we have notified the affected individuals and will afford them free credit monitoring for a fixed period of time. We cannot give assurance that this notice will not give rise to adverse publicity or damage employee morale.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus under "Business," "Business—Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management—Directors and Executive Officers" and "Management—Executive Compensation" include "forward-looking statements." You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

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  our operations;

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  economic performance;

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  financial condition;

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  management forecasts;

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  efficiencies;

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  cost savings and opportunities to increase productivity and profitability;

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  income and margins;

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  liquidity;

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  anticipated growth;

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  economies of scale;

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  the economy;

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  future economic performance;

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  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

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  future acquisitions and dispositions;

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  litigation;

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  potential and contingent liabilities;

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  management's plans;

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  taxes; and

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  refinancing of existing debt.

        In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

        Information in this prospectus about the car and equipment rental industries, including our general expectations concerning the industries and our market position and market share, are based in part on industry data and forecasts obtained from industry publications and surveys and internal company surveys. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the car and equipment rental industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

THE EXCHANGE OFFERS

        The following contains a summary of the material provisions of the exchange and registration rights agreements, or the "registration rights agreements." It does not contain all of the information that may be important to an investor in the new notes. Reference is made to the provisions of the registration rights agreements, which have been filed as an exhibit to the registration statement. Copies are available as set forth under the heading "Where You Can Find More Information."

Terms of the Exchange Offers

  General

        In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of December 15, 2005, among CCMG Acquisition Corporation, us, the guarantor parties named therein and the initial purchasers of the old notes, the holders of the notes from time to time became entitled to the benefits of the registration rights agreements.

        Under the registration rights agreements, we have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to become effective under the Securities Act within 360 calendar days following the issue date of the old notes. We have also agreed to use our commercially reasonable efforts to keep the exchange offers open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days.

        Upon the terms and subject to the conditions set forth in this prospectus and, in the case of old dollar notes, the relevant letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. We will issue new notes in exchange for an equal principal amount of outstanding old notes accepted in the applicable exchange offer. You may only tender old dollar notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, and old euro notes only in minimum denominations of €50,000 and any integral multiple of €1,000 in excess thereof. This prospectus, together with the letter of transmittal (in the case of old dollar notes), is being sent to all registered holders as of                        , 2006. Each exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, our obligation to accept old notes for exchange pursuant to the exchange offers is subject to certain customary conditions as set forth below under "—Conditions."

        Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the applicable exchange agent. The exchange agents will act as agents for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

        Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

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  such new notes are acquired in the ordinary course of business;

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  at the time of the commencement of the exchange offers, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

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  such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offers, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in previous no-action letters.

        By tendering old notes in exchange for relevant new notes, and executing the relevant letter of transmittal in the case of dollar notes, you will represent to us that:

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  any new notes to be received by you will be acquired in the ordinary course of business;

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  you have no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act.

        If you are a broker-dealer, you will also be required to represent that you will receive the new notes for your own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of new notes and that you have not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution." If you are not a broker-dealer, you will be required to represent that you are not engaged in and do not intend to engage in the distribution of the new notes. Whether or not you are a broker-dealer, you must also represent that you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If you are unable to make the foregoing representations, you may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Each broker-dealer that holds old notes for its own account as a result of market-making activities or other trading activities and receives new notes pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the applicable expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Upon consummation of the exchange offers, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 8.875% in the case of the old senior dollar notes, 10.5% in the case of the old senior subordinated notes, and 7.875% in the case of the old senior euro notes, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offers will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

  Expiration Date; Extensions; Amendments; Termination

        The expiration date for each exchange offer shall be 5:00 p.m., New York City time, on                        , 2006, unless we, in our sole discretion, extend such exchange offer, in which case the expiration date for such exchange offer shall be the latest date to which such exchange offer has been extended.

        To extend an expiration date, we will notify the applicable exchange agent of any extension by oral or written notice and will notify the remaining holders of the applicable old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such exchange offer. Such an announcement may state that we are extending the applicable exchange offer for a specified period of time.

        In relation to each exchange offer, we reserve the right to

    (1)
    extend such exchange offer, delay acceptance of any old notes due to an extension of such exchange offer or terminate such exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on such expiration date, by giving oral or written notice of such delay, extension or termination to the applicable exchange agent, or

    (2)
    amend the terms of such exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the applicable exchange agent. If the terms of an exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform you of such amendment, and we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of one or more of the exchange offers, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

        The new senior dollar notes will accrue interest at the rate of 8.875% per annum, the new senior subordinated notes will accrue interest at the rate of 10.5% per annum and the new senior euro notes will accrue interest at the rate of 7.875% per annum, each accruing interest from the last interest payment date on which interest was paid on the corresponding old notes surrendered in exchange for such new notes to the day before the consummation of the applicable exchange offer and thereafter, at the rate of 8.875% per annum for the new senior dollar notes, 10.5% per annum for the new senior subordinated notes and 7.875% per annum for the new senior euro notes, provided, however, that if old notes are surrendered for exchange on or after a record date for the applicable notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new notes received in exchange for such old notes will accrue from the date of such interest payment date. Interest on the new notes is payable on January 1 and July 1 of each year, commencing July 1, 2006. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering Old Dollar Notes

        To tender in an exchange offer for a series of old dollar notes, you must either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent for the dollar notes prior to 5:00 p.m., New York City time, on the applicable expiration date; or

  •
  comply with the Automated Tender Offer Program procedures of the Depository Trust Company, or "DTC," as described below.

        In addition, either:

  •
  the exchange agent for the dollar notes must receive certificates representing old dollar notes along with the letter of transmittal; or

  •
  prior to the applicable expiration date, the exchange agent for the dollar notes must receive a timely confirmation of book-entry transfer of old dollar notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  you must comply with the guaranteed delivery procedures described below.

        We will only issue new dollar notes in exchange for old dollar notes that are timely and properly tendered. The method of delivery of old dollar notes, letters of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery and should carefully follow the instructions on how to tender old dollar notes. You should not send old dollar notes, letters of transmittal or other required documents to us. Instead, you must deliver all old dollar notes (if applicable), letters of transmittal and other documents to the exchange agent for the dollar notes at its address set forth below under "—Exchange Agents." You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf. Neither we nor the exchange agent for the dollar notes are required to tell you of any defects or irregularities with respect to your old notes or the tenders of them.

        Your tender of old dollar notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. If you are a beneficial owner of old dollar notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities and Exchange Act of 1934, or the "Exchange Act," unless the old dollar notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered:

  •
  by a registered holder of old dollar notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any old dollar notes listed on the old dollar notes, such old dollar notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old dollar notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If a letter of transmittal or any certificates representing old dollar notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

        The exchange agent for the dollar notes and DTC have each confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent for the dollar notes, electronically transmit an acceptance of the exchange by causing DTC to transfer the old dollar notes to the exchange agent for the dollar notes in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent for the dollar notes. In connection with tenders of the old dollar notes, the term "agent's message" means a message transmitted by DTC, received by the exchange agent for the dollar notes and forming part of the book-entry confirmation, that states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old dollar notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

Procedures for Tendering Old Senior Euro Notes

  How to Tender Notes Held Through Euroclear or Clearstream; No Letter of Transmittal

        There is no letter of transmittal for the exchange offer for the senior euro notes. To tender in the exchange offer for the senior euro notes, you must comply with the procedures described below of Euroclear Bank, S.A./N.V., or "Euroclear," or Clearstream société anonyme, or "Clearstream."

        The registered holder of old senior euro notes in whose name such old senior euro notes are registered on the records of Euroclear or Clearstream must submit an electronic acceptance instruction to Euroclear or Clearstream to authorize the tender of the old senior euro notes and the blocking of the account in Euroclear or Clearstream to which such old senior euro notes are credited. If you are a beneficial owner of old senior euro notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf in accordance with these procedures.

        Each holder submitting an electronic acceptance instruction must ensure that Euroclear or Clearstream, as the case may be, is authorized to block the account(s) in which the tendered old senior euro notes are held so that no transfers may be effected in relation to such notes at any time from and including the date on which the holder submits its electronic acceptance instruction.

        By blocking such euro notes in the relevant book-entry transfer facility each holder of euro notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder's identity to the Euro Exchange Agent.

        The exchange of old senior euro notes will only be made after receipt of an agent's message and any other required documents by the exchange agent for the senior euro notes prior to 5:00 p.m., New York City time, on the applicable expiration date or in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg. In connection with tenders of the old senior euro notes, the term "electronic acceptance instruction" means an instruction transmitted by Euroclear or Clearstream, as applicable, received by the exchange agent for the senior euro notes and forming a part of the book-entry confirmation, that states that:

  •
  Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering old senior euro notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  we may enforce that agreement against such participant.

        We refer to DTC, Euroclear and Clearstream collectively as "book-entry transfer facilities" and, individually, as a "book-entry transfer facility."

  Representations, Warranties and Undertakings

        By tendering your old senior euro notes through the submission of an electronic acceptance instruction in accordance with the requirements of Euroclear or Clearstream, you shall be deemed to represent, warrant and undertake the following:

          1.     Your bond instructions must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with deadlines and procedures established by them and in any event prior to 5:00 P.M., New York City time, on the applicable expiration date. You are responsible for meeting these deadlines and for arranging the timely delivery of bond instructions to Euroclear or Clearstream, Luxembourg.

          2.     Upon the terms and subject to the conditions of the exchange offer for the senior euro notes, you accept such offer in respect of the principal amount of old senior euro notes in your account blocked in the relevant clearing system.

          3.     Subject to and effective upon the acceptance for exchange of the old senior euro notes tendered, you sell, assign and transfer to Hertz all right, title and interest in and to such old senior euro notes as are being tendered and any and all notes or other securities issued, paid or distributed or issuable, payable or distributable in respect of such notes on or after                         , 2006.

          4.     You irrevocably constitute and appoint Deutsche Bank AG, London Branch as your true and lawful agent, attorney-in-fact and proxy with respect to old senior euro notes tendered, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), among other things, to cause to old senior euro notes to be assigned, transferred and exchanged.

          5.     You will, upon request, execute and deliver any additional documents deemed by Hertz to be necessary or desirable to complete the sale, assignment and transfer of the old senior euro notes tendered.

          6.     All authority conferred or agreed to be conferred hereby and every obligation hereunder shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity.

          7.     You understand that the tender of old senior euro notes pursuant to any of the procedures described above under the caption "—How to Tender Notes Held Through Euroclear or Clearstream; No Letter of Transmittal" will constitute a binding agreement between you and Hertz upon the terms and subject to the conditions set forth herein, including your representation that you own the old senior euro notes being tendered.

          8.     You recognize that, under certain circumstances set forth below under the caption "—Conditions," Hertz may not be required to accept for exchange any of the old senior euro notes tendered hereby.

          9.     You represent, warrant and agree that

            (a)   you have full power and authority to tender, sell, assign and transfer the old senior euro notes,

            (b)   when such old senior euro notes are accepted for exchange, Hertz will acquire good and unencumbered title to such notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim and such old notes will not have been transferred to Hertz in violation of any contractual or other restriction on the transfer thereof,

            (c)   any new senior euro notes acquired in exchange for old senior euro notes tendered hereby will have been acquired in the ordinary course of business of the person receiving such new senior euro notes, whether or not you are such person,

            (d)   neither you nor the person receiving new senior euro notes, whether or not you are such person, is participating in, intends to participate in, or has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of old senior euro notes or new senior euro notes,

            (e)   neither you nor the person receiving new senior euro notes, whether or not you are such person, is an "affiliate," as defined in Rule 405 under the Securities Act, of Hertz,

            (f)    if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of new senior euro notes,

            (g)   if you are a broker-dealer,

                (i)  you have not entered into any arrangement or understanding with Hertz or an affiliate of Hertz to distribute new senior euro notes in connection with any resale of such notes,

               (ii)  you acquired the old senior euro notes to be exchanged for the new senior euro notes as a result of market-making activities or other trading activities, and

              (iii)  you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new senior euro notes, however, by so representing and agreeing and by delivering such a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act, and

            (h)   if you or the person receiving new senior euro notes are located in or subject to the regulations of a Member State of the European Economic Area which has implemented the Prospectus Directive, each, a "Relevant Member State," you or such person are:

                (i)  a legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

               (ii)  a legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

              (iii)  a qualified investor as defined in the Prospectus Directive

            For the purposes of this provision, the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

            (i)    neither you nor the person receiving new senior euro notes is an Italian resident or located in the Republic of Italy;

            (j)    you and the person receiving new senior euro notes are outside the United Kingdom or, if in the United Kingdom, are a person or persons to whom the exchange offer in respect of the senior euro notes may lawfully be made in accordance with the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

            (k)   you and the person receiving new senior euro notes are outside the Republic of France or, if in the Republic of France, are a person or persons licensed to provide the service of portfolio management for the account of third parties or qualified investors (investisseurs qualifiés) acting for your own account as defined in Articles L.411-2 and D.411-1 to D.411-2 of the French Code monétaire et financier;

            (l)    you and the person receiving new senior euro notes are located outside the Kingdom of Belgium, or, if in the Kingdom of Belgium, are professional or institutional investors referred to in article 3, 2 of the Belgian Royal Decree of 7 July 1999 on the public character of financial operations, each acting on your own account;

            (m)  you and the person receiving new senior euro notes are located outside of Spain or, if in Spain, are qualified investors pursuant to Law 24/1988, as amended, and any regulation issued thereunder;

            (n)   you and the person receiving new senior euro notes have observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from you in each respect in connection with any offer or acceptance in any jurisdiction, and that you and such person or persons have not taken or omitted to take any action in breach of the terms of the exchange offer in respect of the senior euro notes or which will or may result in Hertz or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the exchange offer in respect of the senior euro notes or the tender of old senior euro notes in connection therewith.

            (o)   neither you nor the person receiving new senior euro notes is acting on behalf of any person who could not truthfully make the representations and warranties set forth herein.

          10.   You hereby acknowledge that the exchange offer for the senior euro notes is being made in reliance on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties and the new senior euro notes issued pursuant to the exchange offer in exchange for old senior euro notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is a broker-dealer or an "affiliate" of Hertz within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, however, that

            (a)   such new senior euro notes are acquired in the ordinary course of such holder's business,

            (b)   at the time of commencement of the exchange offer for the senior euro notes such holder has no arrangement or understanding with any person to participate in a distribution of such new senior euro notes, and

            (c)   such holder is not engaged in, and does not intend to engage in, a distribution of such new senior euro notes.

          11.   If you are a broker-dealer, by tendering in the exchange offer for the senior euro notes, you acknowledge and agree to notify Hertz prior to using this prospectus in connection with the sale or transfer of new senior euro notes and agree that, upon receipt of notice from Hertz of the occurrence of any event that makes any statement in this prospectus untrue in any material respect or which requires changes to this prospectus in order to make the statements herein (in light of the circumstances under which they were made) not misleading, you will suspend use of this prospectus until

            (a)   Hertz has amended or supplemented this prospectus to correct such misstatement or omission, and

            (b)   either Hertz has furnished copies of the amended or supplemented prospectus to such broker-dealer or, if Hertz has not otherwise agreed to furnish such copies and declines to do so after such broker-dealer so requests, such broker-dealer has obtained a copy of such amended or supplemented prospectus as filed with the SEC.

        Except as described above, this prospectus may not be used for or in connection with an offer to resell, a resale or any other retransfer of new senior euro notes.

Book-Entry Transfer

        Promptly after the date of this prospectus, the exchange agent for the dollar notes will make a request to establish an account with respect to the old dollar notes at DTC as book-entry transfer facility for tenders of the old dollar notes and the exchange agent for the senior euro notes will make a request to establish an account with respect to the old senior euro notes at Euroclear and Clearstream as book-entry transfer facilities for tenders of the old senior euro notes. Any financial institution that is a participant in the applicable book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the applicable exchange agent's account for such notes at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. In addition, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the applicable letter of transmittal or a facsimile thereof (in the case of old dollar notes), together with any required signature guarantees and any other required documents, or an agent's message, must in any case be transmitted to and received by the applicable exchange agent at its address set forth below under "—Exchange Agents" prior to 5:00 p.m., New York City time, on the applicable expiration date, or, in the case of old dollar notes, the guaranteed delivery procedures described below must be complied with. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the applicable exchange agent.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offers, all old notes properly tendered will be accepted promptly after the applicable expiration date, and new notes of the same series will be issued promptly after acceptance of such old notes. See "—Conditions." For purposes of each exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the applicable exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note of the same series having a principal amount equal to that of the surrendered old note.

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the applicable exchange offer will be made only after timely receipt by the relevant exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal (in the case of old dollar notes) and all other required documents or a properly transmitted agent's message.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the applicable exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal (in the case of old dollar notes), will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agents nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal (in the case of old dollar notes), promptly following the applicable expiration date.

        In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued:

  •
  to purchase or make offers for any old notes that remain outstanding subsequent to the applicable expiration date or, as set forth under "—Conditions," to terminate the exchange offers;

  •
  to redeem the relevant old notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes—Optional Redemption;" and

  •
  to the extent permitted under applicable law, to purchase the relevant old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers could differ from the terms of the exchange offers.

Guaranteed Delivery Procedures—Old Dollar Notes Only

        These guaranteed delivery procedures only apply to old dollar notes and do not apply to old senior euro notes.

        If the procedures for book-entry transfer for any old dollar notes cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

  •
  prior to the applicable expiration date, the exchange agent for the dollar notes receives by facsimile transmission, mail or hand delivery from such eligible guarantor institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

  (1)
  sets forth the name and address of the holder of the old dollar notes and the principal amount of old notes tendered;

  (2)
  states the tender is being made thereby; and

  (3)
  guarantees that within three New York Stock Exchange, or "NYSE," trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the relevant exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date.

        For a withdrawal to be effective, the applicable exchange agent must receive a written notice of withdrawal prior to 5:00 p.m., New York City time, on the applicable expiration date at its address set forth below under "—Exchange Agents." Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes;

  •
  in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that such holder is withdrawing its election to have such old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (in the case of old dollar notes), including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which such old notes are registered, if different from the person who tendered such old notes.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "—Procedures for Tendering Old Dollar Notes" and "—Procedures for Tendering Old Senior Euro Notes" at any time on or prior to 5:00 p.m., New York City time, on the applicable expiration date.

Conditions

        Notwithstanding any other provision in the exchange offers, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend any or all of the exchange offers if at any time prior to 5:00 p.m., New York City time, on the applicable expiration date, we determine in our reasonable judgment that (i) an exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or (ii) any action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with an exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the applicable expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the applicable expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the applicable expiration date. If we waive any of the foregoing conditions to an exchange offer and determine that such waiver constitutes a material change, we will extend the offer so that at least five business days remain in the offer from the date notice of such material change is given.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939. Pursuant to the registration rights agreements, we are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agents

        Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offers for the dollar notes. Deutsche Bank AG, London Branch has been appointed as the exchange agent for the exchange offer for the senior euro notes. Wells Fargo Bank, National Association also acts as trustee under the indentures governing the old notes, which are the same indentures that will govern the new notes. Questions and requests for assistance and requests for additional copies of this prospectus or of letters of transmittal (in the case or old dollar notes) should be directed to the applicable exchange agent addressed as follows:

By Overnight Courier or Mail for dollar notes: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	By Registered or Certified Mail for dollar notes: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Hand for dollar notes: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg.—12th Floor 608 2nd Avenue South Minneapolis, MN 55402
Attn: Reorganization (if by mail, registered or certified recommended)	Attn: Reorganization	Attn: Reorganization

By Facsimile for dollar notes: (612) 667-6282 Attn: Bondholder Communications	To Confirm by Telephone for dollar notes: (800) 344-5128; or (612) 667-9764 Attn: Bondholder Communications

For senior euro notes:

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

Attn:    Trust & Securities Services
Tel:    + 44 (0) 207 547 5000
Email:    xchange.offer@db.com

Fees and Expenses

        The expenses of soliciting tenders pursuant to the exchange offers will be borne by us. The principal solicitation for tenders pursuant to the exchange offers is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

        We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agents reasonable and customary fees for their services and will reimburse the exchange agents for their reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred by us in connection with the exchange offers will be paid by us, including fees and expenses of the exchange agents and trustee and accounting, legal, printing and related fees and expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offers. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the applicable exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Federal Income Tax Consequences

        We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations."

Accounting Treatment

        The new notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of these exchange offers. The expenses of the exchange offers will be deferred and charged to expense over the term of the new notes.

Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes pursuant to the applicable exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the applicable exchange offer, there may be little or no trading market for untendered and tendered but unaccepted old notes. Restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

        The exchange offers are intended to satisfy our obligations under the registration rights agreements that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes under the exchange offers. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the relevant old notes in like principal amount, the terms of which are identical in all material respects to the new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

        The net proceeds of the sale of the old notes (net of the initial purchasers' discount) were approximately $2,587 million. We used the net proceeds of the sale of the old notes, together with the proceeds of the other financing transactions entered into on the closing date of the Acquisition, to pay the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses. For further information regarding the cash consideration for the Acquisition and related transaction fees and expenses, see Note 1 to the Notes to our audited consolidated financial statements appearing elsewhere in this prospectus.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2006. You should read the following table in conjunction with the information in this prospectus under the captions "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated and combined financial statements and related notes included elsewhere in this prospectus.

As of September 30, 2006
(Dollars in millions)
Cash and equivalents	$436.0

Total debt:
Fleet debt:
U.S. Fleet Debt(1)	$4,381.9
International Fleet Debt(1)	2,438.5
Fleet Financing Facility(1)	121.8
Pre-Acquisition ABS Notes(2)	587.2
Corporate debt:
Pre-existing senior notes and Euro medium term notes (including current portion)(3)	722.5
U.S. notes payable	6.5
Foreign subsidiaries' debt	36.2
Senior Term Facility	1,951.3
Senior ABL Facility	28.1
Senior notes(4)	2,085.3
Senior subordinated notes	600.0

Total debt (including current portion)	$12,959.3
Total stockholder's equity	2,442.3

Total capitalization	$15,401.6

(1)
The assets that collateralize this debt are not available to satisfy the claims of our general creditors, including the holders of the notes.

(2)
On March 31, 2004, we issued $600.0 million of asset-backed medium term notes. The Pre-Acquisition ABS Notes are backed by revenue-earning vehicles used in our car rental operations and mature between 2007 and 2009. The Pre-Acquisition ABS Notes remained outstanding following the closing of the Acquisition. The assets that collateralize this debt are not available to satisfy the claims of our general creditors, including the holders of the notes.

(3)
For purposes of this table, the principal amount of pre-existing Euro medium term notes was calculated using an exchange rate of €1.27 to $1, as in effect on September 30, 2006.

(4)
Includes a combination of senior dollar notes and senior euro notes. For purposes of this table, the senior euro notes were calculated using an exchange rate of €1.27 to $1, as in effect on September 30, 2006.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated statements of operations have been derived from our historical audited annual consolidated financial statements and the related notes thereto and our historical unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The pro forma financial data below for the year ended December 31, 2005 (as restated) and the nine months ended September 30, 2005 reflect adjustments to our historical financial data to give effect to the Transactions and the use of the net proceeds therefrom as if they had occurred on January 1, 2005 for income statement purposes. The historical consolidated statements of operations data presented below for the Predecessor period ended December 20, 2005 and the combined year ended December 31, 2005 have been restated. For a discussion of the Restatement, see Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. A pro forma balance sheet has not been presented due to the fact that the Transactions have been reflected in our historical September 30, 2006 balance sheet.

        The unaudited pro forma condensed consolidated financial statements include adjustments directly attributable to the Transactions that are expected to have a continuing impact on us. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to represent our results of operations had the Transactions actually occurred as of such dates or of the results that we would have achieved after the Transactions.

        The Acquisition has been accounted for using the purchase method of accounting for business combinations. Under this method, assets and liabilities are recorded at their fair values on the closing date of the Acquisition. The total purchase price plus acquisition costs in excess of the fair value of the assets acquired and liabilities assumed results in goodwill. The fair value adjustments included in the unaudited pro forma condensed consolidated financial statements summarize management's evaluation of the fair value of the net assets acquired based upon available information. This evaluation assigned value to certain identifiable tangible and intangible assets, including our trade name and customer relationships.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information included in this prospectus under the captions "Selected Historical Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the historical consolidated and condensed consolidated financial statements and the related notes thereto.

The Hertz Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2005
(Dollars in millions)

	Historical			Pro Forma
	Predecessor	Successor	Combined
	For the Periods from
	January 1, 2005 to December 20, 2005 Restated	December 21, 2005 to December 31, 2005	Year Ended December 31, 2005 Restated	Adjustments for the Transactions(1)		Pro Forma
Revenues:
Car rental	$5,820.5	$129.4	$5,949.9	$—		$5,949.9
Equipment rental	1,392.4	22.5	1,414.9	—		1,414.9
Other	101.8	2.6	104.4	—		104.4

Total revenues	7,314.7	154.5	7,469.2	—		7,469.2

Expenses:
Direct operating	4,086.3	103.0	4,189.3	74.5	(2)	4,263.8
Depreciation of revenue earning equipment	1,555.9	43.8	1,599.7	12.8	(2)	1,612.5
Selling, general and administrative	623.4	15.1	638.5	0.9	(2)	639.4
Interest, net of interest income	474.2	25.8	500.0	388.6	(3)	888.6

Total expenses	6,739.8	187.7	6,927.5	476.8		7,404.3

Income (loss) before income taxes and minority interest	574.9	(33.2)	541.7	(476.8)		64.9
(Provision) benefit for taxes on income	(191.3)	12.2	(179.1)	132.0	(4)	(47.1)
Minority interest	(12.3)	(0.3)	(12.6)	—		(12.6)

Net income (loss)	$371.3	$(21.3)	$350.0	$(344.8)		$5.2

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The Hertz Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2005
(Dollars in millions)

	Historical	Pro Forma
	Predecessor	Adjustments for the Transactions(1)		Pro Forma
Revenues:
Car rental	$4,526.1	$—		$4,526.1
Equipment rental	1,020.9	—		1,020.9
Other	79.5	—		79.5

Total revenues	5,626.5	—		5,626.5

Expenses:
Direct operating	3,145.8	57.3	(2)	3,203.1
Depreciation of revenue earning equipment	1,188.9	9.7	(2)	1,198.6
Selling, general and administrative	484.3	0.7	(2)	485.0
Interest, net of interest income	353.2	318.6	(3)	671.8

Total expenses	5,172.2	386.3		5,558.5

Income (loss) before income taxes and minority interest	454.3	(386.3)		68.0
(Provision) benefit for taxes on income	(119.5)	100.3	(4)	(19.2)
Minority interest	(9.5)	—		(9.5)

Net income (loss)	$325.3	$(286.0)		$39.3

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The Hertz Corporation and Subsidiaries

Unaudited Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2006
(Dollars in millions)

Historical(a)
Revenues:
Car rental	$4,745.6
Equipment rental	1,236.2
Other	86.0

Total revenues	6,067.8

Expenses:
Direct operating	3,384.1
Depreciation of revenue earning equipment	1,311.4
Selling, general and administrative	541.6
Interest, net of interest income	648.9

Total expenses	5,886.0

Income before income taxes and minority interest	181.8
Provision for taxes on income	(79.3)
Minority interest	(12.3)

Net income	$90.2

(a)
No pro forma adjustments have been presented due to the fact that the Transactions have been reflected in our historical statement of operations for the nine months ended September 30, 2006.

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The Hertz Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(Dollars in millions)

                 (1)   On December 21, 2005, an indirect wholly owned subsidiary of Hertz Holdings acquired all of Hertz's common stock from Ford Holdings pursuant to a Stock Purchase Agreement dated as of September 12, 2005, among Ford, Ford Holdings and Hertz Holdings. As a result of this transaction, investment funds associated with or designated by the Sponsors currently own approximately 99% of the common stock of Hertz Holdings.

        We have accounted for the Acquisition as a purchase in accordance with Statement of Financial Accounting Standards, or "SFAS," No. 141, "Business Combinations," with goodwill and other intangible assets recorded in conformity with SFAS No. 142, "Goodwill and Other Intangible Assets," requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. Accordingly, we have allocated the excess of the purchase price over the net assets acquired to certain identifiable intangible assets, including our customer relationships and trade name, and goodwill. We believe that the Hertz trade name has an indefinite life and therefore will be assessed on an annual basis for impairment. In accordance with SFAS No. 142, goodwill is not amortized but is reviewed at least annually for impairment. Goodwill recorded in relation to the Acquisition will not be deductible for tax purposes since it was a stock purchase transaction.

        As noted above, a portion of the excess purchase price has been allocated to certain identifiable intangible assets, which has created a difference in the book and tax values of the assets. This difference has impacted the deferred tax liability accounts reflected in our unaudited condensed consolidated balance sheet as of September 30, 2006.

        The allocation of the purchase price was based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets prepared by a valuation specialist.

        The following table summarizes the allocation of the Acquisition purchase price (in millions of dollars):

Purchase price allocation:
Purchase price			$14,495	(a)
Transaction fees and expenses			447	(b)

Total cash purchase price			14,942
Less:
Debt refinanced	$8,346	(c)
Assumption of remaining existing debt	1,770	(d)
Fair value adjustments to tangible net assets	1,464
Other intangible assets acquired	3,237
Deferred taxes	(1,298)
Deferred financing fees and debt discount	315		13,834

Excess purchase price attributed to goodwill			$1,108

        At the time of the Acquisition, no election was made under Section 338(h)(10) of the Internal Revenue Code. Such an election, which required the consent of Ford, had to be made on or prior to September 15, 2006. This election was not made.

(a)
Represents the use of proceeds from the Transactions to (i) purchase equity, and (ii) refinance pre-Acquisition and assume existing debt outstanding, as follows (in millions of dollars):

Purchase equity	$4,379
Refinance pre-Acquisition debt	8,346
Existing debt remaining outstanding	1,770

$14,495

(b)
Represents fees and expenses incurred in connection with the Transactions, including placement and other financing fees, bond tender costs, advisory fees and other transaction costs and professional fees and expenses. Of these fees and expenses,

  $225.3 million are capitalized on our balance sheet as deferred financing fees and $89.3 million are costs paid directly to lenders and classified as discounts on the respective loans.

(c)
Represents refinancing of pre-Acquisition debt, including related accrued interest and unamortized debt discount.

(d)
Represents pre-Acquisition debt that remains outstanding subsequent to the Transactions, including $600.0 million of pre-Acquisition ABS Notes, $817.4 million of pre-Acquisition Euro medium term notes and pre-existing senior notes not tendered and $69.0 million of pre-Acquisition capital lease obligations. The remaining balance represents commercial paper and other short term debt that was repaid with the proceeds of the Transactions upon maturity.

(2)
Represents the adjustments to income for the following:

	Year Ended December 31,	Nine Months Ended September 30,
	2005	2005
	(Dollars in millions)
Direct Operating Expenses
Historical amortization expense of intangibles	$(2.8)	$(0.6)
Pro forma amortization expense of intangibles	61.2	45.9

Increased amortization expense	58.4	45.3

Increased property and equipment depreciation	10.6	8.0
Increased public liability and property damage accretion expense(a)	4.1	3.0
Increased workers' compensation accretion expense(a)	1.4	1.0

Pro forma increase in direct operating expenses	$74.5	$57.3

Depreciation of Revenue Earning Equipment
Historical depreciation of revenue earning equipment	$(1,599.7)	$(1,188.9)
Pro forma depreciation of revenue earning equipment	1,612.5	1,198.6

Pro forma increase in depreciation of revenue earning equipment	$12.8	$9.7

Selling General and Administrative Expenses
Increased property and equipment depreciation	$0.9	$0.7

Pro forma increase in selling, general and administrative expenses	$0.9	$0.7

(a)
As a result of the Acquisition, these liabilities were adjusted to their fair value. The pro forma adjustment represents the accretion of the liability based on the fair value.

        (3)  Represents the increase in net interest expense, reflecting the refinancing of pre-Acquisition debt, the notes and the other debt incurred in connection with the Transactions.

	Year Ended December 31, 2005	Nine Months Ended September 30, 2005
	(Dollars in millions)
Pro forma interest expense, net(a):
Pre-Acquisition ABS Notes(b)	$19.6	$14.6
Pre-Acquisition capital lease obligations(c)	3.0	2.4
U.S. Fleet Debt(d)	235.4	178.7
International Fleet Debt(e)	90.3	68.9

Sub-total fleet debt	348.3	264.6
Pre-Acquisition senior notes and Euro medium term notes not tendered(f)	55.1	41.4
Senior Term Facility(g)	129.2	96.9
Senior ABL Facility(h)	33.0	24.7
Synthetic Letter of Credit	5.6	4.2
Senior and Senior Subordinated Notes(i)	244.8	183.9

	816.0	615.7
Amortization of deferred financing fees and debt discount	109.8	82.3
Historical interest income(j)	(37.2)	(26.2)

Pro forma interest expense, net of interest income	888.6	671.8
Historical interest expense, net of interest income	(500.0)	(353.2)

Increased interest expense, net of interest income	$388.6	$318.6

The significant terms and interest rate assumptions applied in determining the pro forma interest expense are summarized as follows:

(a)
Variable rate credit facilities are calculated using the U.S. Dollar LIBOR rate, the EURIBOR rate and the LIBOR rates in specific countries as of November 7, 2006. Assuming a hypothetical increase of one eighth of a percentage point in interest rates on our variable rate debt portfolio on a pro forma basis as of December 31, 2005, our net interest expense would increase by an estimated $5.1 million over a twelve-month period without taking into account any potential required hedging under the instruments governing our debt.

(b)
Of the $600.0 million of pre-Acquisition ABS Notes, $500.0 million has fixed interest rates ranging from 2.38% to 3.23% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on LIBOR plus nine basis points and matures in 2007.

(c)
Represents the interest expense on capital lease obligations in the United Kingdom and Netherlands as historically reported.

(d)
Includes a mixture of fixed and variable rate U.S. medium term asset-backed debt and U.S. variable funding asset-backed debt. The annual interest rate for the fixed and variable rate U.S. medium term asset-backed debt is equal to (i) the applicable fixed rate benchmark or (ii) LIBOR, in each case, plus a margin. We have entered into floating to fixed interest rate swaps which have been reflected in pro forma interest expense. Giving effect to these swaps, the blended annual interest rates for the fixed and variable rate U.S. medium term asset-backed debt are 5.37% and 5.01%, respectively. The blended annual interest rate on the U.S. variable funding asset-backed debt is 5.93%. Both the U.S. medium term asset-backed debt and the U.S. variable funding asset-backed debt have associated fees paid to monoline insurers for credit enhancement and insurance, which have been included as a component of pro forma interest expense. The average monoline fee for each of the U.S. medium term asset-backed debt and U.S. variable funding asset-backed debt is 29 basis points.

The U.S. variable funding asset-backed debt, which includes an unfunded amount of $1,500 million, has a blended commitment fee of 16 basis points on the undrawn balance.

(e)
Based on a variable asset-based interim credit facility with interest rates equal to the anticipated EURIBOR or local currency LIBOR plus a weighted average margin of 104 basis points. This four tranche facility, which allows for borrowings in various currencies of up to a maximum amount equivalent to approximately $3,151 million (using currency exchange rates in effect on November 7, 2006), also requires the payment of a weighted average commitment fee of 39 basis points on the undrawn balance.

(f)
Hertz received tenders from holders of approximately $3,701 million of existing senior notes and approximately €192 million of existing Euro medium term notes pursuant to the Tender Offers. The table above reflects interest expense on the amount that remained untendered at the expiration of the Tender Offers.

(g)
Based on a $1,707 million 7-year Senior Term Facility funded at closing with an interest rate of LIBOR plus a margin of 225 basis points. This facility included the $293 million Delayed Draw Term Loan that was made available until August 2007 to refinance existing senior notes and a $250 million synthetic letter of credit facility. On May 15, 2006, Hertz borrowed approximately $84.9 million under the Delayed Draw Term Loan and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the Senior ABL Facility. As of December 31, 2005, on a pro forma basis, no amount would have been drawn against the letter of credit facility by the beneficiaries thereof and the delayed draw facility would have been undrawn.

(h)
Based on $400 million drawn on a 5-year Senior ABL Facility with an interest rate of LIBOR plus a margin of 200 basis points. The Senior ABL Facility has a maximum borrowing capacity of $1,600 million and a commitment fee of 50 basis points on the undrawn balance.

(i)
Based on $2,668.9 million aggregate principal amount of notes, including (i) $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, (ii) $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016 and (iii) €225 million aggregate principal amount of 7.875% Senior Notes due 2014.

(j)
Represents interest income as historically reported.

        (4)  Represents the tax effect of the pro forma adjusted income (loss) before taxes and minority interest at an estimated statutory tax rate of 35% for the period presented. We expect our tax payments in future years, however, to vary from this amount. In January 2006, we implemented a like-kind exchange program for our U.S. car rental business. The program is expected to result in a material deferral of federal and state income taxes. A similar plan for HERC has been in place for several years. We cannot, however, offer assurance that the expected tax deferral will be achieved or that the relevant law concerning the programs will remain in its current form. In addition, the benefit of deferral is subject to recapture, if, for example, there were a material downsizing of our fleet.

        During the year ended December 31, 2004, we recorded a tax valuation allowance of $35.0 million in respect of uncertainties regarding the future use of certain foreign tax credits. Subsequently, during the Predecessor period ended December 20, 2005, we reversed this allowance. In connection with the Acquisition, the deferred tax asset related to the foreign tax credits were settled with Ford and have been excluded from the pro forma balance sheet. Accordingly, the impact of the valuation allowance has also been excluded in the period presented.

        As of December 31, 2005, we have U.S. Federal Net Operating Losses, or "NOLs," of $126 million available to offset future taxable income and are therefore a "loss company" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or "Section 382." Additionally, we expect these NOLs to increase over the next few years, predominantly due to timing benefits of the like-kind exchange program (as discussed above). Under Section 382, NOLs could be limited if Hertz Holdings undergoes an ownership change within the meaning of Section 382(g). We do not believe that the proposed offering will constitute an ownership change within the meaning of Section 382(g). We will continue to monitor cumulative ownership changes, as required by regulation, and the effect, if any, on the value of the NOLs. Future sales of our shares could result in an ownership change for purposes of Section 382 and, consequently, a limitation on the use of our NOLs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial information and other data for our business. The summary consolidated statement of operations data presented below for the Predecessor period ended December 20, 2005 has been restated. For a discussion of the Restatement, see note (a) below and Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2003 and December 31, 2004, the Predecessor period ended December 20, 2005 (as restated), the Successor period ended December 31, 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 presented below were derived from our audited annual consolidated financial statements and the related notes thereto included elsewhere in this prospectus, and the unaudited selected condensed consolidated statement of operations data for the Predecessor nine-month period ended September 30, 2005 and the Successor nine-month period ended September 30, 2006 and the unaudited condensed consolidated balance sheet data as of September 30, 2006 were derived from our unaudited interim condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2001 and December 31, 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002 and 2003 presented below were derived from our audited annual consolidated financial statements and related notes thereto, which are not included in this prospectus.

        You should read the following information in conjunction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited annual consolidated financial statements and related notes thereto and our unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Predecessor								Predecessor		Successor	Predecessor		Successor
	Years ended December 31,								For the Periods From			Nine Months Ended, Septmber 30,
	2001		2002		2003		2004		January 1, 2005 to December 20, 2005 Restated(a)		December 21, 2005 to December 31, 2005	2005		2006
	(Dollars in millions)
Statement of Operations Data
Revenues:
Car rental	$4,366.6		$4,537.6		$4,819.3		$5,430.8		$5,820.5		$129.4	$4,526.1		$4,745.6
Equipment rental	1,128.7		1,018.7		1,037.8		1,162.0		1,392.4		22.5	1,020.9		1,236.2
Other(b)	101.6		82.1		76.6		83.2		101.8		2.6	79.5		86.0

Total revenues	5,596.9		5,638.4		5,933.7		6,676.0		7,314.7		154.5	5,626.5		6,067.8

Expenses:
Direct operating	3,248.0		3,093.0		3,316.1		3,734.4		4,086.3		103.0	3,145.8		3,384.1
Depreciation of revenue earning equipment(c)	1,462.3		1,499.5		1,523.4		1,463.3		1,555.9		43.8	1,188.9		1,311.4
Selling, general and administrative	479.2		463.1		501.7		591.3		623.4		15.1	484.3		541.6
Interest, net of interest income(d)	404.7		366.4		355.0		384.4		474.2		25.8	353.2		648.9

Total expenses	5,594.2		5,422.0		5,696.2		6,173.4		6,739.8		187.7	5,172.2		5,886.0

Income (loss) before income taxes and minority interest	2.7		216.4		237.5		502.6		574.9		(33.2)	454.3		181.8
(Provision) benefit for taxes on income(e)	20.6		(72.4)		(78.9)		(133.9)		(191.3)		12.2	(119.5)		(79.3)
Minority interest	—		—		—		(3.2)		(12.3)		(0.3)	(9.5)		(12.3)

Income (loss) before cumulative effect of change in accounting principle	23.3		144.0		158.6		365.5		371.3		(21.3)	325.3		90.2
Cumulative effect of change in accounting principle(f)	—		(294.0)		—		—		—		—	—		—

Net income (loss)	$23.3		$(150.0)		$158.6		$365.5		$371.3		$(21.3)	$325.3		$90.2

Other Financial Data
Ratio of earnings to fixed charges(g)	1.0	x	1.4	x	1.5	x	1.9	x	1.9	x	—	1.9	x	1.2	x
Net non-fleet capital expenditures	$230.9		$189.2		$172.1		$227.1		$261.9		$7.3	$230.4		$133.3

	Predecessor				Successor
	Years ended, or as of December 31,				Year Ended, or as of December 31,	Nine Months Ended, or as of September 30,
	2001	2002	2003	2004	2005	2006
	(Dollars in millions)
Balance Sheet Data
Cash and equivalents and short-term investments	$214.0	$601.3	$1,110.1	$1,235.0	$843.9	$436.0
Total assets(h)	10,158.4	11,128.9	12,579.0	14,096.4	18,580.9	19,457.9
Total debt	6,314.0	7,043.2	7,627.9	8,428.0	12,515.0	12,959.3
Stockholder's equity(i)	1,984.4	1,921.9	2,225.4	2,670.2	2,266.2	2,442.3

(a)
Hertz has restated its previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005. An explanation of the Restatement appears in Note 1A to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The Restatement resulted in the previously reported provision for taxes on income to increase by $27.5 million and net income to decrease by $27.5 million, due to the recording of additional non-cash tax expense relating to dividends repatriated prior to the Acquisition.

(b)
Includes fees and certain cost reimbursements from our licensees and revenues from our car leasing operations, telecommunications services through 2001 and third-party claim management services.

(c)
For the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor nine months ended September 30, 2005 and 2006, respectively, depreciation of revenue earning equipment was reduced by $33.8 million, $1.2 million, $24.7 million and $24.5 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment. For the years ended December 31, 2001, 2002, 2003 and 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor nine months ended September 30, 2005 and 2006, respectively, depreciation of revenue earning equipment includes a net loss of $1.6 million, a net gain of $10.8 million, a net loss of $0.8 million and net gains of $57.2 million, $68.3 million, $2.1 million, $57.4 million and $32.1 million, respectively, from the disposal of revenue earning equipment.

(d)
For the years ended December 31, 2001, 2002, 2003 and 2004, the Predecessor period ended December 20, 2005, the Successor period ended December 31, 2005 and the Predecessor and Successor nine months ended September 30, 2005 and 2006, respectively, interest income was $9.0 million, $10.3 million, $17.9 million, $23.7 million, $36.1 million, $1.1 million, $26.2 million and $27.0 million, respectively.

(e)
For the year ended December 31, 2001, includes benefits of $30.2 million from certain foreign tax credits, for the year ended December 31, 2004, includes benefits of $46.6 million relating to net adjustments to federal and foreign tax accruals and, for the Predecessor period ended December 20, 2005, includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million (established in 2004) and favorable foreign tax adjustments of $5.3 million, partly offset by a $31.3 million provision relating to the repatriation of foreign earnings. For the nine months ended September 30, 2006, we established valuation allowances of $11.1 million relating to the realization of deferred tax assets in certain European countries and certain federal income tax contingences and state tax valuation allowances of $10.8 million.

(f)
Cumulative effect of change in accounting principle represents a non-cash charge for the year ended December 31, 2002, related to impairment of goodwill in our equipment rental business, recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

(g)
Earnings have been calculated by adding interest expense and the portion of rent estimated to represent the interest factor implicit in our operating leases to income before income taxes and minority interest. Fixed charges include interest charges (including capitalized interest) and the portion of rent estimated to represent the interest factor implicit in our operating leases. Earnings for the Successor period from December 21, 2005 to December 31, 2005 were inadequate to cover fixed charges for these periods by $33.3 million.

(h)
Substantially all of our revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of our lenders under our senior asset-based loan facility, our asset-backed securities program, our international fleet financing facilities or the fleet financing facility relating to our car rental fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands. Substantially all our other assets in the United States are also subject to liens in favor of our lenders under our senior credit facility, and substantially all our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders under our international fleet financing facilities or (in the case of our Canadian HERC business) our senior asset-based loan facility. None of such assets are available to satisfy the claims of our general creditors.

(i)
Includes equity contributions totaling $2,295 million to Hertz Holdings from investment funds associated with or designated by the Sponsors on or prior to December 21, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our results of operations and financial condition primarily covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods prior to the nine months ended September 30, 2006 does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements. The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements," "Selected Historical Consolidated Financial Data" and our audited annual consolidated financial statements and related notes thereto and unaudited interim condensed consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

        We are engaged principally in the business of renting cars and renting equipment.

        Our revenues primarily are derived from rental and related charges and consist of:

  •
  Car rental revenues (revenues from all company-operated car rental operations, including charges to customers for the reimbursement of costs incurred relating to airport concession fees and vehicle license fees, the fueling of vehicles and the sale of loss or collision damage waivers, liability insurance coverage and other products);

  •
  Equipment rental revenues (revenues from all company-operated equipment rental operations, including amounts charged to customers for the fueling and delivery of equipment and sale of loss damage waivers); and

  •
  Other revenues (fees and certain cost reimbursements from our licensees and revenues from our third-party claim management services).

        Our equipment rental business also derives revenues from the sale of new equipment and consumables.

        Our expenses primarily consist of:

  •
  Direct operating expenses (primarily wages and related benefits; commissions and concession fees paid to airport authorities, travel agents and others; facility, self-insurance and reservations costs; the cost of new equipment and consumables purchased for resale; and other costs relating to the operation and rental of revenue earning equipment, such as damage, maintenance and fuel costs);

  •
  Depreciation expense relating to revenue earning equipment (including net gains or losses on the disposal of such equipment). Revenue earning equipment includes cars and equipment;

  •
  Selling, general and administrative expenses (including advertising); and

  •
  Interest expense, net of interest income.

        The car and equipment rental industries are significantly influenced by general economic conditions. The car rental industry is also significantly influenced by developments in the travel industry, and, particularly, in airline passenger traffic. Our profitability is primarily a function of the volume and pricing of rental transactions and the utilization of cars and equipment. Significant changes in the purchase price of cars and equipment or interest rates can also have a significant effect on our profitability depending on our ability to adjust pricing for these changes. In the United States, increases of approximately 17% in monthly per-car depreciation costs for 2006 model year program cars began to adversely affect our results of operations in the fourth quarter of 2005, as those cars began to enter our fleet. On a comparable basis, we expect 2007 model year program vehicle depreciation costs to rise approximately 20% and per-car depreciation costs for 2007 model year U.S. risk cars to decline slightly. As a consequence of those changes in per-car costs, as well as the larger proportion of our U.S. fleet we expect to purchase as risk cars and other actions we expect to take to mitigate program car cost increases, we expect our net per-car depreciation costs for 2007 model year cars in the United States will increase by approximately 6% from our net per-car depreciation costs for 2006 model year U.S. cars. We began to experience the impact of those cost changes and mitigation actions in the fourth quarter of 2006, as substantial numbers of 2007 model year cars begin to enter our U.S. rental fleet. Our business requires significant expenditures for cars and equipment, and consequently we require substantial liquidity to finance such expenditures.

        Our car rental and equipment rental operations are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. We have the ability to dynamically manage fleet capacity, the most significant portion of our cost structure, to meet market demand. For instance, to accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. A number of our other major operating costs, including airport fees, commissions and vehicle liability expenses, are directly related to revenues or transaction volumes. In addition, our management expects to utilize enhanced process improvements, including efficiency initiatives and use of our information systems, to help manage our variable costs. Approximately two-thirds of our typical annual operating costs represent variable costs, while the remaining one-third are fixed or semi-fixed. We also maintain a flexible workforce, with a significant number of part time and seasonal workers. However, certain operating expenses, including minimum concession fees, rent, insurance, and administrative overhead, remain fixed and cannot be adjusted for seasonal demand.

        As part of our effort to implement our strategy of reducing operating costs, we are evaluating our workforce and operations and intend to make adjustments, including headcount reductions and process improvements to optimize work flow at rental locations and maintenance facilities as well as streamlining our back-office operations, that we believe are necessary and appropriate. When we make adjustments to our workforce and operations, we may incur incremental expenses that delay the benefit of a more efficient workforce and operating structure, but we believe that increasing our operating efficiency and reducing the costs associated with the operation of our business are important to our long-term competitiveness. We currently anticipate incurring future charges to earnings in connection with the implementation of this strategy; however, we have not yet developed detailed estimates of these expenses. We are currently developing a timeline for the implementation of this strategy and currently expect to complete our planning in late 2006 or early 2007 and begin its implementation at that time.

        In the United States, industry revenues from airport rentals have only in 2004 returned to levels seen before the 2001 recession and the September 11, 2001 terrorist attacks. During the year ended December 31, 2005, we believe car rental pricing among the major U.S. car rental brands declined slightly, as measured by rental rates charged. During the latter part of the fourth quarter of 2005 and the first half of 2006, based on publicly available information, some U.S. car rental providers experienced transaction day growth and pricing increases compared to the comparable prior periods. We experienced higher car rental volumes and pricing in the U.S. for the year ended December 31, 2005 and the first half of 2006. During most of the third quarter of 2006, we experienced a low single digit volume decline versus the prior period, while pricing was positive. The volume decline was the result of running our fleet at a higher utilization level. It is not certain whether these trends will continue during the remainder of 2006. Also, we believe most European car rental companies' pricing moved downward in 2005. During the six months ended June 30, 2006, we experienced moderate transaction day growth in our European operations and our car rental pricing was above the level of pricing during the six months ended June 30, 2005. During the third quarter of 2006, moderate transaction day growth continued while pricing was flat versus the prior period.

        In the two years ended December 31, 2005, we increased the number of our off-airport rental locations in the United States by approximately 33% to approximately 1,400 locations. Revenues from our U.S. off-airport operations grew during the same period, representing $576.9 million, $697.4 million and $843.7 million of our total car rental revenues in the years ended December 31, 2003, 2004 and 2005, respectively. Our expanding U.S. off-airport operations represented $667.9 million and $626.7 million of our total car rental revenues in the nine months ended September 30, 2006 and 2005, respectively. In 2006 and subsequent years, our strategy may include selected openings of new off-airport locations, the disciplined evaluation of existing locations and the pursuit of same-store sales growth. When we open a new off-airport location, we incur a number of costs, including those relating to site selection, lease negotiation, recruitment of employees, selection and development of managers, initial sales activities and integration of our systems with those of the companies who will reimburse the location's replacement renters for their rentals. A new off-airport location, once opened, takes time to generate its full potential revenues, and as a result, revenues at new locations do not initially cover their start-up costs and often do not, for some time, cover the costs of their ongoing operation.

        From 2001 to 2003, the equipment rental industry experienced downward pricing, measured by the rental rates charged by rental companies. For the years ended December 31, 2004 and 2005 and the first half of 2006, we believe industry pricing, measured in the same way, improved in the United States and Canada but only started to improve towards the end of 2005 in France and Spain. HERC also experienced higher equipment rental volumes worldwide for the year ended December 31, 2005 and the first half of 2006. During the third quarter of 2006, HERC's double-digit volume growth rate versus the prior year continued, albeit at a somewhat reduced pace from the first half of 2006, while pricing remained positive. HERC slightly contracted its network of equipment rental locations during the 2001 to 2003 downturn in construction activities. HERC added five new locations in the United States in 2004 and six new locations in 2005. During the nine months ended September 30, 2006, HERC added nine new U.S. locations and two new Canadian locations, and expects to add one additional new location in the United States during the remainder of the year. In its U.S. expansion, we expect HERC will incur non-fleet start-up costs of approximately $600,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $5.4 million per location.

        Property damage and business interruption from the 2005 hurricanes in Florida and other Gulf Coast states did not have a material effect on our results of operations for the year ended December 31, 2005.

        Based upon early indications, our expectations for revenues in the fourth quarter of 2006, versus the comparable period last year, are for low- to mid-single-digit growth in our car rental segment, based on volume and pricing improvement, and low double-digit growth in our equipment rental segment, based on volume and pricing improvement. However, as discussed in the introductory paragraph to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Cautionary Note Regarding Forward-Looking Statements" above, there can be no assurance that our revenues, volume and pricing in the fourth quarter of 2006 will not be materially different from this estimate.

        The following discussion and analysis provides information that management believes to be relevant to an understanding of our consolidated financial condition and results of operations. This discussion should be read in conjunction with the financial statements and the related notes thereto contained in our audited annual consolidated financial statements and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Restatement of Predecessor Financial Statements

        We have restated our previously issued consolidated statements of operations, stockholder's equity and cash flows for the Predecessor period ended December 20, 2005. The Restatement revises, in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," our tax provision on repatriated foreign earnings.

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. The provision for taxes on income for the Predecessor period ended December 20, 2005, as originally reported, included $54.1 million of tax expense associated with that repatriation, of which $50.3 million was offset by foreign tax credits, resulting in net tax expense of $3.8 million. All federal income taxes associated with the repatriation are to be reported and paid by Ford as part of their consolidated income tax return. In June 2006, it was determined that there was an error in estimating the amount of Hertz's tax expense for the December 2005 repatriation, which is payable by Ford and that it should be increased by $27.5 million to $31.3 million. This change resulted from a detailed study recently completed by Ford for the purpose of preparing their 2005 tax return.

        As Ford is responsible for the payment of this tax, we have determined that this error has no impact subsequent to the Acquisition. Because the liability for this tax rests with Ford, there is no effect on our liquidity in either the Predecessor period ended December 20, 2005 or the Successor period ended December 31, 2005. A summary of the effects of the Restatement on the previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005 is as follows (in thousands of dollars):

	Predecessor
	January 1, 2005 to December 20, 2005
	As Reported	As Restated
Provision for taxes on income	$(163,832)	$(191,332)
Net income	398,823	371,323

        The effect of the Restatement on the previously issued consolidated statement of cash flows for the Predecessor period ended December 20, 2005, is to decrease net income by $27.5 million and to increase the change in accrued taxes by $27.5 million.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations are based upon our unaudited interim condensed consolidated and audited annual consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in our financial statements and accompanying notes.

        We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements and changes in these judgments and estimates may impact our future results of operations and financial condition. For additional discussion of our accounting policies, see Note 1 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Revenue Earning Equipment

        Our principal assets are revenue earning equipment, which represented 51% of total assets as of December 31, 2005. Revenue earning equipment consists of vehicles utilized in our car rental operations and equipment utilized in our equipment rental operations. For the year ended December 31, 2005, 77% of the vehicles purchased for our U.S. and international car rental fleet were subject to repurchase by automobile manufacturers under contractual repurchase and guaranteed depreciation programs, subject to certain manufacturers' car condition and mileage requirements, at a specific price during a specified time period. These programs limit our residual risk with respect to vehicles purchased under the programs. For all other vehicles, as well as equipment acquired by our equipment rental business, we use historical experience and monitor market conditions to set depreciation rates. When revenue earning equipment is acquired, we estimate the period that we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the revenue earning equipment. Depreciation rates are reviewed on an ongoing basis based on management's routine review of present and estimated future market conditions and their effect on residual values at the time of disposal. Upon disposal of the revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining book value. As market conditions change, we adjust our depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions. See Note 8 to the Notes to our audited annual consolidated financial statements and Note 6 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Public Liability and Property Damage

        The obligation for public liability and property damage, or "PL/PD," on self-insured U.S. and international vehicles and equipment represents an estimate for both reported accident claims not yet paid, and claims incurred but not yet reported. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. The adequacy of the liability is regularly monitored based on evolving accident claim history. If our estimates change or if actual results differ from these assumptions, the amount of the recorded liability is adjusted to reflect these results.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations.

        See Note 6 to the Notes to our audited annual consolidated financial statements and Note 8 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Goodwill and Other Intangible Assets

        We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the goodwill may not be recoverable, and also review goodwill annually in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." Our annual review is conducted in the second quarter of each year. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of goodwill exceeds its fair value. In addition, SFAS No. 142 requires that goodwill be tested at least annually using a two-step process. The first step is to identify any potential impairment by comparing the carrying value of the reporting unit to its fair value. If a potential impairment is identified, the second step is to compare the implied fair value of goodwill with its carrying amount to measure the impairment loss. We estimate the fair value of our reporting units using a discounted cash flow methodology. A significant decline in the projected cash flows used to determine fair value could result in a goodwill impairment charge.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, as a result of the Acquisition, we have recognized significant intangible assets. In accordance with SFAS No. 142, we reevaluate the estimated useful lives of our intangible assets annually or as circumstances change. Those intangible assets considered to have indefinite useful lives are evaluated for impairment on an annual basis, by comparing the fair value of the intangible asset to its carrying value. In addition, whenever events or changes in circumstances indicate that the carrying value of intangible assets might not be recoverable, we will perform an impairment review. We estimate the fair value of our intangible assets using a discounted cash flow methodology. Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

        Our estimates are based upon historical trends, management's knowledge and experience and overall economic factors. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in an impairment charge to the carrying amount of our goodwill and our intangible assets.

        See Note 2 to the Notes to our audited annual consolidated financial statements and Note 4 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Income Taxes

        We recognize deferred tax assets and liabilities resulting from differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance if we believe the asset may not be realized. In performing these reviews, we make estimates about future profits and the realization of these deferred tax assets. A change in profit results could cause an increase or decrease in the valuation allowance that may impact our effective tax rate, and ultimately our results of operations. Our filed tax returns could be challenged by local tax authorities upon audit. Our practice is to review tax filing positions and appropriately record contingent tax liabilities, including interest if applicable. Changes to these tax reserves could increase or decrease our income tax expense, effective tax rate and results of operations.

        See Note 9 to the Notes to our audited annual consolidated financial statements and Note 5 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Stock-Based Compensation

        In December 2004, the Financial Accounting Standards Board, or the "FASB," revised its Statement of Financial Accounting Standards, or "SFAS," No. 123, with SFAS No. 123R, "Accounting for Stock-Based Compensation." The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. We have accounted for our employee stock-based compensation awards in accordance with SFAS No. 123R. As disclosed in the notes to our financial statements included elsewhere in this prospectus, we estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected life, dividend yield and risk-free interest rate. The non-cash stock-based compensation expense associated with the Hertz Global Holdings, Inc. Stock Incentive Plan is pushed down from Hertz Holdings and recorded on the books at the Hertz level.

        As described under "—Hertz Holdings Stock Incentive Plan," Hertz Holdings granted or modified options to purchase shares of its common stock and sold shares of its common stock to certain of its employees in May, June and August of 2006. Hertz Holdings' management and the compensation committee of its Board of Directors determined that the fair value per share of common stock of Hertz Holdings was $10.00 ($5.68 after giving effect to the Hertz Holdings Dividend) as of May 15, 2006, $12.00 per share ($7.68 after giving effect to the Hertz Holdings Dividend) as of June 30, 2006 and $7.68 as of August 15, 2006.

        Determining the fair value of the common stock of Hertz Holdings as of each of these dates required making subjective judgments. Hertz engaged an independent valuation specialist to perform a valuation of the common stock of Hertz Holdings as of May 15, 2006, June 30, 2006 and August 15, 2006 to assist Hertz Holdings' management and the compensation committee of its Board of Directors in connection with the determination of the fair market value of the common stock of Hertz Holdings as of these dates.

        Several events that occurred over the period from late August through September 2006, as well as the proximity of the proposed initial public offering of the common stock of Hertz Holdings, led Hertz Holdings to reconsider the method used for estimating the fair value of its common stock under SFAS No. 123R as of August 15, 2006, and Hertz Holdings has subsequently determined that the fair value of its common stock as of August 15 should be $16.37 per share, rather than $7.68 as had originally been determined at that time. In determining the fair value per share of the common stock of Hertz Holdings as of the August 15, 2006 date, Hertz Holdings placed significantly greater weight on these additional events than on the valuation report prepared by the independent valuation specialist as of August 15, 2006.

        The events that led Hertz Holdings to reconsider the fair value of its common stock as of August 15, 2006, in addition to the proximity of the offering, include the emergence of an actively traded car rental industry participant comparable in size to Hertz Holdings, Avis Budget Group, Inc., or "ABG," and the related increase in analyst coverage of the car rental industry, with the associated emergence of coverage that includes fully developed, forward-looking income statement, balance sheet and revenue models and price targets and multiples for industry participants that utilize a more standardized valuation metric that utilizes measures similar to what Hertz Holdings refers to as "corporate EBITDA." Before ABG's emergence as a stand-alone public company and the industry research that has been associated with it, there was limited forward-looking industry trend information or valuation information available to provide forward-looking valuation benchmarks for companies in the car rental industry. This situation changed in August and September 2006 as analysts from major investment banking firms developed detailed projections models and provided their views of industry trends. Also in September 2006, analysts from two major investment banking firms each published their views with respect to trends in the car rental industry and of the appropriate valuation for ABG, including forward-looking price targets for ABG's stock. Each of these factors was also considered important when determining the proposed initial public offering price range for the common stock of Hertz Holdings.

        Hertz Holdings determined the fair value of its common stock as of August 15, 2006 for financial reporting purposes by applying a marketability discount, reflecting the likelihood and timing of the successful completion of the proposed initial public offering of the common stock of Hertz Holdings as of August 15, 2006, to the assumed initial public offering price range of $16.00 or $18.00 per share.

        The options granted on August 15, 2006 were issued at strike prices of $7.68, $10.68 and $15.68 per share, and we will record compensation expense totaling $19.0 million based on a fair value per share of $16.37 that will be amortized over the service period that began on the grant date. We will also recognize compensation expense of $13.2 million associated with the difference between the price of $7.68 per share paid for the stock issued on August 15, 2006 and the reassessed fair value per share of $16.37 in the third quarter of 2006.

        Because the shares of common stock of Hertz Holdings sold in May 2006 were issued at a price at least equal to the fair market value of the common stock of Hertz Holdings on the date of the issuances, we were not required to recognize compensation expense associated with these issuances. The compensation expense for the stock options Hertz Holdings issued in May and June 2006 was initially determined to be $72.9 million, which we will recognize over the service period that began on the grant dates. As a result of a modification of these options made in June 2006 in connection with the Hertz Holdings Dividend, an additional $14.1 million of compensation expense will also be recognized over the remaining service period of the options. In June 2006 Hertz Holdings sold shares to Craig R. Koch, our former Chief Executive Officer, for less than their fair value as determined as of the date of issuance, and recognized compensation expense of $0.2 million as a result. See "Management—Hertz Holdings Stock Incentive Plan."

        If the fair value of the common stock of Hertz Holdings exceeded the May 2006 option strike price by $1.00, we would have had to record additional compensation expense of $10.8 million in the aggregate over the service period of those options beginning in the second quarter of 2006, as well as a charge of $1.8 million in the aggregate as compensation expense associated with the May 2006 stock sales, the full amount of which would have been required to be recorded in the second quarter of 2006. If the fair value of the common stock of Hertz Holdings had been $1.00 higher at the time of the Hertz Holdings Dividend on June 30, we would have had to recognize additional expense, related to the modification of the exercise price of the options, of $1.5 million, to be amortized over the service period of those options.

Results of Operations

        In the following discussion, comparisons are made between the years ended December 31, 2005 (combined, as restated) and December 31, 2004, notwithstanding the presentation in our consolidated statements of operations for the year ended December 31, 2005, the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 (as restated). A split presentation of an annual period is required under GAAP when a change in accounting basis occurs. Consequently, the combined presentation for 2005 is not a recognized presentation under GAAP. Accounting for an acquisition requires that the historical carrying values of assets acquired and liabilities assumed be adjusted to fair value. A resulting higher cost basis associated with the allocation of the purchase price impacts post-acquisition period results, which impacts period-to-period comparisons. We believe a discussion of the separate periods presented for the year ended December 31, 2005 in our consolidated statements of operations may impede understanding of our operating performance. The impact of the Acquisition on the 11-day Successor period does not materially affect the comparison of the annual periods and, accordingly, we have prepared the discussion of our results of operations by comparing the year ended December 31, 2005 (combined, as restated) with the year ended December 31, 2004 without regard to the differentiation between Predecessor and Successor results of operations for the Predecessor period ended December 20, 2005 (as restated) and the Successor period ended December 31, 2005.

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
	Years ended December 31,		For the periods from		Year ended December 31,	Nine Months Ended September 30,
	2003	2004	January 1, 2005 to December 20, 2005 Restated	December 21, 2005 to December 31, 2005	2005 Restated	2005	2006
	(Dollars in thousands)
Revenues:
Car rental	$4,819,255	$5,430,805	$5,820,473	$129,448	$5,949,921	$4,526,063	$4,745,581
Equipment rental	1,037,754	1,161,955	1,392,461	22,430	1,414,891	1,020,944	1,236,192
Other	76,661	83,192	101,811	2,591	104,402	79,525	86,048

Total revenues	5,933,670	6,675,952	7,314,745	154,469	7,469,214	5,626,532	6,067,821

Expenses:
Direct operating	3,316,101	3,734,361	4,086,344	102,958	4,189,302	3,145,768	3,384,152
Depreciation of revenue earning equipment	1,523,391	1,463,258	1,555,862	43,827	1,599,689	1,188,903	1,311,387
Selling, general and administrative	501,643	591,317	623,386	15,167	638,553	484,324	541,633
Interest, net of interest income	355,043	384,464	474,247	25,735	499,982	353,208	648,867

Total expenses	5,696,178	6,173,400	6,739,839	187,687	6,927,526	5,172,203	5,886,039

Income (loss) before income taxes and minority interest	237,492	502,552	574,906	(33,218)	541,688	454,329	181,782
(Provision) benefit for taxes on income	(78,877)	(133,870)	(191,332)	12,243	(179,089)	(119,560)	(79,291)
Minority interest	—	(3,211)	(12,251)	(371)	(12,622)	(9,473)	(12,272)

Net income (loss)	$158,615	$365,471	$371,323	$(21,346)	$349,977	$325,296	$90,219

        The following table sets forth for each of the periods indicated, the percentage of total revenues represented by certain items in our consolidated statements of operations:

	Predecessor		Predecessor	Successor	Combined	Predecessor	Successor
	Years ended December 31,		For the periods from		Year ended December 31,	Nine Months Ended September 30,
	2003	2004	January 1, 2005 to December 20, 2005 Restated	December 21, 2005 to December 31, 2005	2005 Restated	2005	2006
Revenues:
Car rental	81.2%	81.3%	79.6%	83.8%	79.7%	80.4%	78.2%
Equipment rental	17.5	17.4	19.0	14.5	18.9	18.2	20.4
Other	1.3	1.3	1.4	1.7	1.4	1.4	1.4

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Expenses:
Direct operating	55.9	55.9	55.9	66.6	56.1	55.9	55.8
Depreciation of revenue earning equipment	25.7	21.9	21.3	28.4	21.4	21.1	21.6
Selling, general and administrative	8.4	8.9	8.5	9.8	8.5	8.6	8.9
Interest, net of interest income	6.0	5.8	6.4	16.7	6.7	6.3	10.7

Total expenses	96.0	92.5	92.1	121.5	92.7	91.9	97.0

Income (loss) before income taxes and minority interest	4.0	7.5	7.9	(21.5)	7.3	8.1	3.0
(Provision) benefit for taxes on income	(1.3)	(2.0)	(2.6)	7.9	(2.4)	(2.1)	(1.3)
Minority interest	—	—	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Net income (loss)	2.7%	5.5%	5.1%	(13.8)%	4.7%	5.8%	(1.5)%

Nine Months Ended September 30, 2006 Compared with Nine Months Ended September 30, 2005

Revenues

        Total revenues in the nine months ended September 30, 2006 of $6,067.8 million increased by 7.8% from $5,626.5 million in the nine months ended September 30, 2005.

        Revenues from car rental operations of $4,745.6 million in the nine months ended September 30, 2006 increased by $219.5 million, or 4.9%, from $4,526.1 million in the nine months ended September 30, 2005. The increase was primarily the result of a 0.9% increase in car rental volume worldwide, a 2.7% increase in pricing worldwide (including a 3.5% increase in the U.S.), an increase in airport concession fee recoveries, license and tax reimbursement fees, refueling fees and the effects of foreign currency translation of approximately $4.5 million.

        Revenues from equipment rental operations of $1,236.2 million in the nine months ended September 30, 2006 increased by $215.3 million, or 21.1%, from $1,020.9 million in the nine months ended September 30, 2005. The increase was due to higher rental volume and improved pricing in the United States and Canada and the effects of foreign currency translation of approximately $13.0 million.

        Revenues from all other sources of $86.0 million in the nine months ended September 30, 2006 increased by $6.5 million, or 8.2%, from $79.5 million in the nine months ended September 30, 2005, primarily due to the increase in car rental licensee revenue.

Expenses

        Total expenses of $5,886.0 million in the nine months ended September 30, 2006 increased by 13.8% from $5,172.2 million in the nine months ended September 30, 2005, and total expenses as a percentage of revenues increased to 97.0% in the nine months ended September 30, 2006 compared with 91.9% in the nine months ended September 30, 2005.

        Direct operating expenses of $3,384.2 million for the nine months ended September 30, 2006 increased by $238.4 million, or 7.6%, from $3,145.8 million for the nine months ended September 30, 2005. Direct operating expenses are comprised of personnel related expenses, fleet related expenses and other direct operating expenses.

        Personnel related expenses increased $16.5 million, or 1.4%. The increase primarily related to increases in wages and the effects of foreign currency translation, partly offset by a decrease in benefits.

        Fleet related expenses increased $66.5 million, or 9.1%. These increases were primarily related to the increase in worldwide rental volume and included increases in gasoline costs of $32.0 million, which reflects the higher price of gasoline, vehicle damage and maintenance costs of $20.6 million, self-insurance expenses of $10.8 million and the effects of foreign currency translation.

        Other direct operating expenses increased $155.4 million, or 12.7%. These increases were primarily related to the increase in worldwide rental volume and included increases in concession fees in our car rental operations of $20.6 million, commission fees of $18.7 million, facility expenses of $16.2 million, customer service expenses of $8.4 million and guaranteed charge card fees of $6.7 million. Additionally, there were increases in the amortization of other intangible assets of $45.9 million and the cost of equipment sold of $24.7 million, service vehicle expense of $5.0 million and the effects of foreign currency translation.

        Depreciation of revenue earning equipment for our car rental operations of $1,110.1 million in the nine months ended September 30, 2006 increased by 8.1% from $1,026.9 million in the nine months ended September 30, 2005. The increase was primarily due to higher depreciation costs for 2006 model year program cars, lower net proceeds received in excess of book value on the disposal of used cars and a $7.2 million increase in depreciation in our international car rental operations due to increases in depreciation rates effective January 1, 2006, April 1, 2006 and July 1, 2006 to reflect changes in the estimated residual values of vehicles. This increase was partly offset by a $4.1 million net reduction in depreciation in our domestic car rental operations resulting from a decrease in depreciation rates effective January 1, 2006 to reflect changes in the estimated residual values of vehicles. Depreciation of revenue earning equipment for our equipment rental operations of $201.3 million in the nine months ended September 30, 2006 increased by 24.3% from $162.0 million in the nine months ended September 30, 2005 due to an increase in the quantity of equipment operated and lower net proceeds received in excess of book value on the disposal of used equipment in the United States. This increase was partly offset by a $13.2 million net reduction in depreciation for our United States and Canadian equipment rental operations resulting from a decrease in depreciation rates effective January 1, 2006 to reflect changes in the estimated residual values of equipment.

        Selling, general and administrative expenses of $541.6 million in the nine months ended September 30, 2006 increased by 11.8% from $484.3 million in the nine months ended September 30, 2005. The increase was primarily due to increases in administrative and sales promotion expenses. The increase in administrative expenses was primarily the result of foreign currency transaction losses of $19.2 million associated with foreign currency denominated debt and non-cash stock purchase and stock option compensation charges of $16.3 million. The increase in sales promotion expenses was primarily the result of increased sales commissions and salaries and incentive compensation.

        Interest expense, net of interest income, of $648.9 million in the nine months ended September 30, 2006 increased by 83.7% from $353.2 million in the nine months ended September 30, 2005, primarily due to increases in the weighted average interest rate and the weighted average debt outstanding (both related to the Transactions).

        The provision for taxes on income of $79.3 million in the nine months ended September 30, 2006 decreased $40.3 million from $119.6 million in the nine months ended September 30, 2005, primarily due to the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million in 2005, the establishment of valuation allowances of $11.1 million during the nine months ended September 30, 2006 relating to the realization of deferred tax assets in certain European countries and the establishment of certain federal contingencies and state valuation allowances relating to the realization of deferred tax assets, partly offset by the decrease in pre-tax profits in the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005. The effective tax rate in the nine months ended September 30, 2006 was 43.6% (30.5% prior to the additional valuation allowances and contingencies) as compared to 26.3% (34.0% prior to the reversal of the valuation allowance) in the nine months ended September 30, 2005. See Note 5 to the Notes to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        Minority interest of $12.3 million in the nine months ended September 30, 2006 increased $2.8 million from $9.5 million in the nine months ended September 30, 2005. The increase was primarily due to an increase in our majority-owned subsidiary Navigation Solutions LLC's net income in the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005.

Net Income

        We had net income of $90.2 million in the nine months ended September 30, 2006, representing a decrease of $235.1 million from net income of $325.3 million in the nine months ended September 30, 2005. The decrease in net income was primarily due to the 83.7% increase in interest expense over the first nine months of 2005, as well as the net effect of other contributing factors noted above.

Effects of the Transactions

        Increased interest expense resulting from our higher debt levels and increased depreciation and amortization expense resulting from the revaluation of our assets and the recognition of certain identified intangible assets, all in connection with the Acquisition, are expected to have a significant adverse impact on full year 2006 income (loss) before income taxes and minority interest.

        The following table summarizes the purchase accounting effects of the Acquisition on our results of operations for the nine months ended September 30, 2006 (in millions of dollars):

Depreciation and amortization of tangible and intangible assets:
Other intangible assets	$45.9
Revenue earning equipment	6.5
Property and equipment	8.0
Accretion of revalued liabilities:
Discount on debt	6.4
Workers' compensation and public liability and property damage	4.1

$70.9

Year Ended December 31, 2005 Combined (as Restated) Compared with Year Ended December 31, 2004

Revenues

        Total revenues of $7,469.2 million for the year ended December 31, 2005 increased by 11.9% from $6,676.0 million for the year ended December 31, 2004.

        Revenues from our car rental operations of $5,949.9 million for the year ended December 31, 2005 increased by $519.1 million, or 9.6%, from $5,430.8 million for the year ended December 31, 2004. The increase was primarily the result of a 4.1% increase in car rental volume worldwide, a 0.2% increase in pricing worldwide, an increase in airport concession recovery and refueling fees and the effects of foreign currency translation of approximately $23.1 million.

        Revenues from our equipment rental operations of $1,414.9 million for the year ended December 31, 2005 increased by $252.9 million, or 21.8%, from $1,162.0 million for the year ended December 31, 2004. The increase was primarily due to higher rental volume and improved pricing in the United States and Canada and the effects of foreign currency translation of approximately $12.3 million.

        Revenues from all other sources of $104.4 million for the year ended December 31, 2005 increased by $21.2 million, or 25.5%, from $83.2 million for the year ended December 31, 2004, primarily due to the increase in car rental licensee revenue and the effects of foreign currency translation.

Expenses

        Total expenses of $6,927.5 million for the year ended December 31, 2005 increased by 12.2% from $6,173.4 million for the year ended December 31, 2004, principally due to the increase in revenues. Total expenses as a percentage of revenues increased to 92.7% for the year ended December 31, 2005 compared with 92.5% for the year ended December 31, 2004.

        Direct operating expenses of $4,189.3 million for the year ended December 31, 2005 increased by $454.9 million (inclusive of $22.1 million related to the effects of foreign currency translation), or 12.2%, from $3,734.4 million for the year ended December 31, 2004. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

        Personnel related expenses increased $139.8 million, or 9.7%. The increase primarily related to an increase in the number of employees and higher health care costs.

        Fleet related expenses increased $94.9 million, or 10.8%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in gasoline costs of $49.3 million, which also reflects the higher price of gasoline, self-insurance of $16.4 million and vehicle damage and maintenance expense of $9.1 million.

        Other direct operating expenses increased $220.3 million, or 15.7%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in commission fees of $51.0 million, facility expenses of $49.1 million (which includes a gain in 2004 of $7.5 million from the condemnation of a car rental and support facility in Florida), concession fees in our car rental operations of $25.9 million, customer service costs of $17.5 million and guaranteed charge card fees of $10.9 million. Additionally, there were increases in the cost of equipment sold of $18.7 million, equipment rental cost of $10.0 million and the receipt in 2004 of $7.0 million for claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001.

        Depreciation of revenue earning equipment for our car rental operations of $1,381.5 million for the year ended December 31, 2005 increased by 12.4% from $1,228.6 million for the year ended December 31, 2004. The increase was primarily due to the increase in the average number of vehicles worldwide, higher cost of vehicles in the U.S., lower net proceeds received in excess of book value on the disposal of vehicles and the effects of foreign currency translation. This increase was partly offset by a $21.8 million net reduction in depreciation for our domestic car rental operations resulting from a decrease in depreciation rates to reflect changes in the estimated residual values of vehicles. Depreciation of revenue earning equipment for our equipment rental operations of $218.2 million for the year ended December 31, 2005 decreased by 7.0% from $234.7 million for the year ended December 31, 2004 due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States, and a $13.2 million net reduction in depreciation resulting from the effects of changes in depreciation rates of equipment in the U.S. and Canada, partly offset by an increase in the quantity of equipment operated.

        Selling, general and administrative expenses of $638.5 million for the year ended December 31, 2005 increased by 8.0% from $591.3 million for the year ended December 31, 2004. The increase was primarily due to increases in administrative and sales promotion expenses and the effects of foreign currency translation. The increases in administrative and sales promotion expenses were primarily due to increases in salaries, commissions and benefits relating to the improvement in earnings for the year ended December 31, 2005.

        Interest expense, net of interest income, of $500.0 million for the year ended December 31, 2005 increased by 30.0% from $384.4 million for the year ended December 31, 2004, primarily due to increases in the weighted average debt outstanding, the weighted average interest rate and $35.6 million of interest expense on the $1,185.0 million Intercompany Note payable to Ford Holdings LLC relating to a dividend declared and paid to Ford Holdings LLC on June 10, 2005. The increase was partly offset by an increase in interest income.

        The provision for taxes on income of $179.1 million for the year ended December 31, 2005 (restated) increased by 33.8% from $133.9 million for the year ended December 31, 2004, primarily due to an increase in income before income taxes and minority interest and a $31.3 million provision relating to the repatriation of foreign earnings for the year ended December 31, 2005, and net favorable tax adjustments in 2004 totaling $46.6 million, principally relating to the evaluation of certain federal and foreign tax accruals and foreign tax credits. The increase was partly offset by the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million and favorable foreign tax adjustments of $5.3 million. The effective tax rate for the year ended December 31, 2005 (restated) was 33.1% as compared to 26.6% for the year ended December 31, 2004. See Notes 1, 1A and 9 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        Minority interest of $12.6 million for the year ended December 31, 2005 increased $9.4 million from $3.2 million for the year ended December 31, 2004. The increase was due to only two quarters of earnings being included in 2004 as we increased our ownership interest in Navigation Solutions beginning in July 2004. See Note 5 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income

        We had net income of $350.0 million for the year ended December 31, 2005 (restated), representing a decrease of $15.5 million, or 4.2%, from $365.5 million for the year ended December 31, 2004. The decrease in net income was primarily due to the one-time $31.3 million tax provision relating to the repatriation of foreign earnings, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Effects of Acquisition

        The loss for the Successor period ended December 31, 2005 relates to lower rental demand due to the seasonality of the business and costs associated with the Transactions. Increased interest expense resulting from our higher debt levels and increased depreciation and amortization expense resulting from the revaluation of our assets and the recognition of certain identified intangible assets, all in connection with the Acquisition, are expected to have a significant adverse impact on full year 2006 income before income taxes and minority interest.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Revenues

        Total revenues of $6,676.0 million for the year ended December 31, 2004 increased by 12.5% from $5,933.7 million for the year ended December 31, 2003.

        Revenues from our car rental operations of $5,430.8 million for the year ended December 31, 2004 increased by $611.5 million, or 12.7%, from $4,819.3 million for the year ended December 31, 2003. This increase was primarily the result of higher car rental volumes worldwide and the effects of foreign currency translation of approximately $143.6 million, partly offset by a 2.7% decrease in pricing worldwide.

        Revenues from our equipment rental operations of $1,162.0 million for the year ended December 31, 2004 increased by 12.0% from $1,037.8 million for the year ended December 31, 2003. This $124.2 million increase was principally due to improved pricing in the United States, higher equipment rental volumes worldwide and the effects of foreign currency translation of approximately $22.1 million.

        Revenues from all other sources of $83.2 million for the year ended December 31, 2004 increased by 8.5% from $76.6 million for the year ended December 31, 2003, due to an increase in licensee revenues.

Expenses

        Total expenses of $6,173.4 million for the year ended December 31, 2004 increased by 8.4% from $5,696.2 million for the year ended December 31, 2003, principally due to the increase in revenues. Total expenses as a percentage of revenues decreased to 92.5% for the year ended December 31, 2004 compared to 96.0% for the year ended December 31, 2003.

        Direct operating expenses of $3,734.4 million for the year ended December 31, 2004 increased by $418.3 million (inclusive of $105.3 million related to the effects of foreign currency translation), or 12.6%, from $3,316.1 million for the year ended December 31, 2003. The increase was the result of increases in personnel related expenses, fleet related expenses and other direct operating expenses.

        Personnel related expenses increased $193.9 million, or 15.5%. The increase primarily related to an increase in the number of employees and higher health care costs.

        Fleet related expenses increased $92.0 million, or 11.7%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in vehicle damage and maintenance expense (including higher parts costs) of $55.4 million, gasoline costs of $33.6 million, which also reflects the higher price of gasoline, and other fleet related costs, partly offset by favorable self-insurance claims experience.

        Other direct operating expenses increased $132.3 million, or 10.4%. The majority of the increase primarily related to the increase in worldwide rental volume and included increases in concession fees in our car rental operations of $48.0 million, commission fees of $30.5 million, facility expenses of $34.2 million (which includes the initial gain of $8.0 million in 2003 and a final gain of $7.5 million in 2004 from the condemnation of a car rental and support facility in Florida) and guaranteed charge card fees of $11.7 million. Current period expenses were further reduced by $7.0 million received in 2004 for claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001.

        Depreciation of revenue earning equipment for our car rental operations of $1,228.6 million for the year ended December 31, 2004 decreased by 2.4% from $1,258.3 million for the year ended December 31, 2003. The decrease was primarily due to the decrease in the United States average cost per vehicle and higher net proceeds received in excess of book value on the disposal of used vehicles worldwide, partly offset by the effects of foreign currency translation, an increase in the average number of vehicles operated worldwide and a one-time refund of $7.8 million for the year ended December 31, 2003. The refund resulted from a special transitional credit for car rental companies instituted by the Australian Taxation Office for Goods and Services Tax. Taxes paid were previously included in the capitalized cost of the vehicles in our Australian car rental fleet. Depreciation of revenue earning equipment for our equipment rental operations of $234.7 million for the year ended December 31, 2004 decreased by 11.5% from $265.1 million for the year ended December 31, 2003, primarily due to higher net proceeds received in excess of book value on the disposal of used equipment in the United States.

        Selling, general and administrative expenses of $591.3 million for the year ended December 31, 2004 increased by 17.9% from $501.7 million for the year ended December 31, 2003. The increase was principally due to the effects of foreign currency translation and increases in administrative and advertising expenses. The increase in administrative expenses was attributable to increases in salaries and in incentive compensation expense relating to the improvement in earnings for the year ended December 31, 2004. The increase in advertising was due to expanded media advertising, primarily in television.

        Interest expense, net of interest income, of $384.4 million for the year ended December 31, 2004 increased 8.3% from $355.0 million for the year ended December 31, 2003, primarily due to an increase in the weighted average debt outstanding and foreign currency translation, partly offset by a decrease in the weighted average interest rate and higher interest income.

        The provision for taxes on income of $133.9 million for the year ended December 31, 2004 increased 69.7% from $78.9 million for the year ended December 31, 2003. The increase in the provision for taxes on income was primarily the result of an increase in income before income taxes for the year ended December 31, 2004, partly offset by net favorable tax adjustments totaling $46.6 million, principally relating to the evaluation of certain federal and foreign tax accruals and foreign tax credits. The effect of the net tax adjustments caused a decrease in the effective tax rate from 35.9% to 26.6% as compared to 33.2% for the year ended December 31, 2003. See Notes 1 and 9 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        On July 1, 2004, we increased our joint venture ownership interest in Navigation Solutions from 40% to 65%. Minority interest of $3.2 million for the year ended December 31, 2004 represents the minority interest's share (35%) of Navigation Solutions' net income for the period July 1, 2004 through December 31, 2004. See Note 5 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Net Income

        We had net income of $365.5 million for the year ended December 31, 2004, representing an increase of $206.9 million from $158.6 million for the year ended December 31, 2003. The increase reflects higher rental volume in our worldwide car and equipment rental businesses, lower fleet costs, higher net proceeds received in excess of book value on the disposal of used vehicles and equipment and net favorable tax adjustments, partly offset by lower pricing in our worldwide car rental business, as well as the net effect of other contributing factors noted above. The impact of changes in exchange rates on net income was mitigated by the fact that not only foreign revenues but also most foreign expenses were incurred in local currencies.

Liquidity and Capital Resources

        As of September 30, 2006, we had cash and equivalents of $436.0 million, a decrease of $407.9 million from December 31, 2005. As of September 30, 2006, we had $640.6 million of restricted cash to be used for the purchase of revenue earning vehicles, the repayment of outstanding indebtedness primarily under our ABS Program and to satisfy certain of our self-insurance reserve requirements.

        Our domestic and foreign operations are funded by cash provided by operating activities and by extensive financing arrangements maintained by us in the United States, Europe, Australia, New Zealand, Canada and Brazil. Net cash provided by operating activities during the nine months ended September 30, 2006 was $2,212.8 million, an increase of $468.6 million from the nine months ended September 30, 2005. This increase was primarily due to the decreases in receivables and accrued taxes, partly offset by an increase in our deferred taxes.

        Our primary use of cash in investing activities is for the acquisition of revenue earning equipment, which consists of cars and equipment. Net cash used in investing activities during the nine months ended September 30, 2006 was $2,841.1 million, an increase of $69.9 million from the nine months ended September 30, 2005. The increase is primarily due to an increase in restricted cash, the proceeds from the sale of short term investments in 2005 and the decrease in proceeds from the disposal of revenue earning equipment, partly offset by a decrease in revenue earning equipment expenditures. For the nine months ended September 30, 2006, our expenditures for revenue earning equipment were $9,354.8 million, partially offset by proceeds from the disposal of such equipment of $6,998.5 million. These assets are purchased by us in accordance with the terms of programs negotiated with the car and equipment manufacturers.

        For the nine months ended September 30, 2006, our capital expenditures for property and non-revenue earning equipment were $181.1 million. For the nine months ended September 30, 2006, we experienced a decreased level of net expenditures for revenue earning equipment and property and equipment compared to the nine months ended September 30, 2005. This decrease was primarily due to our transition from a higher percentage of program cars to a higher percentage of lower cost non-program cars for the nine months ended September 30, 2006. For the full year 2006, we expect the level of net expenditures for revenue earning equipment to be lower than 2005 and the level of expenditures for property and non-revenue earning equipment to be similar to that of 2005. See "—Capital Expenditures" below.

        Our car rental and equipment rental operations are seasonal businesses with decreased levels of business in the winter months and heightened activity during the spring and summer. This is particularly true of our airport car rental operations and our equipment rental operations. To accommodate increased demand, we maintain a larger fleet by holding vehicles and equipment and purchasing additional fleet which increases our financing requirements in the second and third quarters of the year. These seasonal financing needs are funded by increasing the utilization of our bank credit facilities and the variable funding notes portion of our U.S. Fleet Debt Facilities and, in past years, our commercial paper program. As business demand moderates during the winter, we reduce our fleet accordingly and dispose of vehicles and equipment. The disposal proceeds are used to reduce debt.

        We are highly leveraged and a substantial portion of our liquidity needs arise from debt service on indebtedness incurred in connection with the Transactions and from the funding of our costs of operations, working capital and capital expenditures.

        As of September 30, 2006, we had approximately $12,959.3 million of total indebtedness outstanding. Cash paid for interest for the nine months ended September 30, 2006, was $513.4 million, net of amounts capitalized.

        We rely significantly on asset backed financing to purchase cars for our domestic and international car rental fleets. For further information concerning our asset backed financing programs, see "Description of Certain Indebtedness—ABS Program—U.S. Fleet Debt" and "Description of Certain Indebtedness—ABS Program—International Fleet Debt" below. For a discussion of risks related to our reliance on asset backed financing to purchase cars, see "Risk Factors—Risks Related to Our Business—Our reliance on asset-backed financing to purchase cars subjects us to a number of risks, many of which are beyond our control."

        Also, substantially all of our revenue earning equipment and certain related assets are owned by special purpose entities, or are subject to liens in favor of our lenders under the Senior ABL Facility, the ABS Program, the International Fleet Debt Facilities or the fleet financing facility relating to our car rental fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands. Substantially all of our other assets in the United States are also subject to liens in favor of our lenders under the Senior Credit Facilites, and substantially all of our other assets outside the United States are (with certain limited exceptions) subject to liens in favor of our lenders under the International Fleet Debt Facilities or (in the case of our Canadian HERC business) the Senior ABL Facility. None of such assets will be available to satisfy the claims of our general creditors, including holders of the notes.

        We believe that cash generated from operations, together with amounts available under the Senior Credit Facilities, asset-backed financing and other available financing arrangements will be adequate to permit us to meet our debt service obligations, ongoing costs of operations, working capital needs and capital expenditure requirements for the foreseeable future. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

  Financing

  Senior Credit Facilities

        Senior Term Facility.    In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consists of a $2,000.0 million secured term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293.0 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. On the Closing Date, Hertz utilized $1,707.0 million of the Senior Term Facility. On May 15, 2006, we borrowed approximately $84.9 million under the delayed draw facility and used the proceeds thereof to repay our 6.5% Senior Notes due 2006. On July 10, 2006, the remaining $208.1 million of the delayed draw facility was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility. As of September 30, 2006, we had $1,951.3 million in borrowings outstanding under this facility, which is net of a discount of $40.0 million. The term loan facility and the synthetic letter of credit facility will mature on December 21, 2012.

        Senior ABL Facility.    Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600.0 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200.0 million of the revolving loan facility is available for the issuance of letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At September 30, 2006, net of a discount of $23.8 million, Hertz and Matthews Equipment Limited collectively had $28.1 million in borrowings outstanding under this facility and issued $18.6 million in letters of credit. The Senior ABL Facility will mature on December 21, 2010.

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by Hertz Investors, Inc., its immediate parent and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings), though Hertz Equipment Rental Corporation does not guarantee Hertz's obligations under the Senior ABL Facility because it is a borrower under that facility. In addition, the obligations of the Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing.) Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors.

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrowers are subject to financial covenants, including a requirement to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to interest expense coverage ratio for specified periods (the requirements for both of these ratios vary throughout the term of the loan.) Also, under the Senior ABL Facility, if the borrowers fail to maintain a specified minimum level of borrowing capacity, they will then be subject to financial covenants under such facility, including a specified debt to Corporate EBITDA leverage ratio (the ratio varies throughout the term of the loan) and a specified Corporate EBITDA to fixed charges coverage ratio of one to one. Failure to comply with the financial covenants under the Senior Credit Facilities would result in a default under the credit agreements governing our Senior Credit Facilities and, absent a waiver or an amendment from our lenders, permit the acceleration of all outstanding borrowings under the Senior Credit Facilities. As of September 30, 2006, we performed the calculations associated with the above noted financial covenants and determined that we were in compliance with such financial covenants, both under the transition rule as set forth in the credit agreements governing the Senior Credit Facilities and as described in footnote (g) to "Summary—Summary Historical Financial Data." For a description of this calculation and the transition rule, see "Summary—Summary Historical Financial Data." The Senior Credit Facilities are subject to certain mandatory prepayment requirements and provide for customary events of default.

        On June 30, 2006, we entered into amendments to each of our Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under the covenants in these credit facilities to enter into certain sale and leaseback transactions, to pay dividends and, in the case of the amendment to the Senior Term Facility, to make investments. These amendments also have the effect of reducing the restrictions in the Senior Credit Facilities on our ability to provide cash to Hertz Holdings (whether in the form of a loan or a dividend) that would enable Hertz Holdings to service its indebtedness. The amendment to the Senior Term Facility also permits us to use proceeds of the unused portion of the $293.0 million delayed draw facility to repay borrowings outstanding under the Senior ABL Facility, in addition to repaying certain of Hertz's other outstanding indebtedness. As previously noted, on July 10, 2006, the remaining $208.1 million of the delayed draw facility was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility. For further information regarding the Senior Credit Facilities, see "Description of Certain Indebtedness—Senior Credit Facilities."

  Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated as of the Closing Date, pursuant to which Hertz assumed the obligations of CCMG Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz as the surviving entity.

        As of September 30, 2006, $2,085.3 million and $600.0 million in borrowings were outstanding under the Senior Notes and Senior Subordinated Notes, respectively. The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Credit Facilities.

        Both the indenture for the Senior Notes and the indenture for the Senior Subordinated Notes contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures, to incur more debt, pay dividends, redeem stock or make other distributions, make investments, create liens, transfer or sell assets, merge or consolidate and enter into certain transactions with Hertz's affiliates. The indenture for the Senior Subordinated Notes also contains subordination provisions and a limitation on the types of senior subordinated debt that may be incurred. The indentures also contain certain mandatory and optional prepayment or redemption provisions and provide for customary events of default. For further information regarding the Senior Notes and Senior Subordinated Notes, see "Description of Notes." We also have outstanding as of September 30, 2006, approximately $722.5 million of pre-Acquisition senior notes and Euro-denominated medium term notes, net of a $5.5 million discount. For the nine months ended September 30, 2006, we incurred foreign currency translation losses on our Senior Euro Notes of $19.2 million, which are recorded in the consolidated statement of operations in "Selling, general and administrative expenses." See "Description of Certain Indebtedness—Pre-Acquisition Senior Notes and Euro Medium Term Notes."

  Fleet Financing

        U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy remote special purpose entity wholly owned by Hertz, entered into an amended and restated base indenture, or the "ABS Indenture," dated as of the Closing Date, with BNY Midwest Trust Company as trustee, and a number of related supplements to the ABS Indenture, each dated as of the Closing Date, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300.0 million of new medium term asset backed notes consisting of 11 classes of notes in two series under the ABS Supplement. HVF also issued approximately $1,500.0 million of variable funding notes in two series, none of which were funded at closing. As of September 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $82.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from the Closing Date. The variable funding notes will be funded through the bank multi seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt and Pre-Acquisition ABS Notes. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors, including the notes.

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of September 30, 2006 and December 31, 2005, the fair value of the HVF Swaps were $50.2 million and $37.0 million, respectively, which are reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." For the nine months ended September 30, 2006, we recorded a benefit of $1.0 million in our consolidated statement of operations associated with previously recognized ineffectiveness of the HVF Swaps.

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        In addition, as of September 30, 2006, we had outstanding approximately $587.2 million of pre-Acquisition ABS Notes, net of a $12.8 million discount. See "Description of Certain Indebtedness—ABS Program—Pre-Acquisition ABS Notes."

        International Fleet Debt.    In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies up to an aggregate amount equivalent to approximately $3,103.4 million (calculated as of September 30, 2006), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of September 30, 2006, the foreign currency equivalent of $2,382.3 million in borrowings was outstanding under these facilities, net of a $6.7 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four revolving loan tranches (Tranches A1, A2, B and C), each subject to borrowing bases comprised of the revenue earning equipment and related assets of each applicable borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet owning SPE or subsidiary). A portion of the Tranche C loan will be available for the issuance of letters of credit.

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans. Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by a material part of the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A borrowers under the Tranche A2 loans and the guarantees thereof are secured on a junior second priority basis by any assets securing the obligations of the Tranche A borrowers under the Tranche A1 loans and the guarantees thereof. In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B loan not exceeding $52.0 million, which guarantee is secured equally and ratably with borrowings under the Senior Term Facility. Pursuant to the June 30, 2006 amendments to the Senior Credit Facilities, Hertz may provide guarantees of up to $75.0 million of indebtedness of its Brazilian subsidiary which are secured equally and ratably with borrowings under the Senior Term Facility. The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

        The facilities under each of the tranches mature five years from the Closing Date. Subject to certain exceptions, the loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of specified types of take-out financing transactions and asset sales.

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities as of the closing of the Acquisition have been replaced by permanent take-out international asset based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz as of September 30, 2006, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets. For further information regarding the U.S. Fleet Debt Facilities and International Fleet Debt Facilities, see "Description of Certain Indebtedness—ABS Program."

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in capital lease financings related to revenue earning equipment outside the International Fleet Debt Facilities. As of September 30, 2006, there were $56.3 million of capital lease financings outstanding.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007. As of September 30, 2006, the fair value of the swaptions was €0.9 million (or $1.2 million), which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." During the nine months ended September 30, 2006, the fair value adjustment related to these swaps was a loss of $3.0 million, which was recorded in the consolidated statement of operations in "Selling, general and administrative" expense.

        Fleet Financing Facility.    On September 29, 2006, Hertz and PUERTO RICANCARS, INC., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, U.S. Virgin Islands, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275.0 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124.0 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent.

        The Fleet Financing Facility will mature on December 21, 2011, but Hertz and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time. The Fleet Financing Facility is subject to mandatory prepayment in the amount by which outstanding extensions of credit to Hertz or PR Cars exceed the lesser of the Hertz or PR Cars borrowing base, as applicable, and the commitments then in effect.

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, U.S. Virgin Islands and by certain assets related thereto.

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of September 30, 2006, the average interest rate was 8.5% (prime rate based). This was converted to a LIBOR based loan with a rate of 6.57% on October 16, 2006.

        The Fleet Financing Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to create liens, dispose of assets, engage in mergers, enter into agreements which restrict liens on the Fleet Financing Facility collateral or Hertz's rental car fleet in Kansas or change the nature of their business. See "Description of Certain Indebtedness—Hertz's and Puerto Rican Cars, Inc.'s Fleet Financing Facility."

  Credit Facilities

        As of September 30, 2006, the following credit facilities were available for the use of Hertz and our subsidiaries:

  •
  The Senior Term Facility had $8.3 million available under the letter of credit facility. No amounts were available to refinance certain existing debt under the delayed draw facility.

  •
  The Senior ABL Facility had the foreign currency equivalent of approximately $1,548.1 million of remaining capacity, all of which was available under the borrowing base limitation and $181.4 million of which was available under the letter of credit facility sublimit.

  •
  The International Fleet Debt Facilities had the foreign currency equivalent of approximately $713.0 million of remaining capacity and $239.3 million available under the borrowing base limitation.

  •
  The U.S. Fleet Debt had approximately $1,418.0 million of remaining capacity and $18.0 million available under the borrowing base limitation. No additional amounts were available under the letter of credit facility.

  •
  The Fleet Financing Facility had approximately $151.0 million of remaining capacity and $0.2 million under the borrowing base limitation.

        As of September 30, 2006, substantially all of our assets are pledged under one or more of the facilities noted above. We are currently in compliance with all of the covenants contained in the various facilities noted above that are currently applicable to us.

        For further information regarding these credit facilities, see "Description of Certain Indebtedness."

Contractual Obligations

        The following table details the contractual cash obligations for debt and related interest payable, operating leases and concession agreements and other purchase obligations as of December 31, 2005:

		Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In millions of dollars)
Debt(1)	$12,657.9	$2,774.9	$1,064.7	$4,099.6	$4,718.7
Interest on debt(2)	4,232.4	673.6	1,275.1	1,081.7	1,202.0
Operating leases and concession agreements(3)	1,552.8	328.3	467.0	244.3	513.2
Purchase obligations(4)	6,984.4	6,845.9	137.9	0.6	—

Total	$25,427.5	$10,622.7	$2,944.7	$5,426.2	$6,433.9

(1)
Amounts represent debt obligations included in "Debt" in our consolidated balance sheet and include $2,555.3 million of commercial paper and other short-term borrowings. These amounts exclude estimated payments under interest rate swap agreements. See Note 3 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(2)
Amounts represent the estimated interest payments based on the principal amounts, minimum non-cancelable maturity dates and applicable interest rates on the debt at December 31, 2005. The minimum non-cancelable obligations under the International Fleet Debt and Senior ABL Facility matured between January and March 2006. While there was no requirement to do so, these obligations were subsequently renewed.

(3)
Includes obligations under various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and lease agreements for real estate, revenue earning equipment and office and computer equipment. Such obligations are reflected to the extent of their minimum non-cancelable terms. See Note 10 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(4)
Purchase obligations represent agreements to purchase goods or services that are legally binding on us and that specify all significant terms, including fixed or minimum quantities; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Only the minimum non-cancelable portion of purchase agreements and related cancellation penalties are included as obligations. In the case of contracts, which state minimum quantities of goods or services, amounts reflect only the stipulated minimums; all other contracts reflect estimated amounts. Of the total purchase obligations as of December 31, 2005, $6,687.3 million represent fleet purchases where contracts have been signed or are pending with committed orders under the terms of such arrangements. We do not regard our employment relationships with our employees as "agreements to purchase services" for these purposes.

Other Factors

  Goodwill and Other Intangible Assets Following the Acquisition

        We have recognized a significant amount of goodwill and other intangible assets in connection with the Acquisition. We perform an impairment analysis with respect to our goodwill and indefinite lived intangible assets at least annually, or more frequently if changes in circumstances indicate that the carrying amount of the goodwill or other intangible assets may not be recoverable. If we identify an impairment in goodwill or other intangible assets we may be required to take a charge that could negatively impact our future earnings.

  Foreign Currency

        Provisions are not made for U.S. income taxes on undistributed earnings of foreign subsidiaries that are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes. Foreign operations have been financed to a substantial extent through loans from local lending sources in the currency of the countries in which such operations are conducted. Car rental operations in foreign countries are, from time to time, subject to governmental regulations imposing varying degrees of currency restrictions. Currency restrictions and other regulations historically have not had a material impact on our operations as a whole.

Capital Expenditures

        The table below shows revenue earning equipment and property and equipment capital expenditures and related disposal proceeds received by quarter for 2006, 2005, 2004 and 2003.

	Revenue Earning Equipment			Property and Equipment
	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures (Proceeds)	Capital Expenditures	Disposal Proceeds	Net Capital Expenditures
	(In millions of dollars)
2006
Successor
First Quarter	$3,862.1	$(2,591.3)	$1,270.8	$64.7	$(19.8)	$44.9
Second Quarter	3,678.2	(2,308.2)	1,370.0	65.9	(8.7)	57.2
Third Quarter	1,814.5	(2,099.0)	(284.5)	50.5	(19.3)	31.2

Total	$9,354.8	$(6,998.5)	$2,356.3	$181.1	$(47.8)	$133.3

2005
Predecessor
First Quarter	$3,600.2	$(2,307.4)	$1,292.8	$81.3	$(9.0)	$72.3
Second Quarter	4,040.4	(2,304.3)	1,736.1	105.5	(21.3)	84.2
Third Quarter	2,377.5	(2,579.5)	(202.0)	92.9	(19.0)	73.9
Fourth Quarter (Oct. 1-Dec. 20, 2005).	2,168.1	(2,915.1)	(747.0)	54.8	(23.3)	31.5
Successor
Fourth Quarter (Dec. 21-Dec. 31, 2005).	234.8	(199.7)	35.1	8.5	(1.2)	7.3

Total Year	$12,421.0	$(10,306.0)	$2,115.0	$343.0	$(73.8)	$269.2

2004
Predecessor
First Quarter	$2,916.1	$(1,860.7)	$1,055.4	$61.2	$(11.7)	$49.5
Second Quarter	3,804.1	(1,921.2)	1,882.9	82.8	(20.9)	61.9
Third Quarter	2,179.0	(2,321.8)	(142.8)	74.6	(19.4)	55.2
Fourth Quarter	2,410.9	(2,637.2)	(226.3)	67.8	(7.3)	60.5

Total Year	$11,310.1	$(8,740.9)	$2,569.2	$286.4	$(59.3)	$227.1

2003
Predecessor
First Quarter	$2,951.4	$(2,557.3)	$394.1	$51.3	$(9.0)	$42.3
Second Quarter	2,338.3	(1,153.7)	1,184.6	56.6	(23.6)	33.0
Third Quarter	1,611.5	(1,656.2)	(44.7)	54.4	(13.1)	41.3
Fourth Quarter	2,535.4	(2,507.2)	28.2	64.4	(8.9)	55.5

Total Year	$9,436.6	$(7,874.4)	$1,562.2	$226.7	$(54.6)	$172.1

        Revenue earning equipment expenditures in our car rental operations were $11,493.9 million, $10,665.3 million and $9,100.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Revenue earning equipment expenditures in our equipment rental operations were $927.1 million, $644.7 million and $336.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        Revenue earning equipment expenditures in our car rental operations were $8,563.2 million and $9,212.8 million for the nine months ended September 30, 2006 and 2005, respectively. Revenue earning equipment expenditures in our equipment rental operations were $791.6 million and $805.3 million for the nine months ended September 30, 2006 and 2005, respectively.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the year ended December 31, 2005 increased by 7.8% and 43.8%, respectively, compared to the year ended December 31, 2004. The increase in equipment rental revenue earning equipment expenditures is primarily the result of higher rental volume.

        Revenue earning equipment expenditures in our car rental and equipment rental operations for the nine months ended September 30, 2006 decreased by 7.1% and 1.7%, respectively, compared to the nine months ended September 30, 2005. The decrease in car rental revenue earning equipment expenditures is due to the change in mix of purchases made during the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005.

        Property and equipment expenditures in our car rental operations were $271.1 million, $220.4 million and $191.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Property and equipment expenditures in our equipment rental operations were $69.0 million, $63.1 million and $32.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Property and equipment expenditures in our "corporate and other" activities were $2.9 million, $3.0 million and $2.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        Property and equipment expenditures in our car rental operations were $131.5 million and $215.6 million for the nine months ended September 30, 2006 and 2005, respectively. Property and equipment expenditures in our equipment rental operations were $47.4 million and $62.1 million for the nine months ended September 30, 2006 and 2005, respectively. Property and equipment expenditures in our "corporate and other" activities were $2.2 million and $2.0 million for the nine months ended September 30, 2006 and 2005, respectively.

        Property and equipment expenditures in our car rental, equipment rental and "corporate and other" operations for the year ended December 31, 2005 increased by 23.0%, 9.4% and decreased by 3.3%, respectively, compared to the year ended December 31, 2004.

        Property and equipment expenditures in our car rental and equipment rental operations and "corporate and other" for the nine months ended September 30, 2006 decreased by 39.0% and 23.7% and increased by 10.0%, respectively, compared to the nine months ended September 30, 2005.

        For the year ended December 31, 2005, we experienced a level of net expenditures for revenue earning equipment and property and equipment slightly lower than our net expenditures in 2004. The net capital expenditures decrease was due to increased disposals partly offset by increases in the prices of 2006 model year vehicles acquired beginning in the fourth quarter of 2005, together with capital expenditures relating to the expansion of our off-airport locations.

        For the nine months ended September 30, 2006, we experienced a level of net expenditures for revenue earning equipment and property and equipment lower than our net expenditures in the nine months ended September 30, 2005. This decrease was due to our transition from a higher percentage of program cars to a higher percentage of lower cost non-program cars for the nine months ended September 30, 2006.

Off-Balance Sheet Commitments

        As of September 30, 2006, December 31, 2005 and 2004, the following guarantees (including indemnification commitments) were issued and outstanding:

Indemnifications

        In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

Sponsors; Directors

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We do not believe that these indemnifications are reasonably likely to have a material impact on us.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of September 30, 2006, December 31, 2005 and December 31, 2004, the aggregate amounts accrued for environmental liabilities, including liability for environmental indemnities, reflected in our consolidated balance sheet in "Accrued liabilities" were $3.8 million, $3.9 million and $5.4 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Risk Management

        For a discussion of additional risks arising from our operations, including vehicle liability, general liability and property damage insurable risks, see "Business—Risk Management."

Market Risks

        We are exposed to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and historically have not been used for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage our exposure to counterparty nonperformance on such instruments. For more information on these exposures see Note 14 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

        From time to time, we enter into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, we entered into interest rate swap agreements relating to the issuance of our 4.7% notes due October 2, 2006. Effective June 3, 2004, we entered into interest rate swap agreements relating to the issuance of our 6.35% notes due June 15, 2010. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, any changes in the fair value of the derivatives were recognized in the statement of operations. Between December 21, 2005 (the date the hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these interest rate swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. During January 2006, we assigned these interest rate swaps to a third party in return for cash. As a result of the assignment of these interest rate swaps, we recorded a gain of $6.6 million which is reflected in our unaudited interim condensed consolidated statement of operations in "Selling, general and administrative" expenses.

        In connection with the Acquisition and the issuance of the $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, we pay monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations.

        In connection with the remaining €7.6 million untendered balance of our Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006, and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows on the variable rate Euro Medium Term Notes at a fixed rate of 4.1%.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007.

        See Notes 3 and 14 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        We have a significant amount of debt (including under our U.S. and International Fleet Debt and Senior ABL Facility) with variable rates of interest based generally on LIBOR, EURIBOR or their equivalents for local currencies plus an applicable margin. Increases in interest rates could therefore significantly increase the associated interest payments that we are required to make on this debt.

        We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of one percentage point in interest rates on our debt portfolio as of September 30, 2006, our net interest expense would increase by an estimated $19.6 million over a twelve month period.

        Consistent with the terms of the agreements governing the respective debt obligations, we may hedge a portion of the floating rate interest exposure under the Senior Credit Facilities and the U.S. and International Fleet Debt to provide protection in respect of such exposure.

Foreign Currency Risk

        We manage our foreign currency risk primarily by incurring, to the extent practicable, operating and financing expenses in the local currency in the countries in which we operate, including making fleet and equipment purchases and borrowing for working capital needs. Also, we have purchased foreign exchange options to manage exposure to fluctuations in foreign exchange rates for selected marketing programs. The effect of exchange rate changes on these financial instruments would not materially affect our consolidated financial position, results of operations or cash flows. Our risks with respect to currency option contracts are limited to the premium paid for the right to exercise the option and the future performance of the option's counterparty. Premiums paid for options outstanding as of September 30, 2006 were approximately $0.4 million and we limit counterparties to financial institutions that have strong credit ratings.

        We also manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our subsidiaries by entering into foreign currency forward contracts at the time of the loans. The forward rate is reflected in the intercompany loan rate to the subsidiaries, and as a result, the forward contracts have no material impact on our results of operations.

        In connection with the Transactions, we issued €225.0 million of Senior Euro Notes, which are currently not hedged. The unrealized foreign exchange transaction gains or losses resulting from the monthly translation of these Euro-denominated Notes into the U.S. Dollar, was a $19.2 million loss in the nine months ended September 30, 2006 and was recognized in our consolidated statement of operations in "Selling, general and administrative expenses."

Like-Kind Exchange Program

        In January 2006, we implemented a "like-kind exchange program" for our U.S. car rental business. Pursuant to the program, we dispose of vehicles and acquire replacement vehicles in a form intended to allow such dispositions and replacements to qualify as tax-deferred "like-kind exchanges" pursuant to section 1031 of the Internal Revenue Code. The program is expected to result in a material deferral of federal and state income taxes. A similar plan for HERC has been in place for several years. We cannot, however, offer assurance that the expected tax deferral will be achieved or that the relevant law concerning the programs will remain in its current form. In addition, the benefit of deferral is subject to recapture, if, for example, there were a material downsizing of our fleet.

Inflation

        The increased acquisition cost of vehicles is the primary inflationary factor affecting us. Many of our other operating expenses are also expected to increase with inflation, including health care costs. Management does not expect that the effect of inflation on our overall operating costs will be greater for us than for our competitors.

Employee Retirement Benefits

Pension

        We sponsor defined benefit pension plans worldwide. Pension obligations give rise to significant expenses that are dependent on assumptions discussed in Note 6 of the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. Our 2005 worldwide pre-tax pension expense was approximately $37.5 million, which is an increase of $6.8 million from 2004 primarily attributable to the decrease in the discount rate in the United States from 6.25% to 5.75% and in the United Kingdom from 5.50% to 5.25%, a pension settlement loss of $1.1 million relating to our Supplemental Executive Retirement Plan, as well as the effects of foreign currency translation. Based on present assumptions, 2006 worldwide pre-tax pension expense is expected to be approximately $35.3 million, which is a decrease of $2.2 million from 2005. Effective with the Acquisition, the assignment of the purchase price to individual assets acquired and liabilities assumed included a liability for the projected benefit obligation in excess of plan assets, which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost. As a result, our expense for 2006 does not include any costs related to amortizing unrecognized losses or unrecognized prior service costs. Our pension expense for 2005 included $6.0 million of amortization costs, as well as a settlement loss of $1.1 million. This reduction in pension expense from 2005 to 2006 is partially offset by an increase due to a decrease in the discount rate in the United States from 5.75% to 5.50% and in the United Kingdom from 5.25% to 4.70%.

        The funded status (i.e., the amount by which the present value of projected benefit obligations exceeded the market value of pension plan assets) of our U.S. qualified plan, in which most domestic employees participate, declined as of December 31, 2005, compared with December 31, 2004. The primary factor that contributed to the change in the funded status was a decrease in the discount rate, partially offset by a discretionary contribution of $28.0 million.

        We review our pension assumptions regularly and from time to time make contributions beyond those legally required. For example, discretionary contributions of $28.0 million, $48.0 million and $54.0 million were made to our U.S. qualified plan for the years ended December 31, 2005, 2004 and 2003, respectively. After giving effect to these contributions, based on current interest rates and on our return assumptions and assuming no additional contributions, we do not expect to be required to pay any variable-rate premiums to the Pension Benefit Guaranty Corporation before 2010. For the nine months ended September 30, 2006, we contributed $24.1 million to our worldwide pension plans, including a discretionary contribution of $15.6 million to our U.K. defined benefit pension plan and benefit payments made through unfunded plans.

        We participate in various "multiemployer" pension plans administrated by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our statement of operations and as a liability on our balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any material withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability. Some multiemployer plans, including one in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Other Postretirement Benefits

        We provide limited postretirement health care and life insurance for employees of our domestic operations with hire dates prior to January 1, 1990. There are no plan assets associated with this plan.

We provide for these postretirement costs through monthly accruals. The net periodic postretirement benefit cost for the year ended December 31, 2005 was $1.6 million and the accumulated benefit obligation as of December 31, 2005 was $18.2 million compared to a net periodic postretirement benefit cost of $1.6 million for the year ended December 31, 2004 and an accumulated benefit obligation of $17.3 million as of December 31, 2004. The increase in the accumulated benefit obligation was primarily attributable to the decrease in the discount rate from 5.75% as of December 31, 2004 to 5.50% as of December 31, 2005.

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, the Boards of Directors of Hertz and Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of shares of the common stock of Hertz Holdings to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings to those individuals.

        During the second quarter of 2006, Hertz Holdings made an equity offering to approximately 350 of our executives and key employees (not including Craig R. Koch, our Chairman of the Board and former Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, Hertz Holdings sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). In addition, on May 18, 2006, Hertz Holdings granted our key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of Hertz Holdings common stock at $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend), 800,000 shares at $15.00 per share ($10.68 after adjustment for the Hertz Holdings Dividend) and 800,000 shares at $20.00 per share ($15.68 after adjustment for the Hertz Holdings Dividend). These options are subject to and governed by the Stock Incentive Plan.

        On June 12, 2006, Mr. Koch purchased 50,000 shares of the common stock of Hertz Holdings at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). On August 15, 2006, the options issued to Mr. Koch in June 2006 were cancelled and he was issued 112,000 options with an exercise price of $7.68 per share. Hertz Holdings will make a payment to Mr. Koch in connection with his share purchase equal to $80,000.

        On August 15, 2006, certain newly-hired employees purchased an aggregate of 20,000 shares at a purchase price of $7.68 per share and were granted options to purchase 220,000 shares of the common stock of Hertz Holdings at an exercise price of $7.68 per share. Also on August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora purchased 1,056,338 shares of the common stock of Hertz Holdings at a price of $5.68 per share and was granted options to purchase 800,000 shares of common stock of Hertz Holdings at an exercise price of $7.68 per share, 400,000 options at an exercise price of $10.68 per share and 400,000 options at an exercise price of $15.68 per share. All of Mr. Frissora's options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

        Hertz Holdings has subsequently determined that the fair value of its common stock as of August 15 was $16.37 per share, rather than the $7.68 that had originally been determined at that time and which we use for purposes of the Stock Incentive Plan and federal income tax purposes. Consequently, we recognized compensation expense of approximately $13.0 million, including amounts for a tax gross-up on the initial $2.00 discount to fair market value in accordance with Mr. Frissora's employment agreement, in the quarter ended September 30, 2006. See "Management—Hertz Holdings Stock Incentive Plan."

        In order to assist management and the Compensation Committee of the Board of Directors in their determination of the value of the common stock of Hertz Holdings, Hertz engaged an independent valuation specialist to perform a valuation of the common stock of Hertz Holdings at May 15, 2006 and June 30, 2006. The May 15th date is close to the initial stock purchase and option grant date of May 5, 2006 and the second option grant date of May 18, 2006. The June 30th date coincides with the payment of the Hertz Holdings Dividend.

        The independent valuation specialist weighted each of the income, market transaction and market comparable valuation approaches equally. Management and the Compensation Committee of the Board of Directors of Hertz Holdings believe that the valuation approaches employed are appropriate for an enterprise such as Hertz, which has an established financial history of profitable operations and generation of positive cash flows. The results of the approaches were not significantly different from one another.

        In connection with the authorization of the Hertz Holdings Dividend, the Board of Directors of Hertz Holdings authorized the modification of the option exercise prices downward by an amount equal to the per share amount of the Hertz Holdings Dividend, thereby preserving the intrinsic value of the options, consistent with applicable tax law. In order to assist management and the Compensation Committee of the Board of Directors of Hertz Holdings in their determination of the value of the common stock of Hertz Holdings, an independent valuation was performed as of immediately before and after the modification. We have an unrecognized cost of approximately $14.1 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost is expected to be recognized over the remainder of the five-year requisite vesting period that began on the grant date.

        In connection with the special cash dividend of approximately $1.12 per share of the common stock of Hertz Holdings, or $260.3 million in the aggregate, to be paid by Hertz Holdings upon completion of the initial public offering of the common stock of Hertz Holdings to holders of record of the common stock of Hertz Holdings on the dividend record date, the outstanding stock options under the Stock Incentive Plan will be adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. We will have an unrecognized stock-based compensation cost of approximately $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost will be recognized over the remainder of the requisite service period that began on the grant dates.

        See Note 14 to the Notes to our unaudited interim condensed consolidated financial statements included in this prospectus.

Recent Share Purchase by Our Chief Executive Officer

        On July 10, 2006, Mark P. Frissora accepted an offer of employment to serve as our Chief Executive Officer. On August 15, 2006, Mr. Frissora purchased 1,056,338 shares of the common stock of Hertz Holdings at a price of $5.68 per share, which was $2.00 below the fair market value of $7.68 on that date. As discussed under "—Critical Accounting Policies—Stock-Based Compensation," Hertz Holdings has subsequently determined that the fair value of its common stock as of August 15 should be $16.37 per share, rather than $7.68 as had originally been determined at that time. Consequently, we will recognize compensation expense of approximately $13.0 million, including amounts for a tax gross-up on the initial $2.00 discount to fair market value in accordance with Mr. Frissora's employment agreement, in the third quarter of 2006.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board, or "FASB," issued FASB Staff Position No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004," or "FSP 109-2." FSP 109-2 provides accounting guidance for non-U.S. earnings that are repatriated under the American Jobs Creation Act of 2004. SFAS No. 109, "Accounting for Income Taxes," requires a company to reflect in the period of enactment the effect of a new tax law. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. These dividends generated $168.2 million of tax expense, of which $136.9 million was offset by foreign tax credits, resulting in a net tax expense of $31.3 million.

        In December 2004, the FASB revised its SFAS No. 123, with SFAS No. 123R, "Accounting for Stock-Based Compensation." The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. The provisions of the revised statement are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or "SAB No. 107," regarding the SEC Staff's interpretation of the revised statement. SAB No. 107 provides the Staff's views regarding interactions between the revised statement and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. We have accounted for our employee stock-based compensation awards in accordance with SFAS No. 123. Adoption of the revised statement did not have, nor is it expected to have, a significant effect on our financial position, results of operations or cash flows. Effective with the Acquisition, all unvested options granted to our employees under Ford's 1998 Long-Term Incentive Plan became vested and exercisable. In May, June and August 2006, Hertz Holdings completed offerings of equity securities to our senior management. See "Management—Hertz Holdings Stock Incentive Plan."

        In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," or "FIN 47." FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional upon future events should be recognized at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 was effective no later than December 31, 2005, and did not have a material impact on our financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." Previously, APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods' financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not currently anticipate making any accounting changes which would be governed by this statement.

        In June 2006, the FASB issued FASB Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for financial recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing FIN 48 to determine its impact, if any, on our financial position or results of operations.

        In June 2006, the Emerging Issues Task Force, or "EITF," issued EITF No. 06-3, or "EITF 06-3," "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (i.e., Gross versus Net Presentation)," which relates to any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. EITF 06-3 states that the presentation of the taxes, either on a gross or net basis, is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22, "Disclosure of Accounting Policies," if those amounts are significant. EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 will not have any impact on our financial position or results of operations.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," or "SAB No. 108." SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year's financial statements are materially misstated. SAB No. 108 requires registrants to apply the new guidance for the first time that it identifies material errors in existence at the beginning of the first fiscal year ending after November 15, 2006 by correcting those errors through a one-time cumulative effect adjustment to beginning-of-year retained earnings. We are currently reviewing SAB No. 108 to determine its impact, if any, on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," or "SFAS No. 157." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning January 1, 2008. We are currently reviewing SFAS No. 157 to determine its impact, if any, on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," or "SFAS No. 158." SFAS No. 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The provisions of SFAS No. 158 are effective as of the end of the fiscal year ending December 31, 2006. We are currently reviewing SFAS No. 158 to determine its impact, if any, on our financial position or results of operations.

Controls and Procedures

Restatement of Predecessor Financial Statements and Impact on Internal Control Over Financial Reporting

        As discussed in Note 1A to the Notes to our annual audited consolidated financial statements included elsewhere in this prospectus, we have restated our previously issued consolidated financial statements for the Predecessor period ended December 20, 2005, or the "Restatement." The Restatement revises our tax provision on repatriated foreign earnings. These dividends, which were initiated by Ford, our previous parent, and occurred prior to the Acquisition, resulted in an estimated provision for taxes of $54.1 million, net of foreign tax credits of $50.3 million, or $3.8 million. Upon Ford's completion of a detailed study in June 2006, for the purpose of preparing their 2005 tax return, it was determined that the amount of tax expense should be increased by $27.5 million to $31.3 million.

        The dividends were originally completed as part of Ford pre-sale activities and also to obtain the one-time favorable tax treatment of dividends offered by the American Jobs Creation Act of 2004. Otherwise, it is not our policy to repatriate undistributed earnings of our foreign subsidiaries, but rather to invest them within their operations. All federal income taxes associated with this one-time repatriation are to be paid by Ford and, as such, have no impact on the Successor period ended December 31, 2005 or in 2006 and beyond.

        Our management, who has responsibility for establishing and maintaining internal control over financial reporting, concluded that the Restatement is not an indication of a material weakness existing as of December 31, 2005 because management has assessed our controls as of that date and determined they were adequate to prevent or detect a material misstatement to our financial statements after the Acquisition. Accordingly, the Restatement did not have an impact on our management's conclusion that our internal control over financial reporting and disclosure controls and procedures as of December 31, 2005 were effective. Also, our management has concluded that no revisions to our controls over income tax accounting and reporting were required as a result of this matter.

Evaluation of Disclosure Controls and Procedures

        Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

        An evaluation of the effectiveness of our disclosure controls and procedures was performed under the supervision of, and with the participation of, management, including our Chief Executive Officer and Chief Financial Officer, as of September 30, 2006. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective.

Management's Report on Internal Control Over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. We are not, however, an accelerated filer and are therefore not yet required to report on our assessment of our internal control over financial reporting under Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005. The assessment was based on criteria established in the framework Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2005.

Management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included elsewhere in this prospectus.

Changes in Internal Control Over Financial Reporting

        An evaluation of our internal controls over financial reporting was performed under the supervision of, and with the participation of, management, including our Chief Executive Officer and Chief Financial Officer, to determine whether any changes have occurred during the quarter ended September 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that no changes in our internal control over financial reporting have occurred during the quarter ended September 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

  Accounting for Deferred Income Taxes

        During the preparation of our 2005 financial statements and the related testing of our internal controls over financial reporting, we identified a significant deficiency with respect to the reporting of our taxes, including deferred tax liabilities, which was reported to our Audit Committee. This significant deficiency was considered by management in its overall assessment of our internal control over financial reporting as of December 31, 2005. Our management concluded that there were mitigating controls and processes to prevent or detect a material misstatement of our financial statements. Deferred taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. The deficiency resulted from our historical practice of determining our deferred tax balances using a "roll forward" approach rather than the "balance-sheet" approach required under SFAS 109, "Accounting for Income Taxes."

        To facilitate the remediation of this deficiency we engaged a third party under our supervision to perform a comprehensive analysis of our deferred tax liabilities. The study is in process and is currently expected to be completed prior to the filing of our annual report on Form 10-K for the year ending December 31, 2006.

        The preliminary results of the analysis as it relates to the Predecessor period ended December 20, 2005 and Predecessor fiscal years ended December 31, 2004, 2003, 2002 and 2001 indicate that no material adjustments are required to our previously issued financial statements for these Predecessor periods. However, it is possible that the analysis, once completed, will conclude that at December 20, 2005, prior to the Acquisition, certain amounts should have been classified as current tax liabilities rather than as deferred tax liabilities. With respect to the Successor period ended December 31, 2005 and subsequent completed quarterly periods, we currently do not expect that any material adjustment to our financial statements will be required because we utilized purchase accounting for the Acquisition at December 21, 2005. We do not believe, based on the preliminary results of the analysis, that any material adjustment to our previously issued balance sheets, statements of operations or statements of cash flows will be required, nor do we currently expect any final adjustment to be material at the end of or for the period in which the study and our analysis are finalized. Once the study is finalized, if the preliminary results of the analysis are confirmed, we would expect to record a reduction in our deferred tax liability, offset by an equivalent reduction in goodwill, at December 31, 2006. We do not currently expect the adjustment amount to exceed $300 million.

        Because the analysis is ongoing and the results are still preliminary and subject to change, the currently estimated amounts of the adjustments described above may increase or decrease. Also, because any final adjustments will not be known until the study is completed, there is a possibility that the final adjustments, once determined, could be material and could therefore result in a restatement of our previously issued financial statements.

BUSINESS

Our Company

        We own what we believe is the largest worldwide general use car rental brand and one of the largest equipment rental businesses in the United States, both based on revenues. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. In our car rental business segment, we and our independent licensees and associates accept reservations for car rentals at approximately 7,600 locations in approximately 145 countries. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We maintain the leading airport car rental market share, by overall reported revenues, in the United States and at the 69 major airports in Europe where we have company-operated locations and data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 360 branches in the United States, Canada, France and Spain, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. This has helped us to earn a pre-tax profit in each year since our incorporation in 1967. Our revenues have grown at a compound annual growth rate of 7.6% over the last 20 years, with year-over-year growth in 18 of those 20 years.

Corporate History and Recent Transactions

        Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, investment funds associated with or designated by the Sponsors, through an indirect, wholly owned subsidiary of Hertz Holdings, acquired all of Hertz's common stock from Ford Holdings in the Acquisition. In connection with the Acquisition, Hertz entered into a series of financing and refinancing transactions. For a description of the Transactions, see "Recent Transactions—The Acquisitions and Related Transactions."

Our Markets

        We operate in the global car rental industry and in the equipment rental industry, primarily in the United States.

        Worldwide Car Rental.    We believe that the global car rental industry exceeds $30 billion in annual revenues. According to a 2006 report appearing in Auto Rental News, car rental revenues in the United States totaled approximately $19 billion in 2005 and have grown at a 4.9% compound annual growth rate since 1990, including 7.2% growth in 2005. According to Euromonitor International, car rental revenues in Western Europe account for over $12.5 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are Germany, the United Kingdom and France. Based on market data from Euromonitor International, total rental revenues for the car rental industry in Europe in 2005 were approximately $10.5 billion in the nine countries—France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and approximately $2 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that airport rentals account for approximately one-half of the total market in the United States. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or enplanements. According to the FAA, enplanements in the United States only completed their recovery and surpassed their pre-2001 levels in 2005. The FAA projected in the first half of 2006 that domestic enplanements will grow at a compound annual rate of 3.2% from 2006 to 2017, consistent with long-term historical trends. The IATA projected in October 2005 that annual international enplanements would grow at a compound annual rate of 5.6% from 2005 to 2009.

        The off-airport part of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States. However, we believe that in recent years, industry revenues from off-airport car rentals in the United States have grown faster than revenues from airport rentals.

        Equipment Rental.    We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, to be approximately $31 billion in annual revenues, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 9.7% compound annual growth rate between 1991 and 2005. Other market data indicates that the equipment rental industries in France and Spain generate roughly $4 billion and $2 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. The industry is undergoing a strong recovery following the industrial recession and downturn in non-residential construction spending between 2001 and 2003. According to data from F.W. Dodge received during the first quarter of 2006, U.S. non-residential construction spending is projected to grow at an annual rate of 9% and 7% in 2006 and 2007, respectively. We also believe, based on an article in Rental Equipment Register published on February 1, 2006, that rental equipment accounted for approximately 30% to 40% of all equipment sold into the U.S. construction industry in 2005, up from approximately 5% to 10% in 1991. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment within the next ten years.

Our Business Segments

        Our business consists of two significant segments, car rental and equipment rental. In addition, "corporate and other" includes general corporate expenses, as well as other business activities, such as third-party claim management services.

        Car Rental:    Our "company-operated" rental locations are those through which we, or an agent of ours, rent cars that we own or lease. We maintain a substantial network of company-operated car rental locations both in the United States and internationally, and what we believe to be the largest number of company-operated airport car rental locations in the world, enabling us to provide consistent quality and service worldwide. For the year ended December 31, 2005, we derived approximately 72% of our worldwide car rental revenues from airport locations. Our licensees and associates also operate rental locations in over 140 countries and jurisdictions, including most of the countries in which we have company-operated rental locations.

        Equipment Rental:    HERC operates what we believe to be one of the largest equipment rental businesses in the United States and Canada combined and one of the largest general equipment rental businesses in each of France and Spain, in each case based upon revenues. HERC rents a broad range of earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction-related trucks. HERC also derives revenues from the sale of new equipment and consumables.

        Set forth below are charts showing revenues and operating income (loss), by segment, and revenues by geographic area, all for the year ended December 31, 2005 on a combined basis, and revenue earning equipment at net book value, as of September 30, 2006 (the majority of our international operations are in Europe). See Note 11 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Revenues by Segment for Year Ended December 31, 2005(1)(3)	Operating Income by Segment for Year Ended December 31, 2005(2)(3)
$7.5 billion	$1.1 billion

Revenues by Geographic Area for Year Ended December 31, 2005(3)	Revenue Earning Equipment, Net Book Value as of September 30, 2006
$7.5 billion	$10.7 billion

(1)
Car rental segment revenue includes fees and certain cost reimbursements from licensees. See Note 11 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

(2)
Operating income represents pre-tax income before interest expense and minority interest. The above chart excludes an operating loss of $26.8 million attributable to our Corporate and Other activities.

(3)
For the Predecessor period ended December 20, 2005, we generated revenues of $5,150.5 million and $2,164.2 million in the United States and internationally, respectively, and operating income of $1,049.1 million. For the Successor period ended December 31, 2005, we generated revenues of $123.7 million and $30.8 million in the United States and internationally, respectively, and an operating loss of $7.4 million.

        For further information on our business segments, including financial information for the first nine months of 2006 and the Successor period ended December 31, 2005, and the Predecessor period ended December 20, 2005 (as restated), and the years ended December 31, 2004 and 2003, see Note 9 to the Notes to our unaudited interim condensed consolidated financial statements and Note 11 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

Worldwide Car Rental

Operations

        We rent a wide variety of makes and models of cars, nearly all of which are the current or previous year's models. We generally accept reservations only for a class of vehicles, although we accept reservations for specific makes and models of vehicles in our Prestige Collection luxury rental program, our Fun Collection experiential rental program, our Green Collection environmentally friendly rental program and a limited number of models in high-volume, leisure-oriented destinations. We rent cars on a daily, weekend, weekly, monthly or multi-month basis, with rental charges computed on a limited or unlimited mileage rate, or on a time rate plus a mileage charge. Our rates vary at different locations depending on local market conditions and other competitive and cost factors. While cars are usually returned to the locations from which they are rented, we also allow one-way rentals from and to certain locations. In addition to car rentals and licensee fees, we generate revenues from reimbursements by customers of airport concession fees and vehicle licensing costs, fueling charges, and charges for ancillary customer products and services such as supplemental equipment (child seats and ski racks), loss or collision damage waiver, theft protection, liability and personal accident/effects insurance coverage, Hertz NeverLost navigation systems and satellite radio services. Several U.S. State Attorneys General have recently taken positions that car rental companies either may not pass through to customers, by means of separate charges, expenses such as vehicle licensing and concession fees or may do so only in certain limited circumstances. See "Risk Factors—Risks Related to Our Business—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

        We have company-operated rental locations both in the United States and internationally. The international car rental operations that generated the highest volumes of business from our company-operated locations for the nine months ended September 30, 2006 were, in descending order of revenues, those conducted in France, Germany, Italy, the United Kingdom, Spain, Australia and Canada. We also have company-operated rental locations in the Netherlands, Switzerland, Belgium, Luxembourg, New Zealand, Puerto Rico, Brazil and the U.S. Virgin Islands.

        As of September 30, 2006, we had approximately 1,700 staffed rental locations in the United States, of which approximately one-third were airport locations and two-thirds were off-airport locations, and we regularly rented cars from over 900 other locations that were not staffed. As of September 30, 2006, we had approximately 1,100 staffed rental locations internationally, of which approximately one-fifth were airport locations and four-fifths were off-airport locations, and we regularly rent cars from approximately 80 other locations that were not staffed. We believe that our extensive U.S. and international network of company-operated locations contributes to the consistency of our service, cost control, fleet utilization, yield management, competitive pricing and ability to offer one-way rentals.

        In order to operate airport rental locations, we have obtained concessions or similar leasing, licensing or permitting agreements or arrangements, or "concessions," granting us the right to conduct a car rental business at all major, and many other, airports with regularly scheduled passenger service in each country where we have company-operated rental locations, except for airports where our licensees operate rental locations and Orlando International Airport in Orlando, Florida. Our concessions were obtained from the airports' operators, which are typically governmental bodies or authorities, following either negotiation or bidding for the right to operate a car rental business there. The terms of an airport concession typically require us to pay the airport's operator concession fees based upon a specified percentage of the revenues we generate at the airport, subject to a minimum annual guarantee. Under most concessions, we must also pay fixed rent for terminal counters or other leased properties and facilities. Most concessions are for a fixed length of time, while others create operating rights and payment obligations that are terminable at any time.

        The terms of our concessions typically do not forbid, and in a few instances actually require, us to seek reimbursement from customers of concession fees we pay; however, in certain jurisdictions the law limits or forbids our doing so. Where we are required or permitted to seek such reimbursement, it is our general practice to do so. The number of car rental concessions available at airports varies considerably, but, except at small, regional airports, it is rarely less than four. At Orlando International Airport, where we do not have a car rental concession, we operate an airport rental location at a facility located near the airport's premises and pick up and drop off our customers at the airport under a permit from the airport's operator. Certain of our concession agreements require the consent of the airport's operator in connection with changes in ownership of us.

        The Hertz brand is one of the most recognized brands in the world. It has been listed in Business Week's "100 Most Valuable Global Brands" in 2005 and every year that it was eligible for inclusion in the study since the study's inception in 2001. We understand that this study is limited to companies with public equity and their subsidiaries, and, as a result, Hertz was not eligible for inclusion in 2006. The Hertz brand has been the only travel company brand to appear in the study. Moreover, our customer surveys indicate that in the United States, Hertz is the car rental brand most associated with the highest quality service. This is consistent with numerous published best-in class car rental awards that we have won, both in the United States and internationally, over many years. We have sought to support our reputation for quality and customer service in car rental through a variety of innovative service offerings, such as our customer loyalty program (Hertz #1 Club), our global expedited rental program (Hertz #1 Club Gold), our one-way rental program (Rent-it-Here/Leave-it-There), our national-scale luxury rental program (Prestige Collection), our national-scale experiential rental program (Hertz Fun Collection), our environmentally friendly rental program (Green Collection) and our in-car navigational services (Hertz NeverLost). We intend to maintain our position as a premier company through an intense focus on service, quality and product innovation.

        In the United States, the Hertz brand had the highest market share, by revenues, both in 2004 and in 2005, at the 180 largest airports where we operated. Out of approximately 150 major European airports at which we have company-operated rental locations, data regarding car rental concessionaire activity for the year ended December 31, 2005 was available at 69 of these airports. Based upon this data, we believe that we were the largest airport car rental company, measured by aggregate airport rental revenues during that period, at those 69 airports taken together. In the United States, we intend to maintain or expand our market share in the airport rental business. For a further description of our competitors, market share and competitive position see "—Competition" below.

        At our major airport rental locations, as well as at some smaller airport and off-airport locations, customers participating in our Hertz #1 Club Gold program are able to rent vehicles in an expedited manner. In the United States, participants in Hertz #1 Club Gold often bypass the rental counter entirely and proceed directly to their vehicles upon arrival at our facility. For the twelve months ended September 30, 2006, rentals by Hertz #1 Club Gold members accounted for approximately 41% of our worldwide rental transactions. We believe the Hertz #1 Club Gold program provides a significant competitive advantage to us, particularly among frequent travelers, and we have, through travel industry relationships, targeted such travelers for participation in the program.

        In addition to our airport locations, we operate off-airport locations offering car rental services to a variety of customers. Our off-airport rental customers include people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. Our off-airport customers also include people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies following accidents in which their cars were damaged, those expecting to lease cars that are not yet available from their leasing companies and those needing cars while theirs are being repaired or are temporarily unavailable for other reasons; we call these customers "replacement renters." At many of our off-airport locations we will provide pick-up and delivery services in connection with rentals.

        When compared to our airport rental locations, an off-airport rental location typically services more types of customers, uses smaller rental facilities with fewer employees, conducts pick-up and delivery services and deals with replacement renters using specialized systems and processes. In addition, on average, off-airport locations generate fewer transactions per period than airport locations. At the same time, though, our airport and off-airport rental locations employ common car fleets, are supervised by common country, regional and local area management, use many common systems and rely on common maintenance and administrative centers. Moreover, airport and off-airport locations, outside the area of replacement rentals, are supported by a common commercial sales force, benefit from many common marketing activities and have many of the same customers. As a consequence, we regard both types of locations as aspects of a single, unitary, car rental business.

        We believe that the off-airport portion of the car rental market offers opportunities for us on several levels. First, presence in the off-airport market can provide customers a more convenient and geographically extensive network of rental locations, thereby creating revenue opportunities from replacement renters, non-airline travel renters and airline travelers with local rental needs. Second, it can give us a more balanced revenue mix by reducing our reliance on airport travel and therefore limiting our risk exposure to external events that may disrupt airline travel trends. Third, it can produce higher fleet utilization as a result of the longer average rental periods associated with off-airport business, compared to those of airport rentals. Fourth, replacement rental volume is far less seasonal than that of other business and leisure rentals, which permits efficiencies in both fleet and labor planning. Finally, cross-selling opportunities exist for us to promote off-airport rentals among frequent airport Hertz #1 Club renters and, conversely, to promote airport rentals to off-airport renters. In view of those benefits, along with our belief that our market share for off-airport rentals is generally smaller than our market share for airport rentals, we intend to seek profitable growth in the off-airport rental market, both in the United States and internationally.

        In the two years ended December 31, 2005, we increased the number of our off-airport rental locations in the United States by approximately 33% to approximately 1,400 locations. In 2006 and subsequent years, our strategy may include selected openings of new off-airport locations, the disciplined evaluation of existing locations and pursuit of same-store sales growth. We anticipate that same-store sales growth would be driven by our traditional leisure and business traveler customers and by increasing penetration of the insurance replacement market, of which we currently have a low market share. In the United States during the year ended December 31, 2005, approximately one-third of our rental revenues at off-airport locations were related to replacement rentals. We believe that if we successfully pursue our strategy of profitable off-airport growth, the proportion of replacement rental revenues will increase. As we move forward, our determination of whether to expand our U.S. off-airport network will be based upon a combination of factors, including the concentration of target insurance company policy holders, car dealerships, auto body shops and other clusters of retail, commercial activity and potential profitability. We also intend to increase the number of our staffed off-airport rental locations internationally on the basis of similar criteria.

        In addition to renting cars, in Germany we also rent trucks of eight tons and over, including truck tractors. This truck rental fleet consists of approximately 3,400 vehicles, which have been either acquired under repurchase programs similar to those under which we purchase program cars or are under operating leases. We believe we are a market leader in heavy truck rental in Germany. Also, we are engaged in a car leasing business in Brazil. Our truck rental activities in Germany and our car leasing activities in Brazil are treated as part of our international car rental business in our consolidated financial statements.

        Our worldwide car rental operations generated $6,046.8 million in revenues and $374.6 million in income before income taxes and minority interest during the year ended December 31, 2005, which consisted of $131.8 million in revenues, $16.2 million in losses before income taxes and minority interest for the Successor period ended December 31, 2005 and $5,915.0 million in revenues and $390.8 million in income before income taxes and minority interest for the Predecessor period ended December 20, 2005, and $4,825.3 million in revenues and $283.1 million in income before income taxes and minority interest in the nine months ended September 30, 2006.

        We may also, from time to time, pursue profitable growth within our car rental business by pursuing opportunistic acquisitions that would expand our global car rental business.

Customers and Business Mix

        We categorize our rental business based on two primary criteria—the purpose for which customers rent from us (business or leisure) and the type of location from which they rent (airport or off-airport). The table below sets forth, for the year ended December 31, 2005 and the nine months ended September 30, 2006, the percentages of rental revenues and rental transactions in our U.S. and international operations derived from business and leisure rentals and from airport and off-airport rentals.

	Year Ended December 31, 2005				Nine Months Ended September 30, 2006
	U.S.		International		U.S.		International
	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions	Revenues	Transactions
Type of Car Rental
By Customer:
Business	46%	50%	48%	53%	47%	51%	45%	51%
Leisure	54	50	52	47	53	49	55	49

	100%	100%	100%	100%	100%	100%	100%	100%

By Location:
Airport	80%	80%	55%	57%	79%	80%	55%	57%
Off-airport	20	20	45	43	21	20	45	43

	100%	100%	100%	100%	100%	100%	100%	100%

        Customers who rent from us for "business" purposes include those who require cars in connection with commercial activities, the activities of governments and other organizations or for temporary vehicle replacement purposes. Most business customers rent cars from us on terms that we have negotiated with their employers or other entities with which they are associated, and those terms can differ substantially from the terms on which we rent cars to the general public. We have negotiated arrangements relating to car rental with many large businesses, governments and other organizations, including most Fortune 500 companies.

        Customers who rent from us for "leisure" purposes include not only individual travelers booking vacation travel rentals with us but also people renting to meet other personal needs. Leisure rentals, taken as a whole, are longer in duration and generate more revenue per transaction than do business rentals, although some types of business rentals, such as rentals to replace temporarily unavailable cars, have a long average duration. Business rentals and leisure rentals have different characteristics and place different types of demands on our operations. We believe that maintaining an appropriate balance between business and leisure rentals is important to the profitability of our business and the consistency of our operations.

        Our business and leisure customers rent from both our airport and off-airport locations. Demand for airport rentals is correlated with airline travel patterns, and transaction volumes generally follow enplanement trends on a global basis. Customers often make reservations for airport rentals when they book their flight plans, which makes our strong relationships with travel agents, associations and other partners (e.g., airlines) a key competitive advantage in generating consistent and recurring revenue streams.

        Off-airport rentals typically involve people wishing to rent cars closer to home for business or leisure purposes, as well as those needing to travel to or from airports. This category also includes people who have been referred by, or whose rental costs are being wholly or partially reimbursed by, insurance companies because their cars have been damaged. In order to attract these renters, we must establish agreements with the referring insurers establishing the relevant rental terms, including the arrangements made for billing and payment. While we estimate our share of the insurance replacement rental market was approximately 7% of the estimated rental revenue volume for the twelve months ended September 30, 2006, we have identified approximately 170 insurance companies, ranging from local or regional carriers to large, national companies, as our target insurance replacement market. Although Enterprise currently has the largest share of the insurance replacement market, we believe that many of these companies are receptive to our replacement rental offerings and prefer to have at least two national rental car suppliers. Enterprise has asserted that certain systems we use to conduct insurance replacement rentals would infringe on patent rights it would obtain if it were granted certain patents for which it has applied. See "Risk Factors—Risks Related to Our Business—Claims that the software products and information systems that we rely on are infringing on the intellectual property rights of others could increase our expenses or inhibit us from offering certain services, which could adversely affect our results of operations."

        We conduct active sales and marketing programs to attract and retain customers. Our commercial and travel industry sales force calls on companies and other organizations whose employees and associates need to rent cars for business purposes, as well as on membership associations, tour operators, travel companies and other groups whose members, participants and customers rent cars for either business or leisure purposes. A specialized sales force calls on companies with replacement rental needs, including insurance and leasing companies and car dealers. We also advertise our car rental offerings through a variety of traditional media, such as television and newspapers, direct mail and the Internet. In addition to advertising, we also conduct a variety of other forms of marketing and promotion, including travel industry business partnerships and press and public relations activities.

        In almost all cases, when we rent a car, we rent it directly to an individual who is identified in a written rental agreement that we prepare. Except when we are accommodating someone with a disability, the individual to whom we rent a car is required to have a valid driver's license and meet other rental criteria (including minimum age and creditworthiness requirements) that vary on the basis of location and type of rental. Our rental agreements permit only the individual renting the car, people signing additional authorized operator forms and certain defined categories of other individuals (such as fellow employees, parking attendants and in some cases spouses or domestic partners) to operate the car.

        With rare exceptions, individuals renting cars from us are personally obligated to pay all amounts due under their rental agreements. They typically pay us with a charge, credit or debit card issued by a third party, although certain customers use a Hertz charge account that we have established for them, usually as part of an agreement between us and their employer. For the year ended December 31, 2005 and the nine months ended September 30, 2006, all amounts charged to Hertz charge accounts established in the United States, and approximately 99% of amounts charged to Hertz charge accounts established by our international subsidiaries, are billed directly to a company or other organization or are guaranteed by a company. The remainder of the amounts charged to Hertz charge accounts established by our international subsidiaries are billed to individual account holders whose obligations are not guaranteed by the holder's employer or any other organization associated with the account holder. We also issue rental vouchers and certificates that may be used to pay rental charges for mostly prepaid and tour-related rentals. In addition, where the law requires us to do so, we rent cars on a cash basis.

        In the United States for the year ended December 31, 2005 and the nine months ended September 30, 2006, 86% of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 8% came from customers using Hertz charge accounts, 4% came from customers using rental vouchers or another method of payment and 2% came from cash transactions. In our international operations for the year ended December 31, 2005 and the nine months ended September 30, 2006, 48% and 53%, respectively, of our car rental revenues came from customers who paid us with third-party charge, credit or debit cards, while 31% and 26%, respectively, came from customers using Hertz charge accounts, 19% and 19%, respectively, came from customers using rental vouchers or another method of payment and 2% and 2%, respectively, came from cash transactions. For the year ended December 31, 2005 and the nine months ended September 30, 2006, we had bad debt expense ratios of 0.1% and 0.2%, respectively, of car rental revenues for our U.S. operations and 0.3% and 0.4%, respectively, of car rental revenues for our international operations.

Reservations

        When customers reserve cars for rental from us and our licensees, they may seek to do so through travel agents or third-party travel websites. In many of those cases, the travel agent or website will utilize a third-party operated computerized reservation system, also known as a global distribution system, or "GDS," to contact us and make the reservation. There are currently four principal GDSs, and we have contracts with all of them providing that we will process reservation requests made through the GDSs. Historically, GDSs were owned and operated by airlines and were subject to extensive regulation along with their airline owners. In recent years, however, airlines have greatly reduced their ownership interests in GDSs and the level of regulation to which GDSs are subject has substantially decreased.

        In major countries, including the United States and all other countries with company-operated locations, customers may also reserve cars for rental from us and our licensees worldwide through local, national or toll-free telephone calls to our reservations centers, directly through our rental locations or, in the case of replacement rentals, through proprietary automated systems serving the insurance industry. Additionally, we accept reservations for rentals from us and our licensees worldwide through our websites. Our websites, which also allow customers to enroll in loyalty programs, obtain copies of bills for past transactions and obtain information about our rental offerings, have grown significantly in importance as a reservations channel in recent years. Third-party travel websites have also grown in importance to us as a reservations channel.

        For the twelve months ended September 30, 2006, approximately 34% of the worldwide reservations we accepted came through travel agents using GDSs, while 31% came through phone calls to our reservations centers, 24% through our websites, 7% through third-party websites and 4% through local booking sources.

Fleet

        We believe we are one of the largest private sector purchasers of new cars in the world. During the twelve months ended September 30, 2006, we operated a peak rental fleet in the United States of approximately 310,000 cars and a combined peak rental fleet in our international operations of approximately 168,000 cars, in each case exclusive of our licensees' fleet. During the twelve months ended September 30, 2006, our approximate average holding period for a rental car was ten months in the United States and nine months in our international operations.

        We have historically acquired, subject to availability, over 70% of our cars pursuant to various fleet repurchase or guaranteed depreciation programs established by automobile manufacturers. Under these programs, the manufacturers agree to repurchase cars at a specified price or guarantee the depreciation rate on the cars during established repurchase or auction periods, subject to, among other things, certain car condition, mileage and holding period requirements. Repurchase prices under repurchase programs are based on either a predetermined percentage of original car cost and the month in which the car is returned or the original capitalized cost less a set daily depreciation amount. Guaranteed depreciation programs guarantee on an aggregate basis the residual value of the cars covered by the programs upon sale according to certain parameters which include the holding period, mileage and condition of the cars. These repurchase and guaranteed depreciation programs limit our residual risk with respect to cars purchased under the programs and allow us to determine depreciation expense in advance. For the twelve months ended September 30, 2006, program cars as a percentage of all cars purchased by our U.S. operations were 65% and as a percentage of all cars purchased by our international operations were approximately 71%, or 67% when calculated on an aggregate worldwide basis.

        We expect the percentage of our car rental fleet subject to repurchase or guaranteed depreciation programs to decrease substantially due primarily to anticipated changes in the terms to be offered by automobile manufacturers under repurchase programs and because we expect car manufacturers to offer fewer program cars to us as part of their announced efforts to de-emphasize sales to car rental companies. Accordingly, we expect to bear increased risk relating to the residual market value and the related depreciation on our car rental fleet and to use different rotational techniques to accommodate our seasonal peak demand for cars.

        Over the five years ended December 31, 2005, approximately 50% of the cars acquired by us for our U.S. car rental fleet, and approximately 30% of the cars acquired by us for our international fleet, were manufactured by Ford and its subsidiaries. During the twelve months ended September 30, 2006, approximately 42% of the cars acquired by us domestically were manufactured by Ford and its subsidiaries and approximately 31% of the cars acquired by us for our international fleet were manufactured by Ford and its subsidiaries, which represented the largest percentage of any automobile manufacturer during that period. The percentage of the fleet which we purchase from Ford may decline as a result of recent changes to the vehicle supply arrangements between Ford and us. See "—Relationship with Ford" and Note 15 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. Historically, we have also purchased a significant percentage of our car rental fleet from General Motors. Over the five years ended December 31, 2005, approximately 19% of the cars acquired by us for our U.S. car rental fleet, and approximately 16% of the cars acquired by us for our international fleet, were manufactured by General Motors. During the twelve months ended September 30, 2006, approximately 18% of the cars acquired by our U.S. car rental fleet, and approximately 14% of the cars acquired by us for our international fleet, were manufactured by General Motors.

        Purchases of cars are financed through funds provided from operations and by active and ongoing global borrowing programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        We maintain automobile maintenance centers at certain airports and in certain urban and off-airport areas, providing maintenance facilities for our car rental fleet. Many of these facilities, which include sophisticated car diagnostic and repair equipment, are accepted by automobile manufacturers as eligible to perform and receive reimbursement for warranty work. Collision damage and major repairs are generally performed by independent contractors.

        We dispose of risk cars, as well as program cars that have for any reason become ineligible for manufacturer repurchase or guaranteed depreciation programs, through a variety of disposition channels, including auctions, brokered sales, sales to wholesalers and, to a lesser extent and primarily in the United States, sales at retail through a network of seven company-operated car sales locations dedicated exclusively to the sale of used cars from our rental fleet. During the twelve months ended September 30, 2006, of the cars that were not repurchased by manufacturers, we sold approximately 83% at auction or on a wholesale basis, while 10% were sold at retail and 7% through other channels. We closed 24 retail car sales locations in the United States in the nine months ended September 30, 2006. We do not expect these closures to have a significant impact on our results of operations.

Licensees

        We believe that our extensive worldwide ownership of car rental operations contributes to the consistency of our high-quality service, cost control, fleet utilization, yield management, competitive pricing and our ability to offer one-way rentals. However, in certain predominantly smaller U.S. and international markets, we have found it more efficient to utilize independent licensees, which rent cars that they own. Our licensees operate locations in over 140 countries, including most of the countries where we have company-operated locations. As of September 30, 2006, we owned 95% of all the cars in the combined company-owned and licensee-owned fleets in the United States.

        We believe that our licensee arrangements are important to our business because they enable us to offer expanded national and international service and a broader one-way rental program. Licenses are issued principally by our wholly owned subsidiaries, Hertz System, Inc., or "System," and HIL under franchise arrangements to independent licensees and affiliates who are engaged in the car rental business in the United States and in many foreign countries.

        Licensees generally pay fees based on a percentage of their revenues or the number of cars they operate. The operations of all licensees, including the purchase and ownership of vehicles, are financed independently by the licensees, and we do not have any investment interest in the licensees or their fleets. System licensees share in the cost of our U.S. advertising program, reservations system, sales force and certain other services. Our European and other international licensees also share in the cost of our reservations system, sales force and certain other services. In return, licensees are provided the use of the Hertz brand name, management and administrative assistance and training, reservations through our reservations channels, the Hertz #1 Club and #1 Club Gold programs, our one-way rental program and other services. In addition to car rental, certain licensees outside the United States engage in car leasing, chauffeur-driven rentals and renting camper vans under the Hertz name.

        System licensees ordinarily are limited as to transferability without our consent and are terminable by us only for cause or after a fixed term. Licensees in the United States may generally terminate for any reason on 90 days' notice. In Europe and certain other international jurisdictions, licensees typically do not have early termination rights. Initial license fees or the price for the sale to a licensee of a company-owned location may be payable over a term of several years. We continue to issue new licenses and, from time to time, purchase licensee businesses.

Competition

        In the United States, our principal car rental industry competitors are ABG, which currently operates the Avis and Budget brands, Vanguard Car Rental USA Group, or "Vanguard," which operates the National Car Rental and Alamo brands, Dollar Thrifty Automotive Group, Inc., or "DTG," which operates the Dollar and Thrifty brands, and Enterprise, which operates the Enterprise brand.

        The following table lists our estimated market share, and the estimated market shares of our principal competitors and their licensees, at the 180 largest U.S. airports at which we have company-operated locations, determined on the basis of revenues reported to the airports' operators on which concession or off-airport permit fees are determined for the indicated periods. Complete market share data is not available for any date later than for the five months ended May 31, 2006.

	Years ended December 31,					Five Months Ended May 31,
	2001	2002	2003	2004	2005	2006
Brand Name
Hertz	29.5%	29.2%	29.0%	29.6%	29.2%	28.7%
Avis	21.6	22.3	21.2	20.2	20.2	20.0
Budget	11.8	10.8	10.4	10.2	10.5	10.5

ABG Brands(1)	33.4	33.1	31.6	30.4	30.7	30.5
National/Alamo (Vanguard Brands)(2)	25.4	21.8	20.8	19.8	19.4	19.6
Dollar	7.1	7.2	7.4	7.7	7.1	6.8
Thrifty	1.8	3.2	4.4	4.5	4.3	4.3

DTG Brands	8.9	10.4	11.8	12.2	11.4	11.1
Enterprise	2.0	3.9	5.0	6.0	7.0	7.5
Other	0.8	1.6	1.8	2.0	2.3	2.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
ABG acquired all of the outstanding shares of Avis Group Holdings, Inc. on March 1, 2001 and acquired substantially all of the domestic assets of the vehicle rental business of Budget Group, Inc. on November 22, 2002.

(2)
National and Alamo have been owned by Vanguard since October 2003.

        The U.S. off-airport rental market has historically been dominated by Enterprise. We now have a significant presence in the off-airport market, and ABG's brands also are present. Many smaller companies also operate in the airport and off-airport rental markets.

        In Europe, in addition to us, the principal pan-European participants in the car rental industry are Avis Europe plc (which is not an affiliate of ABG but is operating under a license from ABG), which operates the Avis and Budget brands, and Europcar, which was recently acquired from Volkswagen AG by Eurazeo. In certain European countries, there are also other companies and brands with substantial market shares, including Sixt AG (operating the Sixt brand), Vanguard (operating both the National Car Rental and Alamo brands) in the United Kingdom and Germany, and through franchises in Spain, Italy and France, and Enterprise (operating the Enterprise brand) in the United Kingdom, Ireland and Germany. In every European country, there are also national, regional or other, smaller companies operating in the airport and off-airport rentals markets. Apart from Enterprise-branded operations, all of which Enterprise owns, the other major car rental brands are present in European car rental markets through a combination of company-operated and franchisee- or licensee-operated locations.

        Competition among car rental industry participants is intense and frequently takes the form of price competition. For the year ended December 31, 2005, we believe most U.S. and European car rental companies experienced downward pressure on pricing, as measured by the rental rates they charged. During the latter part of the fourth quarter of 2005 and first half of 2006, based on publicly available information, some U.S. car rental providers experienced transaction day growth and pricing increases compared to comparable prior periods. We experienced higher car rental volumes and pricing in the U.S. for the year ended December 31, 2005 and the first half of 2006. During most of the third quarter of 2006, we experienced low single digit volume decline versus the prior period, while pricing was positive. The volume decline was the result of running our fleet at a higher utilization level. It is not certain whether these trends will continue during the remainder of 2006. Also, we believe most European car rental companies' pricing moved downward in 2005. During the six months ended June 30, 2006, we experienced moderate transaction day growth in our European operations and our car rental pricing was above the level of our pricing during the six months ended June 30, 2005. During the third quarter of 2006, moderate transaction day growth continued while pricing was flat versus the prior period.

        Our competitors, some of which may have access to substantial capital or which may benefit from lower operating costs, may seek to compete aggressively on the basis of pricing. To the extent that we match downward competitor pricing without reducing our operating costs, it could have an adverse impact on our results of operations. To the extent that we are not willing to match or remain within a reasonable competitive margin of our competitors' pricing, it could also have an adverse impact on our results of operations, as we may lose market share. As a result of increased use of the Internet as a travel distribution channel, pricing transparency has increased. See "Risk Factors—Risks Related to Our Business—We face intense competition that may lead to downward pricing, or an inability to increase prices, which could have a material adverse impact on our results of operations." We believe, however, that the prominence and service reputation of the Hertz brand and our extensive worldwide ownership of car rental operations provides us with a competitive advantage.

Equipment Rental

Operations

        We, through HERC, operate an equipment rental business in the United States, Canada, France and Spain. We believe HERC is one of the largest equipment rental companies in the United States and Canada combined and one of the largest general equipment rental companies in France and Spain, in each case based on revenues. HERC has operated in the United States since 1965.

        HERC's principal business is the rental of equipment. HERC offers a broad range of equipment for rental; major categories include earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, pumps, generators, small tools, compaction equipment and construction-related trucks.

        HERC's comprehensive line of equipment enables it to supply equipment to a wide variety of customers from local contractors to large industrial plants. The fact that many larger companies, particularly those with industrial plant operations, now require single source vendors, not only for equipment rental, but also for management of their total equipment needs fits well with HERC's core competencies. Arrangements with such companies may include maintenance of the tools and equipment they own, supplies and rental tools for their labor force and custom management reports. HERC supports this through its dedicated in-plant operations, tool trailers and plant management systems.

        As of September 30, 2006, HERC operated 361 equipment rental branches, of which 241 were in 40 states within the United States, 33 were in Canada, 79 were in France and 8 were in Spain. HERC generated same-store, year-over-year revenue growth for each of the last twelve quarters. HERC's rental locations generally are situated in industrial or commercial zones. A growing number of locations have highway or major thoroughfare visibility. The typical location is approximately three acres in size, though smaller in Europe, and includes a customer service center, an equipment service area and storage facilities for equipment. The branches are built or conform to the specifications of the HERC prototype branch, which stresses efficiency, safety and environmental compliance. Most branches have stand-alone maintenance and fueling facilities and showrooms.

        HERC slightly contracted its network of equipment rental locations during the 2001 to 2003 downturn in construction activities. HERC added five new locations in the United States during 2004 and six during 2005. During the nine months ended September 30, 2006, HERC added nine U.S. locations and two new Canadian locations, and we expect HERC to add one additional location in the United States during the remainder of 2006. In connection with its U.S. expansion, we expect HERC will incur non-fleet start-up costs of approximately $600,000 per location and additional fleet acquisition costs over an initial twelve-month period of approximately $5.4 million per location.

        Starting in 2004, HERC began to broaden its equipment line in the United States to include more equipment with an acquisition cost of under $10,000 per unit, ranging from air compressors and generators to small tools and accessories, in order to supply customers who are local contractors with a greater proportion of their overall equipment rental needs. As of September 30, 2006, these activities, referred to as "general rental activities," were conducted at approximately 37% of HERC's U.S. rental locations. Before it begins to conduct general rental activities at a location, HERC typically renovates the location to make it more appealing to walk-in customers and adds staff and equipment in anticipation of subsequent demand.

        HERC's operations generated $1,236.6 million in revenues and $190.2 million in income before income taxes and minority interest during the nine months ended September 30, 2006, $1,415.3 million in revenues and $239.1 million in income before income taxes and minority interest during the year ended December 31, 2005, which consisted of $22.5 million in revenues and $11.4 million in losses before income taxes and minority interest for the Successor period ended December 31, 2005 and $1,392.8 million in revenues and $250.5 million in income before income taxes and minority interest for the Predecessor period ended December 20, 2005.

Customers

        HERC's customers consist predominantly of commercial accounts and represent a wide variety of industries, such as construction, petrochemical, automobile manufacturing, railroad, power generation and shipbuilding. Serving a number of different industries enables HERC to reduce its dependence on a single or limited number of customers in the same business and somewhat reduces the seasonality of HERC's revenues and its dependence on construction cycles. HERC primarily targets customers in medium to large metropolitan markets. For the year ended December 31, 2005 and the nine months ended September 30, 2006, no customer of HERC's U.S. and Canadian operations accounted for more than 1.3% and 1.1%, respectively, of HERC's rental revenues. Of HERC's rental revenues for the year ended December 31, 2005 and the nine months ended September 30, 2006, roughly half were derived from customers operating in the construction industry, while the remaining revenues were derived from rentals to industrial, governmental and other types of customers.

        Unlike in our car rental business, where we enter into rental agreements with the people who will operate the cars being rented, HERC ordinarily enters into a rental agreement with the legal entity—typically a company, governmental body or other organization—seeking to rent HERC's equipment. Moreover, unlike in our car rental business, where our cars are normally picked up and dropped off by customers at our rental locations, HERC delivers much of its rental equipment to its customers' job sites and retrieves the equipment from the job sites when the rentals conclude. Finally, unlike in our car rental business, HERC extends credit terms to many of its customers to pay for rentals. Thus, for the year ended December 31, 2005 and the nine months ended September 30, 2006, 94% and 95%, respectively, of HERC's revenues came from customers who were invoiced by HERC for rental charges, while 5% and 4%, respectively, came from customers paying with third-party charge, credit or debit cards and 1% and 1%, respectively, came from customers who paid with cash or used another method of payment. For the year ended December 31, 2005 and the nine months ended September 30, 2006, HERC had a bad debt expense ratio of 0.4% and 0.3%, respectively, of its revenues.

Fleet

        HERC acquires its equipment from a variety of manufacturers. The equipment is typically new at the time of acquisition and is not subject to any repurchase program. The per-unit acquisition cost of units of rental equipment in HERC's fleet vary from over $200,000 to under $100. As of September 30, 2006, the average per-unit acquisition cost (excluding small equipment purchased for less than $5,000 per unit) for HERC's fleet in the United States was approximately $35,000. As of September 30, 2006, the average age of HERC's rental fleet in the United States was 25 months. We believe that this fleet is one of the youngest fleets in the industry. Having a younger fleet reduces maintenance expenses, which generally escalate as equipment ages. As of September 30, 2006, the average age of HERC's international rental fleet was 31 months in Canada and 32 months in France and Spain, which we believe is roughly comparable to the average ages of the fleets of HERC's principal competitors in those countries.

        HERC disposes of its used equipment through a variety of channels, including private sales to customers and other third parties, sales to wholesalers, brokered sales and auctions. Ancillary to its rental business, HERC is also a dealer of certain brands of new equipment in the United States and Canada, and sells consumables such as gloves and hardhats at many of its rental locations.

Licensees

        HERC licenses the Hertz name to equipment rental businesses in seven countries in Europe and the Middle East. The terms of those licenses are broadly similar to those we grant to our international car rental licensees.

Competition

        HERC's competitors in the equipment rental industry range from other large national companies to small regional and local businesses. In each of the four countries where HERC operates, the equipment rental industry is highly fragmented, with large numbers of companies operating on a regional or local scale. The number of industry participants operating on a national scale is, however, much smaller. HERC is one of the principal national-scale industry participants in each of the four countries where it operates. HERC's operations in the United States represented approximately 75% of our worldwide equipment rental revenues during the year ended December 31, 2005 and the nine months ended September 30, 2006. In the United States and Canada, the other top six national-scale industry participants are United Rentals, Inc., RSC Equipment Rental, a division of the Atlas Copco Group, Sunbelt Rentals, Home Depot Rentals and NationsRent. In July 2006, Ashtead plc, the parent company of Sunbelt Rentals, announced it had entered into an agreement to purchase NationsRent. A number of individual Caterpillar dealers also participate in the equipment rental market in the United States and Canada. In France, the other principal national-scale industry participants are Loxam, Kiloutou and Laho, while in Spain, the other principal national-scale industry participants are GAM, Euroloc and Vilatel.

        Competition in the equipment rental industry is intense, and it often takes the form of price competition. HERC's competitors, some of which may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that HERC matches downward competitor pricing, it could have an adverse impact on our results of operations. To the extent that HERC is not willing to match competitor pricing, it could also have an adverse impact on our results of operations due to lower rental volume. From 2001 to 2003, the equipment rental industry experienced downward pricing, measured by the rental rates charged by rental companies. For the years ended December 31, 2004 and 2005 and the first half of 2006, we believe industry pricing, measured in the same way, improved in the United States and Canada, but only started to improve towards the end of 2005 in France and Spain. HERC also experienced higher equipment rental volumes worldwide for the year ended December 31, 2005 and the first half of 2006. During the third quarter of 2006, HERC's double-digit volume growth rate versus the prior year continued, albeit at a somewhat reduced pace from the first half of 2006, while pricing remained positive. We believe that HERC's competitive success has been primarily the product of its 40 years of experience in the equipment rental industry, its systems and procedures for monitoring, controlling and developing its branch network, its capacity to maintain a comprehensive rental fleet, the quality of its sales force and its established national accounts program.

Other Operations

        Our wholly owned subsidiary, Hertz Claim Management Corporation, or "HCM," provides claim administration services to us and, to a lesser extent, to third parties. These services include investigating, evaluating, negotiating and disposing of a wide variety of claims, including third party, first party, bodily injury, property damage, general liability and product liability, but not the underwriting of risks. HCM conducts business at nine regional offices in the United States. Separate subsidiaries of ours conduct similar operations in eight countries in Europe.

Seasonality

        Car rental and equipment rental are seasonal businesses, with decreased levels of business in the winter months and heightened activity during the spring and summer. To accommodate increased demand, we increase our available fleet and staff during the second and third quarters of the year. As business demand declines, fleet and staff are decreased accordingly. However, certain operating expenses, including minimum concession fees, rent, insurance and administrative overhead, remain fixed and cannot be adjusted for seasonal demand. See "Risk Factors—Risks Related to Our Business—Our business is highly seasonal, and a disruption in rental activity during our peak season could materially adversely affect our results of operations." The following tables set forth this seasonal effect by providing quarterly revenues and operating income for each of the quarters since the beginning of 2005:

Employees

        As of September 30, 2006, we employed approximately 31,900 persons, consisting of 22,400 persons in our U.S. operations and 9,500 persons in our international operations. Employee benefits in effect include group life insurance, hospitalization and surgical insurance, pension plans and a defined contribution plan. International employees are covered by a wide variety of union contracts and governmental regulations affecting, among other things, compensation, job retention rights and pensions. Labor contracts covering the terms of employment of approximately 7,350 employees in the United States are presently in effect under 136 active contracts with local unions, affiliated primarily with the International Brotherhood of Teamsters and the International Association of Machinists. Labor contracts covering approximately 880 of these employees will expire during 2006. We have had no material work stoppage as a result of labor problems during the last 10 years, and we believe our labor relations to be good. Nonetheless, we may be unable to negotiate new labor contracts on terms advantageous to us, or without labor interruptions.

        In addition to the employees referred to above, we employ a substantial number of temporary workers, and engage outside services, as is customary in the industry, principally for the non-revenue movement of rental cars and equipment between rental locations and the movement of rental equipment to and from customers' job sites.

Risk Management

        Three types of generally insurable risks arise in our operations:

  •
  legal liability arising from the operation of our cars and on-road equipment (vehicle liability);

  •
  legal liability to members of the public and employees from other causes (general liability/workers' compensation); and

  •
  risk of property damage and/or business interruption and/or increased cost of working as a consequence of property damage.

        In addition, we offer optional liability insurance and other products providing insurance coverage, which create additional risk exposures for us. Our risk of property damage is also increased when we waive the provisions in our rental contracts that hold a renter responsible for damage or loss under an optional loss or damage waiver that we offer. We bear these and other risks, except to the extent the risks are transferred through insurance or contracts.

        In many cases we self-insure our risks or reinsure risks through a wholly owned insurance subsidiary. We mitigate our exposure to large liability losses by maintaining excess insurance coverage, subject to deductibles and caps, through unaffiliated carriers with respect to our domestic operations and our car rental operations in Europe. For our international operations outside Europe and for HERC's operations in Europe, we maintain some liability insurance coverage with unaffiliated carriers. We also maintain property insurance with unaffiliated insurance carriers domestically and in Europe, subject to deductibles.

Third-Party Liability

        In our domestic operations, we are required by applicable financial responsibility laws to maintain insurance against legal liability for bodily injury (including death) or property damage to third parties arising from the operation of our cars and on-road equipment, sometimes called "vehicle liability," in stipulated amounts. In most places, we satisfy those requirements by qualifying as a self-insurer, a process that typically involves governmental filings and demonstration of financial responsibility, which sometimes requires the posting of a bond or other security. In the remaining places, we obtain an insurance policy from an unaffiliated insurance carrier and indemnify the carrier for any amounts paid under the policy. As a result of such arrangements, we bear economic responsibility for domestic vehicle liability, except to the extent we successfully transfer such liability to others through insurance or contractual arrangements.

        For our car rental operations in Europe, we have established two wholly owned insurance subsidiaries, Probus Insurance Company Europe Limited, or "Probus," a direct writer of insurance domiciled in Ireland, and Hertz International RE Limited, or "HIRE," a reinsurer organized in Ireland. In most European countries with company-operated locations, we purchase from Probus the vehicle liability insurance required by law, and Probus reinsures the risks under such insurance with HIRE. In the remaining countries in Europe with company-operated locations, we obtain the coverage from unaffiliated insurance carriers, which reinsure their risks with HIRE. Thus, as with our domestic operations, we bear economic responsibility for vehicle liability in our European car rental operations, except to the extent that we transfer such liability to others through insurance or contractual arrangements. For our international operations outside Europe and for HERC's operations in Europe, we maintain some form of vehicle liability insurance coverage. The nature of such coverage, and our economic responsibility for covered losses, varies considerably. In all cases, though, we believe the amounts and nature of the coverage we obtain is adequate in light of the respective potential hazards.

        Both domestically and in our international operations, from time to time in the course of our business we become legally responsible to members of the public for bodily injury (including death) or property damage arising from causes other than the operation of our cars and on-road equipment, sometimes known as "general liability." As with vehicle liability, we bear economic responsibility for general liability losses, except to the extent we transfer such losses to others through insurance or contractual arrangements.

        To mitigate our exposure to large vehicle and general liability losses domestically and in our car rental operations in Europe, we maintain excess insurance coverage with unaffiliated insurance carriers against such losses to the extent they exceed $10 million per occurrence (for occurrences in Europe before December 15, 2003, to the extent such losses exceeded $5 million per occurrence). The coverage provided under such excess insurance policies is limited to $100 million for the current policy year, which began on December 21, 2005 and ends on December 21, 2006 (for occurrences between December 15, 2005 and December 20, 2005, $235 million; December 15, 2004 and December 14, 2005, $185 million; December 15, 2003 and December 14, 2004, $150 million; and December 15, 2002 and December 14, 2003, $675 million). For our international operations outside Europe and for HERC's operations in Europe, we also maintain liability insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective potential hazards, where such insurance is obtainable on commercially reasonable terms.

        Our domestic rental contracts, both for car rental and for equipment rental, typically provide that the renter will indemnify us for liability arising from the operation of the rented vehicle or equipment (for car rentals in certain places, though, only to the extent such liability exceeds the amount stipulated in the applicable financial responsibility law). In addition, many of HERC's domestic rental contracts require the renter to maintain liability insurance under which HERC is entitled to coverage. While such provisions are sometimes effective to transfer liability to renters, their value to us, particularly in cases of large losses, may be limited. The rental contracts used in our international operations sometimes contain provisions relating to insurance or indemnity, but they are typically more limited than those employed in our domestic operations.

        In our domestic car rental operations, we offer an optional liability insurance product, Liability Insurance Supplement, or "LIS," that provides vehicle liability insurance coverage substantially higher than state minimum levels to the renter and other authorized operators of a rented vehicle. LIS coverage is provided under excess liability insurance policies issued by an unaffiliated insurance carrier, the risks under which are reinsured with a subsidiary of ours. As a consequence of those reinsurance arrangements, rental customers' purchases of LIS do not reduce our economic exposure to vehicle liability. Instead, our exposure to vehicle liability is potentially increased when LIS is purchased, because insured renters and other operators may have vehicle liability imposed on them in circumstances and in amounts where the applicable rental agreement or applicable law would not, absent the arrangements just described, impose vehicle liability on us.

        In both our domestic car rental operations and our company-operated international car rental operations in many countries, we offer an optional product or products providing insurance coverage, or "PAI/PEC" coverage, to the renter and the renter's immediate family members traveling with the renter for accidental death or accidental medical expenses arising during the rental period or for damage or loss of their property during the rental period. PAI/PEC coverage is provided under insurance policies issued by unaffiliated carriers or, in some parts of Europe, by Probus, and the risks under such policies either are reinsured with HIRE or another subsidiary of ours or are the subject of indemnification arrangements between us and the carriers. Rental customers' purchases of PAI/PEC coverage create additional risk exposures for us, since we would not typically be liable for the risks insured by PAI/PEC coverage if that coverage had not been purchased.

        Our offering of LIS and PAI/PEC coverage in our domestic car rental operations is conducted pursuant to limited licenses or exemptions under state laws governing the licensing of insurance producers. In our international car rental operations, our offering of PAI/PEC coverage historically has not been regulated; however, in the countries of the European Union and Australia, the regulatory environment for insurance intermediaries is rapidly evolving, and we cannot assure you either that we will be able to continue offering PAI/PEC coverage without substantial changes in its offering process or in the terms of the coverage or that such changes, if required, would not render uneconomic our continued offering of the coverage. Due to a change in law in Australia, we have discontinued the sales of certain insurance products there.

        Provisions on our books for self-insured vehicle liability losses are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. As of September 30, 2006, this liability was estimated at $343.7 million for our combined domestic and international operations.

Damage to Our Property

        We bear the risk of damage to our property, unless such risk is transferred through insurance or contractual arrangements.

        To mitigate our risk of large, single-site property damage losses domestically and in Europe, we maintain property insurance with unaffiliated insurance carriers, generally with a per occurrence deductible of $3.0 million ($10 million effective April 30, 2006 in the United States) and $2.5 million in respect of vehicle damage, and $50,000 in respect of all other losses, in Europe. For our international operations outside Europe, we also maintain property insurance coverage with unaffiliated carriers in such amounts as we deem adequate in light of the respective hazards, where such insurance is available on commercially reasonable terms.

        Our rental contracts typically provide that the renter is responsible for damage to or loss (including loss through theft) of rented vehicles or equipment. We generally offer an optional rental product, known in various countries as "loss damage waiver," "collision damage waiver," "theft protection" or "accident excess reduction," under which we waive or limit our right to make a claim for such damage or loss. This product is not regulated as insurance, but it is subject to specific laws in roughly half of the U.S. jurisdictions where we operate.

        Collision damage costs and the costs of stolen or unaccounted-for vehicles and equipment, along with other damage to our property, are charged to expense as incurred.

Other Risks

        To manage other risks associated with our businesses, or to comply with applicable law, we purchase other types of insurance carried by business organizations, such as worker's compensation and employer's liability (for which we, through contracts with insurers domestically, bear the risk of the first $5 million of loss from any occurrence), commercial crime and fidelity, performance bonds and directors' and officers' liability insurance, from unaffiliated insurance companies in amounts deemed by us to be adequate in light of the respective hazards, where such coverage is obtainable on commercially reasonable terms.

Governmental Regulation and Environmental Matters

        Throughout the world, we are subject to numerous types of governmental controls, including those relating to prices and advertising, privacy and data protection, currency controls, labor matters, charge card operations, insurance, environmental protection, used car sales and licensing.

Environmental

        The environmental requirements applicable to our operations generally pertain to (i) the operation and maintenance of cars, trucks and other vehicles, such as heavy equipment, buses and vans; (ii) the ownership and operation of tanks for the storage of petroleum products, including gasoline, diesel fuel and oil; and (iii) the generation, storage, transportation and disposal of waste materials, including oil, vehicle wash sludge and waste water. We have made, and will continue to make, expenditures to comply with applicable environmental laws and regulations.

        The use of cars and other vehicles is subject to various governmental requirements designed to limit environmental damage, including those caused by emissions and noise. Generally, these requirements are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. Measures are taken at certain locations in states that require the installation of Stage II Vapor Recovery equipment to reduce the loss of vapor during the fueling process.

        We utilize tanks worldwide, approximately 490 of which are underground and 1,840 of which are aboveground, to store petroleum products, and we believe our tanks are maintained in material compliance with environmental regulations, including federal and state financial responsibility requirements for corrective action and third-party claims due to releases. Our compliance program for our tanks is intended to ensure that (i) the tanks are properly registered with the state or other jurisdiction in which the tanks are located and (ii) the tanks have been either replaced or upgraded to meet applicable leak detection and spill, overfill and corrosion protection requirements.

        We are also incurring and providing for expenses for the investigation and cleanup of contamination from the discharge of petroleum substances at, or emanating from, currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our consolidated financial statements. As of September 30, 2006 and December 31, 2005, the aggregate amounts accrued for environmental liabilities reflected in our consolidated balance sheet in "Accrued liabilities" were $3.8 million and $3.9 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the nature of the contamination, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

        With respect to cleanup expenditures for the discharge of petroleum substances at, or emanating from, currently and formerly owned or leased properties, we have received reimbursement, in whole or in part, from certain U.S. states that maintain underground storage tank petroleum cleanup reimbursement funds. Such funds have been established to assist tank owners in the payment of cleanup costs associated with releases from registered tanks. With respect to off-site U.S. locations at which our wastes have reportedly been identified, we have been and continue to be required to contribute to cleanup costs due to strict joint and several cleanup liability imposed by the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable state superfund statutes.

        Environmental legislation and regulations and related administrative policies have changed rapidly in recent years, both in the United States and in other countries. There is a risk that governmental environmental requirements, or enforcement thereof, may become more stringent in the future and that we may be subject to legal proceedings brought by government agencies or private parties with respect to environmental matters. In addition, with respect to cleanup of contamination, additional locations at which wastes generated by us or substances used by us may have been released or disposed, and of which we are currently unaware, may in the future become the subject of cleanup for which we may be liable, in whole or part. Further, at airport-leased properties, we may be subject to environmental requirements imposed by airports that are more restrictive than those obligations imposed by environmental regulatory agencies. Accordingly, while we believe that we are in substantial compliance with applicable requirements of environmental laws, we cannot offer assurance that our future environmental liabilities will not be material to our consolidated financial position, results of operations or cash flows.

Dealings with Renters

        In the United States, car and equipment rental transactions are generally subject to Article 2A of the Uniform Commercial Code, which governs "leases" of tangible personal property. Car rental is also specifically regulated in more than half of the states of the United States. The subjects of state regulation include the methods by which we advertise, quote and charge prices, the consequences of failing to honor reservations, the terms on which we deal with vehicle loss or damage (including the protections we provide to renters purchasing loss or damage waivers) and the terms and method of sale of the optional insurance coverage that we offer. Some states (including California, New York, Nevada and Illinois) regulate the price at which we may sell loss or damage waivers, and many state insurance regulators have authority over the prices and terms of the optional insurance coverage we offer. See "—Risk Management" above for further discussion regarding the loss or damage waivers and optional insurance coverages that we offer renters. Internationally, regulatory regimes vary greatly by jurisdiction, but they do not generally prevent us from dealing with customers in a manner similar to that employed in the United States.

        Both in the United States and internationally, we are subject to increasing regulation relating to customer privacy and data protection. In general, we are limited in the uses to which we may put data that we collect about renters, including the circumstances in which we may communicate with them. In addition, we are generally obligated to take reasonable steps to protect customer data while it is in our possession. Our failure to do so could subject us to substantial legal liability or seriously damage our reputation.

Changes in Regulation

        Changes in government regulation of our business have the potential to alter our business practices, or our profitability, materially. Depending on the jurisdiction, those changes may come about through new legislation, the issuance of new regulations or changes in the interpretation of existing laws and regulations by a court, regulatory body or governmental official. Sometimes those changes may have not just prospective but also retroactive effect; this is particularly true when a change is made through reinterpretation of laws or regulations that have been in effect for some time. Moreover, changes in regulation that may seem neutral on their face may have either more or less impact on us than on our competitors, depending on the circumstances. Recent or potential changes in law or regulation that affect us relate to insurance intermediaries, customer privacy and data security and rate regulation, each as described under "Risk Factors—Risks Related to Our Business—Changes in the U.S. and foreign legal and regulatory environment that impact our operations, including laws and regulations relating to the insurance products we sell, customer privacy, data security, insurance rates and expenses we pass through to customers by means of separate charges, could disrupt our business, increase our expenses or otherwise could have a material adverse effect on our results of operations."

        In addition, our operations, as well as those of our competitors, also could be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. We are not aware of any current proposal to impose such a regime in the United States or internationally.

Such a regime could, however, be quickly imposed if there were a serious disruption in supply for any reason, including an act of war, terrorist incident or other problem affecting petroleum supply, refining, distribution or pricing.

Relationship with Ford

        Prior to the Acquisition, Ford, through its wholly owned subsidiary Ford Holdings, was our only stockholder. As a result of the Acquisition, Hertz Holdings indirectly owns all of our outstanding common stock. Currently, investment funds associated with or designated by the Sponsors own approximately 99% of the outstanding common stock of Hertz Holdings. Following the completion of the proposed initial public offering of the common stock of Hertz Holdings, the funds associated with or designated by the Sponsors will hold approximately 72% of the common stock of Hertz Holdings.

        Set forth below are descriptions of certain agreements, relationships and transactions between us and Ford that survived the completion of the Acquisition.

Supply and Advertising Arrangements

        On July 5, 2005, we, one of our wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaced and superseded the joint advertising and vehicle supply agreements that would have expired on August 31, 2007.

        The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to Ford, Lincoln or Mercury brand vehicles, or "Ford Vehicles." Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. Ford has also agreed in the Master Supply and Advertising Agreement to pay us a contribution toward the cost of our advertising of Ford Vehicles equal to one-half of our total expenditure on such advertising, up to a specified maximum amount. To be eligible for advertising cost contribution under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired by us in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of Ford. To the extent we acquire less than a specified minimum number of Ford Vehicles in any model year, we have agreed to pay Ford a specified amount per vehicle below the minimum.

        The advertising contributions paid by Ford for the 2005 vehicle model year were less than the advertising contributions we received from Ford for the 2004 model year. We expect that contributions in future years may also be below levels for the 2005 model year based upon anticipated reductions in the number of Ford vehicles to be acquired. We do not expect that the reductions in Ford's advertising contributions will have a material adverse effect on our results of operations.

        Under the terms of the Master Supply and Advertising Agreement, we are able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we intend to explore those opportunities. However, we cannot offer assurance that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate reductions in Ford's advertising contributions.

        Ford subsidiaries and affiliates also supply other brands of cars, including Jaguar, Volvo, Mazda and Land Rover cars, to us in the United States under arrangements separate from the Master Supply and Advertising Agreement. In addition, Ford and its subsidiaries and affiliates are significant suppliers of cars to our international operations.

Other Relationships and Transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include HERC's providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

        We may be exposed to liabilities for regulatory or tax contingencies of Ford arising from the period during which we were a consolidated subsidiary of Ford. While Ford has agreed to indemnify us for certain such liabilities pursuant to the arrangements relating to our separation from Ford, we cannot offer assurance that any payments in respect of these indemnification arrangements will be made available.

Properties

        We operate car rental locations at or near airports and in central business districts and suburban areas of major cities in North America (the United States, including Puerto Rico and the U.S. Virgin Islands, and Canada), Europe (France, Germany, Italy, the United Kingdom, Spain, the Netherlands, Switzerland, Belgium and Luxembourg), the Pacific (Australia and New Zealand) and Brazil, as well as retail used car sales locations in the United States and France. We operate equipment rental locations in North America (the United States and Canada) and Europe (France and Spain). We also operate headquarters, sales offices and service facilities in the foregoing countries in support of our car rental and equipment rental operations, as well as small car rental sales offices and service facilities in a select number of other countries in Europe and Asia.

        Of such locations, fewer than 10% are owned by us. The remaining locations are leased or operated under concessions from governmental authorities and private entities. Those leases and concession agreements typically require the payment of minimum rents or minimum concession fees and often also require us to pay or reimburse operating expenses; to pay additional rent, or concession fees above guaranteed minimums, based on a percentage of revenues or sales arising at the relevant premises; or to do both. See Note 10 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

        We own four major facilities in the vicinity of Oklahoma City, Oklahoma at which reservations for our car rental operations are processed, global information systems are serviced and major domestic and international accounting functions are performed. We also have a long-term lease for a reservation and financial center near Dublin, Ireland, at which we have centralized our European car rental reservation and customer relations and accounting functions, and we lease a reservation center in Saraland (Mobile County), Alabama to supplement the capacity of our Oklahoma City car rental reservation center. We maintain our executive offices in an owned facility in Park Ridge, New Jersey, and lease a European headquarters office in Uxbridge, England.

Legal Proceedings

        On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge, or "FSC," by us or all Texas residents who were charged a FSC by us. The petition alleged that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable.

The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In response to various motions by us, the plaintiff filed two amended petitions which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. The parties then engaged in more extensive discovery. In April 2006, the plaintiff further amended his petition by adding a cause of action for fraudulent misrepresentation and, at the plaintiff's request, a hearing on the plaintiff's motion for class certification has been scheduled for August 2006. In May 2006, the plaintiff filed a fourth amended petition which deleted the cause of action for conversion and the plaintiff also filed a first amended motion for class certification in anticipation of the August 2006 hearing on class certification. After the hearing, the plaintiff filed a fifth amended petition seeking to further refine the putative class as including all Texas residents who were charged a FSC in Texas after February 6, 2000. In October 2006, the judge entered a class certification order which certified a class of all Texas residents who were charged an FSC in Texas after February 6, 2000. We are appealing the order.

        On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleged that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In May 2005, we filed a motion to dismiss the amended class action petition. In October 2005, the court granted our motion to dismiss, but allowed the plaintiff to file a second amended complaint by the end of October, which the plaintiff did. A third amended complaint was filed in November 2005 and we then answered the complaint. Discovery has now commenced.

        On December 13, 2005, Janelle Johnson, individually and on behalf of all other similarly situated persons v. The Hertz Corporation was filed in the Second Judicial District Court of the County of Bernalillo, New Mexico. As with the Gomez and Kochner cases, Johnson purports to be a class action, this time on behalf of all New Mexico residents who rented from us and who were charged a FSC. The complaint alleges that the FSC is unconscionable as a matter of law under pertinent sections of the New Mexico Uniform Commercial Code and that, under New Mexico common law, the collection of FSC does not constitute valid liquidated damages, but rather is a void penalty. The plaintiff seeks an unspecified amount of compensatory damages, with the return of all FSC paid or the difference between the FSC and its actual cost. In the alternative, the plaintiff requests that the court exercise its equitable jurisdiction and order us to cease and desist from our unlawful conduct and to modify our lease provisions to conform with applicable provisions of New Mexico statutory and common law. The complaint also asks for attorneys fees and costs. We have removed the action to the U.S. District Court for the District of New Mexico and, in lieu of an answer, filed a motion to dismiss. In November 2006, the judge granted our motion to dismiss the liquidated damages claim and the substantive unconscionability claim. The judge did not grant our motion to dismiss the procedural unconscionability claim or the claim for equitable relief.

        On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all other similarly situated persons v. Hertz Equipment Rental Corporation was filed in the United States District Court for the District of New Jersey. Davis Landscape, Ltd. purports to be a nationwide class action on behalf of all persons and business entities who rented equipment from HERC and who paid a Loss Damage Waiver, or "LDW," charge. The plaintiff also indicates that it may seek leave to expand its complaint and class definition to include all persons who were charged an "Environmental Recovery Fee" by HERC. The complaint alleges that the LDW is deceptive and unconscionable as a matter of law under pertinent sections of New Jersey law, including the New Jersey Consumer Fraud Act and the New Jersey Uniform Commercial Code. The plaintiff seeks an unspecified amount of statutory damages under the New Jersey Consumer Fraud Act, an unspecified amount of compensatory damages with the return of all LDW charges paid, declaratory relief and an injunction prohibiting HERC from engaging in acts with respect to the LDW charge that violate the New Jersey Consumer Fraud Act. The complaint also asks for attorneys' fees and costs. We have not yet filed a responsive pleading.

        On October 13, 2006, Janet Sobel, Daniel Dugan, and Lydia Lee, individually and on behalf of all other similarly situated persons v. The Hertz Corporation and Enterprise Rent-A-Car Company was filed in the United States District Court for the District of Nevada. Sobel purports to be a nationwide class action on behalf of all persons who rented cars from Hertz or Enterprise at airports in Nevada and whom Hertz or Enterprise charged airport concession recovery fees. The complaint alleges that the airport concession recovery fees violate certain provisions of Nevada law, including Nevada's Deceptive Trade Practices Act. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz and Enterprise from quoting or charging any of the fees prohibited by Nevada law. The complaint also asks for attorneys' fees and costs. In October 2006, we filed an answer to the complaint. In November 2006, the plaintiffs filed an amended complaint, adding an additional plaintiff, Miguel V. Pro, an individual residing in Texas, and claims relating to the "Environmental Recovery Fee." Causes of action for breach of contract and breach of implied covenant of good faith and fair dealing were also added. We have not yet filed a responsive pleading.

        We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.

        In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for PL/PD, arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle PL/PD actions and claims or to pay judgments resulting from them. See "—Risk Management."

        In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and number of years employed by us as of November 22, 2006 and positions of our executive officers and directors and the individuals who have been elected to serve as directors effective upon the completion of the proposed initial public offering of the common stock of Hertz Holdings.

Name	Age	Number of Years Employed by Us	Position
Craig R. Koch	59	35	Chairman of the Board of Directors
Mark P. Frissora	51	—	Chief Executive Officer and Director
Paul J. Siracusa	61	37	Executive Vice President and Chief Financial Officer
Joseph R. Nothwang	59	30	Executive Vice President and President, Vehicle Rental and Leasing, The Americas and Pacific
Brian J. Kennedy	65	23	Executive Vice President, Marketing & Sales
Gerald A. Plescia	51	27	Executive Vice President and President, HERC
Michel Taride	50	21	Executive Vice President and President, Hertz Europe Limited
Harold E. Rolfe	48	8	Senior Vice President, General Counsel & Secretary
Irwin Pollack	50	28	Senior Vice President, Employee Relations
Charles L. Shafer	62	40	Senior Vice President, Quality Assurance & Administration
Claude B. Burgess III	51	27	Senior Vice President, Technology & e-Business
Richard J. Foti	60	28	Staff Vice President and Controller
Elyse Douglas	50	—	Treasurer
George W. Tamke	59	—	Lead Director
Nathan K. Sleeper	33	—	Director
David H. Wasserman	39	—	Director
William E. Conway, Jr.	57	—	Director
Gregory S. Ledford	49	—	Director
George A. Bitar	42	—	Director
Robert F. End	51	—	Director
Barry H. Beracha	64	—	Director-elect
Carl T. Berquist	55	—	Director-elect
Michael J. Durham	55	—	Director-elect
Henry C. Wolf	64	—	Director-elect

        Mr. Koch has served as Chairman of the Board of Directors of Hertz since July 19, 2006. Mr. Koch served as Chief Executive Officer from January 2000 until July 19, 2006. From January 1, 2004 until December 21, 2005, he was Chairman of the Board of Directors of Hertz as well. From August 1993 until December 1999 he served as President and Chief Operating Officer. From February 1988 until August 1993 he served as Executive Vice President and President of North America Car Rental Operations. From May 1987 to February 1988 he served as a President and Chief Operating Officer. From October 1983 until May 1987 he served as Executive Vice President and General Manager of our Car Rental Division. From March 1980 until October 1983 he served as Vice President and General Manager. Mr. Koch has been a director on our Board of Directors since June 1994 and previously served as a director from May 1987 to July 1993 and from October 1983 to September 1985. On October 27, 2005, Mr. Koch announced his current intention to retire from Hertz effective January 1, 2007.

        Mr. Frissora has served as Chief Executive Officer and a director of Hertz since July 19, 2006. Prior to joining Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco Inc. from April 1999 to

July 2006. He also served as the Chairman of Tenneco Inc. from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco Inc.'s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a director of NCR Corporation, where he serves on its compensation committee.

        Mr. Siracusa has served as Executive Vice President and Chief Financial Officer since August 1997. From January 1996 to August 1997 he served as Vice President, Finance and Chief Financial Officer, Hertz International, Ltd., based in England. He served as Staff Vice President and Controller Worldwide Rent A Car from August 1994 until December 1995 and has served in various other financial positions with us since 1969. Mr. Siracusa served as a director on our Board of Directors from January 2004 until December 2005.

        Mr. Nothwang has served as Executive Vice President and President of Vehicle Rental and Leasing, The Americas and Pacific, since January 2000. From September 1995 until December 1999 he was Executive Vice President and General Manager, U.S. Car Rental Operations. From August 1993 until August 1995 he was Vice President and General Manager U.S. Car Rental Operations. Prior to that he was Division Vice President, Region Operations since 1985. He served in various other operating positions with us between 1976 and 1985.

        Mr. Kennedy has served as Executive Vice President, Marketing & Sales since February 1988. From May 1987 through January 1988, he served as Executive Vice President and General Manager of our Car Rental Division, prior to which, from October 1983, he served as Senior Vice President, Marketing.

        Mr. Plescia has served as Executive Vice President and President, HERC since July 1997. From September 1991 until June 1997, he served as Division Vice President, Field Operations, HERC and has served in various other operations and financial positions with us since 1979.

        Mr. Taride has served as Executive Vice President and President, Hertz Europe Limited since January 2004. From January 2003 until December 2003, he served as Vice President and President, Hertz Europe Limited. From April 2000 until December 2002, he served as Vice President and General Manager, Rent A Car, Hertz Europe Limited. From July 1998 to March 2000, he was General Manager, Rent A Car France and HERC Europe. Previously, he served in various other operating positions in Europe from 1980 to 1983 and from 1985 to 1998.

        Mr. Rolfe has served as Senior Vice President and General Counsel since October 1998 and as Secretary since May 1999. Previously he served as Vice President and General Counsel, Corporate Property Investors, New York, New York from June 1991 until September 1998.

        Mr. Pollack has served as Senior Vice President, Employee Relations since January 2005. From July 1999 until December 2004 Mr. Pollack served as Division Vice President, Employee Relations, Vehicle Rental and Leasing, The Americas and Pacific. He served in various other Employee Relations positions with us from 1978 to 1999.

        Mr. Shafer has served as Senior Vice President, Quality Assurance & Administration, since January 2003. From February 1998 until December 2002 he had served as Vice President and President, Hertz Europe Limited. From January 1991 until January 1998 he was Division Vice President, Western Region Rent A Car Operations. He served in various other operating positions with us from 1966 to 1990.

        Mr. Burgess has served as Senior Vice President, Technology and e-Business since February 2003. From March 2000 until January 2003 he served as Vice President, Technology and e-Business. From May 1997 until February 2000 he served as Staff Vice President, Acquisitions and Diversified Businesses. Prior to that he served as Division Vice President, Florida Rent A Car Operations from September 1993 until May 1997. He served in various other operating positions, both domestically and internationally, from 1979 to 1997.

        Mr. Foti has served as Staff Vice President and Controller since July 1997. Previously he served as Staff Vice President, Internal Audit from February 1990 until June 1997. Previously he served in various other financial positions with us since 1978.

        Ms. Douglas has served as the Treasurer of Hertz since July 2006. Prior to joining Hertz, Ms. Douglas served as Treasurer of Coty Inc. from December 1999 until July 2006. Previously, Ms. Douglas served as an Assistant Treasurer of Nabisco from June 1995 until December 1999.

        Mr. Tamke has served as Lead Director of Hertz since July 19, 2006. Mr. Tamke served as the Chairman of the Board of Directors of Hertz from shortly after the Acquisition in December 2005 until July 19, 2006. Mr. Tamke is an operating principal with CD&R. Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director of Target Corporation since June 1999 and as Chairman of Culligan Ltd. since October 2004 and was previously Chairman and Chief Executive Officer of Kinko's, Inc.

        Mr. Sleeper has served as one of our directors since shortly after the Acquisition in December 2005. Mr. Sleeper is a financial principal of CD&R, which he joined in 2000. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. He has served as a director of Culligan Ltd. since October 2004.

        Mr. Wasserman has served as one of our directors since shortly after the Acquisition in December 2005. Mr. Wasserman is a financial principal of CD&R, which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman serves on the Board of Directors of Culligan Ltd., Covansys Corporation and ICO Global Communications and formerly served as a director of Kinko's, Inc.

        Mr. Conway has served as one of our directors since shortly after the Acquisition in December 2005. Mr. Conway is a Founding Partner and has been a Managing Director of Carlyle since 1987. From 1984 until 1987, Mr. Conway served as Senior Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Conway was a Vice President of MCI from 1981 to 1984. Before joining MCI, Mr. Conway served in a variety of positions for almost ten years with First National Bank of Chicago in the areas of corporate finance, commercial lending, workout loans and general management. Mr. Conway is the former Co-Lead Independent Director of the Board of Directors of Sprint Nextel Corporation, and former Chairman of the Board of United Defense Industries and Nextel Communications.

        Mr. Ledford has served as one of our directors since shortly after the Acquisition in December 2005. Mr. Ledford is a Managing Director of Carlyle. Mr. Ledford joined Carlyle in 1988 and is currently head of the firm's Automotive and Transportation practice. He led the firm's investments in Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Mr. Ledford serves on the Board of Directors of AxleTech International Holdings, Inc.

        Mr. Bitar has served as one of our directors since shortly after the Acquisition in December 2005. Mr. Bitar is a Managing Director in the Merrill Lynch Global Private Equity Division where he serves as Co-Head of the U.S. Region, and a Managing Director in Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Prior to joining the Global Private Equity Division, Mr. Bitar was a Vice President in the High Yield Finance and Restructuring Group of Merrill Lynch & Co., Inc., or "Merrill Lynch," where he worked for four years. Mr. Bitar joined Merrill Lynch in 1991.

        Mr. End has served as one of our directors since shortly after the Acquisition in December 2005. Since rejoining Merrill Lynch in 2004, Mr. End has been a Managing Director in the Merrill Lynch Global Private Equity Division where he serves as Co-Head of the U.S. Region, and a Managing Director in Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, the firm's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989.

        Mr. Beracha has served as a director of Hertz effective from the completion of the proposed initial public offering of the common stock of Hertz Holdings. He most recently served as Executive Vice President of Sara Lee Corp. and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June, 2003. He also served as Chairman and CEO of The Earthgrains Company, which was spun off from Anheuser-Busch in 1996. In 1967, Mr. Beracha joined Anheuser Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of Earthgrains. He served as Vice President and Group Executive of Anheuser Busch Companies from 1976 until March 1996. Mr. Beracha serves on the Boards of Directors of McCormick & Co. and Pepsi Bottling Group. As of Spring 2006, Mr. Beracha is Chairman of the Audit and Affiliated Transactions Committee of Pepsi Bottling Group and Chairman of the Compensation Committee of McCormick and Company. Since December 2005, he has served as Chairman of the Board of Trustees of St. Louis University.

        Mr. Berquist has served as a director of Hertz effective from the completion of the proposed initial public offering of the common stock of Hertz Holdings. Mr. Berquist joined Marriott International in December 2002 as Executive Vice President of Financial Information and Enterprise Risk Management. He also serves as Chief Accounting Officer of Marriott International. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of Eberle Communications, Inc., a privately held fund raising company, and Avendra LLC, a privately held procurement company.

        Mr. Durham has served as a director of Hertz effective from the completion of the proposed initial public offering of the common stock of Hertz Holdings. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc., a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre, Inc.'s initial public offering, until October 1999. From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corp, he served as Sabre's president. Prior to his joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the CEO position at Sabre in March of 1995. Mr. Durham currently serves as non-executive Chairman of the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry, as the chairman of the audit committee and board member of AGL Resources, a NYSE-listed company in the natural gas industry, as a board member and member of the audit committee of Acxiom Corporation, a public company listed on the NASDAQ, and a board member and a member of the audit committee of Bombardier, a Canadian company listed on the Toronto Exchange. Mr. Durham also serves as a member of either the Boards of Directors or the Advisory Boards of a number of other privately held corporations.

        Mr. Wolf has served as a director of Hertz effective from the completion of the proposed initial public offering of the common stock of Hertz Holdings. Mr. Wolf has served as Vice Chairman and Chief Financial Officer for Norfolk Southern Corporation since 1994, with responsibility for the Law Department since 2004 and with responsibility for Accounting, Financial Analysis, Financial Planning, Treasury, Taxation and Information Technology from 1994 to 2004. Prior to 1994, he held various other positions with Norfolk Southern Corporation. From 1993 until 1998, he served as Executive Vice President of Finance. He also served as Vice President of Taxation from 1991 until 1993, Assistant Vice President of Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976. Mr. Wolf is a director of AGL Resources, a NYSE-listed company in the natural gas industry, as well as a member of their audit committee. He is also a director of Shenandoah Life Insurance Company.

Composition of Our Board of Directors

        Our business and affairs are managed under the direction of our Board of Directors, or "Board." Our Board is currently composed of thirteen directors. Craig R. Koch, our former chief executive officer, is Chairman of our Board and Mark P. Frissora, our current Chief Executive Officer, is a member of our Board. Mr. Koch expects to continue as Chairman of our Board until late 2006 or early 2007. Our Board has determined that Messrs. Barry H. Beracha, Carl T. Berquist, Michael J. Durham and Henry C. Wolf meet the independence standards of the New York Stock Exchange.

  Audit Committee

        Effective from the completion of the proposed initial public offering of the common stock of Hertz Holdings, our audit committee consists of Messrs. Barry H. Beracha (Chair), Carl T. Berquist, Michael J. Durham and Henry C. Wolf. Our Board has designated each of the four members of the audit committee "audit committee financial experts" and each has been determined to be "financially literate" under the New York Stock Exchange rules. Our Board has also determined that each of them is "independent" as defined in the federal securities laws and New York Stock Exchange Rules. The charter for our audit committee is available without charge on the investor relations portion of our website.

  Executive and Governance Committee

        The executive and governance committee of our Board consists of Messrs. George W. Tamke (Chair), William E. Conway, Jr., Robert F. End, Mark P. Frissora and Craig R. Koch. The charter for our executive and governance committee is available without charge on the investor relations portion of our website.

  Compensation Committee

        Our compensation committee consists of Messrs. David H. Wasserman (Chair), Robert F. End and Gregory S. Ledford. The charter for our compensation committee is available without charge on the investor relations portion of our website.

Codes of Ethics

        We have adopted written Standards of Business Conduct, or the "Code of Ethics," applicable to our chief executive officer, chief financial officer, controller and all other officers and employees of Hertz and its subsidiaries worldwide. We have also adopted a written code of ethics, or the "Directors' Code of Ethics," applicable to our Board of Directors and that of Hertz Holdings. Copies of the Code of Ethics and the Directors' Code of Ethics are available without charge on the investor relations portion of our website, or upon request in writing to The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

Executive Compensation

        We have established executive compensation plans that link compensation with the performance of our Company. We will periodically review our executive compensation programs to ensure that they are competitive.

Summary Compensation Table

        The following table shows the compensation earned by Craig R. Koch, our Chief Executive Officer prior to July 19, 2006, and our four other most highly compensated executive officers, whom we refer to as the "named executive officers" for the years indicated.

	Annual Compensation(1)			Awards	Long-Term Compensation
Payouts
Name and Principal Position	Year	Salary ($)(2)	Bonus($)(3)	Other Annual Compensation ($)(4)(5)	Securities Underlying Options #(6)	LTIP Payouts ($)(7)	All Other Compensation ($)(8)
Craig R. Koch(9) Chief Executive Officer	2005 2004 2003	957,500 910,000 893,846	2,099,000 2,202,200 946,400	174,592 104,754 109,911	161,000 161,000 161,000	1,600,000 578,400 900,000	6,300 6,500 6,000
Joseph R. Nothwang Executive Vice President	2005 2004 2003	545,962 515,000 502,308	681,300 845,115 392,430	9,500 6,000 —	103,000 103,000 103,000	800,000 289,200 500,000	6,300 6,500 6,000
Paul J. Siracusa Executive Vice President and Chief Financial Officer	2005 2004 2003	475,000 454,231 444,519	745,300 804,650 323,960	1,300 2,100 1,800	64,000 64,000 64,000	600,000 192,800 360,000	6,300 6,500 6,000
Michel Taride Executive Vice President	2005 2004 2003	491,913 475,254 410,000	592,513 757,460 367,032	136,545 163,930 225,001	52,000 52,000 52,000	240,000 57,840 60,000	— — —
Gerald Plescia Executive Vice President	2005 2004 2003	385,000 373,077 365,000	696,496 613,613 148,044	13,267 — 4,287	45,000 45,000 45,000	400,000 115,680 240,000	6,300 6,500 6,000

(1)
Mr. Taride's annual compensation is paid in pounds sterling which have been converted at an average exchange rate for each year (2005—£1.00 = $1.8219; 2004—£1.00 = $1.8279; 2003—£1.00 = $1.6400).

(2)
Amounts included consist of salary payments for the respective year and amounts deferred pursuant to section 401(k) of the Internal Revenue Code of 1986, as amended, or the "Code."

(3)
Includes bonuses earned for the respective year and paid in the subsequent year, as well as amounts paid in 2005 related to the close of the Transactions.

(4)
For 2005, 2004 and 2003, amounts paid to Mr. Koch include personal use of our aircraft in the amounts of $157,268, $92,473 and $94,438, respectively, and tax gross-up payments related to personal use of our aircraft in the amounts of $12,324, $9,531 and $15,473, respectively. For information regarding our security policy and use of our aircraft by our executives, See "—Security Policy and Valuing the Use of Our Aircraft" below.

(5)
Country club memberships were reimbursed to Mr. Plescia ($6,885 in 2005) and Mr. Nothwang ($6,500 in 2005 and $6,000 in 2004). Amounts reimbursed for financial advice under a financial assistance program for 2005, 2004 and 2003 were as follows: Mr. Koch—$5,000, $2,750, $0; Mr. Nothwang—$3,000, $0, $0; Mr. Siracusa—$1,300, $2,100, $1,800; and Mr. Plescia—$6,382, $0, $4,287. Amounts paid to Mr. Taride include $78,573 for housing benefits, $53,271 for tax gross-up payments related to housing benefits and $4,701 in fuel allowances for 2005; $43,870 for tax equalization, $68,418 for housing benefits, $46,926 for tax gross-up payments related to housing benefits and $4,716 in fuel allowances for 2004; $118,080 for tax equalization, $62,059 for housing benefits, $40,631 for tax gross-up payments related to housing benefits and $4,231 in fuel allowances for 2003.

(6)
See "—Ford Stock Options" below.

(7)
Includes long term incentive bonuses earned for the prior year and paid in the indicated year.

(8)
Represents the amounts contributed by us to the Income Savings Plan for the respective year. Mr. Taride does not participate in this plan.

(9)
Effective July 19, 2006, Mr. Koch relinquished the title of Chief Executive Officer and became Chairman of the Board of Directors of Hertz Holdings and Hertz.

Security Policy and Valuing the Use of Our Aircraft

        We own an aircraft for the purpose of encouraging and facilitating business travel by our senior executives, primarily our Chief Executive Officer, generally for travel in the United States and, less frequently, internationally. The pilots who fly our aircraft are our salaried employees. Our security policy calls for our Chief Executive Officer to use our aircraft for most domestic travel and, where feasible and advisable, certain international travel. We believe that this policy provides several business benefits to us. Our policy is intended to ensure the personal safety of our Chief Executive Officer, who maintains a significant public role as the leader of our company. In addition, our policy is intended to facilitate our Chief Executive Officer's availability and to maximize his time available for company business. The methodology that we use to value personal use of our aircraft as a perquisite calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes the fixed costs which do not change based on usage, such as pilots' salaries, the purchase cost of the aircraft and fixed maintenance costs.

Ford Stock Options

        Prior to the Acquisition, certain of our employees, including the named executive officers, were granted options to purchase shares of Ford common stock under the Ford Motor Company 1998 Long-Term Incentive Plan, or the "1998 Plan." As a result of the Acquisition, no further grants will be made to our employees or named executive officers under the 1998 Plan and we have no obligations to our executives (or other employees) with regard to these options. In general, whether exercising stock options is profitable depends on the relationship between Ford's common stock market price and the options' exercise prices, as well as on the grantee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if the stock price changes on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee. Since the closing of the Acquisition, we have no obligations to our executives (or other employees) with respect to these options.

        We also maintain the Hertz Long-Term Equity Compensation Plan, or the "1997 Plan," pursuant to which certain of our employees, including the named executive officers, hold options to purchase shares of common stock of Ford. The 1997 Plan was administered by our Board of Directors, and no new grants have been made under this plan since Ford acquired all of our outstanding common stock in 2001 and no new grants will be made at any time under this plan.

        The following two tables provide additional information on Ford stock options granted to our named executive officers under the 1997 Plan and the 1998 Plan. Options granted in the last fiscal year were granted under the Ford Motor Company 1998 Long-Term Incentive Plan.

Ford Option Grants in Last Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of total Options Granted to Employees in Fiscal Year(3)	Exercise or Base Price ($/Sh)	Expiration Date(4)	Grant Date Present Value(2)(4)
Craig R. Koch	161,000	10.8%	12.485	12/21/10	716,450
Joseph R. Nothwang	103,000	6.9%	12.485	12/21/10	458,350
Paul J. Siracusa	64,000	4.3%	12.485	12/21/10	284,800
Michel Taride	52,000	3.5%	12.485	12/21/10	231,400
Gerald A. Plescia	45,000	3.0%	12.485	12/21/10	200,250

(1)
The exercise price of the stock options is the average of the high and low selling prices of Ford's common stock on the New York Stock Exchange on the grant date. In general, under the 1998 plan, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. However, in connection with the Acquisition, all unvested options granted to our employees became vested and exercisable. Any unexercised options expire after five years after the closing date of the Acquisition.

  If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period.

  Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

(2)
These values were determined using the Black-Scholes methodology and the assumptions described in Note 7 to the Notes to our audited annual consolidated financial statements included elsewhere in this prospectus. The ultimate value of the options, if any, will depend on the future value of the Ford common stock and the grantee's investment decisions, neither of which can be accurately predicted.

(3)
Represents percentage of options granted (1,489,275 in the aggregate) to all of our employees who were granted options under the 1998 Plan for the year ended December 31, 2005.

(4)
In accordance with the terms of the 1998 Plan, these options expire on the fifth anniversary of the closing date of the Acquisition. The expiration date and grant date present value shown above have been determined with regard to this provision.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY- End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Craig R. Koch	53,130	$711,235	1,072,346/0	$23,192/0
Joseph R. Nothwang	—	—	753,537/0	$22,145/0
Paul J. Siracusa	21,120	$276,883	453,583/0	$9,219/0
Michel Taride	—	—	210,295/0	$11,180/0
Gerald A. Plescia	—	—	324,439/0	$9,675/0

(1)
Under the existing 1998 Plan, in connection with the Acquisition, all unvested options have become vested and therefore exercisable. The information above has been determined with regard to this provision.

Long-Term Incentive Plan Awards

        In 1991, we established an Executive Long-Term Incentive Plan for certain officers and other key employees. The grant of awards and the size are determined by the achievement of certain qualitative and quantitative performance targets. A new five year performance cycle began on each January 1 since the establishment of the plan through January 1, 2005, but no new five year performance cycles will commence thereafter. For 2005 and all previous performance years, performance for a specific year has generally been measured against performance for the prior four year period and awards will be made in cash at the end of each performance period. The measurement criteria used for the performance year 2005 included our net income relative to the net income average for the S&P 500 and market share.

Long-Term Incentive Plan Awards in Last Fiscal Year

		Performance or Other Period Until Maturation or Payout(1)	Estimated Future Payouts under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights (#)
Name
			Threshold	Target	Maximum
Craig R. Koch	—	—	$0	$800,000	$1,600,000
Joseph R. Nothwang	—	—	0	400,000	800,000
Paul J. Siracusa	—	—	0	300,000	600,000
Michel Taride	—	—	0	180,000	360,000
Gerald A. Plescia	—	—	0	200,000	400,000

(1)
Target and maximum award grants in place for performance year 2005 are included in the above table for the named executive officers. Payouts for performance year 2005 are not included in the Summary Compensation Table.

        Target award grants have also been made for the performance years 2006, 2007 and 2008. The measurement and performance categories for awards for years subsequent to 2005 measure on an annual basis the achievement of financial performance criteria that more closely reflect our modified capital structure. The amount of the payments for the performance years subsequent to 2005 can range from zero to two times the amount of the target. Such target award grants made for each of these performance years to the named executive officers are as follows: Mr. Koch—$800,000; Mr. Nothwang—$400,000; Mr. Siracusa—$300,000 ($340,000 for performance year 2008); Mr. Taride—$240,000 and Mr. Plescia—$200,000 ($240,000 for performance year 2008). However, in the case of Mr. Koch, pursuant to an agreement between Mr. Koch and Hertz Holdings, following his retirement on or after January 1, 2007 (or earlier if requested by Hertz Holdings), Mr. Koch will receive a lump sum payment of $2.4 million in satisfaction of his 2006, 2007 and 2008 target award grants under this plan. See below.

Employment Agreements

        Mr. Koch currently serves us under an employment agreement which expires on April 30, 2010. The employment agreement is automatically extended for one additional year on May 1 of each year unless, not later than December 31st of the preceding year, we or Mr. Koch shall have given notice not to extend the agreement. Notwithstanding this, Mr. Koch has advised us that he intends to retire from Hertz on January 1, 2007, and Hertz Holdings has separately agreed to certain additional matters (as described below) in consideration for Mr. Koch's agreement to defer his retirement until that date.

        Under the employment agreement, Mr. Koch is currently employed as our Chairman, and the employment agreement provides that we have the absolute right to change Mr. Koch's duties and position at any time.

        The employment agreement also provides that Mr. Koch shall receive a base salary as reviewed and increased by us from time to time, subject to the condition that once increased, the base salary cannot be reduced below such increased amount for the remainder of the term of Mr. Koch's employment agreement. In addition, the employment agreement provides that Mr. Koch shall be entitled to participate in our incentive compensation plan, retirement, savings and stock option plans and fringe benefits or perquisites policy in effect from time to time.

        The employment agreement allows us to terminate Mr. Koch's employment before the expiration of the agreement's term for "cause" (a narrowly defined list of acts of misconduct set forth in the agreement) or due to his "disability" (as defined below), or upon his death. Upon a termination of Mr. Koch's employment for "cause," he would be paid his accrued annual base salary through the date of termination and all other obligations we have under the employment agreement will cease.

        If Mr. Koch becomes disabled from full-time employment for six consecutive months, and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination, he may be terminated for disability. During such period of absence, he would receive his annual base salary, incentive compensation and participate in retirement, savings and stock option plans. Thereafter, he would participate in retirement, savings and stock option plans in accordance with our disability insurance plans and policies. If Mr. Koch dies, all compensation and benefits then accrued shall be paid to his estate or designated beneficiaries.

        The employment agreement does not allow us or Mr. Koch to terminate the employment agreement for any reason other than as described above. However, a separate change in control agreement, discussed below, does provide for certain compensation in the event of certain terminations of employment following a change in control of us.

        Under the employment agreement, Mr. Koch has also agreed, during and after the term of his employment, not to disclose any secret or confidential information relating to us, Ford or any subsidiaries or affiliates of us or Ford.

        Pursuant to an agreement between Hertz Holdings and Mr. Koch (which became effective upon the consummation of the Acquisition), (i) Mr. Koch will continue to receive his current base salary and employee benefits through December 31, 2006 and will receive a 2006 annual bonus equal to 1 times base salary, even if Hertz Holdings were to request that he retire from Hertz before that date, and, (ii) following his retirement from Hertz on or after January 1, 2007 (or earlier if so requested by Hertz

Holdings), Mr. Koch will receive, in addition to all post-retirement benefits he has previously earned, a lump sum payment of $2.4 million in satisfaction of all of his then-outstanding award grants under our Executive Long-Term Incentive Plan and his benefits payable under the Supplemental Retirement and Savings Plan, or "SERP," or Supplemental Executive Retirement Plan, or "SERP II," will be calculated using the lower of the interest rate applicable at the time of his retirement and the interest rate that would have otherwise been applicable had Mr. Koch retired on December 31, 2005.

        Hertz Holdings entered into an employment agreement with Mark P. Frissora, who became our Chief Executive Officer and a director of Hertz and Hertz Holdings effective July 19, 2006. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. For 2006, Mr. Frissora's bonus will be no less than the target bonus amount. In order to compensate Mr. Frissora for certain forfeitures in connection with his termination of employment with Tenneco Inc., he will receive a cash payment of $4,000,000, payable in two equal installments, 50% on December 31, 2006 and 50% on December 31, 2007, or the "replacement award." Mr. Frissora will also be entitled to receive the benefits and perquisites Hertz Holdings provides to its senior executives and, in the event of a change in control, will be entitled to a gross-up for any golden parachute taxes.

        If Mr. Frissora's employment terminates because of his death or disability, he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by Hertz Holdings without Cause or by Mr. Frissora for Good Reason (each a defined list of acts of misconduct set forth in the employment agreement), Mr. Frissora is entitled to severance if he executes a release of claims against Hertz Holdings and any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause or without Good Reason, he is only entitled to his base salary through the date of termination. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-compete and non-solicitation provisions for two years following the termination.

        Mr. Frissora has invested $6,000,000 in common stock of Hertz Holdings at a price of $5.68 per share. Hertz Holdings will make a payment to Mr. Frissora in respect of the tax liability in connection with his share purchase equal to $1,690,141. Mr. Frissora's shares cannot be sold until the earlier of (i) the fifth anniversary of their purchase or grant, (ii) the Sponsors have sold down to less than 25% of their initial combined total holdings, (iii) a termination of Mr. Frissora's employment by Hertz Holdings without Cause, by Mr. Frissora for Good Reason or due to his death or disability or (iv) a Change in Control. To the extent not previously lapsed (as described above), the sale restrictions will lapse on 25% of Mr. Frissora's initial shares on the last to occur of an initial public offering or the second anniversary of the commencement of Mr. Frissora's employment. Mr. Frissora's shares will be subject to the same repurchase rights upon termination of his employment as are generally applicable to shares under the Stock Incentive Plan. See "—Hertz Holdings Stock Incentive Plan."

        At their joint meeting on October 12, 2006, the Boards of Directors of Hertz and Hertz Holdings approved the payment of an amount of $75,000 (subject to gross-up in order to offset all applicable taxes) to Mr. Frissora to partially compensate him for certain costs associated with the relocation of his primary residence from Illinois to the New York metropolitan area.

Change in Control and Non-Compete Agreements

        Prior to the Acquisition, Hertz and Ford entered into agreements with each of the named executive officers which provide for certain compensation and benefits upon certain terminations of employment following a "change in control" of Hertz, as described below, and provide for certain non-compete and non-solicitation terms that the executives have agreed to for our benefit. In connection with and effective upon the closing of the Acquisition, Hertz assumed any and all liabilities of Ford under these agreements. Each of the agreements only applies to a change in control which occurs within three years of the effective date of each agreement. However, if prior to either the occurrence of a change in control or the expiration of each agreement, a public offering of Hertz's shares occurs, then the terms of each agreement shall continue to apply for an initial period of two years following the date of the public offering; if no change in control occurs during this initial period, each agreement will be automatically extended each year for additional one-year periods, unless Hertz or the executive give 180 days written notice that the terms will not be extended. A "change in control" means the direct or indirect acquisition by any person or group within a 24-month period of Hertz's securities entitling such person or group to exercise 50% or more of the combined voting power of Hertz's securities, the transfer by sale, merger or otherwise of all or substantially all of Hertz's business or assets to any person or group within a 24-month period or the adoption of a plan of liquidation or dissolution applicable to Hertz. The Acquisition constituted a "change in control" under these agreements.

        Each change in control agreement provides that the executive will be entitled to the severance benefits described below if Hertz terminates the executive's employment following a change in control for any reason other than death, long-term disability or "cause," or if the executive terminates the executive's employment for "good reason." "Cause" under the agreements consists of (i) an act of dishonesty or knowing or willful breach of fiduciary duty intended to result in the executive's enrichment or gain at the expense of us or any of our affiliates, (ii) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct damaging to our reputation or image or improper and unacceptable conduct, (iii) material violation of Hertz's standards of business conduct that warrants termination, (iv) refusal to comply with the lawful directions of the executive's superiors, (v) a deliberate, willful or intentional act that causes Hertz substantial harm, loss or injury or (vi) material failure or inability to perform duties in a satisfactory and competent manner or to achieve reasonable profit or performance goals or objectives following warning and a reasonable opportunity to cure; provided, however, that no such failure or inability may be deemed to occur if the executive performs the duties he is reasonably expected to perform to achieve such goals or objectives. "Good reason" under the agreements consists of (i) the occurrence, without the executive's written consent, during the two year period after a change in control of a reduction in the executive's annual base salary, (ii) Hertz's failure to pay the executive any portion of the executive's aggregate compensation, including annual bonus, long-term incentive and any portion of his compensation deferred under any plan, agreement or arrangement with us within 30 days, (iii) failure by Hertz to afford the executive annual bonus and long-term cash incentive compensation target opportunities with a value that in the aggregate, is at least equal to 80% of the aggregate value of annual bonus and long-term cash incentive compensation target opportunities made available to the executive immediately prior to a change in control, (iv) certain changes in the executive's principal work location, (v) a material diminution in the executive's title or responsibilities, (vi) changes or terminations, in the aggregate materially adverse to the executive, in or of the terms of the health, life insurance and disability insurance benefits provided by Hertz to the executive (or, in the case of health benefits, to the executive's dependents) from those in effect immediately prior to the change in control or (vii) an adverse change or termination, as to the executive, of the terms of, or of the executive's participation in, any retirement plan provided by Hertz in which the executive participates or would, upon normal retirement, be entitled to participate or (viii) the failure of a successor to Hertz to assume Hertz's obligations under the agreements.

        Under the terms of each change in control agreement, the severance benefits Hertz would be obligated to pay or provide upon termination of the executive's employment in the manner described are as follows:

  •
  a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, the amount of such salary attributable to vacation earned but not taken and unreimbursed expenses incurred by the executive through the date of termination, and (ii) (x) one-twelfth of the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control, or (y) in the event the executive has not been eligible to earn an annual bonus from Hertz in his position as a senior executive officer for three full calendar years preceding the change in control, one-twelfth of 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year (z) in each case multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs;

  •
  a lump sum cash payment equal to a multiple, as set forth below for each executive, of the sum of (i) the executive's annual base salary in effect immediately prior to the date of termination and (ii) (x) the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control or (y) in the event the executive has not been eligible to earn an annual bonus from Hertz in his position as a senior executive officer for three full calendar years preceding the change in control, 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year;

  •
  receipt of future payouts in accordance with any Long Term Incentive Plan in which the executive participated immediately prior to the date of termination, based on the performance results at the end of each performance period in respect of which there was a Long Term Incentive Plan grant in place for the executive as of the date of termination, as if the executive had retired in a company-approved retirement;

  •
  (i) maintenance, without any change in terms that is adverse to the executive, of any retirement plan of, or provided by Hertz in which the executive, immediately prior to the date of termination, participated or would, upon normal retirement (as such term is defined in the applicable retirement plan), be entitled to participate, and (ii) credit of an additional number of years, as set forth below, to the executive's years of age and "Years of Service" for all purposes under our SERP II (which is described below under "—Retirement Plans");

  •
  continuation of (i) all health benefits with respect to the executive (and, to the extent applicable, the executive's dependents) for an additional period of years, as set forth below, following the date of termination (with health benefits thereafter being available, but at the executive's expense, until the earlier of (x) the date the executive becomes reemployed and is (along with the executive's applicable dependents) covered, without qualification for preexisting conditions, under another employer's health plan and (y) the date on which the executive and the executive's spouse become eligible for coverage under any other comprehensive health benefit plan including Medicare), and (ii) all life insurance benefits, until the expiration of a set number of years, as set forth below, from the date of termination, provided, that any coverage for life insurance benefits shall cease on the date the executive becomes reemployed and receives at least an equal amount of life insurance coverage under another employer's benefit plan;

  •
  participation in Hertz's postretirement assigned car benefit plan at all times following termination without change to the terms and conditions of our postretirement assigned car benefit plan that is adverse to the executive; and

  •
  within the twelve months following the termination date, outplacement assistance up to a maximum of $25,000 paid directly to an outplacement service provider.

        For the purposes of the provisions above, the multiples and number of years for the following executives are: Mr. Koch, three times and three years; Mr. Nothwang, Mr. Siracusa, Mr. Taride and Mr. Plescia, two and a half times and two and a half years. In addition, under the terms of each agreement, in the event that the compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to excise tax imposed by Section 4999 of the Code, or any interests or penalties thereon, the executive will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation under the agreement does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold.

        Under the non-competition terms of each agreement, each named executive has agreed that while employed by Hertz and for a period of one year following termination of employment due to a resignation, other than for a good reason under the agreement, or for cause, the executive will not directly or indirectly work, invest in or associate with any "competing enterprise," consisting of any entity that engages in the car or equipment rental business, subject to limited exceptions. In addition, pursuant to each agreement, for a period of two years after an executive's termination, each executive has agreed not to solicit any of Hertz's or Hertz's affiliates' employees. Each agreement also contains a covenant by the executive not to disclose any secret or confidential information relating to us and any of our affiliates during his employment and at all times thereafter.

        In addition, Hertz Europe Limited, or "Hertz Europe," and Mr. Taride have entered into a Non-Compete Agreement which provides that for the twelve months after leaving employment with Hertz, Mr. Taride will not (i) compete with Hertz in the countries in which Hertz operated or actively made arrangements to plan to operate during the twelve months preceding such termination of employment or (ii) solicit or entice away any key employees from Hertz. Hertz Europe Limited would be required to give Mr. Taride twelve months notice to terminate his employment for any reason other than misconduct.

        On August 3, 2006, Hertz Europe an indirect wholly owned subsidiary of Hertz, entered into an agreement with Michel Taride, Executive Vice President of Hertz and President, Hertz Europe Limited, regarding the provision of living accommodations for Mr. Taride and his family. Pursuant to this agreement, Hertz Europe purchased a property in London for a purchase price of £2.3 million, plus an estimated £100,000 in improvements, and paid all fees associated with the purchase. The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the Chief Executive Officer of Hertz. The agreement also provides that Hertz Europe will reimburse Mr. Taride for any tax liability which arises because he has the benefit of the property through June 2011 or, if sooner, the date at which Mr. Taride purchases the property.

        The agreement grants to Mr. Taride the option to purchase the property at any time through June 2011. In the event that Mr. Taride exercises the option to purchase the property, any increase in the value of the property (defined as the difference between the purchase price paid by Hertz Europe and the appraised fair market value at the time of the sale) will be allocated between Hertz Europe and Mr. Taride, with one-third of the increase falling to Mr. Taride and two-thirds to Hertz Europe. In the event that Mr. Taride's employment is terminated by himself or by Hertz Europe, he has agreed pursuant to the agreement to vacate the property within a period of one month.

Retirement Plans

        Our retirement plan for U.S. employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan, or the "Hertz Retirement Plan," was established on August 30, 1985. Previously, our employees participated in the retirement plan for the employees of RCA Corporation, or the "RCA Plan."

        The Hertz Retirement Plan is tax-qualified. Contributions were made by the employees and by us up to June 30, 1987. Effective July 1, 1987, we pay the entire cost.

        The benefit an employee receives under the Hertz Retirement Plan is based on a combination of the following factors:

  •
  a percentage of final average compensation (using the highest five consecutive of the last ten years of covered compensation);

  •
  years of credited service up to July 1, 1987; and

  •
  the accrued value of a cash account after July 1, 1987 which gets credited each year at a predetermined percentage of compensation.

        Compensation for these purposes includes salary or wages, bonuses, commissions, premium rate pay and vacation pay.

        We also maintain non-qualified pension plans for certain of our executives, including the named executive officers, which provide benefits in excess of the qualified plans including: (1) the Benefit Equalization Plan, or "BEP," that provides equalization benefits that cannot be provided under the Hertz Retirement Plan due to limitations imposed by the Code and (2) SERP or SERP II, each of which, when combined with the Hertz Retirement Plan, provides benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula had remained in effect until the employee's normal retirement date. As a result of a prior change in our corporate ownership which triggered a change in control provision, the SERP may not be amended or terminated, except if necessary to maintain legal compliance.

        Benefits payable under the plans are not reduced for Social Security or other offsets.

        The following table shows the annual pension benefits payable in aggregate under the applicable Hertz Retirement Plan, BEP, SERP and SERP II including amounts attributable to employee contributions from the RCA plan. The table indicates benefits for the named executive officers at various rates of final average compensation and years of service, based on retirement at age 65.

Pension Plan Table

	Years of Credited Service
Final Average Compensation
	20	25	30	35	40
$200,000	$62,800	$78,500	$94,200	$110,000	$125,700
400,000	126,800	158,500	190,200	222,000	253,700
600,000	190,800	238,500	286,200	334,000	381,700
800,000	254,800	318,500	382,200	446,000	509,700
1,000,000	318,800	398,500	478,200	558,000	637,700
1,200,000	382,800	478,500	574,200	670,000	765,700
1,400,000	446,800	558,500	670,200	782,000	893,700
1,600,000	510,800	638,500	766,200	894,000	1,021,700
1,800,000	574,800	718,500	862,200	1,006,000	1,149,700
2,000,000	638,800	798,500	958,200	1,118,000	1,277,700

Pension benefits are annual lifetime benefits with five years of payments guaranteed.

        Qualified pension and SERP benefits are computed by averaging the employee's highest five consecutive years of compensation in the ten years immediately before retirement. SERP II benefits are computed by averaging the employee's highest five years of compensation (not necessarily consecutive) in the ten years immediately before retirement.

        As of December 31, 2005, the total credited years of service under the plans for each of the named executive officers were as follows: Mr. Frissora, 0 years; Mr. Koch, 32 years; Mr. Nothwang, 28 years; Mr. Siracusa, 36 years; and Mr. Plescia, 19 years.

        In addition, under a predecessor RCA Corporation executive deferred compensation plan, Mr. Koch is eligible to receive a supplemental retirement benefit of approximately $4.4 million payable in 180 monthly installments commencing November 2011. In the event Mr. Koch dies prior to the commencement of this benefit, a portion of such amount will be paid to Mr. Koch's beneficiary in 120 monthly installments.

        Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz (UK) 1972 Pension Plan and the Hertz (UK) Supplementary Unapproved Pension Scheme. These two plans are generally similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60. As of December 31, 2005, Mr. Taride had total credited years of service under these plans of 6 years.

        We also have a postretirement assigned car benefit plan available to our officers at the level of senior vice president and above. Participation in the plan requires participation in the demonstration vehicle evaluation program as an active employee, a minimum of 20 years service with us and retirement at the age of 58 or above. Under the program we provide the participant with a car from our fleet and insure the car on the participant's behalf. The benefit is only available for a maximum of 15 years postretirement or until the participant reaches the age of 80, whichever is greater. Upon the death of the participant the vehicle then assigned to the participant will pass to the participant's surviving spouse.

Income Savings Plan

        Our Income Savings Plan, or the "Hertz Savings Plan," was established on August 30, 1985. Prior to that date, qualified employees participated in the RCA Income Savings Plan. The assets and liabilities maintained under that plan were transferred as of September 1, 1985 to the Hertz Savings Plan.

        The Hertz Savings Plan is a defined contribution plan and is available to certain full-time and part-time employees who have been credited with at least 1,000 hours of service during any calendar year. Employees covered by a collective bargaining agreement are not eligible unless their collective bargaining agreement makes the Hertz Savings Plan applicable to them.

        Effective June 3, 2002, eligible employees may generally elect to contribute 1% to 30% of their annual eligible pretax compensation. Contributions are subject to certain limitations by Internal Revenue regulations. We contribute 50% of the first 6% of the employee's contribution for a maximum matched contribution of 3% of the employee's eligible compensation.

        Our employees are immediately fully vested in their contributions and related earnings. Effective January 1, 2002, our contributions made to employees after that date become fully vested after the employee completes three or more years of service. Prior to January 1, 2002, employees became fully vested in the amount contributed by us and related earnings after completing five years of service.

        Each plan member determines to which fund, or funds, their contributions will be applied. The funds include a variety of equity and fixed income funds.

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, our Board of Directors and that of Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of shares of the common stock of Hertz Holdings to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of the common stock of Hertz Holdings to those individuals. The Board of Directors of Hertz Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of Hertz Holdings may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by the stockholders of Hertz Holdings on March 8, 2006.

        All option grants will be non-qualified options with a per-share exercise price no less than fair market value of one share of Hertz Holdings stock on the grant date. Any stock options granted will generally have a term of ten years, and unless otherwise determined by the Board or the Compensation Committee of Hertz Holdings will vest in five equal annual installments. The Board or Compensation Committee may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Hertz Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or 60 days following termination of employment (180 days in the case of death, disability or retirement at normal retirement age).

        Generally, employees recognize ordinary income upon exercising options equal to the fair market value of the shares acquired on the date of exercise, minus the exercise price and we will have a corresponding tax deduction at that time.

        Unless sooner terminated by our Board of Directors, the Stock Incentive Plan will remain in effect until February 15, 2016.

        During the second quarter of 2006, Hertz Holdings made an equity offering to approximately 350 of our executives and key employees (not including Craig R. Koch, our former Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, Hertz Holdings sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). In addition, on May 18, 2006, Hertz Holdings granted our key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of the common stock of Hertz Holdings at $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend), 800,000 shares at $15.00 per share ($10.68 after adjustment for the Hertz Holdings Dividend) and 800,000 shares at $20.00 per share ($15.68 after adjustment for the Hertz Holdings Dividend). These options are subject to and governed by the Stock Incentive Plan.

        On June 12, 2006, Mr. Koch purchased 50,000 shares at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 after adjustment for the Hertz Holdings Dividend). On August 15, 2006, the options issued to Mr. Koch in June 2006 were cancelled and he was issued 112,000 options with an exercise price of $7.68 per share. Hertz Holdings will make a payment to Mr. Koch in connection with his share purchase equal to $80,000.

        On August 15, 2006, certain newly-hired employees purchased an aggregate of 20,000 shares at a purchase price of $7.68 per share and were granted options to purchase 220,000 shares of Hertz Holdings stock at an exercise price of $7.68 per share. Also on August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora purchased 1,056,338 shares of common stock of Hertz Holdings at a purchase price of $5.68 per share and was granted options to purchase 800,000 shares of Hertz Holdings at an exercise price of $7.68 per share, 400,000 options at an exercise price of $10.68 per share and 400,000 options at an exercise price of $15.68 per share. All of Mr. Frissora's options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

        Hertz Holdings subsequently determined that the fair value of its common stock as of August 15 was $16.37 per share, rather than the $7.68 that had originally been determined at that time and which we use for purposes of the Stock Incentive Plan and federal income tax purposes. Consequently, we recognized compensation expense of approximately $13.0 million, including amounts for a tax gross-up on the initial $2.00 discount to fair market value in accordance with Mr. Frissora's employment agreement, in the quarter ended September 30, 2006. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hertz Holdings Stock Incentive Plan."

        In connection with the special cash dividend of approximately $1.12 per share of the common stock of Hertz Holdings, or $260.3 million in the aggregate, to be paid by Hertz Holdings upon completion of the initial public offering of the common stock of Hertz Holdings to holders of record of the common stock of Hertz Holdings on the dividend record date, the outstanding stock options (including options held by Messrs. Koch and Frissora) under the Stock Incentive Plan will be adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. We will have an unrecognized stock-based compensation cost of approximately $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost will be recognized over the remainder of the requisite service period that began on the grant dates.

        If Mr. Frissora's employment is terminated without Cause or for Good Reason, a pro rata portion of his unvested options that would have vested on the next anniversary of his employment commencement date will vest. If his employment is terminated for any other reason, Mr. Frissora's unvested options will also be cancelled. If Mr. Frissora's employment is terminated for Cause, his vested options will be cancelled. If his employment is terminated due to his death or disability, Mr. Frissora's vested options will remain exercisable for six months following his date of termination. If his employment is terminated without Cause or for Good Reason, Mr. Frissora's vested options will remain exercisable for 90 days after his date of termination. If Mr. Frissora terminates his employment without Good Reason, his vested options may be exercised for a period of not less than 60 days after his termination of employment. In the event of a change in control, all of Mr. Frissora's unvested options will vest.

Hertz Holdings Stock Options

        No options were granted in the last fiscal year under the Stock Incentive Plan. The table below sets out the options for the common stock of Hertz Holdings granted to named executive officers in 2006.

Hertz Holdings Option Grants in Current Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Mark P. Frissora	800,000		5.05%	7.68	08/15/16
Mark P. Frissora	400,000		2.53%	10.68	08/15/16
Mark P. Frissora	400,000		2.53%	15.68	08/15/16
Craig R. Koch	112,000	(2)	0.71%	7.68	06/12/11	(3)
Joseph R. Nothwang	200,000		1.26%	5.68	05/05/16
Joseph R. Nothwang	300,000		1.89%	5.68	05/18/16
Joseph R. Nothwang	200,000		1.26%	10.68	05/18/16
Joseph R. Nothwang	200,000		1.26%	15.68	05/18/16
Paul J. Siracusa	200,000		1.26%	5.68	05/05/16
Paul J. Siracusa	300,000		1.89%	5.68	05/18/16
Paul J. Siracusa	200,000		1.26%	10.68	05/18/16
Paul J. Siracusa	200,000		1.26%	15.68	05/18/16
Michel Taride	100,000		0.63%	5.68	05/05/16
Michel Taride	300,000		1.89%	5.68	05/18/16
Michel Taride	200,000		1.26%	10.68	05/18/16
Michel Taride	200,000		1.26%	15.68	05/18/16
Gerald A. Plescia	80,000		0.51%	5.68	05/05/16
Gerald A. Plescia	300,000		1.89%	5.68	05/18/16
Gerald A. Plescia	200,000		1.26%	10.68	05/18/16
Gerald A. Plescia	200,000		1.26%	15.68	05/18/16

(1)
Options were granted under the Hertz Global Holdings, Inc. Stock Incentive Plan. For all options other than those granted to Mr. Koch, the options vest in five equal annual installments on the first through fifth anniversaries of the grant date (or, in the case of Mr. Frissora, his employment agreement commencement date) and have the following terms. If a grantee's employment with Hertz is terminated due to death or disability, any unvested options will vest. If a grantee's employment is terminated for Cause (as defined in the Stock Incentive Plan), all options, vested and unvested will be canceled. Generally, if a grantee's employment is terminated for any other reason, any unvested options will be canceled.

  If Mr. Frissora's employment is terminated without cause or if Mr. Frissora terminates his employment for good reason, a pro rata portion of Mr. Frissora's unvested options that would have vested on the next anniversary of his employment commencement date will vest. If his employment is terminated for any other reason, Mr. Frissora's unvested options will be cancelled. If Mr. Frissora's employment is terminated for cause, his vested options will be cancelled. If his employment is terminated due to his death or disability, Mr. Frissora's vested options will remain exercisable for six months following his date of termination. If his employment is terminated without cause or for good reason, Mr. Frissora's vested options will remain exercisable for 90 days after his date of termination. If Mr. Frissora terminates his employment without good reason, his vested options may be exercised for a period of not less than 60 days after his termination of employment. In the event of a change in control, all of Mr. Frissora's unvested options will vest.

  Mr. Koch's options vest in three equal installments on June 12, 2007, June 12, 2008 and June 12, 2009. If his employment is terminated due to death or disability, any unvested options will vest. If Mr. Koch's employment is terminated prior to January 1, 2007, 56,000 of his options will immediately be canceled. If Mr. Koch's employment is terminated for cause (as defined in the Stock Incentive Plan) all options held by Mr. Koch, whether vested or unvested, will immediately be canceled. Following a termination of employment other than for cause, Mr. Koch's unvested options shall remain outstanding and become exercisable on the dates they otherwise would have vested had Mr. Koch's employment not been terminated. Following a termination of employment for any reason other than for cause, Mr. Koch's vested options shall remain outstanding until their normal expiration date, two years after the options vest.

(2)
After giving effect to the cancellation of the options granted to Mr. Koch on June 12, 2006 and the issuance of new options to Mr. Koch on August 15, 2006.

(3)
Mr. Koch's options expire on the second anniversary of the date on which they vest.

Compensation of Directors

        Commencing with the completion of the proposed initial public offering of Hertz Holdings, the directors of Hertz Holdings who are not also its employees will each receive a $150,000 annual retainer fee, of which 40% (i.e., $60,000) will be payable in cash and 60% (i.e., $90,000) will be payable in the form of stock options granted under the Hertz Global Holdings, Inc. Director Stock Incentive Plan, or the "Director Stock Incentive Plan," described below, and having a Black-Scholes value equal to such dollar amount. The chairperson of the audit committee of Hertz Holdings will be paid an additional annual cash fee of $25,000 and each other member of the audit committee of Hertz Holdings will be paid an additional annual cash fee of $10,000. The chairperson of the compensation committee of Hertz Holdings will be paid an additional annual cash fee of $15,000 and each other member of the compensation committee of Hertz Holdings will receive an additional annual cash fee of $10,000. Stock options will be granted annually in arrears, and cash fees will be payable quarterly in arrears, although a director may elect to receive in lieu of cash fees, shares of the common stock of Hertz Holdings having the same value as such fees pursuant to the Director Stock Incentive Plan, described below. Hertz Holdings will also reimburse its directors for reasonable and necessary expenses they incur in performing their duties as directors and its directors will be entitled to free worldwide Hertz car rentals. In the case of a member of the Board of Hertz Holdings who is also one of its employees, no additional compensation will be paid for serving as a director. Each of the directors of Hertz Holdings who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

  Director Stock Incentive Plan

        On October 12, 2006, the Board of Directors of Hertz Holdings approved the Director Stock Incentive Plan. The stockholders of Hertz Holdings approved the Director Stock Incentive Plan on October 20, 2006. The Director Stock Incentive Plan provides for the grant of shares of the common stock of Hertz Holdings, options to purchase shares of the common stock of Hertz Holdings and "phantom shares," which are the right to receive shares of the common stock of Hertz Holdings at a specified point in the future. A maximum of 3,500,000 shares are reserved for issuance under the Director Stock Incentive Plan.

        Options granted under the Director Stock Incentive Plan must be granted at an exercise price no less than fair market value of such shares on the date of grant. Options granted as part of a directors' annual retainer fee will be fully vested at the time of grant and will generally have a 10-year term.

        As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of the common stock of Hertz Holdings having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares, in which case the actual shares of the common stock of Hertz Holdings will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control).

        A director will recognize ordinary income upon exercising options granted under the Director Stock Incentive Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and Hertz Holdings will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and Hertz Holdings will have a corresponding tax deduction at that time.

	Equity Compensation Plan Information as of November 22, 2006(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	15,833,354	$6.96	12,666,646
Equity compensation plans not approved by securityholders	0	N/A	0
Total	15,833,354	$6.96	12,666,646

(1)
As of the end of the prior fiscal year, we had no equity compensation plans. This chart reflects information pertaining to the Hertz Global Holdings, Inc. Stock Incentive Plan and the Hertz Global Holdings, Inc. Director Stock Incentive Plan for the current fiscal year.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        From January 1, 2005 through December 20, 2005, the Compensation Committee of Hertz's Board of Directors was composed of Gregory Smith, an employee and officer of Ford, and Craig R. Koch, an employee and officer of Hertz. Since December 21, 2005, the Committee has been composed of Messrs. David H. Wasserman, William E. Conway, Jr. and Robert F. End, all of whom are affiliates of the Sponsors but who are not employees or officers of Hertz or any of our subsidiaries. See "Certain Relationships and Related Party Transactions."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Hertz Investors, Inc. owns all of the outstanding common stock of Hertz. Hertz Holdings holds all of the outstanding common stock of Hertz Investors, Inc. Investment funds associated with or designated by the Sponsors and members of our management own all of the common stock of Hertz Holdings.

        The following table sets forth information as of November 22, 2006 with respect to the ownership of the common stock of Hertz Holdings by:

  •
  each person known to own beneficially more than 5% of the common stock of Hertz Holdings;

  •
  each of our directors;

  •
  each of the named executive officers in the Summary Compensation Table above; and

  •
  all of our executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

Name and Address of Beneficial Owner	Number	Percent
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(1)(2)	77,500,000	24.17%
Carlyle Partners IV, L.P. and related funds(2)(4)	76,500,000	23.86%
ML Global Private Equity Fund, L.P. and related funds(3)(5)	75,500,000	23.55%
CMC-Hertz Partners, L.P.(6)	25,000,000	7.80%
George W. Tamke(7)	—	*
Mark P. Frissora	1,056,338	*
Craig R. Koch	50,000	*
Nathan K. Sleeper(7)	—	*
David H. Wasserman(7)	—	*
William E. Conway, Jr.(8)	—	*
Gregory S. Ledford(8)	—	*
George A. Bitar(9)	—	*
Robert F. End(9)	—	*
Joseph R. Nothwang	100,000	*
Paul J. Siracusa	100,000	*
Michel Taride	50,000	*
Gerald A. Plescia	40,000	*
All directors and executive officers as a group (20 persons)	1,526,338	*

*
Less than 1%

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.: (i) 49,651,532 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 27,520,000 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 328,468 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three-person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, Inc. Such persons disclaim such beneficial ownership.

  Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P. CDR CCMG Co-Investor GP Limited expressly disclaims beneficial ownership of the shares held by each of CDR CCMG Co-Investor L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P.

  The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P. and for CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2)
Excludes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, Inc. and with The Carlyle Group expressly disclaims beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 6 below.

(3)
Includes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 6 below.

(4)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 76,500,000 shares of the common stock of Hertz Holdings, of which Carlyle Partners IV, L.P. holds 63,918,543 shares; CEP II U.S. Investments, L.P. holds 9,622,633 shares; CP IV Coinvestment, L.P. holds 2,581,457 shares; and CEP II Participations S.àr.l. SICAR holds 377,367 shares. TC Group, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its indirect subsidiary TC Group IV, L.P., which is the sole general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P.. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV, L.L.C. TC Group IV, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership. Each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. may be considered an affiliate or associated person of a broker-dealer that is not participating in this offering.

  CEP II Participations S.àr.l. SICAR is wholly owned by Carlyle Europe Partners II, L.P. TCG Holdings Cayman, L.P. exercises investment discretion and control over the shares held by each of CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR through its indirect subsidiary CEP II GP, L.P., which is the sole general partner of each of Carlyle Europe Partners II, L.P. and CEP II U.S. Investments, L.P. Carlyle Offshore Partners II, Limited is the general partner of TCG Holdings Cayman, L.P. TCG Holdings Cayman, L.P. is the general partner of TC Group Cayman, L.P. TC Group Cayman, L.P. is the sole shareholder of CEP II Limited. CEP II Limited is the general partner of CEP II GP, L.P. Carlyle Offshore Partners II, Limited has 13 members with no member controlling more than 7.7% of the vote.

  The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

(5)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc.: (i) 41,496,000 shares of common stock held by ML Global Private Equity Fund, L.P., (ii) 5,000,000 shares of common stock held by Merrill Lynch Ventures L.P. 2001 and (iii) 4,004,000 shares of common stock held by ML Hertz Co-Investor, L.P. The address of each of the investment funds described in this footnote is c/o Merrill Lynch Global Private Equity, 4 World Financial Center, 23rd Floor, New York, NY 10080.

  ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership ("ML Partners"), is the special limited partner of ML Global Private Equity Fund, L.P. The general partner of ML Global Private Equity Fund, L.P. is MLGPE LTD., a Cayman Islands exempted company whose sole shareholder is ML Partners. The investment committee of ML Partners, which is composed of Merrill Lynch GP, Inc., a Delaware corporation, as the general partner of ML Partners, and certain investment professionals who are actively performing services for ML Global Private Equity Fund, L.P., retains decision-making power over the disposition and voting of shares of portfolio investments of ML Global Private Equity Fund, L.P. The consent of Merrill Lynch GP, Inc., as ML Partners' general partner, is required for any such vote. Merrill Lynch GP, Inc. is a wholly-owned subsidiary of Merrill Lynch Group, Inc., a Delaware corporation, which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. MLGPE LTD., as general partner of ML Global Private Equity Fund, L.P.; ML Partners, the special limited partner of ML Global Private Equity Fund, L.P.; Merrill Lynch GP, Inc., by virtue of its right to consent to the voting of shares of portfolio investments of ML Global Private Equity Fund, L.P.; the individuals who are members of the investment committee of ML Partners; and each of Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control Merrill Lynch GP, Inc., may therefore be deemed to beneficially own the shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each such entity or individual expressly disclaims beneficial ownership of these shares.

  The general partner of Merrill Lynch Ventures L.P. 2001 is Merrill Lynch Ventures, L.L.C. ("ML Ventures"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc. Decisions regarding the voting or disposition of shares of portfolio investments of Merrill Lynch Ventures L.P. 2001 are made by the management and investment committee of the board of directors of ML Ventures, which is composed of three individuals. Each of ML Ventures, because it is the general partner of Merrill Lynch Ventures L.P. 2001; Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control ML Ventures; and the three members of the ML Ventures investment committee, by virtue of their shared decisionmaking power, may be deemed to beneficially own the shares held by Merrill Lynch Ventures L.P. 2001. Such entities and individuals expressly disclaim beneficial ownership of the shares that Merrill Lynch Ventures L.P. 2001 holds of record or may be deemed to beneficially own.

  The general partner of ML Hertz Co-Investor, L.P. is ML Hertz Co-Investor GP, L.L.C., whose sole managing member is ML Global Private Equity Fund, L.P., which may therefore be deemed to have beneficial ownership of the shares owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. expressly disclaims beneficial ownership of these shares, as do the entities and individuals discussed above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

  Merrill Lynch Ventures L.P. 2001 disclaims beneficial ownership of the shares of Hertz Holdings that ML Hertz Co-Investor, L.P. and ML Global Private Equity Fund, L.P. hold of record or may be deemed to beneficially own. Each of ML Global Private Equity Fund, L.P. and ML Hertz Co-Investor, L.P. disclaims beneficial ownership of the shares of Hertz Holdings that Merrill Lynch Ventures, L.P. holds of record or may be deemed to beneficially own, and ML Hertz Co-Investor, L.P. disclaims beneficial ownership of the shares of Hertz Holdings that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(6)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose managing members are Carlyle-Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until the eighth anniversary of the closing date of the Acquisition, ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz General Partner, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities and individuals discussed in Note (5) above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(7)
Does not include 77,500,000 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice Inc. Messrs. Tamke, Wasserman and Sleeper are directors of Hertz and Hertz Holdings and executives of Clayton, Dubilier & Rice, Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.

(8)
Does not include 76,500,000 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Conway and Ledford are directors of Hertz and Hertz Holdings and executives of The Carlyle Group. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

(9)
Does not include 75,500,000 shares of common stock held by investment funds associated with or designated by Merrill Lynch & Co., Inc., or over which such funds exercise voting control. Messrs. Bitar and End are directors of Hertz and Hertz Holdings and managing directors of the global private equity division of Merrill Lynch & Co., Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Merrill Lynch & Co., Inc. See Notes (5) and (6) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

        On the Closing Date, Hertz Holdings entered into a stockholders agreement, or the "Stockholders Agreement," with investment funds associated with or designated by the Sponsors. The Stockholders Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of Hertz Holdings' directors. The director nominees include three nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman), two nominees of investment funds associated with The Carlyle Group, two nominees of an investment fund associated with Merrill Lynch Global Private Equity and three independent directors, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in Hertz Holdings. Upon completion of the initial public offering of the common stock of Hertz Holdings, the Stockholders Agreement was amended and restated among other things, to reflect an agreement of the Sponsors to increase the size of the Board of Directors of Hertz Holdings. Each Sponsor will continue to have the right with respect to director nominees described above, but up to an additional three independent directors may also be nominated, subject to unanimous consent of the directors (other than the independent directors) nominated by the investment funds associated with or designated by the Sponsors. In addition, the Stockholders Agreement, as amended, provides that one of the nominees of an investment fund associated with CD&R shall serve as the chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of the Board. On October 12, 2006, our Board and the Board of Hertz Holdings elected four independent directors, effective from completion of the proposed initial public offering of the common stock of Hertz Holdings. See "Management—Directors and Executive Officers" and "—Composition of Our Board of Directors."

        The Stockholders Agreement also granted to the investment funds associated with or designated by the Sponsors special governance rights, including rights of approval over the budget of Hertz Holdings and its subsidiaries, certain business combination transactions, the incurrence of additional material indebtedness, amendments to Hertz Holdings' certificate of incorporation and certain other transactions and grants to investment funds associated with CD&R or to the majority of directors nominated by the Sponsors the right to remove Hertz's chief executive officer. Any replacement chief executive officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in Hertz Holdings. The Stockholders Agreement also gives investment funds associated with the Sponsors preemptive rights with respect to certain issuances of equity securities of Hertz Holdings and its subsidiaries, including Hertz, subject to certain exceptions. It also contains restrictions on the transfer of shares of Hertz Holdings, as well as tag-along and drag along rights and rights of first offer. Upon the completion of the initial public offering of the common stock of Hertz Holdings, this agreement was amended and restated to remove these rights of approval (other than the approval and retention rights relating to our chief executive officer) and preemptive rights and to retain tag-along and drag-along rights, and restrictions on transfers of shares of Hertz Holdings, in certain circumstances.

        In addition, the Stockholders Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in the common stock of Hertz Holdings and their affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the Stockholders Agreement). The Stockholders Agreement may be amended from time to time in the future to eliminate or modify these restrictions without the consent of Hertz Holdings.

Registration Rights Agreement

        On the Closing Date, Hertz Holdings entered into a registration rights agreement, or the "Registration Rights Agreement," with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, following the earlier of the initial public offering of common stock of Hertz Holdings and the eighth anniversary of the Acquisition closing date, to cause Hertz Holdings, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right will be limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if Hertz Holdings is eligible to use Form S-3. In the event Hertz Holdings registers any of its common stock following its initial public offering, these investment funds also have the right to require Hertz Holdings to use its best efforts to include shares of common stock of Hertz Holdings held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for Hertz Holdings to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of Hertz Holdings' securities.

Consulting Agreements

Sponsor Consulting Arrangements

        On the Closing Date, Hertz entered into consulting agreements, or the "Consulting Agreements," with Hertz Holdings and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate provides Hertz Holdings, Hertz and Hertz's subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, Hertz pays to each Sponsor or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount, and Hertz may pay to them a fee for certain types of transactions that Hertz Holdings or its subsidiaries complete. If an individual nominated by CD&R serves as both Chairman of Hertz Holdings' board of directors and Chief Executive Officer of Hertz Holdings or Hertz for any quarter, Hertz will pay CD&R an additional fee of $500,000 for that quarter. In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Upon completion of the initial public offering of the common stock of Hertz Holdings, each of these agreements was terminated for a fee of $5 million ($15 million in the aggregate).

Other Consulting Arrangements

        On September 29, 2006, Hertz entered into an agreement with Tenzing Consulting LLC, a management consulting firm in which Thomas McLeod, who is the brother-in-law of our director David H. Wasserman, is a principal. Under the arrangement, Tenzing Consulting LLC will provide supply chain management and corporate purchasing management consulting over an engagement period to be determined. In exchange for these services, Tenzing Consulting LLC will receive fees of $25,000 per week, plus reimbursement of out-of-pocket expenses. The total amount of such fees and expenses are not expected to exceed $250,000.

Indemnification Agreements

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of the performance of the consulting agreements described above under "—Consulting Agreements" and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        Prior to the completion of the proposed initial public offering of the common stock of Hertz Holdings, Hertz Holdings entered into indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Financing Arrangements with Related Parties

Senior Credit Facilities

        Senior Term Facility.    In connection with the Acquisition, Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior Term Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are affiliates of the investment funds associated with or designated by MLGPE, which are some of the principal stockholders of Hertz Holdings. The Senior Term Facility consists of a $2,000 million term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. The full amount of the Senior Term Facility was available at closing of the Acquisition. At closing, Hertz utilized $1,707 million of the Senior Term Facility to finance a portion of the Transactions. As of September 30, 2006, we had $1,951.3 million in borrowings outstanding under this facility, which is net of a discount of $40.0 million.

        Senior ABL Facility.    In connection with the Acquisition, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are affiliates of the investment funds associated with or designated by MLGPE, which are some of the principal stockholders of Hertz Holdings. The Senior ABL Facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility will be available for the issuance of letters of credit. On the closing date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz's Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Transactions. At September 30, 2006, net of a discount of $23.8 million, Hertz and Matthews Equipment Limited collectively had $28.1 million in borrowings outstanding under this facility and issued $18.6 million in letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility.

        For a detailed description of the credit agreements governing the Senior Term Facility and the Senior ABL Facility and the terms of borrowings thereunder, see "Description of Certain Indebtedness—Senior Credit Facilities."

Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility

        On September 29, 2006, Hertz and PUERTO RICANCARS, INC., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designated by MLGPE, which are some of the principal stockholders of Hertz Holdings, are lenders under the Fleet Financing Facility. The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent. For a detailed description of the credit agreement governing the Fleet Financing Facility and the terms of the borrowings thereunder, see "Description of Certain Indebtedness—Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility."

Other Financing Arrangements

Senior Notes and Senior Subordinated Notes

        On December 21, 2005, CCMG Acquisition Corporation issued $1,800 million in aggregate principal amount of 8.875% Senior Dollar Notes due 2014 and €225 million in aggregate principal amount of 7.875% Senior Euro Notes due 2014 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Notes. Interest on the Senior Notes is paid semi-annually, on January 1 and July 1 in each year, and the Senior Notes mature on January 1, 2014. Also on December 21, 2005, CCMG Acquisition Corporation issued $600 million in aggregate principal amount of 10.5% Senior Subordinated Notes due 2016 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually, on January 1 and July 1 in each year, and the Senior Subordinated Notes mature on January 1, 2016. Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designated by MLGPE, which are some of the principal stockholders of Hertz Holdings, acted as initial purchasers with respect to these offerings, for which they received customary fees and expenses. For a detailed description of these offerings, see "Description of Notes."

ABS Program—U.S. Fleet Debt

        In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of December 21, 2005, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of December 21, 2005, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. At September 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $82.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively. Each class of notes matures three, four or five years from December 21, 2005. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt. The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread. Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designate by MLGPE, which are some of the principal stockholders of Hertz Holdings, acted as structuring advisors and agents under Hertz's asset-backed facilities and received customary compensation for such services. For a detailed description of these facilities, see "Description of Certain Indebtedness—ABS Program—U.S. Fleet Debt."

Other Relationships

        Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designated by MLGPE, which are some of the principal stockholders of Hertz Holdings, also acted as dealer managers and solicitation agents for Hertz's tender offers for its existing debt securities in connection with the Acquisition and as underwriters of the initial public offering of the common stock of Hertz Holdings, for which they received customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as a financial advisor to the Sponsors in connection with the Acquisition.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

  Senior Term Facility

  Overview

        In connection with the Acquisition, Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior Term Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The Senior Term Facility consists of a $2,000 million term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. The full amount of the Senior Term Facility was available at closing of the Acquisition. At closing, Hertz utilized $1,707 million of the Senior Term Facility to finance a portion of the Transactions. As of September 30, 2006, we had $1,951.3 million in borrowings outstanding under this facility, which is net of a discount of $40.0 million. The following is a brief description of the credit agreement governing the Senior Term Facility and the terms of borrowings and letters of credit thereunder.

  Maturity; Prepayments

        The term loan facility and synthetic letter of credit facility will mature on December 21, 2012. The term loan will amortize in nominal quarterly installments (not exceeding one percent of the aggregate principal amount thereof per annum) until the maturity date.

        Subject to certain exceptions, the Senior Term Facility is subject to mandatory prepayment and reduction in an amount equal to:

  •
  the net cash proceeds of (1) certain asset sales, (2) certain debt offerings, (3) certain insurance recovery and condemnation events and (4) certain sale and leaseback transactions; and

  •
  50% of annual excess cash flow (as defined in the credit agreement) for any fiscal year unless a specified leverage ratio target is met.

  Guarantees; Security

        Hertz's obligations under the Senior Term Facility are guaranteed by Hertz Investors, Inc., Hertz's immediate parent, and each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program, or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the Senior Term Facility and the guarantees thereunder are secured by security interests in substantially all of the tangible and intangible assets of Hertz and the guarantors, including pledges of all the capital stock of all direct domestic subsidiaries owned by Hertz and the guarantors and of up to 65% of the capital stock of certain direct foreign subsidiaries owned by Hertz or any guarantor. The security and pledges are subject to certain exceptions, including in respect of the U.S. Fleet Debt and the International Fleet Debt.

  Interest

        At Hertz's election, the interest rates per annum applicable to the loans under the Senior Term Facility will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted

London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

  Fees

        Hertz will pay (1) fees on the unused term loan commitments of the lenders, (2) letter of credit participation fees on the full amount of the synthetic letter of credit facility plus fronting fees for the letter of credit issuing bank and (3) other customary fees in respect of the Senior Term Facility.

  Covenants

        The Senior Term Facility contains a number of covenants that, among other things, will limit or restrict the ability of Hertz and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior Term Facility, we and the borrowers are subject to financial covenants, including a requirement to maintain a specified debt to Corporate EBITDA leverage ratio and a specified Corporate EBITDA to interest expense coverage ratio for specified periods (the requirements for both of these ratios vary throughout the term of the loan). Failure to comply with the financial covenants under the Senior Term Facility would result in a default under the credit agreements governing our Senior Credit Facilities and, absent a waiver or an amendment from our lenders, permit the acceleration of all outstanding borrowings under the Senior Credit Facilities. As of September 30, 2006, we performed the calculations associated with the above noted financial covenants and determined that we were in compliance with such financial covenants, both under the transition rule as set forth in the credit agreements governing the Senior Credit Facilities and as described in footnote (g) to "Summary—Summary Historical Financial Data." For a description of this calculation and the transition rule, see "Summary—Summary Historical Financial Data." Restrictive covenants in the Senior Term Facility (as amended) permit cash dividends to be paid to Hertz Holdings (i) in an aggregate amount not to exceed the greater of a specified minimum amount and 1.0% of consolidated tangible assets less certain investments, (ii) in additional amounts at any time, up to a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution and (iii) in additional amounts at any time, up to a specified amount of certain equity contributions made by Hertz Holdings to Hertz.

  Events of Default

        The Senior Term Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and change of control.

  Senior ABL Facility

  Overview

        In connection with the Acquisition, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz entered into a credit agreement, dated December 21, 2005, with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time.

        The Senior ABL Facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility will be available for the issuance of letters of credit. On the closing date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz's Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Transactions. At September 30, 2006, net of a discount of $23.8 million, Hertz and Matthews Equipment Limited collectively had $28.1 million in borrowings outstanding under this facility and issued $18.6 million in letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. The following is a brief description of the credit agreement governing the Senior ABL Facility and the terms of borrowings thereunder.

  Maturity; Amortization and Prepayments

        The Senior ABL Facility will mature on December 21, 2010. Subject to certain exceptions, the Senior ABL Facility is subject to mandatory prepayment in amounts equal to (i) the amount by which certain outstanding extensions of credit exceed the lesser of the borrowing base and the commitments then in effect and (ii) the net proceeds of (a) certain asset sales by Hertz and certain of its subsidiaries; (b) certain debt offerings by Hertz and certain of its subsidiaries, (c) certain insurance recovery and condemnation events, and (d) certain sale and leaseback transactions, subject in each case to availability thresholds under the revolving loan facility to be determined.

  Guarantees; Security

        The obligations of each of the borrowers under the Senior ABL Facility are guaranteed by Hertz Investors, Inc., Hertz's immediate parent, and each of Hertz's direct and indirect domestic subsidiaries (other than Hertz Equipment Rental Corporation, which will borrow on a joint and several basis with Hertz, subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of the Canadian borrowers are guaranteed, subject to limited exceptions, by each subsidiary of such Canadian borrowers, if any. The obligations of the U.S. borrowers under the Senior ABL Facility and the guarantees thereof are secured by security interests in substantially all of the tangible and intangible assets of each domestic borrower and each domestic guarantor, including pledges of all the capital stock of all direct domestic subsidiaries owned by Hertz and each domestic borrower and guarantor and of up to 65% of the capital stock of certain direct foreign subsidiaries owned by each domestic borrower and guarantor. The obligations of the Canadian borrowers under the Senior ABL Facility and the guarantees, if any, made by their subsidiaries and by the domestic borrowers and guarantors are also secured by substantially all the tangible and intangible assets of such borrowers and guarantors. The liens securing the Senior ABL Facility are subject to certain exceptions, including in respect of the U.S. Fleet Debt and the International Fleet Debt and other secured financing involving the Company's car rental fleet and related assets.

  Interest

        At the borrower's election, the interest rates per annum applicable to the loans under the Senior ABL Facility will be based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

  Fees

        The borrower will pay (1) fees on the unused commitments of the lenders under the revolving loan facility, (2) a letter of credit fee on the outstanding stated amount of letters of credit plus facing fees for the letter of credit issuing banks and (3) other customary fees in respect of the Senior ABL Facility.

  Covenants

        The Senior ABL Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior ABL Facility, if the borrowers fail to maintain a specified minimum level of borrowing capacity, they will then be subject to financial covenants under such facility, including a specified debt to Corporate EBITDA leverage ratio (the ratio varies throughout the term of the loan) and a specified Corporate EBITDA to fixed charges coverage ratio of one to one. Restrictive covenants in the Senior ABL Facility (as amended) permit cash dividends to be paid to Hertz Holdings in an aggregate amount, taken together with certain other investments, acquisitions and optional prepayments, not to exceed $100 million. Hertz may also pay additional cash dividends under the Senior ABL Facility at any time, and in any amount, so long as (a) there is at least $250 million of availability under the facility after giving effect to the proposed dividend, (b) if certain other payments when taken together with the proposed dividend would exceed $50 million in a 30-day period, Hertz can demonstrate projected average availability in the following six-month period of $50 million or more and (c) (i) Hertz can demonstrate pro forma compliance with the consolidated leverage ratio and consolidated fixed charge coverage ratio set forth in the Senior ABL Facility or (ii) the amount of the proposed dividend does not exceed the sum of (x) the greater of a specified minimum amount and 1.0% of consolidated tangible assets plus (y) a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution plus (z) a specified amount of certain equity contributions made by Hertz Holdings to the borrowers under such facility.

  Events of Default

        The Senior ABL Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

        Failure to comply with the financial covenants under the Senior ABL Facility would result in a default under the credit agreement governing the Senior ABL Facility and, absent a waiver or an amendment from our lenders, permit the acceleration of all outstanding borrowings under the Senior ABL Facility. As of September 30, 2006, we performed the calculations associated with them and determined that we were in compliance, if compliance had been necessary, both under the transition rule as set forth in the credit agreement governing the Senior ABL Facility and as described in footnote (g) to "Summary—Summary Historical Financial Data." For a description of this calculation and the transition rule, see "Summary—Summary Historical Financial Data."

Amendments to Senior Credit Facilities

        On June 30, 2006, Hertz entered into amendments to each of its Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under these covenants in the credit facilities to enter into certain sale and leaseback transactions, to pay and, in the case of the amendment to the Senior Term Facility, to make investments. These amendments also have the effect of reducing the restrictions in the Senior Credit Facilities on our ability to provide cash to Hertz Holdings (whether in the form of a loan or a dividend) that would enable Hertz Holdings to service its indebtedness. The ability of Hertz to pay cash dividends to Hertz Holdings remains subject to Hertz's meeting specified financial tests, as described above, as well as requirements imposed by applicable Delaware law. The amendment to the Senior Term Facility also permits Hertz to use proceeds of the $293.0 million Delayed Draw Term Loan to repay borrowings outstanding under the Senior ABL Facility, in addition to repaying certain other outstanding indebtedness of Hertz. On May 15, 2006, Hertz borrowed approximately $84.9 million under the Delayed Draw Term Loan and used the proceeds thereof to repay its 6.5% Senior Notes due 2006. Hertz borrowed the remaining portion of the Delayed Draw Term Loan on July 10, 2006, and applied the proceeds thereof to repay borrowings outstanding under the Senior ABL Facility.

ABS Program

  U.S. Fleet Debt

  Overview

        In connection with the Acquisition, HVF, a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of December 21, 2005, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of December 21, 2005, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. At September 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $82.0 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from December 21, 2005. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors. The following is a brief description of the ABS Indenture, ABS Supplement and the U.S. Fleet Debt issued thereunder.

  Security

        The U.S. Fleet Debt is secured by, among other things, a pledge in collateral owned by HVF, including substantially all of the U.S. car rental fleet that we use in our daily rental operations, a lease agreement between Hertz and HVF and other related collateral agreements, as well as all monies on deposit from time to time in certain collection and cash collateral accounts and all proceeds thereof, and certain interest rate hedge agreements.

  Interest

        The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread.

        In connection with the Acquisition and the issuance of $3,550 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with SFAS 133. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of December 31, 2005 and September 30, 2006, the fair value of the HVF Swaps were $37.0 million and $50.2 million, respectively, which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." For the nine months ended September 30, 2006, we recorded a benefit of $1.0 million in our consolidated statement of operations associated with previously recognized ineffectiveness of the HVF Swaps.

        The U.S. Fleet Debt issued on the closing date of the Acquisition has the benefit of financial guaranty insurance policies under which either MBIA Insurance Corporation or Ambac Assurance Corporation will guarantee the timely payment of interest on and ultimate payment of principal of such notes.

  Covenants

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity.

  Events of Default and Amortization Events

        The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset backed securitizations of this type, including non-payment of principal or interest, violation of covenants, material inaccuracy of representations or warranties, failure to maintain certain enhancement levels and insolvency or certain bankruptcy events. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

  Pre-Acquisition ABS Notes

        Hertz Vehicle Financing LLC issued $600 million of asset-backed medium term notes on March 31, 2004 under our ABS Program. Of these notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (5.4% as of September 30, 2006) and matures in 2007. Payments of principal and interest relating to these notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation. As of September 30, 2006, the aggregate principal amount of $587.2 million (net of a $12.8 million discount) of these pre-Acquisition ABS notes was outstanding. See "U.S. Fleet Debt" for a discussion of the collateralization of these pre-Acquisition ABS notes. As of September 30, 2006, the average interest rate on these pre-Acquisition ABS notes was 3.3%.

  International Fleet Debt

  Overview

        In connection with the Acquisition, HIL, a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies an aggregate amount equivalent to approximately $3,103.4 million (calculated as of September 30, 2006), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of the closing date of the Acquisition, the U.S. dollar equivalent of $1,781 million of International Fleet Debt was issued and outstanding under these facilities. At closing, Hertz utilized the proceeds from these financings to finance a portion of the Transactions. As of September 30, 2006, the foreign currency equivalent of $2,382.3 million in borrowings was outstanding under these facilities, net of a $6.7 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four tranches: (i) a Tranche A1 revolving bridge loan to one or more SPEs or subsidiaries conducting the vehicle rental business in each of Australia, Belgium, Canada, France, Germany, Italy, the Netherlands, Spain, Switzerland and the United Kingdom, or the "Tranche A International Fleet Debt Borrowers," subject to borrowing bases comprised of the vehicles and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary); (ii) a Tranche A2 revolving bridge loan made on a subordinated basis to the Tranche A International Fleet Debt Borrowers, which, together with the Tranche A1 loans, are referred to as the "Tranche A Loans," subject to borrowing bases comprised of the vehicles and related assets of each such borrower; (iii) a Tranche B revolving loan, or the "Tranche B Loan," made to one or more SPEs or HIL's subsidiaries conducting the vehicle rental business in each of Brazil and New Zealand, subject to borrowing bases comprised of the rental vehicles and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary); and (iv) a Tranche C revolving loan made to one or more SPEs or subsidiaries involved in the equipment rental business in each of France and Spain, subject to borrowing bases comprised of the equipment rental and related assets of each such borrower, or the "Tranche C Loan" (or, in the case of a borrower that is a SPE on-lending loan proceeds to an equipment-owning SPE or subsidiary, as the case may be, the equipment rental and related assets of such equipment-owning SPE or subsidiary). A portion of the Tranche C Loan will be available for the issuance of letters of credit.

        The subsidiaries conducting the vehicle rental business in certain European jurisdictions may, at their option, continue to engage in certain capital lease financing outside the International Fleet Debt Facilities. As of September 30, 2006, there were $56.3 million of such capital lease financings outstanding.

  Maturity; Prepayments

        The Tranche A Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche A Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of the issuance of asset-backed securities or funding via an asset-backed commercial paper program or any other type of asset-based financing of the vehicles and related assets of the Tranche A International Fleet Debt Borrowers, or a "Tranche A Take-Out Financing." The proceeds of any Tranche A Take-Out Financing will only be required to prepay and reduce the Tranche A2 loans to the extent exceeding amounts required to refinance in full the Tranche A1 loans.

        The Tranche B Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche B Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of (1) certain debt offerings by the Tranche B borrowers, (2) certain asset sales by the Tranche B borrowers and (3) (i) any Tranche A Take-Out Financing in excess of amounts needed to refinance in full the Tranche A Loans and the Tranche C Loans and (ii) any Tranche C Take-Out Financing in excess of amounts needed to refinance in full the Tranche A Loans and the Tranche C Loans.

        The Tranche C Loans mature five years from the closing date of the Acquisition. Subject to certain exceptions, the Tranche C Loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of (1) certain debt offerings by the Tranche C borrowers, (2) certain asset sales by the Tranche C borrowers, (3) the issuance of asset-backed securities and/or funding via an asset-backed commercial paper program or any other type of asset-based financing of the equipment rental and related assets of the Tranche C borrowers, or a "Tranche C Take-Out Financing" and (4) any Tranche A Take-Out Financing in excess of amounts required to refinance in full the Tranche A Loans.

  Guarantees; Security

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans in the manner and to the extent to be provided for in the definitive loan documentation.

        Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A2 loans and the guarantees thereof will be secured on a junior second priority basis by any assets securing the obligations of the Tranche A International Fleet Debt Borrowers under the Tranche A1 loans and the guarantees thereof.

        In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B Loan in such Brazilian subsidiary not exceeding $52.0 million, which guarantee is secured equally and ratably with borrowings under the Senior Term Facility. Pursuant to the June 30, 2006 amendments to the Senior Credit Facilities, Hertz may provide guarantees of up to $75.0 million of indebtedness of its Brazilian subsidiary which are secured equally and ratably with borrowings under the Senior Term Facility.

        The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

  Interest

        The interest rate per annum applicable to the Tranche A Loans is based on a fluctuating rate of interest measured by reference to one-month LIBOR or EURIBOR, as appropriate, plus a borrowing margin. The borrowing margins on Tranche A1 and Tranche A2 are subject to increase if HIL does not repay borrowings under Tranche A1 and Tranche A2, as applicable, within specified periods of time (generally, 15 months from the Closing Date) and upon the occurrence of certain other events. The interest rate per annum applicable to the Tranche B Loans is based on a fluctuating rate of interest measured by reference to the relevant local currency base rates plus a borrowing margin determined on the Closing Date. The interest rate per annum applicable to the Tranche C Loans is based on a fluctuating rate of interest measured by reference to one-month EURIBOR plus a borrowing margin.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007.

  Fees

        The borrowers under each of Tranche A1, Tranche A2, Tranche B and Tranche C of the International Fleet Debt Facilities will pay (1) fees on the unused commitments of the lenders under the applicable tranche, and (2) other customary fees and expenses in respect of the International Fleet Debt Facilities.

  Covenants

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates.

        In addition, HIL, the borrowers and the other subsidiaries of HIL are restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities at the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz, as of September 30, 2006, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets.

  Events of Default

        The International Fleet Debt Facilities contain customary events of default, including non-payment of principal, interest or fees, violation of covenants, misrepresentation, cross default and cross acceleration to certain other material indebtedness, insolvency or certain bankruptcy events, material qualification of HIL's audited financial statements by its auditors, unlawfulness, illegality or repudiation of the International Fleet Debt Facilities, material judgments and change of control.

Pre-Acquisition Senior Notes and Euro Medium Term Notes

  Overview

        As of September 30, 2006, Hertz had outstanding approximately $712.8 million (net of a $5.5 million discount) aggregate principal amount of senior debt securities issued under, and subject to the terms of (i) an indenture, dated April 1, 1986, as amended and supplemented, between Hertz and JPMorgan Chase Bank, N.A., as trustee, or the "1986 Senior Indenture," (ii) an indenture, dated December 1, 1994, between Hertz and Wachovia Corporate Trust, as trustee, or the "1994 Senior Indenture," and (iii) an indenture, dated as of March 16, 2001, between Hertz and The Bank of New York, as trustee, or the "2001 Senior Indenture," and, collectively with the 1986 Senior Indenture and the 1994 Senior Indenture, the "Hertz Senior Indentures."

        The following series of notes are outstanding as of September 30, 2006 under the Hertz Senior Indentures: (1) 1986 Senior Indenture: 9% Senior Notes due November 1, 2009; (2) 1994 Senior Indenture: 6.30% Senior Notes due November 15, 2006, 7 5/8% Senior Notes due August 15, 2007, 6 5/8% Senior Notes due May 15, 2008, 6 1/4% Senior Notes due March 15, 2009, 7.40% Senior Notes due March 1, 2011, 7% Senior Notes due January 15, 2028; and (3) 2001 Senior Indenture: 4.7% Senior Notes due October 2, 2006, Floating Rate Notes due August 5, 2008, 6.350% Senior Notes due June 15, 2010, 7 5/8% Senior Notes due June 1, 2012 and 6.9% Notes due August 15, 2014.

        On September 30, 2003, Hertz issued $500 million of 4.7% Senior Promissory Notes, or the "4.7% Notes," due on October 2, 2006. On June 3, 2004, Hertz issued $600 million of 6.35% Senior Promissory Notes, or the "6.35% Notes," due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, we entered into interest rate swap agreements, or "swaps," relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, we paid interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. These swaps were accounted for as fair value hedges under SFAS 133. Prior to the Acquisition, the swap transactions qualified for the short-cut method of recognition under SFAS 133; therefore, no portion of the swaps were treated as ineffective. As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered leaving an aggregate principal amount of $123.8 million outstanding at December 31, 2005, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, any changes in the fair value of the derivatives are recognized in the statement of operations. Between December 21, 2005 (the date that hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these swaps was a gain of $2.7 million, which was recorded in our consolidated statement of operations in "Selling, general and administrative" expenses. As of December 31, 2005, the fair value adjustments relating to the swaps on the 4.7% Notes and the 6.35% Notes were $8.4 million and $8.7 million, respectively, which were reflected in the condensed consolidated balance sheet in "Accrued liabilities." During January 2006, we assigned these swaps to a third party in return for cash. As a result of the assignment of these swaps, we recorded a gain of $6.6 million which is reflected in our unaudited interim condensed consolidated statement of operations in "Selling, general and administrative" expenses.

        In addition, as of September 30, 2006, we had outstanding approximately €7.6 million of Euro medium term notes issued under our Euro Medium Term Note Program, or the "EMTN Program." The Euro medium term notes were issued by Hertz Finance Centre plc, or "HFC," and are fully guaranteed by us. The Euro medium term notes mature in July 2007 and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As a result of the Acquisition, a significant portion of the Euro Medium Term Notes was tendered to us, leaving the aggregate principal amount of €7.6 million outstanding at December 31, 2005. In connection with the remaining balance of the Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro Medium Term Notes.

  Offers in Connection with the Acquisition

        In connection with the Acquisition, Hertz made offers to purchase for cash and consent solicitations relating to each series of securities outstanding under the Hertz Senior Indentures. The purpose of the solicitation of consents was to amend each of the Hertz Senior Indentures to eliminate restrictive covenants and the cross-acceleration event of default, and to amend certain other provisions contained therein.

        Hertz received the requisite consents with respect to each Hertz Senior Indenture to make the proposed amendments and Hertz entered into a supplemental indenture, or a "Supplemental Indenture," with respect to each Hertz Senior Indenture reflecting the proposed amendments, including the elimination of the restrictive covenants included therein. Each such Supplemental Indenture became effective prior to, and operative upon, the closing date of the Acquisition. The existing senior notes have maturities ranging from 2006 to 2028.

        In connection with the Acquisition, Hertz also made offers to repurchase all of the existing €200 million of Euro medium term notes outstanding under its EMTN Program. Hertz received tenders from holders of approximately $3,701.3 million of pre-existing senior notes and approximately €192.4 million of the existing Euro medium term notes pursuant to the tender offers, and purchased these tendered notes in connection with the Acquisition. The remaining Euro medium term notes come due July 2007. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

  Restrictive Covenants

        The Hertz Senior Indentures and the fiscal agency agreement for the EMTN Program each contained covenants relating to limitations on mergers, secured debt, sale leaseback transactions, and, with respect to the Hertz Senior Indentures only, dividends and certain loans and advances. Each of the restrictive covenants under the Hertz Senior Indentures has been eliminated, operative upon the closing of the Acquisition, pursuant to the Supplemental Indentures; however, the restrictive covenants under the fiscal agency agreement for the EMTN Program remain in effect and are described below.

  Limitations on Mergers

        Hertz may not consolidate with, merge into, or sell, convey or transfer its properties and assets substantially as an entirety to another person, if, as a result thereof, any property owned by Hertz or a restricted subsidiary, immediately prior thereto would become subject to any security interest, unless (i) all outstanding notes guaranteed or issued by Hertz under the EMTN Program are secured (equally and ratably with any other indebtedness of or guaranteed by Hertz then entitled thereto) by a prior lien upon such property or (ii) Hertz would be permitted to create such security interest pursuant to the provisions described below under "—Limitations on Secured Debt" without equally and ratably securing the outstanding notes guaranteed or issued by Hertz under the EMTN Program.

  Limitations on Secured Debt

        Subject to certain exceptions, including those set forth below, Hertz may not create, incur, assume or guarantee, and may not cause, suffer or permit a restricted subsidiary to create, incur, assume or guarantee, any secured indebtedness without making effective provisions whereby all outstanding notes guaranteed or issued by Hertz under the EMTN Program and any other indebtedness of or guaranteed by Hertz or such restricted subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the security interest securing such secured indebtedness equally and ratably with any and all other obligations and indebtedness thereby secured (subject, however, to applicable priorities of payment) so long as such secured indebtedness remains outstanding. However, the foregoing prohibition will not be applicable to:

  i)
  any security interest in favor of Hertz or a restricted subsidiary;

  ii)
  certain pre-existing security interests;

  iii)
  security interests existing on property at the time it is acquired by Hertz or a restricted subsidiary, provided, such security interest is limited to all or part of the property so acquired;

  iv)
  (a) any security interest existing on the property of or on the outstanding shares or indebtedness of a corporation at the time such corporation shall become a restricted subsidiary or (b) subject to the provisions referred to above under "—Limitations on Mergers," any security interest on property of a corporation existing at the time such corporation is merged into or consolidated with Hertz or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Hertz or a restricted subsidiary (provided, in each such case, that such security interest does not extend to any property owned prior to such transaction by Hertz or any restricted subsidiary which was a restricted subsidiary prior to such transaction);

  v)
  mechanics', materialmen's, carriers' or other like liens arising in the ordinary course of business;

  vi)
  certain tax liens or assessments, and certain judgment liens;

  vii)
  certain security interests in favor of the United States of America or any state or any agency of the United States of America;

  viii)
  security interests on certain business equipment;

  ix)
  in the case of property (other than rental equipment) acquired after July 2, 2004 by Hertz or a restricted subsidiary, any security interest which secures an amount not in excess of the lesser of the purchase price or fair value of such property at the time of acquisition, provided that such security interest is limited to the property so acquired;

  x)
  security interests on properties financed through tax-exempt municipal obligations, provided that the security interest is limited to the property so financed; and

  xi)
  any refunding, renewal, extension or replacement (or successive refundings, renewals, extensions or replacements), in whole or in part, of any security interest referred to in the preceding clauses (i) through (x), provided that the principal amount of indebtedness secured in such refunding, renewal, extension or replacement does not exceed that secured at the time by such security interest and that such refunding, renewal, extension or replacement is limited to all or part of the same property subject to the security interest being refunded, renewed, extended or replaced.

        Notwithstanding the foregoing provisions, Hertz and any one or more restricted subsidiaries may issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other secured indebtedness of Hertz and its restricted subsidiaries which would otherwise be subject to the foregoing restrictions (not including indebtedness permitted to be secured under clauses (i) through (xi) described under "—Limitations on Secured Debt" above), and the aggregate value of the sale and leaseback transactions in existence at such time (not including sale and leaseback transactions the proceeds of which have been or will be applied in accordance with the provisions described under "—Limitations on Sale and Leaseback Transactions" below), do not at the time of incurrence exceed 10% of the consolidated net worth and subordinated indebtedness of Hertz and its restricted subsidiaries.

  Limitations on Sale and Leaseback Transactions

        Hertz may not, and may not permit any restricted subsidiary to, engage in any sale and leaseback transaction unless (i) Hertz or such restricted subsidiary would be entitled, without reference to the provisions described in clauses (i) through (xi) under "—Limitations on Secured Debt" above, to incur secured indebtedness in an amount equal to the amount realized or to be realized upon the sale or transfer involved in such sale and leaseback transaction, secured by a security interest on the property to be leased without securing all outstanding notes guaranteed or issued by Hertz under the EMTN Program as provided in the provisions described under "—Limitations on Secured Debt" above or (ii) Hertz or a restricted subsidiary apply, within 120 days after such sale or transfer, an amount equal to the fair value of the property so leased (as determined by our Board of Directors) to the repayment of senior indebtedness of Hertz or of any restricted subsidiary (other than senior indebtedness owed to Hertz or any restricted subsidiary) then prepayable.

Hertz's and Puerto Ricancars, Inc.'s Fleet Financing Facility

  Overview

        On September 29, 2006, Hertz and PR Cars entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent.

  Maturity; Prepayments

        The Fleet Financing Facility will mature on December 21, 2011 but Hertz and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time. The Fleet Financing Facility is subject to mandatory prepayment in the amount by which outstanding extensions of credit to Hertz or PR Cars exceed the lesser of the Hertz or PR Cars borrowing base, as applicable, and the commitments then in effect.

  Guarantees; Security

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, U.S. Virgin Islands and by certain assets related thereto.

  Interest

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of September 30, 2006, the average interest rate was 8.5%. This was converted to a LIBOR based loan with a rate of 6.57% on October 16, 2006.

  Fees

        The borrowers will pay fees on the unused commitments of the lenders under the Fleet Financing Facility and other customary fees in respect of the Fleet Financing Facility.

  Covenants

        The Fleet Financing Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to create liens, dispose of assets, engage in mergers, enter into agreements which restrict liens on the Fleet Financing Facility collateral or Hertz's rental car fleet in Kansas or change the nature of their business.

  Events of Default

        The Fleet Financing Facility contains customary events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

DESCRIPTION OF NOTES

General

        We issued the old senior notes, and will issue the new senior notes, under an indenture, dated as of December 21, 2005 (as amended, the "Senior Indenture"), among the Company, as issuer, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee (the "Senior Note Trustee"). The Senior Dollar Notes (as defined below) and the Senior Euro Notes are each issued as a separate series, but, except as otherwise provided herein, are to be treated as a single class for all purposes under the Senior Indenture.

        We issued the old senior subordinated notes, and will issue the new senior subordinated notes, under an indenture, dated as of December 21, 2005 (as amended, the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among the Company, as issuer, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee (the "Senior Subordinated Note Trustee" and, together with the Senior Note Trustee, the "Trustees").

        The terms of the new senior notes and the new senior subordinated notes are substantially identical to the terms of the old senior notes and the old senior subordinated notes, respectively, except that the new senior notes and the new senior subordinated notes are registered under the Securities Act and therefore will contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old senior notes and old senior subordinated notes, respectively, and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indentures.

        The Indentures contain provisions that define your rights and govern the obligations of the Company under the notes. Copies of the forms of the Indentures and the notes are filed as exhibits to the registration statement of which this prospectus forms a part and will be made available to prospective purchasers of the notes upon request. See "Where You Can Find Additional Information."

        The following is a summary of certain provisions of the Indentures and the Notes. It does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms to be made a part hereof by the Trust Indenture Act of 1939, as amended (the "TIA"). The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of Notes refers to the Holders of the Senior Notes or Senior Subordinated Notes, in each case as defined below, as applicable. For purposes of this Description of Notes and unless the context otherwise requires, (i) any reference to "Notes" or a "class" of Notes refers to the Senior Notes as a class, or to the Senior Subordinated Notes as a class, as applicable, (ii) the term "Senior Dollar Notes" refers collectively to the old senior notes denominated in dollars and the new senior notes denominated in dollars, (iii) the term "Senior Euro Notes" refers collectively to the old senior notes denominated in euros and the new senior notes denominated in euros, (iv) the term "Senior Notes" refers collectively to the Senior Dollar Notes and the Senior Euro Notes, (v) the term "Senior Subordinated Notes" refers collectively to the old senior subordinated notes and the new senior subordinated notes and (vi) the term "Dollar Notes" refers collectively to the Senior Dollar Notes and the Senior Subordinated Notes.

Brief Description of the Notes

  The Senior Notes

        The Senior Notes are:

  •
  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

  The Senior Subordinated Notes

        The Senior Subordinated Notes are:

  •
  unsecured Senior Subordinated Indebtedness of the Company;

  •
  subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Notes and the Senior Credit Facilities;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

Brief Description of the Subsidiary Guarantees

  Subsidiary Guarantees of Senior Notes

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Senior Notes are:

  •
  unsecured Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

  •
  pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

  Subsidiary Guarantees of Senior Subordinated Notes

        The Subsidiary Guarantees of each Subsidiary Guarantor in respect of the Senior Subordinated Notes are:

  •
  unsecured Senior Subordinated Indebtedness of such Subsidiary Guarantor,

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor;

  •
  effectively subordinated to any secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

  •
  pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Subsidiary Guarantor; and

  •
  senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

  The Senior Notes

        The Senior Notes will mature on January 1, 2014. Each Senior Note will bear interest at the applicable rate per annum shown on the front cover of this prospectus from December 21, 2005, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the December 15 or June 15 immediately preceding the interest payment date, on January 1 and July 1 of each year, commencing July 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $1,800 million of Senior Dollar Notes, and an aggregate principal amount of €225 million of Senior Euro Notes, is currently outstanding. Additional securities may be issued under the Senior Indenture in one or more series from time to time ("Additional Senior Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Senior Notes (except as otherwise provided herein with respect to Senior Dollar Notes and Senior Euro Notes) and otherwise be treated as Senior Notes for purposes of the Senior Indenture.

  The Senior Subordinated Notes

        The Senior Subordinated Notes will mature on January 1, 2016. Each Senior Subordinated Note will bear interest at the rate of 10.5% per annum from December 21, 2005, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the December 15 or June 15 immediately preceding the interest payment date, on January 1 and July 1 of each year, commencing July 1, 2006. Interest is paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $600 million of Senior Subordinated Notes is currently outstanding. Additional securities may be issued under the Senior Subordinated Indenture in one or more series from time to time ("Additional Senior Subordinated Notes" and, together with any Additional Senior Notes, the "Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Senior Subordinated Notes and otherwise be treated as Senior Subordinated Notes for purposes of the Senior Subordinated Indenture.

  Other Terms

        Principal of, and premium, if any, and interest on, the applicable Notes will be payable, and such Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the corporate trust office of the applicable Trustee, with respect to Dollar Notes, and the office(s) of the Euro Paying Agent and/or a co-registrar located in the European Union, with respect to payments in respect of, or exchanges or transfers of, the Senior Euro Notes, as the case may be), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the applicable Note Register.

        The Notes will be issued only in fully registered form, without coupons. Dollar Notes will be issued only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Euro Notes will be issued only in minimum denominations of €50,000 and any integral multiple of €1,000 in excess thereof.

        The Dollar Notes are designated for trading in The PORTALSM Market. The Senior Euro Notes are admitted to trading on the unregulated market segments of the Frankfurt and Stuttgart Stock Exchanges. We do not intend to apply for listing of the Notes on any other securities exchange or for quotation of the Notes through any national securities association.

Optional Redemption

        The applicable class of Notes will be redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Senior Notes of any series will be redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after January 1, 2010 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Senior Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 1 of the years set forth below:

  Senior Dollar Notes

Redemption Period	Price
2010	104.438%
2011	102.219%
2012 and thereafter	100.000%

  Senior Euro Notes

Redemption Period	Price
2010	103.938%
2011	101.969%
2012 and thereafter	100.000%

        The Senior Subordinated Notes will be redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after January 1, 2011 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Senior Subordinated Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Redemption Period	Price
2011	105.250%
2012	103.500%
2013	101.750%
2014 and thereafter	100.000%

        In addition, the Senior Indenture provides at any time and from time to time on or prior to January 1, 2009, the Company at its option may redeem Senior Notes in an aggregate principal amount equal to (x) up to 35% of the original aggregate principal amount of the Senior Dollar Notes (including the principal amount of any Additional Senior Notes that are Senior Dollar Notes) and (y) up to 35% of the original aggregate principal amount of Senior Euro Notes (including the principal amount of any Additional Senior Notes that are Senior Euro Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 108.875%, for Senior Dollar Notes and 107.875% for Senior Euro Notes, in each case plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that

  (a)
  if Senior Dollar Notes are redeemed, an aggregate principal amount of Senior Dollar Notes equal to at least 65% of the original aggregate principal amount of Senior Dollar Notes (including the principal amount of any Additional Senior Notes that are Dollar Notes) must remain outstanding after each such redemption of Dollar Notes, and

  (b)
  if Senior Euro Notes are redeemed, an aggregate principal amount of Senior Euro Notes equal to at least 65% of the original aggregate principal amount of Senior Euro Notes (including the principal amount of any Additional Senior Notes that are Senior Euro Notes) must remain outstanding after each such redemption of Senior Euro Notes.

        In addition, the Senior Subordinated Indenture provides that, at any time and from time to time on or prior to January 1, 2009, the Company at its option may redeem Senior Subordinated Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (including the principal amount of any Additional Senior Subordinated Notes), with funds in an equal aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 110.5%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Senior Subordinated Notes equal to at least 65% of the original aggregate principal amount of Senior Subordinated Notes (including the principal amount of any Additional Senior Subordinated Notes) must remain outstanding after each such redemption. "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to January 1, 2010, in the case of the Senior Notes of any series, and January 1, 2011, in the case of the Senior Subordinated Notes, such Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means,

  (a)
  with respect to a Dollar Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Dollar Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on January 1, 2010, in the case of a Senior Dollar Note, and January 1, 2011, in the case of a Senior Subordinated Note (such redemption price being that described in the second or third paragraph, respectively, of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Dollar Note on such Redemption Date; and,

  (b)
  with respect to a Senior Euro Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Senior Euro Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on January 1, 2010, (such redemption price being that described in the second paragraph of this "Optional Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Bund Rate plus 50 basis points, over (B) the principal amount of such Senior Euro Note on such Redemption Date, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the applicable Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to January 1, 2010, in the case of a Senior Dollar Note, and January 1, 2011, in the case of a Senior Subordinated Note; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Bund Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that have become publicly available at least two Business Days (but not more than five Business Days) prior to the Redemption Date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from such Redemption Date to January 1, 2010; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of the direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes of the applicable series for redemption will be made by the applicable Trustee on a pro rata basis, by lot or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less (in the case of a Dollar Note) or of €50,000 in original principal amount or less (in the case of a Senior Euro Note) will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

        The Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the applicable class of Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, in the case of the Senior Notes, and on an unsecured senior subordinated basis, in the case of the Senior Subordinated Notes, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the applicable Indenture and the applicable Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee or the applicable Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary

Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes of the applicable class (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the applicable Indenture (including the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors"), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the applicable Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all applicable Notes then outstanding and all other applicable Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' notice to the applicable Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the applicable Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the applicable Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

  Senior Notes and Related Subsidiary Guarantees

        The indebtedness evidenced by the Senior Notes (a) will be unsecured Senior Indebtedness of the Company, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, and (c) will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Notes will also be effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee in respect of Senior Notes (a) will be unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

  Senior Subordinated Notes and Related Subsidiary Guarantees

        The indebtedness evidenced by the Senior Subordinated Notes (a) will be unsecured Senior Subordinated Indebtedness of the Company, (b) will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the prior payment in full in cash or Cash Equivalents when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Notes and the Senior Credit Facilities (including under its guarantee of borrowings of any of its Subsidiaries under the Senior ABL Agreement), (c) will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and (d) will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Subordinated Notes will also be effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Subsidiary Guarantee in respect of Senior Subordinated Notes (a) will be unsecured Senior Subordinated Indebtedness of the applicable Subsidiary Guarantor, (b) will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Person's obligations under the Senior ABL Facility and under its Subsidiary Guarantee, if any, of the Senior Notes and its guarantee, if any, of any of the Senior Credit Facilities, (c) will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Person and (d) will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to any secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "—Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein, so long as the deposit of money or U.S. Government

Obligations into such trust was made in accordance with the provisions of the Senior Subordinated Indenture described under "—Defeasance" below, and did not violate the subordination provisions of the Senior Subordinated Indenture at the time such deposit was made.

  Each Class of Notes

        A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable class of Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable class of Notes. The applicable class of Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than Subsidiaries that become Subsidiary Guarantors with respect to the applicable class of Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the applicable class of Notes. Such Subsidiary Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the applicable Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Subordination of Senior Subordinated Notes

        Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to such Person's obligations with respect to the Senior Subordinated Notes or its Subsidiary Guarantee thereof, as the case may be, in accordance with the provisions of the Senior Subordinated Indenture. Such Person's obligations with respect to the Senior Subordinated Notes or such Person's Subsidiary Guarantee, as the case may be, ranks pari passu in right of payment with all other Senior Subordinated Indebtedness of such Person. The Senior Subordinated Indenture provides that the Company will not Incur, and will not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Senior Subordinated Notes or the relevant Subsidiary Guarantee, as the case may be. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed. See "—Certain Covenants—Limitation on Layering (Senior Subordinated Notes Only)" below.

        The Company may not pay principal of, or premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if (i) any Designated Senior Indebtedness of the Company is not paid in full in cash or Cash Equivalents when due or (ii) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms (either such event, a "Payment Default") unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Senior Subordinated Notes without regard to the foregoing if the Company and the Senior Subordinated Note Trustee receive written notice approving such payment from the Representative for the Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        In addition, during the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a "Non-payment Default"), the Company may not pay the Senior Subordinated Notes for the period specified as follows (a "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt by the Senior Subordinated Note Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such Non-payment Default from the Representative for such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and shall end on the earliest to occur of the following events:

  (1)
  179 days shall have elapsed since such receipt of such Blockage Notice,

  (2)
  the Non-payment Default giving rise to such Blockage Notice is no longer continuing (and no other Payment Default or Non-payment Default is then continuing),

  (3)
  such Designated Senior Indebtedness shall have been discharged or repaid in full in cash or Cash Equivalents, or

  (4)
  such Payment Blockage Period shall have been terminated by written notice to the Senior Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice.

        The Company shall promptly resume payments on the Senior Subordinated Notes, including any missed payments, after such Payment Blockage Period ends, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists. Not more than one Blockage Notice to the Company may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Senior Subordinated Note Trustee of the relevant Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness in cash or Cash Equivalents before the Noteholders are entitled to receive any payment from the Company and until the Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, any payment or distribution from the Company to which Noteholders would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution from the Company is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If the Company fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Indenture and would enable the Holders of the Senior Subordinated Notes to accelerate the maturity thereof. See "—Defaults." If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Senior Subordinated Note Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company or the Representative of such holders of the acceleration. Such acceleration will not be effective with respect to the Company, and the Company may not pay the Senior Subordinated Notes, until five Business Days after such holders or the Representative of such holders receive notice of such acceleration and, thereafter, the Company may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the Senior Subordinated Indenture, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, from the Company than the holders of the Senior Subordinated Notes. In addition, as described above, the Senior Subordinated Notes will be effectively subordinated, with respect to the Company's Subsidiaries that are not Subsidiary Guarantors with respect to such Notes, to the claims of creditors of those Subsidiaries.

        The terms on which each Subsidiary Guarantee in respect of the Senior Subordinated Notes will be subordinated to the prior payment in full of Senior Indebtedness of the relevant Subsidiary Guarantor will be substantially identical to those described above governing the subordination of the Senior Subordinated Notes to the prior payment in full of Senior Indebtedness of the Company.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes of the applicable class will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes of such class pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes of such class as described under "—Optional Redemption." The Transactions shall not constitute or give rise to a Change of Control.

        The term "Change of Control" means:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the "beneficial owner";

  (ii)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

  (iii)
  during any period of two consecutive years (during which period the Company has been a party to the applicable Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

        In the event that, at the time of such Change of Control, the terms of any Bank Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the applicable class of Notes pursuant to this covenant, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the applicable class of Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes of such class pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a "Change of Control Offer") to each Holder with a copy to the applicable Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than $2,000 in original principal amount (in the case of a Dollar Note) or €50,000 in original principal amount (in the case of a Senior Euro Note) of such Note would be left outstanding.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the old notes. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the applicable Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness" and "—Certain Covenants—Limitation on Liens." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

        The occurrence of a Change of Control would constitute a default under each Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Each Senior Credit Agreement is expected to, and the agreements governing future Indebtedness of the Company may, prohibit the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        Each Indenture contains covenants including, among others, the covenants as described below.

        Limitation on Indebtedness.    Each Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

  (b)
  Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

  (i)
  Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,250.0 million, plus (B) the greater of (x) $1,600.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

  (ii)
  Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

  (iii)
  Indebtedness represented by the Senior Notes and the Senior Subordinated Notes, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

  (iv)
  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto;

  (v)
  Indebtedness consisting of (x) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (y) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary or (z) Guarantees required (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights;

    (vi)
    (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

    (vii)
    Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

    (viii)
    Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

    (ix)
    Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

    (x)
    Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least

      $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

    (xi)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) the greater of (x) $2,900.0 million and (y) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

    (xii)
    Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto; and

    (xiii)
    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 3.25% of Consolidated Tangible Assets.

  (c)
  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  (d)
  For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Layering (Senior Subordinated Notes only).    The Senior Subordinated Indenture provides as follows: The Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, the Company's Indebtedness with respect to the Senior Subordinated Notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor's Subsidiary Guarantee, or is subordinated in right of payment to such Subsidiary Guarantee. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

        Limitation on Restricted Payments.    Each Indenture provides as follows:

  (a)
  The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

      (A)
      50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on October 1, 2005 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

      (B)
      the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company or any Parent (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

      (C)
      the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends on other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

      (D)
      in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

  (b)
  The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

  (i)
  any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the

      Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

    (ii)
    any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

    (iii)
    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

    (iv)
    Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

    (v)
    loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

    (vi)
    the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

    (vii)
    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to 1.0% of Consolidated Tangible Assets;

    (viii)
    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing

      Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

    (ix)
    payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

    (x)
    dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

    (xi)
    any Restricted Payment pursuant to or in connection with the Transactions; and

    (xii)
    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under "Certain Covenants—Limitation on Indebtedness" above;

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Each Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

  (1)
  pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Senior Indenture, the Senior Subordinated Indenture, the Senior Notes or the Senior Subordinated Notes;

  (2)
  pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

  (3)
  pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the applicable Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

  (4)
  (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the applicable Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations or (J) in connection with or relating to any Vehicle Rental Concession Right;

  (5)
  with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (6)
  by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

  (7)
  pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the applicable Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the applicable Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the applicable Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    Each Indenture provides as follows (except as described with respect to the applicable Indenture):

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

  (i)
  the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

  (ii)
  in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

  (iii)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

  (A)
  first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers' acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

  (B)
  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes of the applicable class and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay (in the case of the provisions of the Senior Indenture) any other Senior Indebtedness of the Company or a Restricted Subsidiary, or (in the case of the provisions of the Senior Subordinated Indenture) any other Senior Subordinated Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the applicable Indenture and the agreements governing such other Indebtedness; and

      (C)
      third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the applicable Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

    provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

            Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million. If the aggregate principal amount of Notes of the applicable class or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

            For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

  (b)
  In the event of an Asset Disposition that requires the purchase of applicable Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase applicable

    Notes tendered pursuant to an offer by the Company for the applicable Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of the applicable Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of applicable Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $50.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than $2,000 in original principal amount (in the case of a Dollar Note) or €50,000 in original principal amount (in the case of a Senior Euro Note) of such Note would be left outstanding.

  (c)
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    Each Indenture provides as follows:

  (a)
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

  (b)
  The provisions of the preceding paragraph (a) will not apply to:

  (i)
  any Restricted Payment Transaction,

  (ii)
  (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the

      Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

    (iii)
    any transaction with the Company, any Restricted Subsidiary, or any Special Purpose Entity,

    (iv)
    any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

    (v)
    any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

    (vi)
    any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

    (vii)
    the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including (1) payment to CDR, Carlyle or ML or any of their respective Affiliates of fees of up to $75.0 million in the aggregate, plus out-of-pocket expenses, in connection with the Transactions, and (2) payment to CDR, Carlyle or ML or any of their respective Affiliates of fees of up to $7.5 million in the aggregate in any fiscal year, and fees in connection with any acquisition, disposition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by CDR, Carlyle or ML or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

    (viii)
    the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, and

    (ix)
    any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

        Limitation on Liens (Senior Notes Only).    The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Indenture and the Senior Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital

Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Limitation on Liens (Senior Subordinated Notes Only).    The Senior Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor's Subsidiary Guarantee thereof (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Indenture and the Senior Subordinated Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Subordinated Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Subordinated Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "—Merger and Consolidation" below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Subsidiary Guarantors.    As set forth more particularly under "—Subsidiary Guarantees," each Indenture provides that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the applicable class of Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the applicable class of Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the applicable class of Notes. See "—Subsidiary Guarantees."

        SEC Reports.    Each Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the applicable class of Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the applicable Note Register, and to the applicable Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company's accountants not being "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the "Reporting Date") and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the applicable Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        Each Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

    (i)
    the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the applicable Notes and the applicable Indenture by executing and delivering to the applicable Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

    (ii)
    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

    (iii)
    immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

    (iv)
    each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the applicable Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

    (v)
    the Company will have delivered to such Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the applicable Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" covenant will not apply to the Transactions.

Defaults

        An Event of Default is defined in the applicable Indenture as:

    (i)
    a default in any payment of interest on any applicable Note when due, continued for 30 days;

    (ii)
    a default in the payment of principal of any applicable Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

    (iii)
    the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

    (iv)
    the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

    (v)
    the failure by the Company to comply for 60 days after notice with its other agreements contained in the applicable Notes or the applicable Indenture;

    (vi)
    the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

    (vii)
    the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $75.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the "cross acceleration provision");

    (viii)
    certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

    (ix)
    the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $75.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

    (x)
    the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the applicable Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the applicable Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the applicable Trustee or the Holders of at least 30% in principal amount of the outstanding Notes of the applicable class notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Indenture, the Senior Note Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Senior Notes by notice to the Company and the Senior Note Trustee, may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Subordinated Indenture, the Senior Subordinated Note Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Senior Subordinated Notes by notice to the Company and the Senior Subordinated Note Trustee, may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable; provided that so long as any Designated Senior Indebtedness of the Company shall be outstanding, such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Senior Subordinated Notes to the Company and the holders of all such Designated Senior Indebtedness or each Representative thereof and (y) the acceleration of any such Designated Senior Indebtedness. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Senior Subordinated Notes because an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the Senior Subordinated Notes and such Event of Default and all consequences thereof (including any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Senior Subordinated Note Trustee or the Holders, and be of no further effect, if within 60 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration or other event or condition (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the applicable Notes will become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of the applicable class may rescind any such acceleration with respect to the applicable Notes and its consequences.

        Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the applicable Indenture or the applicable Notes unless (i) such Holder has previously given the applicable Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes of the applicable class have requested the applicable Trustee in writing to pursue the remedy, (iii) such Holders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes of the applicable class have not given the applicable Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of the applicable class are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on such Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the applicable Indenture, the applicable Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The applicable Indenture provides that if a Default occurs and is continuing and is known to the applicable Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the applicable Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, each Indenture may be amended with the consent of the Holders of a majority in principal amount of the applicable Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of the applicable class then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes); provided, in the case of the Senior Indenture, that if any such amendment or waiver will only affect the Senior Dollar Notes or the Senior Euro Notes then outstanding under such Indenture, then only the consent of the Holders of a majority in principal amount of the Senior Dollar Notes or Senior Euro Notes then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Senior Notes), as the case may be, shall be required. However, without the consent of each Holder of an outstanding Note of the applicable class affected, no amendment or waiver may (i) reduce the principal amount of Notes of the applicable class whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note of the applicable class, (iii) reduce the principal of or extend the Stated Maturity of any Note of the applicable class, (iv) reduce the premium payable upon the redemption of any Note of the applicable class, or change the date on which any Note of the applicable class may be redeemed as described under "—Optional Redemption" above, (v) make any Note of the applicable class payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes of the applicable class on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes of the applicable class, (vii) in the case of the Senior Subordinated Indenture, make any change to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any Holder of Senior Subordinated Notes in any material respect or (viii) make any change in the amendment or waiver provisions described in this sentence.

        Without the consent of any applicable Holder, the Company, the applicable Trustee and (as applicable) any Subsidiary Guarantor may amend the applicable Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the applicable Indenture, to make (in the case of the Senior Subordinated Indenture) any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness (or any Representative thereof) under such subordination provisions, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to provide (in the case of the Senior Subordinated Indenture) that any Indebtedness that becomes or will become an obligation of a Successor or a Subsidiary Guarantor pursuant to a transaction governed by the provisions described under "—Merger and Consolidation" (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness for purposes of the Senior Subordinated Indenture, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this "Description of Notes," to increase the minimum denomination of Dollar Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Dollar Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the applicable Indenture under the TIA or otherwise.

        However, the Senior Subordinated Indenture provides that no amendment may be made to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Senior Subordinated Note Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

        The consent of the applicable Noteholders is not necessary under the applicable Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the applicable Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes of the applicable class have consented to such amendment or waiver. After an amendment or waiver under the applicable Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

        The Company at any time may terminate all its obligations under the applicable Notes and the applicable Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the applicable Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "—Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the applicable Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations, or a combination thereof (in the case of the Dollar Notes), or money or European Government Obligations, or a combination thereof (in the case of Senior Euro Notes), sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that holders of the applicable Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes of the applicable class not theretofore delivered to the applicable Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the applicable Trustee in the name, and at the expense, of the Company).

Satisfaction and Discharge

        The applicable Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in such Indenture) as to all outstanding Notes of the applicable class when (i) either (a) all Notes of the applicable class previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the applicable Trustee for cancellation or (b) all Notes of the applicable class not previously delivered to the applicable Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the applicable Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the applicable Trustee money, U.S. Government Obligations, European Government Obligations, or a combination thereof (in the case of the Senior Notes) or money, U.S. Government Obligations or a combination thereof (in the case of the Senior Subordinated Notes), sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes of the applicable class not previously delivered to the applicable Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be; (iii) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; and (iv) the Company has delivered to the applicable Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under the Indentures, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank, National Association is the Trustee under the Senior Indenture and is appointed by the Company as Registrar and Dollar Paying Agent with regard to the Senior Notes. Wells Fargo Bank, National Association is the Trustee under the Senior Subordinated Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Senior Subordinated Notes. Deutsche Bank AG, London Branch, is appointed as Euro Paying Agent with regard to the Senior Euro Notes pursuant to an agency agreement entered into as of the Issue Date.

        The applicable Indenture provides that, except during the continuance of an Event of Default, the applicable Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the applicable Trustee will exercise such of the rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The applicable Indenture and the TIA impose certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The applicable Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Acts by Holders (Senior Indenture Only)

        The Senior Indenture provides that, for purposes of determining whether Holders of the requisite principal amount of outstanding Senior Notes have voted in favor of or consented to a particular matter, or undertaken any other act related to an Indenture, the principal amount of Senior Euro Notes shall be deemed to be the Dollar Equivalent of such principal amount of Senior Euro Notes as of (i) if a record date has been set in accordance with the Senior Indenture, such date or (ii) if no such record date has been set, the date the taking of such action by the Holders of such requisite principal amount is certified to the Senior Notes Trustee by the Company as provided in such Indenture.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the registrar and the applicable Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The applicable Indenture provides that it and the applicable Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Acquisition" means the acquisition by the Company, directly and/or indirectly through one or more of its Affiliates, of all of the outstanding capital stock of The Hertz Corporation pursuant to the Stock Purchase Agreement, dated as of September 12, 2005, by and between Holding, Ford Holdings LLC and Ford Motor Company.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under "—Merger and Consolidation," (vi) any Financing Disposition, (vii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, or (xv) any disposition of all or any part of the Capital Stock or business or assets of (a) Car Rental System do Brasil Locação de Veículos Ltda or any successor in interest thereto or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil.

        "Average Book Value" means, for any period, the amount equal to (x) the sum of the respective book values of Rental Car Vehicles of the Company and its Restricted Subsidiaries as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Average Interest Rate" means, for any period, the amount equal to (x) the total interest expense of the Company and its Restricted Subsidiaries for such period (excluding any interest expense on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets), divided by (y) the Average Principal Amount of Indebtedness of the Company and its Restricted Subsidiaries for such period (excluding any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets).

        "Average Principal Amount" means, for any period, the amount equal to (x) the sum of the respective aggregate outstanding principal amounts of the applicable Indebtedness as of the end of each of the most recent thirteen fiscal months of the Company that have ended at or prior to the end of such period, divided by (y) 13.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, "Board of Directors" means the Board of Directors of the Company.

        "Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries, (3) 90% of the book value of Equipment of the Company and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Carlyle" means TC Group L.L.C. (which operates under the trade name The Carlyle Group).

        "Carlyle Investors" means, collectively, (i) Carlyle Partners IV, L.P., a Delaware limited partnership, or any successor thereto, (ii) CEP II Participations S.àr.l., a Luxembourg limited liability company, or any successor thereto, (iii) CP IV Co-investment, L.P., a Delaware limited partnership, or any successor thereto, (iv) CEP II U.S. Investments, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof, and (vi) any successor in interest to any thereof.

        "Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under a Senior Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors. The Senior Subordinated Indenture will provide that the items described in clauses (b)(i) and (e) of the foregoing definition shall not constitute "Cash Equivalents" in determining whether Senior Indebtedness has been paid in Cash Equivalents for purposes of the subordination provisions of the Senior Subordinated Indenture.

        "CCMG Acquisition" means CCMG Acquisition Corporation, a Delaware corporation, and any successor in interest thereto.

        "CCMG Corporation" means CCMG Corporation, a Delaware corporation, and any successor in interest thereto.

        "CDR" means Clayton, Dubilier & Rice, Inc.

        "CDR Investors" means, collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) CDR CCMG Co-Investor L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreement" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means (i) CCMG Acquisition, until its merger with The Hertz Corporation, a Delaware corporation, and thereafter (ii) The Hertz Corporation, a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period); provided, that

  (1)
  if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

  (2)
  if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

  (3)
  if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

  (4)
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

  (5)
  if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the applicable Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Carlyle, CDR or ML and their respective Affiliates.

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (x) Consolidated Vehicle Interest Expense and (y) amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

  (i)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

  (ii)
  solely for purposes of determining the amount available for Restricted Payment under clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Senior Notes, the Senior Subordinated Notes, the Senior Indenture or the

    Senior Subordinated Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

  (iii)
  any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

  (iv)
  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date),

  (v)
  the cumulative effect of a change in accounting principles,

  (vi)
  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

  (vii)
  any unrealized gains or losses in respect of Currency Agreements,

  (viii)
  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

  (ix)
  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

  (x)
  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

  (xi)
  any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the applicable Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        In addition, for purposes of clause (a)(3)(A) of such covenant, Consolidated Net Income for any period ending on or prior to the Issue Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of The Hertz Corporation for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

        "Consolidated Quarterly Tangible Assets" means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

        "Consolidated Secured Indebtedness" means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

        "Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period), provided, that:

  (1)
  if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

  (2)
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

  (3)
  if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

        "Consolidated Tangible Assets" means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four; provided that for purposes of paragraph (b) of the covenant described in "—Certain Covenants—Limitation on Indebtedness", the covenant described under "—Certain Covenants—Limitation on Restricted Payments", the covenant described under "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock" and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $14,426.0 million.

        "Consolidated Total Indebtedness" means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Senior Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, clause (b)(ix) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles, and minus (3) the Consolidated Vehicle Indebtedness as of such date.

        "Consolidated Vehicle Depreciation" means, for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

        "Consolidated Vehicle Indebtedness" means, as of any date of determination, the amount equal to either (a) the sum of (x) the aggregate principal amount of then outstanding Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (y) the aggregate principal amount of other then outstanding Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and /or related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (b) 90% of the book value of Rental Car Vehicles of the Company and its Restricted Subsidiaries (such book value being determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, on a pro forma basis including (x) any Rental Car Vehicles acquired by the Company or any Restricted Subsidiary since the end of such fiscal month and (y) in the case of any determination relating to any Incurrence of Indebtedness, any Rental Car Vehicles being acquired by the Company or any Restricted Subsidiary in connection therewith).

        "Consolidated Vehicle Interest Expense" means, for any period, the sum of (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets plus (b) either (x) the aggregate interest expense for such period on other Indebtedness of the Company and its Restricted Subsidiaries that is attributable to the financing or refinancing of Rental Car Vehicles and/or any related rights and/or assets, as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company (which determination shall be conclusive) or, at the Company's option, (y) an amount of the total interest expense of the Company and its Restricted Subsidiaries for such period equal to (i) the Average Interest Rate for such period multiplied by (ii) the amount equal to (1) 90% of the Average Book Value for such period of Rental Car Vehicles of the Company and its Restricted Subsidiaries minus (2) the Average Principal Amount for such period of any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Rental Car Vehicles and/or related rights and/or assets.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning. For purposes of the Indenture for periods ending on or prior to the Issue Date, references to the consolidated financial statements of the Company shall be to the consolidated financial statements of The Hertz Corporation, as the context may require.

        "Contribution Amounts" means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Contribution Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer's Certificate on the date of Incurrence thereof.

        "Credit Facilities" means one or more of (i) the Senior Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Senior Indebtedness" means with respect to a Person (i) the Bank Indebtedness under or in respect of the Senior Credit Facilities and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the applicable Indenture.

        "Disinterested Directors" means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

        "Dollar Equivalent", as defined in the Senior Indenture, means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York City time) on such date of determination (or if no such quote is available on such date, on the immediately preceding Business Day for which such a quote is available, or if no such quote is available, such other source as may be selected in good faith by the Company).

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Equipment" means (a) any Vehicles and (b) any equipment owned by or leased to the Company or any of its Subsidiaries that is revenue earning equipment, or is classified as "revenue earning equipment" in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

        "European Government Obligations", as defined in the Senior Indenture, means any security that is (a) a direct obligation of Belgium, the Netherlands, France, Germany, Ireland or any other country that is a member of the European Monetary Union, for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Existing Notes" means the Floating Rate Notes due July 2007 of Hertz Finance Centre plc.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Foreign Borrowing Base" means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 90% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Foreign Borrowing Base, as of any date of determination, shall not include Inventory and Equipment the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to any Incurrence of Indebtedness and the application of proceeds therefrom).

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Borrowing Base," "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Quarterly Tangible Assets," "Consolidated Secured Indebtedness," "Consolidated Secured Leverage Ratio," "Consolidated Tangible Assets," "Consolidated Total

Indebtedness," "Consolidated Vehicle Depreciation," "Consolidated Vehicle Indebtedness," "Consolidated Vehicle Interest Expense" and "Foreign Borrowing Base," all defined terms in the applicable Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of such Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the applicable Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "HERC" means Hertz Equipment Rental Corporation, a Delaware corporation, and any successor in interest thereto.

        "Holder" or "Noteholder" means the Person in whose name a Note of the applicable class is registered in the applicable Note Register.

        "Holding" means CCMG Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms "Incurs," "Incurred" and "Incurrence" shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (i)
  the principal of indebtedness of such Person for borrowed money,

  (ii)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers' acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

  (iv)
  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

  (v)
  all Capitalized Lease Obligations of such Person,

  (vi)
  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

  (vii)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

  (viii)
  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

  (ix)
  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the applicable Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investors" means (i) the CDR Investors, Carlyle Investors and Merrill Lynch Investors, (ii) any Person that acquires Voting Stock of Holding on or prior to the Issue Date and any Affiliate of such Person, and (iii) any of their respective successors in interest.

        "Issue Date" means the first date on which Notes are issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Agreements" means, collectively, (i) the Stock Subscription Agreements, each dated as of the Issue Date, between Holding and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of the Issue Date, among Holding and The Hertz Corporation and each of CDR, TC Group IV, L.L.C. and Merrill Lynch Global Partners, Inc., or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of the Issue Date, among Holding and The Hertz Corporation and each of (a) CDR and each CDR Investor, (b) TC Group IV, L.L.C. and each Carlyle Investor and (c) ML and each Merrill Lynch Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of the Issue Date, among Holding and the Investors party thereto and any other Person party thereto from time to time, and (v) the Stockholders Agreement, dated as of the Issue Date, by and among Holding and the Investors party thereto and any other Person party thereto from time to time, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in

respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of "Permitted Holders," such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

        "Management Stock" means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Merger" means the reference to the merger of CCMG Acquisition with and into The Hertz Corporation, with The Hertz Corporation as the surviving corporation.

        "Merrill Lynch Investors" means, collectively, (i) ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (ii) Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, or any successor thereto, (iii) CMC-Hertz Partners, L.P., a Delaware limited partnership, or any successor thereto, (iv) ML Hertz Co-Investor, L.P., a Delaware limited partnership, or any successor thereto, (v) any Affiliate of any thereof, and (vi) any successor in interest to any thereof.

        "ML" means Merrill Lynch Global Partners, Inc., or any successor thereto.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company, in either case in respect of such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Obligations" means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Offering Memorandum" means the confidential Offering Memorandum of the Company, dated December 15, 2005, relating to the offering of the Notes.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the applicable Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the applicable Trustee.

        "Parent" means any of Holding, CCMG Corporation, and any Other Parent and any other Person that is a Subsidiary of Holding, CCMG Corporation, or any Other Parent and of which the Company is a Subsidiary. As used herein, "Other Parent" means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

        "Parent Expenses" means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Permitted Holder" means any of the following: (i) any of the Investors; (ii) any of the Management Investors, CDR, Carlyle, ML and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CDR, Carlyle, ML or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CDR Investor, Carlyle Investor or Merrill Lynch Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

  (i)
  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

  (ii)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

  (iii)
  Temporary Cash Investments or Cash Equivalents;

  (iv)
  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

  (v)
  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (vi)
  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

  (vii)
  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

  (viii)
  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (ix)
  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

  (x)
  (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

  (xi)
  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

  (xii)
  Notes;

  (xiii)
  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

  (xiv)
  Management Advances;

  (xv)
  Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights (including any Investments referred to in the definition of the term "Vehicle Rental Concession Rights");

  (xvi)
  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" (except transactions described in clauses (i), (v) and (vi) of such paragraph); and

  (xvii)
  other Investments in an aggregate amount outstanding at any time not to exceed 1.0% of Consolidated Tangible Assets.

        If any Investment pursuant to clause (xvii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xvii) above for so long as such Person continues to be a Restricted Subsidiary.

        "Permitted Liens" means:

  (a)
  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

  (b)
  carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

  (c)
  pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

  (d)
  pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

  (e)
  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

  (f)
  Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

  (g)
  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

  (h)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (i)
  Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

  (j)
  leases, subleases, licenses or sublicenses to third parties;

  (k)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness Incurred in compliance with paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," (3) the applicable Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity, (6) obligations in respect of Management Advances or Management Guarantees or (7) any Existing Notes; in each case including Liens securing any Guarantee of any thereof;

  (l)
  Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

  (m)
  Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (n)
  any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

  (o)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

  (p)
  Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (10) arising in connection with repurchase agreements permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness," on assets that are the subject of such repurchase agreements;

  (q)
  Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights;

  (r)
  other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

  (s)
  Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness," provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 4.0 to 1.0.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Public Facility" means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

        "Public Facility Operator" means a Person that grants or has the power to grant a Vehicle Rental Concession.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of clause (b)(iv) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," Purchase Money Obligations shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Equipment (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Equipment).

        "Receivable" means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the applicable Indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the applicable Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the applicable Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

        "Rental Car Vehicles" means all passenger Vehicles owned by or leased to the Company or a Restricted Subsidiary that are classified as "revenue earning equipment" in the consolidated financial statements of the Company and are or have been offered for lease or rental by any of the Company and its Restricted Subsidiaries in their car rental operations (and not, for the avoidance of doubt, in connection with any business or operations involving the leasing or renting of other types of Equipment), including any such Vehicles being held for sale.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment" (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior ABL Agreement" means the Credit Agreement, dated as of the Issue Date, among HERC; the Company; the Canadian borrowers party thereto; Deutsche Bank AG, New York Branch, as administrative agent and collateral agent; Deutsche Bank AG, Canada Branch, as Canadian agent and Canadian collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise).

        "Senior ABL Facility" means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Senior Indenture or the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior ABL Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company or HERC as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Credit Agreements" means, collectively, the Senior ABL Agreement and the Senior Term Agreement.

        "Senior Credit Facilities" means, collectively, the Senior ABL Facility and the Senior Term Facility.

        "Senior Indebtedness," as defined in the Senior Indenture, means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

        "Senior Indebtedness," as defined in the Senior Subordinated Indenture, means, with respect to the Company or any Subsidiary Guarantor, (i) all Bank Indebtedness, (ii) all of its obligations in respect of any Special Purpose Financing and (iii) the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person regardless of whether post-filing interest is allowed in such proceeding) on, and all fees and other amounts owing in respect of, all other Indebtedness of such Person, other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Restricted Subsidiary of such Person, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities), (4) any obligation of such Person described in any of clauses (i), (ii) or (iii) above that is expressly subordinated in right of payment to any other Indebtedness of such Person, (5) any Capital Stock of such Person or (6) that portion of any Indebtedness of such Person that is Incurred by such Person in violation of the covenant described under "—Certain Covenants—Limitation on Indebtedness" (but no such violation shall be deemed to exist for purposes of this clause (6) if any holder of such Indebtedness or such holder's representative shall have received an Officer's Certificate to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant). If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

        "Senior Subordinated Indebtedness," as defined in the Senior Subordinated Indenture, means with respect to the Company or any Subsidiary Guarantor, the Senior Subordinated Notes (in the case of the Company) or the Subsidiary Guarantee of such Person in respect of the Senior Subordinated Notes (in the case of such Subsidiary Guarantor) and any other Indebtedness of such Person that ranks pari passu with the Senior Subordinated Notes or such Subsidiary Guarantee, as the case may be.

        "Senior Term Agreement" means the Credit Agreement, dated as of the Issue Date, among the Company; any other borrowers party thereto from time to time; Deutsche Bank AG, New York Branch, as administrative agent and collateral agent; Lehman Commercial Paper Inc., as syndication agent; Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as documentation agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers; BNP Paribas, The Royal Bank of Scotland plc and Calyon, as co-arrangers; and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as joint bookrunning managers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or other credit agreements or otherwise).

        "Senior Term Facility" means the collective reference to the Senior Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Agreement or one or more other credit agreements, indentures (including the Senior Indenture or the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior Term Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

        "Special Purpose Entity" means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

        "Special Purpose Financing" means any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

        "Special Purpose Financing Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

        "Special Purpose Financing Undertakings" means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

        "Special Purpose Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and /or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a "Special Purpose Subsidiary" by the Board of Directors.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the applicable Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors." As used in the applicable Indenture, "Subsidiary Guarantee" refers to a Subsidiary Guarantee of the applicable Notes.

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the applicable Indenture, "Subsidiary Guarantor" refers to a Subsidiary Guarantor of the applicable Notes.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of the Issue Date, among the Company, Holding and CCMG Corporation, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any

Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the applicable Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following: (i) the entry into the Indentures, and the offer and issuance of the Notes, (ii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (iii) the contribution of equity to CCMG Acquisition (whether by way of issuance of Capital Stock or otherwise), (iv) the Acquisition, including the related payment of the promissory note owing by The Hertz Corporation to Ford Motor Company or an affiliate thereof, (v) the offers to purchase and solicitations of consents to amend (and amendment of) the terms of, and/or the purchase, repurchase, repayment, redemption, defeasance or other acquisition or retirement for value of, Indebtedness of The Hertz Corporation and its subsidiaries in existence on the Issue Date (including any collateralization of letters of credit, surety bonds or other similar instruments), (vi) the issuance and sale of asset-backed debt securities and Incurrence of other Indebtedness by Subsidiaries of the Company and/or one or more Special Purpose Entities in connection with the financing of the Transactions (including the entry into all related agreements and documentation), (vii) the recapitalization and restructuring relating to the Company's Canadian Subsidiaries, including the related intercompany dividends and contributions, (viii) the Merger, and (ix) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Trustee" means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the applicable Trustee assigned by such Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Indebtedness." Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Vehicle Rental Concession" means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

        "Vehicle Rental Concession Rights" means any or all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Company or any Restricted Subsidiary thereof under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Company or any Restricted Subsidiary and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession, and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

        "Vehicles" means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The new notes will be issued only in fully registered form, without interest coupons. Senior Dollar Notes will be issued only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Senior Euro Notes will be issued only in minimum denominations of €50,000 and any integral multiple of €1,000 in excess thereof. The new notes will not be issued in bearer form.

  Global Notes

        The new notes to be issued in exchange for outstanding notes will be issued in the form of several registered notes in global form, without interest coupons, or the "Global Notes," as follows:

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  Dollar Notes of either class will be represented by "Dollar Global Notes;" and

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  Senior Euro Notes will be represented by "Euro Global Notes."

        Upon issuance, each of the Global Notes representing Dollar Notes of either class (the "Dollar Global Notes") will be deposited with the applicable Trustee as custodian for The Depository Trust Company, or "DTC," and registered in the name of Cede & Co., as nominee of DTC. The Global Note representing the Senior Euro Notes (the "Euro Global Note") will be deposited with, or on behalf of, Deutsche Bank AG, London Branch, as the common depositary (the "Common Depositary") for the accounts of Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream, société anonyme ("Clearstream") and registered in the name of a nominee of the Common Depositary. Initially, the Senior Euro Notes will not be eligible for clearance through DTC and the Senior Dollar Notes will not be eligible for clearance through the Common Depositary. The Senior Subordinated Notes will be cleared only through DTC.

        Ownership of beneficial interests in each Dollar Global Note will be limited to persons who have accounts with DTC, or "DTC participants," or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each Dollar Global Note with DTC's custodian, DTC will credit portions of the principal amount of the Dollar Global Note to the accounts of DTC participants; and

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  ownership of beneficial interests in each Dollar Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Dollar Global Note).

        Ownership of beneficial interests in the Euro Global Note will be limited to persons who have accounts with Euroclear or Clearstream, or "Euroclear participants" or "Clearstream participants," or persons who hold interests through Euroclear participants or Clearstream participants. We expect that under procedures established by Euroclear and Clearstream:

  •
  upon deposit of each Euro Global Note with Euroclear or Clearstream's depositary, Euroclear or Clearstream will credit portions of the principal amount of the Euro Global Note to the accounts of their respective participants; and

  •
  ownership of beneficial interests in each Euro Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by Euroclear or Clearstream (with respect to interests of Euroclear or Clearstream participants) and the records of Euroclear and Clearstream participants (with respect to other owners of beneficial interests in each Euro Global Note).

        Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Dollar Notes of either class that are held within DTC for the account of each settlement system on behalf of its participants.

        Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

  Exchanges Among Global Notes

        Beneficial interests in one Dollar Global Note may generally be exchanged for interests in another Dollar Global Note of the same class and beneficial interests in one Euro Global Note may generally be exchanged for interests in another Euro Global Note. A beneficial interest in a Global Note that is transferred to a person also takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

  Book-entry Procedures for Global Notes

        All interests in the Dollar Global Notes will be subject to the operations and procedures of DTC and all interests in the Euro Global Notes will be subject to the operations and procedures of Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers of the old notes; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

        So long as DTC's or the Common Depositary's nominee, as applicable, is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note:

  •
  will not be entitled to have Notes represented by the Global Note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated Notes; and

  •
  will not be considered the owners or holders of the Notes under the applicable Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under such Indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC in the case of Dollar Global Notes, and the Common Depositary, Euroclear and/or Clearstream in the case of the Euro Global Notes, to exercise any rights of a Holder of Notes under the applicable Indenture (and, if the investor is not a participant or an indirect participant in DTC, Euroclear and/or Clearstream, on the procedures of the DTC, Euroclear and/or Clearstream participant through which the investor owns its interest).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC, Euroclear and Clearstream can act only on behalf of their respective participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC, Euroclear or Clearstream system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the applicable Trustee or Paying Agent in Dollars to DTC's nominee (in the case of Dollar Global Notes of either class) or in Euros to the Common Depositary's nominee (in the case of the Euro Global Notes), each as the registered holder of the Global Note. Neither we nor the Trustees will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, the Common Depositary, Euroclear and/or Clearstream, as applicable, or for maintaining, supervising or reviewing any records of DTC, the Common Depositary, Euroclear and/or Clearstream, as applicable relating to those interests.

        Payments by participants and indirect participants in DTC, Euroclear or Clearstream, as applicable, to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC, Euroclear or Clearstream, as applicable. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers of Dollar Global Notes of the same class between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Dollar Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Dollar Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Dollar Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Dollar Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant's account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Dollar Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants or the Common Depositary of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

        DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, as the case may be, interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

  Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC, Euroclear or Clearstream, as applicable, identifies as a beneficial owner of the related Notes only if:

  •
  in the case of a Dollar Global Note, DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Dollar Global Notes and a successor depositary is not appointed within 120 days;

  •
  in the case of a Euro Global Note, the Common Depositary notifies us at any time that it is unwilling or unable to continue as depositary for the Euro Global Notes and a successor depositary is not appointed within 120 days;

  •
  in the case of a Dollar Global Note, DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

  •
  in the case of a Euro Global Note, either of Euroclear or Clearstream notifies us at any time that it is unwilling or unable to continue as a clearing agency for the Euro Global Notes and a successor clearing agency is not appointed within 120 days;

  •
  we, at our option, notify the applicable Trustee that we elect to cause the issuance of certificated Notes; or

  •
  an Event of Default shall have occurred and be continuing with respect to the applicable Notes and the applicable Trustee has received a written request from DTC (in the case of the Dollar Notes) or the Senior Notes Trustee has received a written request from Euroclear or Clearstream (in the case of the Senior Euro Notes) to issue such Notes in certificated form.

Registration Covenant; Exchange Offer

        On December 21, 2005, the Company entered into an Exchange and Registration Rights Agreement with respect to each class of Notes, or, collectively, the "Exchange and Registration Rights Agreement," pursuant to which we agreed, for the benefit of the Holders of the Notes, to use our commercially reasonable efforts:

          (1)   to file with the SEC one or more registration statements, or the "Exchange Offer Registration Statement," under the Securities Act relating to an exchange offer, or the "Exchange Offer," pursuant to which new notes substantially identical to the Notes of the applicable series (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), or the "Exchange Notes," would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and

          (2)   to cause the Exchange Offer Registration Statement to become effective within 360 days following the Issue Date.

        We have further agreed to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offers open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange the Exchange Notes for all Notes validly tendered and not withdrawn before the expiration of the Exchange Offer.

        Under existing SEC interpretations contained in several no action letters to third parties, the Exchange Notes would in general be freely transferable by Holders thereof (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of Notes participating in the Exchange Offer, as set forth below). However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of Exchange Notes, broker-dealers, or "Participating Broker-Dealers," receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we are required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 90 days after the consummation of the Exchange Offer. Each Holder of Notes (other than certain specified Holders) who wishes to exchange such Notes in the Exchange Offer will be required to represent (1) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (3) that it is not an Affiliate of ours, (4) if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes, (5) if it is a Participating Broker-Dealer, that it will deliver a prospectus in connection with any resale of such Exchange Notes, and (6) that it is not acting on behalf of any person who could not truthfully make the foregoing representations.

        However, if:

          (1)   on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

          (2)   the Exchange Offer has not been completed within 390 days following the Issue Date;

          (3)   under certain circumstances, the initial purchasers of the old Notes so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

          (4)   any Holder of the Notes (other than an initial purchaser of the old Notes) is not permitted by applicable law to participate in the Exchange Offer, or if any Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company or due to such Holder's inability to make the representations referred to above), we will use our commercially reasonable efforts to file, as promptly as reasonably practicable, one or more registration statements under the Securities Act relating to a shelf registration, or the "Shelf Registration Statement," of either or both series of the Notes or Exchange Notes, as the case may be, for resale by Holders or, in the case of clause (3), of the Notes held by the initial purchasers of the old Notes for resale by such initial purchasers, or the "Resale Registration," and will use our commercially reasonable efforts to cause the Shelf Registration Statement to become effective within 360 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

        We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the prospectus related to the Shelf Registration Statement and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below. Although we are filing the registration statement of which this prospectus forms a part to satisfy our obligations as previously described, there can be no assurance that such registration statement will become effective.

        In the event that:

          (1)   the Exchange Offer Registration Statement relating to the exchange offers is not declared effective within 360 days following the Issue Date; or

          (2)   the Exchange Offer has not been consummated within 390 days following the Issue Date; or

          (3)   if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 360 days following the date on which the obligation to file the Shelf Registration Statement arises; or

          (4)   any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve-month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 90 days by a Shelf Registration Statement that is filed and declared effective (any such event referred to in clauses (1) through (4) is referred to as a "Registration Default"), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the Exchange Offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Exchange Offer within the required time period. References in this "Description of Notes," except for provisions described above under the caption "—Amendments and Waiver," to interest on the Notes shall include additional interest, if any.

        For purposes of the foregoing, "Transfer Restricted Notes" means each note until (1) the date on which such note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (2) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

        Notes not tendered in the Exchange Offer will bear interest at the applicable rate set forth with respect to such notes on the cover page of this prospectus and will be subject to all the terms and conditions specified in the applicable Indenture, including transfer restrictions. The Dollar Exchange Notes will be accepted for clearance through DTC. The Euro-denominated Exchange Notes will be accepted for clearance through Euroclear and Clearstream.

        The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, copies of which are available as set forth under the heading "Where You Can Find More Information."

        The Senior Notes and the senior Exchange Notes, and the Senior Subordinated Notes and the senior subordinated Exchange Notes, will be respectively considered collectively to be a single class for all purposes under the Indentures, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of Notes (except under the caption "Registration Covenant—Exchange Offer") all references to "Notes" shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax considerations relating to the exchange, ownership and disposition of notes. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, or the "Code," Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof, and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion only addresses tax considerations for beneficial owners of the notes that exchange the old notes for the new notes pursuant to the exchange offer and that hold the notes as "capital assets," within the meaning of the Code.

        This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to beneficial owners of the notes subject to special treatment under U.S. federal income tax laws (such as banks, other financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. persons whose functional currency is not the dollar, U.S. expatriates, "controlled foreign corporations", or "passive foreign investment companies"). This discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the exchange, ownership and disposition of the notes.

Exchange of Old Notes for New Notes Pursuant to Exchange Offer

        The exchange of an old note for a new note by a U.S. or Non-U.S. Holder pursuant to the exchange offers described under "The Exchange Offers" will not result in a taxable exchange to such U.S. or Non-U.S. Holder and the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

        Accordingly,

  •
  no gain or loss will by recognized by such U.S. or Non-U.S. Holder upon receipt of a new note;

  •
  the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor; and

  •
  the holding period of the new note will include the holding period of the old note exchanged therefor.

        The following discussion assumes that the exchange of the old notes for the new notes pursuant to the exchange offers will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

U.S. Holders

        The following is a general discussion of certain U.S. federal income tax considerations that will apply to a U.S. Holder of the notes. "U.S. Holder" means a holder that is, the beneficial owner of a note and that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or entity taxable as a corporation created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  •
  a trust with respect to which (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

        If a partnership holds the notes, the tax treatment of a partner will depend upon the application of special rules that apply to partnerships under the U.S. federal income tax laws, the status of the partner and the activities of the partnership. If you are a partner or a partnership holding the notes, we urge you to consult your tax advisors as to the U.S. federal tax considerations relating to the exchange, ownership and disposition of the notes.

        WE URGE BENEFICIAL OWNERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS FOR THEM RELATING TO THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, OR LOCAL TAX LAWS, OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

  Payment of Interest

        Subject to the discussion below under "—Payments on Registration Default" and "—Payment of Liquidated Damages," in general, interest paid or payable on a note or with respect to a guarantee will be taxable to a U.S. Holder as ordinary interest income as received or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Payments on Registration Default

        It is possible that the U.S. Internal Revenue Service ("IRS") could assert that the additional interest which we would be obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods or upon our failure to make certain reports to the SEC (or certain other actions are not taken), as described above under the heading "Description of Notes—Registration Covenant; Exchange Offers" is a contingent payment for purposes of the original issue discount rules. If additional interest were treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to take the position that the likelihood that we would be obligated to pay additional interest was remote at the time of original issuance of the old notes and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our determination will be binding on all holders except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. The discussion herein assumes that our determination that these contingencies were remote at the time of original issuance of the old notes is correct and assumes that the notes will not be treated as contingent payment debt instruments.

  Payment of Liquidated Damages

        It is possible that the IRS could assert that the liquidated damages which we would be obligated to pay if the Company's accountants were not "independent" (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), as described above under the heading "—Description of Notes—Certain Covenants—SEC Reports", is a contingent payment for purposes of the original issue discount rules. If such liquidated damages were treated as contingent payments, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to take the position that the likelihood we would be obligated to pay liquidated damages was remote at the time of original issuance of the old notes and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our determination will be binding on all holders except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. The discussion below assumes that our determination that these contingencies was remote at the time of original issuance of the old notes is correct and assumes that the notes will not be treated as contingent payment debt instruments.

  Interest on Euro-Denominated Notes

        Special rules apply to interest on notes that are denominated in euros. A cash method U.S. Holder must include in income the dollar value of each interest payment in respect of a euro-denominated note based on the spot rate in effect on the date the interest payment is received, regardless of whether the payment in fact is converted to U.S. dollars. In the case of an accrual method U.S. Holder, the amount of any interest income accrued in respect of euro-denominated notes during any accrual period generally will be determined by translating the accrued interest into dollars at the average exchange rate applicable to the accrual period (or, with respect to an accrual period that spans two taxable years, at the average exchange rate for the partial period within the relevant taxable year). An accrual method U.S. Holder will recognize exchange gain or loss with respect to any accrued interest income in respect of euro-denominated notes on the date that payment in respect of the interest income is received in an amount equal to the difference between (1) the dollar value of the payment, based on the spot rate in effect on the date the payment is received, and (2) the amount of interest income accrued in respect of the payment. Any exchange gain or loss generally will be treated as ordinary income or loss. Notwithstanding the general rule regarding the translation of accrued interest income described above, an accrual method U.S. Holder may elect to translate accrued interest income using the spot rate in effect on the last day of the accrual period (or, with respect to an accrual period that spans two taxable years, using the spot rate in effect on the last day of the relevant taxable year). If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder that has made such election may translate accrued interest using the spot rate in effect on the date of receipt. The above election will apply to all debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. We urge U.S. Holders to consult with their tax advisors before making the above election.

  Bond Premium

        A U.S. Holder whose basis in a note immediately after its acquisition by such U.S. Holder exceeds all amounts payable on such note after such purchase (other than payments of qualified stated interest, within the meaning of the Code) will be considered as having purchased the note with "bond premium." A U.S. Holder generally may elect to amortize bond premium over the remaining term of the note, using a constant yield method, as an offset to interest income. An electing U.S. Holder must reduce its tax basis in the note by the amount of the aggregate amortized bond premium. The election to amortize bond premium, once made, will apply to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

        With respect to euro-denominated notes, a U.S. Holder will calculate the amortization of bond premium in euros. Amortization deductions attributable to a period will reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate used for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a euro-denominated note based on the difference between the exchange rates at which the amortization deductions were translated into U.S. dollars and the exchange rate on the date when the U.S. Holder acquired the note.

  Market Discount

        If a U.S. Holder acquires a note for an amount that is less than all amounts payable on such note after the acquisition date (other than payments of qualified stated interest, within the meaning of the Code), then the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange (other than an exchange pursuant to the exchange offers) or redemption of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at or prior to the time of such payment or disposition. Further, a disposition of a note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such note had been sold for its fair market value. In addition, a U.S. Holder of a note may be required to defer, until the maturity of such note or the earlier disposition of such note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note. Market discount in respect of a note is generally considered to accrue ratably during the period from the acquisition date to the maturity date of such note, unless the U.S. Holder elects to accrue market discount on the note under the constant yield method. With respect to euro-denominated notes, a U.S. Holder will accrue market discount in euros, and the amount that may be treated as ordinary income on a sale, exchange, redemption or other disposition of a note will be the U.S. dollar value of the accrued amount, calculated at the exchange rate in effect on the date the note matures or is disposed of. No exchange gain or loss will be recognized on such accrued amount.

        A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Market discount included in income currently will be added to a U.S. Holder's tax basis in the notes. With respect to euro-denominated notes, the amount of market discount required to be included in income currently by electing U.S. Holders for each accrual period will be translated into U.S. dollars at the average exchange rate for such period, and exchange gain or loss thereon will be recognized when the note matures or is disposed of, subject to the overall limitations discussed under "—Sale, Exchange or Retirement of Euro-Denominated Notes."

  Sale, Exchange or Retirement of the Notes

        Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued and unpaid interest, which is taxable as ordinary income if not previously included in income) and the U.S. Holder's adjusted tax basis in the note.

        Except as described above under "—Market Discount," any gain or loss that a U.S. Holder recognizes upon the sale, exchange, redemption, retirement or other disposition of a note (other than foreign currency gain or loss in respect of euro-denominated notes, as described below) generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gains recognized by an individual or other non-corporate U.S. Holders are generally subject to a reduced rate of U.S. federal income tax. Capital losses are subject to limits on deductibility. Gain or loss from the sale or other disposition of a note generally will be treated as realized from U.S. sources.

  Sale, Exchange or Retirement of the Euro-Denominated Notes

        Upon a U.S. Holder's sale, exchange, redemption, retirement or other disposition of a euro-denominated note, the amount realized, to the extent attributable to accrued and unpaid interest, will be considered to be the payment of such interest (on which exchange gain or loss may be recognized by an accrual method U.S. Holder as described above under "—Interest on Euro-Denominated Notes"). In addition, exchange gain or loss will be separately computed with respect to the U.S. Holder's purchase price for the note (reduced by any amortization deductions for bond premium) to the extent that the spot rate on the date of sale, exchange, redemption, retirement or other disposition differs from the spot rate on the date such note was acquired. Furthermore, with respect to a note with market discount which the U.S. Holder has elected to include in income currently, exchange gain or loss will be recognized as described above under "—Market Discount". Exchange gain or loss computed on accrued interest, purchase price and market discount, if any, will be recognized, however, only to the extent of total gain or loss on the sale, exchange, redemption, retirement or other disposition of a note. In general, any such exchange gain or loss will be treated as ordinary income or loss realized from U.S. sources.

        If a U.S. Holder receives any foreign currency in respect of the sale, exchange, redemption, retirement or other disposition of a note, the U.S. Holder generally will be deemed to realize the dollar value of the foreign currency based on the spot rate in effect on the date of the sale or other disposition.

        A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. dollar value of the note based on the spot rate in effect on the date of purchase, reduced by the amount of amortization deductions for bond premium or increased by the amount of market discount currently included in income, as described above under "—Bond Premium" and "—Market Discount."

        With respect to notes that are traded on an established securities market and held by a U.S. Holder that is a cash method taxpayer, foreign currency paid or received will be translated into U.S. dollars at the spot rate in effect on the settlement date of the purchase, reduced by the amount of amortization deductions for bond premium or increased by the amount of or sale, respectively. A U.S. Holder that is an accrual method taxpayer may elect the same treatment with respect to the purchase and sale of notes that are traded on an established securities market. The above election may not be changed without the consent of the IRS. We urge U.S. Holders to consult with their tax advisors before making the above election.

  Exchange Gain or Loss with Respect to Euros

        A U.S. Holder will recognize an amount of gain or loss on a sale or other disposition of euros equal to the difference between (1) the amount of dollars, or the fair market value in dollars of the other property received in the sale or other disposition, and (2) the tax basis of such euros. Any such gain or loss generally will be treated as ordinary income or loss.

        A U.S. Holder that purchases a note with previously owned euros will recognize gain or loss in an amount equal to the difference, if any, between the U.S. Holder's tax basis in the euros and the dollar value of the note on the date of purchase. Any such gain or loss generally will be treated as ordinary income or loss.

  Reportable Transactions

        Treasury Regulations meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, such transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency note or foreign currency received in respect of a foreign currency note to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. U.S. Holders should consult with their own tax advisors to determine the tax return obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

  Information Reporting and Backup Withholding

        In general, payments made on the notes and proceeds from the sale or other disposition of the notes may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

  •
  fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        A U.S. Holder will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

        The following is a general discussion of certain U.S. federal income and estate tax considerations relating to the ownership and disposition of the notes by a Non-U.S. Holder. The term "Non-U.S. Holder" means a beneficial owner of a note (other than an entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement or other disposition of the notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder. As noted above under "—Payments on Registration Default and—Payment of Liquidated Damages," the issuer intends to take the position for U.S. federal income tax purposes that the likelihood it will be obligated to pay certain amounts on the notes is remote, and the discussion below assumes that the issuer's determination in this regard is correct.

  Payment of Interest

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

  •
  the interest is not U.S. trade or business income;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the voting stock of the issuer;

  •
  the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to the issuer; and

  •
  the Non-U.S. Holder provides the withholding agent with the appropriate certification.

        The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

        If the portfolio interest exemption is not satisfied with respect to a Non-U.S. Holder, a 30% withholding tax will apply to interest paid on the notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all interest on the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Treatment of Notes for U.S. Federal Estate Tax Purposes

        A Note held by an individual Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that such individual Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the issuer and payments of interest on such note would not have been considered U.S. trade or business income.

  Reportable Transactions

        Treasury Regulations issued under the Code meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency note or foreign currency received in respect of a foreign currency note to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. Holders should consult with their own tax advisors to determine the tax return obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

  Information Reporting and Backup Withholding

        Generally, we must report to the IRS and to Non-U.S. Holders the amount of interest paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which such Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement.

        In general, Non-U.S. Holders will not be subject to information reporting on Form 1099 or backup withholding with respect to interest payments that we make to such Non-U.S. Holders if such Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

        Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a "U.S. related person," they will not be subject to information reporting or backup withholding.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        In addition to the foregoing, the amount of interest paid on or with respect to the notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non-U.S. Holder and the IRS. Copies of the information returns reporting such interest and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or exchange of information agreement.

CERTAIN ERISA CONSIDERATIONS

        To ensure compliance with U.S. Internal Revenue Service Circular 230, holders of the notes are hereby notified that any discussion of tax matters set forth in this summary was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

        Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans that are subject to Title I of ERISA, as well as individual retirement accounts and other plans subject to Section 4975 of the Code or any entity deemed to hold assets of a plan subject to Title I of ERISA or Section 4975 of the Code (each of which we refer to as a "Plan"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Code, or "Parties in Interest," with respect to such Plans. If we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan may be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there were some other basis on which the transaction was not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

        Accordingly, the notes may not be sold or transferred to, and each purchaser or transferee, by its purchase or holding of such notes, shall be deemed to have represented and covenanted that it is not purchasing or holding the notes for or on behalf of, a Plan or other plan subject to similar law, except that such purchase for or on behalf of a Plan or other plan subject to similar law shall be permitted to the extent that such purchase will not give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable or which is not otherwise prohibited under ERISA, Section 4975 of the Code or the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and any other provision under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code and the availability of exemptive relief applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to any of the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

  •
  such holder is not engaged in and does not intend to engage in a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

        The validity of the Notes will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of CD&R Fund VII.

EXPERTS

        The consolidated financial statements as of December 31, 2005 and for the Successor period from December 21, 2005 to December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2005 and the related financial statement schedules included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements as of December 31, 2004 and for the Predecessor period from January 1, 2005 to December 20, 2005 and each of the two years in the period ended December 31, 2004 and the financial statement schedules included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph related to the Predecessor Company's restatement of its financial statements as discussed in Note 1A to the Notes to the audited annual consolidated financial statements included elsewhere in this prospectus) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited financial information of The Hertz Corporation for the nine-month periods ended September 30, 2006 and 2005, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 10, 2006, except for Note 15, as to which the date is November 22, 2006, appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        In connection with the exchange offers, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offers. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        Following effectiveness of the registration statement relating to the exchange offers, we will continue to file annual, quarterly and current reports and other information with the SEC. The indenture pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer's registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

The Hertz Corporation
225 Brae Boulevard
Park Ridge, New Jersey 07656
Attn: Executive Administrator, Corporate Accounting
(201) 307-2000

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                        , 2006.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited interim condensed consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-2
Condensed Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005	F-3
Consolidated Statements of Operations for the nine months ended September 30, 2006 and 2005	F-4
Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited annual consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-39
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-41
Consolidated Statements of Operations for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the years ended December 31, 2004 and 2003	F-42
Consolidated Statements of Stockholder's Equity for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the years ended December 31, 2004 and 2003	F-43
Consolidated Statements of Cash Flows for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the years ended December 31, 2004 and 2003	F-44
Notes to Consolidated Financial Statements	F-46
Schedule I—Condensed Financial Information of Registrant	F-103
Schedule II—Valuation and Qualifying Accounts for the periods from December 21, 2005 to December 31, 2005, January 1, 2005 to December 20, 2005 and for the years ended December 31, 2004 and 2003	F-108

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholder of The Hertz Corporation:

        We have reviewed the accompanying condensed consolidated balance sheet of The Hertz Corporation and its subsidiaries as of September 30, 2006 (Successor Company), and the related consolidated statements of operations and of cash flows for the nine-month periods ended September 30, 2006 (Successor Company) and September 30, 2005 (Predecessor Company). These interim financial statements are the responsibility of the Successor and Predecessor Companies' management.

        We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

        We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, (United States) the consolidated balance sheet of the Successor Company as of December 31, 2005, and the related consolidated statements of operations, of stockholder's equity, and of cash flows for the period from December 21, 2005 to December 31, 2005 and the consolidated statements of operations, of stockholder's equity, and of cash flows of the Predecessor Company for the period from January 1, 2005 to December 20, 2005, management's assessment of the effectiveness of the Successor Company's internal control over financial reporting as of December 31, 2005 and the effectiveness of the Successor Company's internal control over financial reporting as of December 31, 2005; and in our report dated April 4, 2006, except for Financial Statement Schedule I, as to which the date is April 28, 2006, and Note 17, as to which the date is November 3, 2006 with respect to the Successor Company, and in our report dated April 4, 2006, except for Financial Statement Schedule I, as to which the date is April 28, 2006, Note 1A, as to which the date is July 14, 2006, and Note 17, as to which the date is November 3, 2006 with respect to the Predecessor Company, we expressed unqualified opinions thereon. The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting referred to above are not presented herein. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005 (Successor Company), is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
November 10, 2006, except for Note 15, as to which the date is November 22, 2006.

 THE HERTZ CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
Unaudited

	September 30, 2006	December 31, 2005
ASSETS
Cash and equivalents	$435,999	$843,908
Restricted cash	640,582	289,201
Receivables, less allowance for doubtful accounts of $729 and $460	1,523,120	1,823,188
Inventories, at lower of cost or market	119,594	105,532
Prepaid expenses and other assets	383,268	396,415
Revenue earning equipment, at cost:
Cars	8,901,511	7,439,579
Less accumulated depreciation	(760,358)	(40,114)
Other equipment	2,739,321	2,083,299
Less accumulated depreciation	(216,032)	(7,799)

Total revenue earning equipment	10,664,442	9,474,965

Property and equipment, at cost:
Land, buildings and leasehold improvements	967,896	921,421
Service equipment	568,479	474,110

	1,536,375	1,395,531
Less accumulated depreciation	(152,640)	(5,507)

Total property and equipment	1,383,735	1,390,024

Other intangible assets, net	3,189,004	3,235,265
Goodwill	1,118,163	1,022,381

Total assets	$19,457,907	$18,580,879

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$675,821	$621,876
Accrued liabilities	917,940	879,928
Accrued taxes	136,594	115,462
Debt	12,959,267	12,515,005
Public liability and property damage	343,689	320,955
Deferred taxes on income	1,966,373	1,852,542

Total liabilities	16,999,684	16,305,768

Minority interest	15,952	8,929
Stockholder's equity:
Common Stock, $0.01 par value, 3,000 shares authorized, 100 shares issued	—	—
Additional capital paid-in	2,314,054	2,295,000
Retained earnings (deficit)	68,873	(21,346)
Accumulated other comprehensive income (loss)	59,344	(7,472)

Total stockholder's equity	2,442,271	2,266,182

Total liabilities and stockholder's equity	$19,457,907	$18,580,879

The accompanying notes are an integral part of these financial statements.

 THE HERTZ CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars)
Unaudited

	Successor	Predecessor

	Nine Months Ended September 30,
	2006	2005
Revenues:
Car rental	$4,745,581	$4,526,063
Equipment rental	1,236,192	1,020,944
Other	86,048	79,525

Total revenues	6,067,821	5,626,532

Expenses:
Direct operating	3,384,152	3,145,768
Depreciation of revenue earning equipment	1,311,387	1,188,903
Selling, general and administrative	541,633	484,324
Interest, net of interest income of $26,968 and $26,175	648,867	353,208

Total expenses	5,886,039	5,172,203

Income before income taxes and minority interest	181,782	454,329
Provision for taxes on income	(79,291)	(119,560)
Minority interest	(12,272)	(9,473)

Net income	$90,219	$325,296

The accompanying notes are an integral part of these financial statements.

 THE HERTZ CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands of Dollars)
Unaudited

	Successor	Predecessor

	Nine Months Ended September 30,
	2006	2005

Cash flows from operating activities:
Net income	$90,219	$325,296
Non-cash expenses:
Depreciation of revenue earning equipment	1,311,387	1,188,903
Depreciation of property and equipment	147,945	140,106
Stock-based employee compensation expense	20,873	4,610
Amortization of intangible assets	46,260	591
Amortization of deferred financing costs	52,373	4,413
Amortization of debt discount	24,420	1,583
Provision for public liability and property damage	129,147	126,679
Loss on revaluation of foreign denominated debt	19,233	—
Provision for losses on doubtful accounts	13,730	7,528
Minority interest	12,272	9,473
Deferred income taxes	60,984	(283,900)
Changes in assets and liabilities, net of effects of acquisition:
Receivables	341,585	(171,897)
Due from affiliates	—	(2,336)
Inventories, prepaid expenses and other assets	(32,077)	(97,047)
Accounts payable	50,679	151,592
Accrued liabilities	44,133	32,950
Accrued taxes	17,631	430,234
Payments of public liability and property damage claims and expenses	(137,997)	(124,573)

Net cash provided by operating activities	2,212,797	1,744,205

Cash flows from investing activities:
Net change in restricted cash	(349,452)	(2,040)
Proceeds from sales of short-term investments, net	—	287,884
Revenue earning equipment expenditures	(9,354,832)	(10,018,051)
Proceeds from disposal of revenue earning equipment	6,998,485	7,191,204
Property and equipment expenditures	(181,141)	(279,736)
Proceeds from disposal of property and equipment	47,770	49,330
Purchases of available-for-sale securities	(2,099)	—
Proceeds from sales of available-for-sale securities	173	245

Net cash used in investing activities	(2,841,096)	(2,771,164)

Cash flows from financing activities:
Issuance of an intercompany note	—	1,185,000
Proceeds from issuance of long-term debt	301,489	24,316
Repayment of long-term debt	(108,840)	(517,783)
Short-term borrowings:
Proceeds	691,972	3,617,020
Repayments	(777,990)	(2,132,654)
Ninety day term or less, net	109,932	182,269
Payment of financing costs	(42,145)	—
Dividends paid	—	(1,185,000)

Net cash provided by financing activities	174,418	1,173,168

Effect of foreign exchange rate changes on cash and equivalents	45,972	(52,520)

Net (decrease) increase in cash and equivalents during the period	(407,909)	93,689
Cash and equivalents at beginning of period	843,908	677,965

Cash and equivalents at end of period	$435,999	$771,654

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$513,399	$349,648
Income taxes	16,499	12,036

The accompanying notes are an integral part of these financial statements.

 THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1—Basis of Presentation

        The Hertz Corporation, together with its subsidiaries, is referred to herein as "we," "our" and "us." The Hertz Corporation is referred to herein as "Hertz." Hertz Global Holdings, Inc., our ultimate parent company (previously known as CCMG Holdings, Inc.), is referred to herein as "Hertz Holdings." 100% of Hertz's outstanding capital stock is owned by Hertz Investors, Inc. (previously known as CCMG Corporation), and 100% of Hertz Investors, Inc.'s capital stock is owned by Hertz Holdings.

        We are a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Hertz was incorporated in Delaware in 1967. Ford Motor Company, or "Ford," acquired an ownership interest in us in 1987. Prior to this, we were a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired our outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, or the "Closing Date," investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity, or collectively the "Sponsors," through CCMG Acquisition Corporation, an indirect wholly owned subsidiary of Hertz Holdings, acquired all of our common stock from Ford Holdings LLC for aggregate consideration of $4,379 million in cash and debt refinanced or assumed of $10,116 million and transaction fees and expenses of $439 million.

        We refer to the acquisition of all of our common stock through a wholly owned subsidiary of Hertz Holdings as the "Acquisition." We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the "Transactions."

        To finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, the following funds were used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, or the "Senior Dollar Notes," $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, or the "Senior Subordinated Notes," and €225 million aggregate principal amount of 7.875% Senior Notes due 2014, or the "Senior Euro Notes." In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger. We refer to the Senior Dollar Notes and the Senior Euro Notes together as the "Senior Notes;"

  •
  aggregate borrowings of approximately $1,707 million by us under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset-based revolving loan facility, or the "Senior ABL Facility," with a maximum borrowing capacity of $1,600 million. We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities;"

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by us of asset-backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which we issued under our existing asset-backed notes program, or the "ABS Program;" under which an additional aggregate principal amount of $600 million of previously issued asset-backed medium term notes, or the "Pre-Acquisition ABS Notes," having maturities from 2007 to 2009 remain outstanding following the closing of the Transactions, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the Closing Date;

  •
  aggregate borrowings of the foreign currency equivalent of approximately $1,781 million by certain of our foreign subsidiaries under asset-based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case as of December 31, 2005), subject to borrowing bases comprised of rental vehicles and related assets of certain of our foreign subsidiaries (all of which are organized outside the United States) or one or more special purpose entities, as the case may be, and, rental equipment and related assets of certain of our subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities are referred to collectively as the "International Fleet Debt Facilities;" and

  •
  our cash on hand in an aggregate amount of approximately $6.1 million.

        In connection with the Transactions, we also refinanced a significant portion of our existing indebtedness, which was repaid as follows:

  •
  the repurchase of approximately $3,700 million in aggregate principal amount of existing senior notes having maturities from May 2006 to January 2028, of which additional notes in the aggregate principal amount of approximately $803.3 million remained outstanding following the Transactions;

  •
  the repurchase of approximately €192.4 million (or approximately $230.0 million, calculated as of December 31, 2005) in aggregate principal amount of existing Euro medium term notes with a maturity of July 2007, of which additional medium term notes in the aggregate principal amount of approximately €7.6 million remained outstanding following the Transactions;

  •
  the repayment of a $1,185 million intercompany note issued by Hertz to Ford Holdings on June 10, 2005 that would have matured in June 2010;

  •
  the repayment of approximately $1,935 million under an interim credit facility that would have matured on February 28, 2006;

  •
  the repayment of commercial paper, notes payable and other bank debt of approximately $1,212 million; and

  •
  the settlement of all accrued interest and unamortized debt discounts relating to the above existing indebtedness.

        The term "Successor" refers to us following the Acquisition. The term "Predecessor" refers to us prior to the change in control on December 21, 2005.

        The summary of significant accounting policies followed in preparing the accompanying condensed consolidated financial statements is set forth in Note 1 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the United States Securities and Exchange Commission, or the "SEC," on April 5, 2006, as amended on April 28, 2006 and on July 14, 2006, or the "10-K."

        In our opinion, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the results of operations for the interim periods have been made. Results for interim periods are not necessarily indicative of results for a full year.

        The December 31, 2005 condensed consolidated balance sheet data was derived from our audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

        Certain prior period amounts have been reclassified to conform with current reporting.

Note 2—Recent Accounting Pronouncements

        In June 2006, the Financial Accounting Standards Board, or the "FASB," issued FASB Interpretation No. 48, or "FIN 48," "Accounting for Uncertainty in Income Taxes." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with Statement of Financial Accounting Standards, or "SFAS," No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for financial recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently reviewing FIN 48 to determine its impact, if any, on our financial position or results of operations.

        In June 2006, the Emerging Issues Task Force, or "EITF," issued EITF No. 06-3, or "EITF 06-3," "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (i.e., Gross versus Net Presentation)," which relates to any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction. EITF 06-3 states that the presentation of the taxes, either on a gross or net basis, is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board Opinion No. 22, "Disclosure of Accounting Policies," if those amounts are significant. EITF 06-3 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 will not have any impact on our financial position or results of operations.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," or

"SAB No. 108." SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year's financial statements are materially misstated. SAB No. 108 requires registrants to apply the new guidance for the first time that it identifies material errors in existence at the beginning of the first fiscal year ending after November 15, 2006 by correcting those errors through a one-time cumulative effect adjustment to beginning-of-year retained earnings. We are currently reviewing SAB No. 108 to determine its impact, if any, on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," or "SFAS No. 157." SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for the fiscal year beginning January 1, 2008. We are currently reviewing SFAS No. 157 to determine its impact, if any, on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," or "SFAS No. 158." SFAS No. 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The provisions of SFAS No. 158 are effective as of the end of the fiscal year ending December 31, 2006. We are currently reviewing SFAS No. 158 to determine its impact, if any, on our financial position or results of operations.

Note 3—Cash and Equivalents and Restricted Cash

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

        Restricted cash includes cash and investments that are not readily available for our normal disbursements. Restricted cash and investments are restricted for the acquisition of vehicles and equipment and other specified uses under our ABS Program and to satisfy certain of our self-insurance reserve requirements.

Note 4—Goodwill and Other Intangible Assets

        We account for goodwill under SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. We conducted the required annual goodwill and indefinite-lived intangible asset impairment tests in the second quarter of 2006, and determined that there was no impairment.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, the excess of the cost of the Acquisition over the net of amounts assigned to the fair value of assets acquired and the liabilities assumed is recorded to goodwill.

        The Acquisition has been accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations," with intangible assets recorded in conformity with SFAS No. 142, requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets prepared by a valuation specialist.

        The following summarizes the changes in our goodwill, by segment (in thousands of dollars):

	Car Rental	Equipment Rental	Total
Balance as of December 31, 2005	$393,395	$628,986	$1,022,381
Changes as result of purchase accounting adjustments(1)	33,090	52,906	85,996
Other changes(2)	3,765	6,021	9,786

Balance as of September 30, 2006	$430,250	$687,913	$1,118,163

(1)
Consists of: (i) a revision to estimated federal and state tax liabilities as of the date of acquisition, based on the tax returns filed, totaling $59.9 million; (ii) adjustments made to the fair value of certain liabilities as of the date of acquisition of $23.9 million, partly offset by the tax effect of these adjustments; and (iii) further revisions to the valuation of certain tangible assets, partly offset by the tax effect of these adjustments.

(2)
Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        Other intangible assets, net consisted of the following major classes (in thousands of dollars):

	September 30, 2006			December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Customer-related	$611,813	$(47,745)	$564,068	$612,000	$(1,844)	$610,156
Other	1,395	(459)	936	1,209	(100)	1,109

Total	613,208	(48,204)	565,004	613,209	(1,944)	611,265

Indefinite-lived intangible assets:
Trade name	2,624,000	—	2,624,000	2,624,000	—	2,624,000

Total other intangible assets, net	$3,237,208	$(48,204)	$3,189,004	$3,237,209	$(1,944)	$3,235,265

        Amortization expense of other intangible assets for the nine months ended September 30, 2006 and September 30, 2005 was approximately $46.3 million and $0.6 million, respectively. Future amortization expense of other intangible assets is expected to be approximately $61.2 million per year for each of the next five years.

Note 5—Taxes on Income

        The provision for taxes on income is based upon the estimated effective tax rate applicable for the full year. We currently estimate our full year effective tax rate for 2006 to be approximately 36%, excluding discrete items. During the nine months ended September 30, 2006, we established certain federal income tax contingencies and state tax valuation allowances of $10.8 million and valuation allowances of $11.1 million relating to the realization of deferred tax assets in certain European countries. The effective tax rate prior to the additional valuation allowances and contingencies for the nine months ended September 30, 2006 of 30.5%, differs from the U.S. federal statutory rate of 35% primarily due to the above noted items and the mix of pretax operating results among countries with different tax rates, including countries where no tax benefit for losses can be recognized.

Note 6—Depreciation of Revenue Earning Equipment

        Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Successor	Predecessor
	Nine Months Ended September 30,
	2006	2005

Depreciation of revenue earning equipment	$1,323,163	$1,232,451
Adjustment of depreciation upon disposal of the equipment	(32,050)	(57,378)
Rents paid for vehicles leased	20,274	13,830

Total	$1,311,387	$1,188,903

        The adjustment of depreciation upon disposal of revenue earning equipment for the nine months ended September 30, 2006 and 2005 included net gains of $16.7 million and $26.1 million, respectively, on the disposal of vehicles in our car rental operations and net gains of $15.4 million and $31.3 million, respectively, on the disposal of equipment in our equipment rental operations. Depreciation rates being used to compute the provision for depreciation of revenue earning equipment were decreased effective January 1, 2006 in our domestic car rental operations and our U.S. and Canadian equipment rental operations to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold. Depreciation rates were increased effective January 1, 2006, April 1, 2006 and July 1, 2006 in our international car rental operations to reflect changes in the estimated residual values of vehicles. The rate changes resulted in a net reduction of $4.1 million in our domestic car rental depreciation expense, a net reduction of $13.2 million in our U.S. and Canadian equipment rental operations depreciation expense and a net increase of $7.2 million in our international car rental operations depreciation expense for the nine months ended September 30, 2006.

Note 7—Debt

        Our debt consists of the following (in thousands of dollars):

	September 30, 2006	December 31, 2005
Senior Term Facility, average interest rate: 2006, 7.7%; 2005, 8.5% (effective average interest rate: 2006, 7.8%; 2005, 8.7%); net of unamortized discount: 2006, $39,984; 2005, $44,806	$1,951,279	$1,662,194
Senior ABL Facility, average interest rate: 2006, 6.4%; 2005, 6.5% (effective average interest rate: 2006, 8.3%; 2005, 6.9%); net of unamortized discount: 2006, $23,773; 2005, $27,832	28,113	471,202
Senior Notes, average interest rate: 2006, 8.7%; 2005, 8.7% (effective average interest rate: 2006, 8.7%; 2005, 8.7%);	2,085,316	2,066,083
Senior Subordinated Notes, average interest rate: 2006, 10.5%; 2005, 10.5% (effective average interest rate: 2006, 10.5%; 2005, 10.5%);	600,000	600,000
U.S. Fleet Debt and Pre-Acquisition ABS Notes, average interest rate: 2006, 4.4%; 2005, 4.4% (effective average interest rate: 2006, 4.4%; 2005, 4.4%); net of unamortized discount: 2006, $12,930; 2005, $19,822	4,969,071	4,920,178
International Fleet Debt in foreign currencies, average interest rate: 2006, 4.9%; 2005, 4.4% (effective average interest rate: 2006, 4.9%; 2005, 4.5%); net of unamortized discount: 2006, $6,744; 2005, $16,063	2,438,550	1,831,722
Fleet Financing Facility, average interest rate: 2006, 8.5% (effective average interest rate: 2006, 8.7%); net of unamortized discount: 2006, $2,187	121,813	—
Promissory notes, average interest rate: 2006, 6.9%; 2005, 6.9% (effective average interest rate: 2006, 7.0%; 2005, 7.0%); net of unamortized discount: 2006, $5,529; 2005, $4,875; due 2006 to 2028	712,836	798,422
Notes payable, including commercial paper, average interest rate: 2006, 4.0%; 2005, 4.3%	6,442	100,362
Foreign subsidiaries' debt in foreign currencies:
Short-term borrowings:
Banks, average interest rate: 2006, 4.9%; 2005, 3.6%	33,026	3,139
Commercial paper, average interest rate: 2005, 2.8%	—	47,284
Other borrowings, average interest rate: 2006, 6.1%; 2005, 4.4%	12,821	14,419

Total	$12,959,267	$12,515,005

        The aggregate amounts of payments to be made upon the maturity of debt for each of the twelve-month periods ending September 30, in millions of dollars, are as follows: 2007, $3,213.8 (including $2,736.2 of other short-term borrowings); 2008, $378.4; 2009, $1,133.4 2010, $2,428.8; 2011, $994.7; after 2011, $4,901.3.

        As of September 30, 2006, there were standby letters of credit issued totaling $461.4 million. Of this amount, $230.0 million has been issued for the benefit of the ABS Program ($200.0 million of which was issued by Ford) and the remainder is primarily to support self-insurance programs (including insurance policies with respect to which we have indemnified the issuers for any losses) in the United

States, Canada and Europe and to support airport concession obligations in the United States and Canada. As of September 30, 2006, the full amount of these letters of credit was undrawn.

Predecessor

        As of September 30, 2006, we had approximately $712.8 million (net of a $5.5 million discount) outstanding in pre-acquisition promissory notes issued under three separate indentures at an average interest rate of 6.9%. These pre-acquisition promissory notes have maturities ranging from 2006 to 2028.

        As of September 30, 2006, we had approximately €7.6 million outstanding in pre-acquisition Euro denominated medium term notes, in connection with which we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro denominated medium term notes. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro denominated medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

        We also had outstanding as of September 30, 2006 approximately $587.2 million in borrowings, net of a $12.8 million discount, consisting of Pre-Acquisition ABS Notes with an average interest rate of 3.3%. These Pre-Acquisition ABS Notes have maturities ranging from 2007 to 2009. See "U.S. Fleet Debt" for a discussion of the collateralization of the Pre-Acquisition ABS Notes.

Successor

Senior Credit Facilities

        In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consists of a $2,000.0 million secured term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293.0 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250.0 million. On the Closing Date, Hertz utilized $1,707.0 million of the Senior Term Facility. On May 15, 2006, we borrowed approximately $84.9 million under the delayed draw facility and used the proceeds thereof to repay our 6.5% Senior Notes due 2006. On July 10, 2006, the remaining $208.1 million of the delayed draw facility was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility. As of September 30, 2006, we had $1,951.3 million in borrowings outstanding under this facility, which is net of a discount of $40.0 million. The term loan facility and the synthetic letter of credit facility will mature on December 21, 2012.

        Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600.0 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200.0 million of the revolving loan facility is available for the issuance of letters of credit. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At September 30, 2006, net of a discount of $23.8 million, Hertz and Matthews Equipment Limited collectively had $28.1 million in borrowings outstanding under this facility and issued $18.6 million in letters of credit. The Senior ABL Facility will mature on December 21, 2010.

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by Hertz Investors, Inc., its immediate parent, and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings), though Hertz Equipment Rental Corporation does not guarantee Hertz's obligations under the Senior ABL Facility because it is a borrower under that facility. In addition, the obligations of the Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing.) Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors.

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrower is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio. Under the Senior ABL Facility, upon excess availability falling below certain levels, specified financial ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio, will apply. The Senior Credit Facilities are subject to certain mandatory prepayment requirements and provide for customary events of default.

        Restrictive covenants in the Senior Term Facility (as amended) permit cash dividends to be paid to Hertz Holdings (i) in an aggregate amount not to exceed the greater of a specified minimum amount and 1.0% of consolidated tangible assets less certain investments, (ii) in additional amounts at any time, up to a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution and (iii) in additional amounts at any time, up to a specified amount of certain equity contributions made by Hertz Holdings to Hertz.

        Restrictive covenants in the Senior ABL Facility (as amended) permit cash dividends to be paid to Hertz Holdings in an aggregate amount, taken together with certain other investments, acquisitions and optional prepayments, not to exceed $100 million. Hertz may also pay additional cash dividends under the Senior ABL Facility at any time, and in any amount, so long as (a) there is at least $250 million of availability under the facility after giving effect to the proposed dividend, (b) if certain other payments when taken together with the proposed dividend would exceed $50 million in a 30-day period, Hertz can demonstrate projected average availability in the following six-month period of $50 million or more and (c) (i) Hertz can demonstrate pro forma compliance with the consolidated leverage ratio and consolidated fixed charge coverage ratio set forth in the Senior ABL Facility or (ii) the amount of the proposed dividend does not exceed the sum of (x) the greater of a specified minimum amount and 1.0% of consolidated tangible assets plus (y) a specified available amount determined by reference to, among other things, consolidated net income immediately prior to the time of the payment or making of such dividend, payment or distribution plus (z) a specified amount of certain equity contributions made by Hertz Holdings to the borrowers under such facility.

        On June 30, 2006, we entered into amendments to each of our Senior Term Facility and Senior ABL Facility. The amendments provide, among other things, for additional capacity under the covenants in these credit facilities to enter into certain sale and leaseback transactions, to pay dividends (subject to the limitations described above) and, in the case of the amendment to the Senior Term Facility, to make investments. The amendment to the Senior Term Facility also permits us to use proceeds of the unused portion of the $293.0 million delayed draw facility to repay borrowings outstanding under the Senior ABL Facility. As previously noted, on July 10, 2006, the remaining $208.1 million of the delayed draw facility was drawn down to pay down the equivalent amount of borrowings under the Senior ABL Facility.

Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated as of the Closing Date, pursuant to which Hertz assumed the obligations of CCMG Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz as the surviving entity.

        As of September 30, 2006, $2,085.3 million and $600.0 million in borrowings were outstanding under the Senior Notes and Senior Subordinated Notes, respectively. For the nine months ended September 30, 2006, we incurred foreign currency transaction losses on our Senior Euro Notes of $19.2 million, which are recorded in the consolidated statement of operations in "Selling, general and administrative" expense. The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Term Facility.

        Both the indenture for the Senior Notes and the indenture for the Senior Subordinated Notes contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures, to incur more debt, pay dividends, redeem stock or make other distributions, make investments, create liens, transfer or sell assets, merge or consolidate and enter into certain transactions with Hertz's affiliates. The indenture for the Senior Subordinated Notes also contains subordination provisions and limitations on the types of liens that may be incurred. The indentures also contain certain mandatory and optional prepayment or redemption provisions and provide for customary events of default.

        The restrictive covenants in the indentures governing the Senior Notes and the Subordinated Notes permit Hertz to make loans, advances, dividends or distributions to Hertz Holdings in an amount determined by reference to consolidated net income for the period from October 1, 2005 to the end of the most recently ended fiscal quarter for which consolidated financial statements of Hertz are available, so long as Hertz's consolidated coverage ratio remains greater than or equal to 2.00:1.00 after giving pro forma effect to such restricted payments. Hertz is also permitted to make restricted payments to Hertz Holdings in an amount not exceeding the greater of a specified minimum amount and 1% of consolidated tangible assets (which payments are deducted in determining the amount available as described in the preceding sentence), and in amount equal to certain equity contributions to Hertz. After the initial public offering of a parent company of Hertz, Hertz is also permitted to make restricted payments to such parent company in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by The Hertz Corporation through a contribution to equity capital from such offering to enable the public parent company to pay dividends to its stockholders.

Fleet Financing

        U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, or the "ABS Indenture," dated as of the Closing Date, with BNY Midwest Trust Company as trustee, and a number of related supplements to the ABS Indenture, each dated as of the Closing Date, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the Closing Date, HVF, as issuer, issued approximately $4,300.0 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement. HVF also issued approximately $1,500.0 million of variable funding notes in two series, none of which were funded at closing. As of September 30, 2006, $4,299.9 million (net of a $0.1 million discount) and $82.0 million in borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from the Closing Date. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt and Pre-Acquisition ABS Notes. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors.

        In connection with the Acquisition and the issuance of $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with

SFAS 133. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, HVF pays monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations. As of September 30, 2006 and December 31, 2005, the fair value of the HVF Swaps were $50.2 million and $37.0 million, respectively, which are reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." For the nine months ended September 30, 2006, we recorded a benefit of $1.0 million in the consolidated statement of operations associated with previously recognized ineffectiveness of the HVF Swaps.

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        International Fleet Debt.    In connection with the Acquisition, Hertz International, Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies up to an aggregate amount equivalent to approximately $3,103.4 million (calculated as of September 30, 2006), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. As of September 30, 2006, the foreign currency equivalent of $2,382.3 million in borrowings was outstanding under these facilities, net of a $6.7 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four revolving loan tranches (Tranches A1, A2, B and C), each subject to borrowing bases comprised of the revenue earning equipment and related assets of each applicable borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental vehicles and related assets of such fleet-owning SPE or subsidiary). A portion of the Tranche C loan will be available for the issuance of letters of credit.

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans. Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the

International Fleet Debt Facilities are secured by a material part of the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A borrowers under the Tranche A2 loans and the guarantees thereof are secured on a junior second priority basis by any assets securing the obligations of the Tranche A borrowers under the Tranche A1 loans and the guarantees thereof. In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B loan not exceeding $52.0 million (or such other principal amount as may be agreed to by the Senior Credit Facilities lenders). That guarantee is secured equally and ratably with borrowings under the Senior Term Facility. The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

        The facilities under each of the tranches mature five years from the Closing Date. Subject to certain exceptions, the loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of specified types of take-out financing transactions and asset sales.

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the International Fleet Debt Facilities as of the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz as of September 30, 2006, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets.

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in capital lease financings relating to revenue earning equipment outside the International Fleet Debt Facilities. As of September 30, 2006 and December 31, 2005, there were $56.3 million and $95.6 million, respectively, of such capital lease financings outstanding.

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into three year interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007. As of September 30, 2006, the fair value of the swaptions was €0.9 million (or $1.2 million), which is reflected in the condensed consolidated balance sheet in "Prepaid expenses and other assets." During the nine months ended September 30, 2006, the fair value adjustments related to these swaps was a loss of $3.0 million, which was recorded in the consolidated statement of operations in "Selling, general and administrative" expense.

        Fleet Financing Facility.    On September 29, 2006, Hertz and PUERTO RICANCARS, INC., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or "PR Cars," entered into a credit agreement to finance the acquisition of Hertz's and/or PR Cars' fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, U.S. Virgin Islands, or the "Fleet Financing Facility," with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the "Fleet Financing Agent," as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. Affiliates of Merrill Lynch & Co. are lenders under the Fleet Financing Facility.

        The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275.0 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124.0 million under this facility to refinance other debt. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent.

        The Fleet Financing Facility will mature on December 21, 2011, but Hertz and PR Cars may terminate or reduce the commitments of the lenders thereunder at any time. The Fleet Financing Facility is subject to mandatory prepayment in the amount by which outstanding extensions of credit to Hertz or PR Cars exceed the lesser of the Hertz or PR Cars borrowing base, as applicable, and the commitments then in effect.

        The obligations of each of the borrowers under the Fleet Financing Facility are guaranteed by each of Hertz's direct and indirect domestic subsidiaries (other than subsidiaries whose only material assets consist of securities and debt of foreign subsidiaries and related assets, subsidiaries involved in the ABS Program or other similar special purpose financings, subsidiaries with minority ownership positions, certain subsidiaries of foreign subsidiaries and certain immaterial subsidiaries). In addition, the obligations of PR Cars are guaranteed by Hertz. The obligations of Hertz under the Fleet Financing Facility and the other loan documents, including, without limitation, its guarantee of PR Cars' obligations under the Fleet Financing Facility, are secured by security interests in Hertz's rental car fleet in Hawaii and by certain assets related to Hertz's rental car fleet in Hawaii and Kansas, including, without limitation, manufacturer repurchase program agreements. PR Cars' obligations under the Fleet Financing Facility and the other loan documents are secured by security interests in PR Cars' rental car fleet in Puerto Rico and St. Thomas, U.S. Virgin Islands and by certain assets related thereto.

        At the applicable borrower's election, the interest rates per annum applicable to the loans under the Fleet Financing Facility will be based on a fluctuating rate of interest measured by reference to either (1) LIBOR plus a borrowing margin of 125 basis points or (2) an alternate base rate of the prime rate plus a borrowing margin of 25 basis points. As of September 30, 2006, the average interest rate was 8.5% (prime rate based). This was converted to a LIBOR based loan with a rate of 6.57% on October 16, 2006.

        The Fleet Financing Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to create liens, dispose of assets, engage in mergers, enter into agreements which restrict liens on the Fleet Financing Facility collateral or Hertz's rental car fleet in Kansas or change the nature of their business.

Credit Facilities

        As of September 30, 2006, the following credit facilities were available for our use:

  •
  The Senior Term Facility had $8.3 million available under the letter of credit facility. No amounts were available to refinance certain existing debt under the delayed draw facility.

  •
  The Senior ABL Facility had the foreign currency equivalent of approximately $1,548.1 million of remaining capacity, all of which was available under the borrowing base limitation and $181.4 million of which was available under the letter of credit facility sublimit.

  •
  The International Fleet Debt Facilities had the foreign currency equivalent of approximately $713.0 million of remaining capacity and $239.3 million available under the borrowing base limitation.

  •
  The U.S. Fleet Debt had approximately $1,418.0 million of remaining capacity and $18.0 million available under the borrowing base limitation. No additional amounts were available under the letter of credit facility.

  •
  The Fleet Financing Facility had approximately $151.0 million of remaining capacity and $0.2 million available under the borrowing base limitation.

        As of September 30, 2006, substantially all of our assets are pledged under one or more of the facilities noted above. We are currently in compliance with all of the covenants contained in the various facilities noted above that are currently applicable to us.

Note 8—Employee Retirement Benefits

        The following table sets forth the net periodic pension and postretirement health care and life insurance expense (in millions of dollars):

	Nine Months Ended September 30,
	Pension Benefits				Health Care & Life Insurance (U.S.)
	U.S.	Non-U.S.	U.S	Non-U.S
	Successor		Predecessor		Successor	Predecessor
	2006		2005		2006	2005
Components of Net Periodic Benefit Cost:
Service cost	$21.0	$6.8	$18.5	$5.5	$0.3	$0.3
Interest cost	16.7	6.0	14.9	4.9	0.6	0.7
Expected return on plan assets	(18.0)	(5.9)	(16.2)	(4.4)	—	—
Amortization:
Amendments	—	—	0.4	—	—	—
Losses and other	—	0.3	2.7	1.4	(0.1)	0.2
Settlement loss	—	—	1.1	—	—	—

Net pension/postretirement expense	$19.7	$7.2	$21.4	$7.4	$0.8	$1.2

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. For the nine months ended September 30, 2006, we contributed $24.1 million to our worldwide pension plans, including a discretionary contribution of $15.6 million to our U.K. defined benefit pension plan and benefit payments made through unfunded plans.

        We also participate in various "multiemployer" pension plans administrated by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdrew from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that in expense on our statement of operations and as a liability on our balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We currently do not expect to incur any material withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability. Some multiemployer plans, including one in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability.

Note 9—Hertz Holdings Stock Incentive Plan

        On February 15, 2006, the Boards of Directors of Hertz and Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of Hertz Holdings common stock to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings common stock to those individuals. The Board of Directors of Hertz Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of Hertz Holdings may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by the stockholders of Hertz Holdings on March 8, 2006.

        All option grants will be non-qualified options with a per-share exercise price no less than fair market value of one share of Hertz Holdings stock on the grant date. Any stock options granted will generally have a term of ten years, and unless otherwise determined by the Board or the Compensation Committee of Hertz Holdings, will vest in five equal annual installments. The Board or Compensation Committee may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Hertz Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or 60 days following termination of employment (180 days in the case of death, disability or retirement at normal retirement age).

        Unless sooner terminated by the Board of Directors, the Stock Incentive Plan will remain in effect until February 15, 2016.

        During the second quarter of 2006, Hertz Holdings made an equity offering to approximately 350 of our executives and key employees (not including Craig R. Koch, our Chairman of the Board and former Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, Hertz Holdings sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share ($5.68 per share after adjustment for the Hertz Holdings Dividend—see Note 12—Related Party Transactions). In addition, on May 18, 2006, Hertz Holdings granted our key executives and employees (except for Mr. Koch) options to acquire an additional 9,515,000 shares of Hertz Holdings common stock at $10.00 per share ($5.68 per share after adjustment for the Hertz Holdings Dividend), 800,000 shares at $15.00 per share ($10.68 per share after adjustment for the Hertz Holdings Dividend) and 800,000 shares at $20.00 per share ($15.68 per share after adjustment for the Hertz Holdings Dividend). These options are subject to and governed by the terms of the Stock Incentive Plan. The $10.00 per share purchase price and exercise price was based on the Board's determination of the fair market value of the common stock of Hertz Holdings as of the grant date, as supported by an independent third party valuation.

        On June 12, 2006, Mr. Koch purchased 50,000 shares of common stock of Hertz Holdings at a purchase price of $10.00 per share ($5.68 per share after adjustment for the Hertz Holdings Dividend) and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share ($5.68 per share after adjustment for the Hertz Holdings Dividend). On August 15, 2006, the options issued to Mr. Koch in June 2006 were cancelled and he was issued options to purchase 112,000 shares of common stock of Hertz Holdings at an exercise price of $7.68 per share. Hertz Holdings will make a payment to Mr. Koch in connection with his share purchase equal to $80,000.

        On August 15, 2006, certain newly-hired employees purchased an aggregate of 20,000 shares at a price of $7.68 per share and were granted options to purchase 220,000 shares of Hertz Holdings stock at an exercise price of $7.68 per share. Also on August 15, 2006, in accordance with the terms of his employment agreement, Mr. Frissora purchased 1,056,338 shares of common stock of Hertz Holdings at a price of $5.68, which was $2.00 below the fair market value of $7.68 on that date, and was granted options to purchase 800,000 shares of Hertz Holdings at an exercise price of $7.68 per share, 400,000 options at an exercise price of $10.68 per share and 400,000 options at an exercise price of $15.68 per share. All of Mr. Frissora's options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

        We have subsequently determined that the fair value of the common stock of Hertz Holdings as of August 15 was $16.37 per share, rather than the $7.68 that had originally been determined at that time and which we use for purposes of the Stock Incentive Plan and federal income tax purposes. Consequently, we recognized compensation expense of approximately $13.0 million, including amounts for a tax gross-up on the initial $2.00 discount to fair market value in accordance with Mr. Frissora's employment agreement, in the quarter ended September 30, 2006. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Hertz Holdings Stock Incentive Plan."

        The five-year vesting period is the requisite service period over which compensation cost will be recognized for all grants except the one to Mr. Koch. For all grants except the one for Mr. Koch, we will recognize compensation cost on a straight-line basis over the five-year vesting period. For Mr. Koch, all of the compensation cost will be recognized over his expected service period in 2006. The options will be accounted for as equity-classified awards.

        The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Because the stock of Hertz Holdings is not publicly traded, we have used the calculated value method, substituting the historical volatility of an appropriate industry sector index for the expected volatility of the common stock price as an assumption in the valuation model. We measure the compensation cost related to employee stock options based on the calculated value instead of fair value of the options because we cannot reasonably estimate the volatility of the common stock. We selected the Dow Jones Specialized Consumer Services sub-sector within the consumer services industry, and we used the U.S. large capitalization component, which includes the top 70% of the index universe (by market value).

        The calculation of the historical volatility of the index was made using the daily historical closing values of the index for the preceding 6.5 years, because that is the expected term of the options predominantly using the simplified approach allowed under SAB No. 107.

        The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity of 6.5 years as of the grant date, which is the expected term of the options. The assumed dividend yield is zero. We assume that each year 1% of the options that are outstanding but not vested will be forfeited because of employee attrition.

Assumption	2006 Grants
Expected volatility	50.2%
Expected dividends	0.0%
Expected term (years)	6.5
Risk-free rate	4.89%–5.07%
Forfeiture rate (per year)	1.0%

        A summary of option activity under the Stock Incentive Plan as of September 30, 2006 is presented below. All of the outstanding options are non-vested and not exercisable.

	Non-vested Shares	Weighted-Average Exercise Price	Weighted-Average Grant-Date Calculated Value
Non-vested as of January 1, 2006	—	$—	$—
Granted	15,833,354	6.96	5.98
Vested	—	—	—
Forfeited or Expired	—	—	—

Non-vested as of September 30, 2006	15,833,354	$6.96	$5.98

        During the nine months ended September 30, 2006, we recognized compensation cost of approximately $7.5 million ($4.5 million, net of tax), and, as of September 30, 2006, there was approximately $98.5 million of total unrecognized compensation cost related to non-vested stock options granted by Hertz Holdings under the Stock Incentive Plan, including costs related to modifying the exercise prices of certain option grants in order to preserve the intrinsic value of the options, consistent with applicable tax law, to reflect the special cash dividend of $4.32 per share that was paid on June 30, 2006. These remaining costs are expected to be recognized over the remainder of the five-year requisite service period that began on the grant date.

Note 10—Segment Information

        We follow SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers, and delivery methods. We have identified two segments: rental of cars and light trucks, or "car rental," and rental of industrial, construction and material handling equipment, or "equipment rental." The contributions of these segments, as well as "corporate and other," to revenues and income (loss) before income taxes and minority interest for the nine months ended September 30, 2006 and 2005 are summarized below (in thousands of dollars). Corporate and other includes general corporate expenses, certain interest expense (including unallocated Acquisition related interest after the Closing Date), as well as other business activities such as third-party claim management services.

	Nine Months Ended September 30,
	Revenues		Income (Loss) Before Income Taxes and Minority Interest
	Successor	Predecessor	Successor		Predecessor
	2006	2005	2006		2005
Car rental	$4,825,346	$4,599,954	$283,072	(1)(2)	$325,249	(5)
Equipment rental	1,236,591	1,021,142	190,251	(3)	167,289	(6)
Corporate and other	5,884	5,436	(291,541	)(4)	(38,209	)(7)

Total	$6,067,821	$5,626,532	$181,782		$454,329

(1)
Includes a $4.1 million decrease in depreciation expense related to a change in revenue earning vehicle depreciation rates in our domestic car rental operations for the nine months ended September 30, 2006.

(2)
Includes a $7.2 million increase in depreciation expense related to a change in revenue earning vehicle depreciation rates in our international car rental operations for the nine months ended September 30, 2006.

(3)
Includes a $13.2 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our U.S. and Canadian equipment rental operations for the nine months ended September 30, 2006.

(4)
Includes $224.3 million of net interest expense on corporate debt for the nine months ended September 30, 2006.

(5)
Includes a $15.6 million decrease in depreciation expense related to a change in revenue earning vehicle depreciation rates in our domestic car rental operations for the nine months ended September 30, 2005.

(6)
Includes a $9.1 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our U.S. and Canadian equipment rental operations for the nine months ended September 30, 2005.

(7)
Includes interest expense of $20.0 million on an intercompany note payable to Ford Holdings LLC (relating to a dividend declared and paid on June 10, 2005) for the nine months ended September 30, 2005.

        The increase in total assets from December 31, 2005 to September 30, 2006 in our condensed consolidated balance sheet was primarily due to an increase in revenue earning vehicles in our car rental segment.

Note 11—Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) as of September 30, 2006 and December 31, 2005 includes (in thousands of dollars) an accumulated translation gain of $56,092 and an accumulated translation loss of $3,394, respectively, and an unrealized gain on cash flow hedges of $3,266 and unrealized loss on cash flow hedges of $4,078, respectively. Comprehensive income (loss) for the nine months ended September 30, 2006 and 2005 was as follows (in thousands of dollars):

	Successor	Predecessor
	Nine Months Ended September 30,
	2006	2005
Net income	$90,219	$325,296

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	59,486	(108,545)
Unrealized loss on available-for-sale securities	(14)	(1)
Change in fair value of cash flow hedges	7,344	—

Total other comprehensive income (loss)	66,816	(108,546)

Comprehensive income	$157,035	$216,750

Note 12—Related Party Transactions

Relationship with Ford

        Prior to the Acquisition, we were an indirect wholly owned subsidiary of Ford. We and certain of our subsidiaries had entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.

Car purchases/repurchases and advertising arrangements

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes previously existing joint advertising and vehicle supply agreements that would have expired August 31, 2007.

        During the nine months ended September 30, 2006, we purchased cars from Ford and its subsidiaries at a cost of approximately $3,703.8 million and sold cars to Ford and its subsidiaries under various repurchase programs for approximately $2,304.8 million.

Ford stock option plan

        Certain employees of ours participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan. As a result of the Acquisition, all outstanding options became vested.

Taxes

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. We had entered into a tax sharing agreement with Ford providing that we and Ford would make payments between us such that, with respect to any period, the amount of taxes to be paid by us (subject to certain adjustments) would be determined as though we were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary federal, state and local tax returns, rather than a consolidated subsidiary of Ford, with respect to federal, state and local income taxes. With respect to foreign tax credits, the agreement provided that our right to reimbursement would be determined based on usage of such foreign tax credits by the consolidated group.

        On December 21, 2005, in connection with the Acquisition, we terminated our tax sharing agreement with Ford. In connection with the termination of the agreement, all payables and receivables under the agreement between us and Ford were cancelled, and neither we nor Ford have any future rights or obligations under the agreement.

        At the time of the Acquisition, no election was made under Section 338(h)(10) of the Internal Revenue Code. Such an election, which required the consent of Ford, would have had to be made on or prior to September 15, 2006 and might have increased the purchase price. The election was not made.

Other relationships and transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

Relationship with Hertz Holdings, Hertz Investors, Inc. and the Sponsors

Proposed Initial Public Offering

        On July 14, 2006, Hertz Holdings filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the proposed initial public offering, or "IPO," of its common stock. The securities to be offered in the proposed IPO will include shares to be issued and sold by Hertz Holdings and may include shares to be sold by certain current stockholders of Hertz Holdings. See "Financing Arrangements with Related Parties" below.

        Hertz Holdings intends to use the net proceeds to it from the offering to repay borrowings outstanding under the $1.0 billion Hertz Holdings Loan Facility (as defined below). Borrowings under this facility were used to pay on June 30, 2006 a special cash dividend of $4.32 per share, or approximately $999.2 million in the aggregate, to Hertz Holdings' common stockholders, or the "Hertz Holdings Dividend." The remainder of the net proceeds, if any, of the IPO will be used to pay a special cash dividend to be payable upon completion of the proposed IPO to holders of record of the common stock of Hertz Holdings on the date of declaration.

Hertz Holdings Loan Facility and Dividend

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying special cash dividends to the holders of its common stock and paying fees and expenses related to the facility. The Hertz Holdings Loan Facility will mature on June 30, 2007. However, unless a bankruptcy default has occurred and is continuing, at our option, the Hertz Holdings Loan Facility will be converted into, at our option, an equal aggregate principal amount of any of, or any combination of, senior unsecured notes bearing interest at fixed or floating rates and maturing on either, at our option, June 30, 2014 or June 30, 2016. Up to $500 million aggregate principal amount of such notes may bear interest that is payable in-kind. Under the terms of the Hertz Holdings Loan Facility, Hertz Holdings will be required to pay interest in cash, but only to the extent of funds actually available for distribution by Hertz in accordance with applicable law and the instruments governing certain of Hertz's existing indebtedness. The amount of interest that would otherwise be payable in cash but for restrictions imposed by applicable law or the instruments governing such existing indebtedness will not be due on the applicable interest payment date, but will accrue until such time as sufficient funds are available to pay such deferred interest in cash without violating these restrictions. The borrowing margins applicable to loans under the Hertz Holdings Loan Facility will increase by 1.5% per annum following the six-month anniversary of the closing date of the Hertz Holdings Loan Facility, and by 1.0% per annum during any period in which any deferred interest is outstanding. The Hertz Holdings Loan Facility contains restrictive covenants (including restrictions on Hertz Holdings' ability to pay dividends to its stockholders) that are similar to the restrictions imposed by the indentures governing the Senior Notes and the Senior Subordinated Notes, except that such restrictions apply at the Hertz Holdings level rather than at the level of The Hertz Corporation. Hertz Holdings primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay on June 30, 2006 the Hertz Holdings Dividend. It is anticipated that the Hertz Holdings Loan Facility will be repaid in whole or in part with the proceeds of the proposed IPO, and, if repaid in full, the restrictive covenants contained therein will be terminated. As of September 30, 2006, the interest rate on the Hertz Holdings Loan Facility was 8.6%.

        See Note 14—Subsequent Events.

Financing Arrangements with Related Parties

        Affiliates of ML Global Private Equity, L.P. and its related funds, which are stockholders of Hertz Holdings, and of Merrill Lynch & Co., one of the underwriters in the proposed IPO of Hertz Holdings' common stock, are lenders under the Hertz Holdings Loan Facility, the Senior Term Facility, the Senior ABL Facility and the Fleet Financing Facility; acted as initial purchasers with respect to the offerings of the Senior Notes and the Senior Subordinated Notes, acted as structuring advisors and agents under Hertz's asset-backed facilities and acted as dealer managers and solicitation agents for Hertz's tender offers for its existing debt securities in connection with the Acquisition. See Note 7—Debt.

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, the Boards of Directors of Hertz and Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan. The Stock Incentive Plan provides for the sale of Hertz Holdings common stock to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings to those individuals. The Board of Directors of Hertz Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of Hertz Holdings may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by the stockholders of Hertz Holdings on March 8, 2006. See Note 9—Hertz Holdings Stock Incentive Plan.

Consulting agreements

Sponsor Consulting Agreements

        On the Closing Date, we entered into consulting agreements, or the "Consulting Agreements," with Hertz Holdings and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate will provide Hertz Holdings, us and our subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, we will pay to each of the three Sponsors or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount. If an individual designated by Clayton, Dubilier & Rice, Inc., or "CD&R," serves as both Chairman of our board of directors and Chief Executive Officer for any quarter, we will pay CD&R an additional fee of $500,000 for that quarter. The Sponsor or its affiliate under each Consulting Agreement also agrees to provide Hertz Holdings and its subsidiaries with financial, investment banking, management advisory and other agreed upon services with respect to proposed transactions, including any proposed acquisition, merger, full or partial recapitalization, reorganization of our structure or shareholdings, or sales of assets or equity interests. In connection with such transactional services, each Consulting Agreement provides that we may pay a fee (together with expenses) which may be based on a percentage of the transaction value, as defined in the agreements. No transactional services fees will paid under the Consulting Agreements in connection with the proposed initial public offering of Hertz Holdings, and none were paid in connection with the

Hertz Holdings Loan Facility. Each Consulting Agreement terminates upon the first to occur of (i) the consummation of an initial public offering by Hertz Holdings, if a majority of the Sponsor-designated directors have requested the termination of all Consulting Agreements, (ii) December 21, 2015, (iii) the date the applicable Sponsor and its affiliates cease to own at least 25% of the Hertz Holdings common stock it held on the Closing Date, and (iv) upon notice by the applicable Sponsor or its affiliate. We reevaluated our need for the Consulting Agreements in connection with the proposed initial public offering of the common stock of Hertz Holdings. In connection with this reevaluation, we determined it would be in our best interest to terminate the Consulting Agreements following the consummation of the proposed initial public offering, and the Sponsors agreed to terminate these agreements at that time for a fee of $5 million ($15 million in the aggregate).

Other Consulting Arrangements

        On September 29, 2006, we entered into an agreement with Tenzing Consulting LLC, a management consulting firm in which Thomas McLeod, who is the brother-in-law of our director David H. Wasserman, is a principal. Under the arrangement, Tenzing Consulting LLC will provide supply chain management and corporate purchasing management consulting over an engagement period to be determined. In exchange for these services, Tenzing Consulting LLC will receive fees of $25,000 per week, plus reimbursement of out-of-pocket expenses. The total amount of such fees and expenses are not expected to exceed $250,000.

Guarantees

        Our obligations under the Senior Term Facility and Senior ABL Facility are guaranteed by Hertz's immediate parent, Hertz Investors, Inc. See Note 7—Debt.

Indemnification agreements

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. We have not recorded any liability because these liabilities are considered to be de minimis.

Other

        In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Of this amount, $35 million has been recorded as deferred finance charges and $40 million has been recorded as direct costs of the Acquisition. In addition, an affiliate of one of the Sponsors was engaged to provide advisory services to the Sponsors and was paid a fee of $5 million. This affiliate is in the business of providing such services and was engaged by the Sponsors in an arm's-length transaction.

Note 13—Commitments and Contingencies

Off-Balance Sheet Commitments

        As of September 30, 2006 and December 31, 2005, the following guarantees (including indemnification commitments) were issued and outstanding:

Indemnifications

        In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to the following: environmental matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

Sponsors; Directors

        On the Closing Date, Hertz entered into customary indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors. See Note 12—Related Party Transactions.

Environmental

        We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued, and those losses are reflected in our condensed consolidated financial statements. As of September 30, 2006 and December 31, 2005, the aggregate amounts accrued for environmental liabilities, including liability for environmental indemnities, reflected in our condensed consolidated balance sheet in "Accrued liabilities" were $3.8 million and $3.9 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including on-going maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the sites. For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

Legal Proceedings

        There were no material changes in the legal proceedings described in our 10-K for the fiscal year ended December 31, 2005 that we are required to be disclosed in response to Item 303 of Regulation S-K. The following recent developments pertaining to legal proceedings described in our Form 10-K for the fiscal year ended December 31, 2005 is furnished on a supplemental basis:

        On August 11, 2006, the plaintiffs' request to seek an interlocutory appeal of the court's denial of class certification in Jennifer Myers, individually and on behalf of all others similarly situated, v. The Hertz Corporation was denied. Plaintiffs are now seeking class certification for a New York class on their derivative New York state labor law claims.

        On October 5, 2006, the plaintiff's petition for certification of its discretionary appeal to the New Jersey Supreme Court in Naomi R. Henderson, individually and on behalf of all others similarly situated, v. The Hertz Corporation was denied.

        On August 3, 2006, a hearing was held on plaintiff's amended motion for class certification in Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation with no decision rendered to date. After the hearing, the plaintiff filed a fifth amended petition seeking to further refine the putative class as including all Texas residents who were charges a Fuel and Service Charge, or "FSC," in Texas after February 6, 2000. In October 2006, the judge entered a class certification order which certified a class of all Texas residents who were charged an FSC in Texas after February 6, 2000. We are appealing this order.

        On August 15, 2006, Davis Landscape, Ltd., individually and on behalf of all others similarly situated, v. Hertz Equipment Rental Corporation was filed in the United States District Court for the District of New Jersey. Davis Landscape, Ltd. purports to be a nationwide class action on behalf of persons and business entities who rented equipment from HERC and who paid a Loss Damage Waiver or "LDW" charge. The plaintiff also indicates that it may seek to expand its complaint and class definitions to include all persons who were charged an "Environmental Recovery Fee" by HERC. The complaint alleges that the LDW is deceptive and unconscionable as a matter of law under pertinent sections of New Jersey law, including the New Jersey Consumer Fraud Act and the New Jersey Uniform Commercial Code. The plaintiff seeks an unspecified amount of statutory damages under the New Jersey Consumer Fraud Act, an unspecified amount of compensatory damages with the return of all LDW charges paid, declaratory relief and an injunction prohibiting HERC from engaging in acts with respect to the LDW charge that violate the New Jersey Consumer Fraud Act. The complaint also asks for attorneys' fees and costs. We have not yet filed a responsive pleading.

        On October 13, 2006, Janet Sobel, Daniel Dugan, PhD., and Lydia Lee, individually and on behalf of all others similarly situated, v. The Hertz Corporation and Enterprise Rent-A-Car Company was filed in the United States District Court for the District of Nevada. Sobel purports to be a nationwide class action on behalf of all persons who rented cars from Hertz or Enterprise Rent- A-Car Company, or "Enterprise" at airports in Nevada and to whom Hertz or Enterprise charged airport concession recovery fees. The complaint alleges that the airport concession recovery fees violate certain provisions of Nevada law, including Nevada's Deceptive Trade Practices Act. The plaintiffs seek an unspecified amount of compensatory damages, restitution of any charges found to be improper and an injunction prohibiting Hertz and Enterprise from quoting or charging any of the fees prohibited by Nevada law. The complaint also asks for attorneys' fees and costs. We have not yet filed a responsive pleading.

Note 14—Subsequent Events

Dividends to Hertz Holdings

        On October 10, 2006, we paid a cash dividend to Hertz Holdings in the amount of $5.1 million, in connection with Hertz Holdings' periodic payment of interest on the amounts due under the Hertz Holdings Loan Facility. On November 10, 2006, we paid an additional cash dividend to Hertz Holdings in the amount of $10.3 million representing the additional interest estimated to be due under the Hertz Holdings Loan Facility since the last interest payment date through the proposed initial public offering.

Director Stock Incentive Plan

        On October 12, 2006, the Board of Directors of Hertz Holdings approved a Director Stock Incentive Plan. The stockholders of Hertz Holdings approved the Director Stock Incentive Plan on October 20, 2006. The Director Stock Incentive Plan provides for the grant of shares of common stock of Hertz Holdings, options to purchase shares of common stock of Hertz Holdings and "phantom shares," which are the right to receive shares of common stock of Hertz Holdings at a specified point in the future. A maximum of 3,500,000 shares are reserved for issuance under the Director Stock Incentive Plan.

        Options granted under the Director Stock Incentive Plan must be granted at an exercise price no less than fair market value of such shares on the date of grant. Options granted as part of a director's annual retainer fee will be fully vested at the time of grant and will generally have a 10-year term.

        A director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of common stock of Hertz Holdings having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares, in which case the actual shares of the common stock of Hertz Holdings will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control).

        A director will recognize ordinary income upon exercising options granted under the Director Stock Incentive Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and Hertz Holdings will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and Hertz Holdings will have a corresponding tax deduction at that time.

Stock Incentive Plan

        On October 12, 2006 the Board of Directors of Hertz Holdings approved an amendment to the Stock Incentive Plan such that the number of common shares available for issuance under the Stock

Incentive Plan and the number, class, exercise price or other terms of any outstanding award shall be adjusted by the Board to reflect any extraordinary dividend, stock dividend, stock split or share combination or any recapitalization, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of Hertz Holdings or other similar transaction affecting the common shares.

        In connection with the special cash dividend to be paid upon the completion of the IPO to holders of Hertz Holdings' common stock, Hertz Holdings' outstanding stock options will be adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan.

        We will have an unrecognized cost of approximately $14.2 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. The cost has been estimated assuming that the mid-point of the estimated IPO price range, or $17.00, is the fair value of the stock immediately after the payment of the dividend. This cost will be recognized over the remainder of the requisite service period that began on the grant dates.

Initial Public Offering of the Common Stock of Hertz Holdings

        On November 21, 2006, Hertz Holdings completed an initial public offering of 88,235,000 shares of its common stock at a price per share of $15.00. The net proceeds to Hertz Holdings, after deducting underwriting discounts and estimated offering expenses, were approximately $1,260.3 million, which net proceeds were used to repay borrowings outstanding under the Hertz Holdings Loan Facility and to pay a special cash dividend of approximately $1.12 per share, or $260.3 million in the aggregate, to holders of record of Hertz Holdings' common stock prior to the completion of the initial public offering.

Note 15—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

        The following condensed consolidating financial information presents the Condensed Consolidating Balance Sheets as of September 30, 2006 and December 31, 2005 and the Condensed Consolidating Statements of Operations and Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 of (a) The Hertz Corporation, or "the Parent"; (b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; (d) elimination entries necessary to consolidate the Parent with the guarantor and non-guarantor subsidiaries; and (e) the Company on a consolidated basis.

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been provided as management believes the following information is sufficient, as the guarantor subsidiaries are 100 percent owned by the parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the Guarantor Subsidiaries are pledged under the Senior Credit Facilities, and consequently will not be available to satisfy the claims of Hertz's general creditors.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2006
(in Thousands of Dollars)

	Successor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and cash equivalents	$13,675	$29,717	$392,607	$—	$435,999
Restricted cash	533	—	640,049	—	640,582
Receivables, less allowance for doubtful accounts	247,206	246,300	1,029,614	—	1,523,120
Due from Hertz affiliates	3,322,927	33,328	1,862,351	(5,218,606)	—
Inventories, at lower cost or market	24,530	51,746	43,318	—	119,594
Prepaid expenses and other assets	283,880	5,834	197,441	(103,887)	383,268
Revenue earning equipment, net	114,523	2,069,490	8,480,429	—	10,664,442
Property and equipment, net	838,695	238,817	306,223	—	1,383,735
Investment in subsidiaries	5,366,714	20,565	—	(5,387,279)	—
Other intangible assets, net	184,545	2,836,032	168,427	—	3,189,004
Goodwill	338,963	520,665	258,535	—	1,118,163

Total assets	$10,736,191	$6,052,494	$13,378,994	$(10,709,772)	$19,457,907

LIABILITIES AND STOCKHOLDER'S EQUITY
Due to Hertz affiliates	$1,890,783	$1,424,458	$1,903,365	$(5,218,606)	$—
Accounts payable	224,207	85,643	365,971	—	675,821
Accrued liabilities	540,252	39,156	338,532	—	917,940
Accrued taxes	9,717	91,018	35,859	—	136,594
Debt	5,465,563	238	7,493,466	—	12,959,267
Public liability and property damage	163,398	23,367	156,924	—	343,689
Deferred taxes on income	—	1,501,120	569,140	(103,887)	1,966,373

Total liabilities	8,293,920	3,165,000	10,863,257	(5,322,493)	16,999,684

Minority interest	—	—	15,952	—	15,952
Stockholder's equity	2,442,271	2,887,494	2,499,785	(5,387,279)	2,442,271

Total liabilities and stockholder's equity	$10,736,191	$6,052,494	$13,378,994	$(10,709,772)	$19,457,907

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2005
(in Thousands of Dollars)

	Successor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and equivalents	$150,757	$48,347	$644,804	$—	$843,908
Restricted cash	—	—	289,201	—	289,201
Receivables, less allowance for doubtful accounts	212,085	223,415	1,387,688	—	1,823,188
Due from Hertz affiliates	3,374,318	33,550	2,289,545	(5,697,413)	—
Inventories, at lower cost or market	23,570	46,542	35,420	—	105,532
Prepaid expenses and other assets	328,972	6,271	120,440	(59,268)	396,415
Revenue earning equipment, net	171,780	1,726,164	7,577,021	—	9,474,965
Property and equipment, net	873,023	223,831	293,170	—	1,390,024
Investment in subsidiaries, net	5,272,035	100		(5,272,135)	—
Other intangible assets, net	199,515	2,853,307	182,443	—	3,235,265
Goodwill	281,173	502,529	238,679	—	1,022,381

Total assets	$10,887,228	$5,664,056	$13,058,411	$(11,028,816)	$18,580,879

LIABILITIES AND STOCKHOLDER'S EQUITY
Due to Hertz affiliates	$2,284,911	$1,249,742	$2,162,760	$(5,697,413)	$—
Accounts payable	176,547	85,081	360,248	—	621,876
Accrued liabilities	470,298	39,762	369,868	—	879,928
Accrued taxes	1,934	72,304	41,224	—	115,462
Debt	5,517,810	881	6,996,314	—	12,515,005
Public liability and property damage	169,546	21,871	129,538	—	320,955
Deferred taxes on income	—	1,442,605	469,205	(59,268)	1,852,542

Total liabilities	8,621,046	2,912,246	10,529,157	(5,756,681)	16,305,768

Minority interest	—	—	8,929	—	8,929
Stockholder's Equity	2,266,182	2,751,810	2,520,325	(5,272,135)	2,266,182

Total liabilities and stockholder's equity	$10,887,228	$5,664,056	$13,058,411	$(11,028,816)	$18,580,879

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2006
(in Thousands of Dollars)

	Successor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$3,178,727	$941,601	$3,461,853	$(1,514,360)	$6,067,821

Expenses:
Direct operating	1,827,441	473,211	1,083,500	—	3,384,152
Depreciation of revenue earning equipment	1,469,918	149,636	1,206,193	(1,514,360)	1,311,387
Selling, general and administrative	236,018	82,579	223,036	—	541,633
Interest, net of interest income	255,367	77,690	315,810	—	648,867

Total expenses	3,788,744	783,116	2,828,539	(1,514,360)	5,886,039

Income (loss) before income taxes, minority interest and equity in earnings (losses) of subsidiaries	(610,017)	158,485	633,314	—	181,782
(Provision) benefit for taxes on income	211,998	(55,327)	(235,962)	—	(79,291)
Minority interest	—	—	(12,272)	—	(12,272)
Equity in earnings (losses) of subsidiaries (net of tax)	488,238	22,070	—	(510,308)	—

Net income (loss)	$90,219	$125,228	$385,080	$(510,308)	$90,219

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2005
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$3,047,974	$786,517	$2,949,490	$(1,157,449)	$5,626,532

Expenses:
Direct operating	1,759,421	401,834	984,513	—	3,145,768
Depreciation of revenue earning equipment	1,192,683	110,684	1,042,985	(1,157,449)	1,188,903
Selling, general and administrative	185,407	74,480	224,437	—	484,324
Interest, net of interest income	228,086	51,869	73,253	—	353,208

Total expenses	3,365,597	638,867	2,325,188	(1,157,449)	5,172,203

Income (loss) before income taxes, minority interest and equity in earnings (losses) of subsidiaries	(317,623)	147,650	624,302	—	454,329
(Provision) benefit for taxes on income	135,487	(58,397)	(196,650)	—	(119,560)
Minority interest	—	—	(9,473)	—	(9,473)
Equity in earnings (losses) of subsidiaries (net of tax)	507,432	—	—	(507,432)	—

Net income (loss)	$325,296	$89,253	$418,179	$(507,432)	$325,296

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2006
(in Thousands of Dollars)

	Successor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by operating activities	$73,230	$514,046	$1,625,521	$—	$2,212,797
Cash flows from investing activities:
Net change in restricted cash	—	—	(349,452)	—	(349,452)
Revenue earning equipment expenditures	(23,557)	(617,692)	(8,713,583)	—	(9,354,832)
Proceeds from disposal of revenue earning equipment	20,348	124,729	6,853,408	—	6,998,485
Property and equipment expenditures	(80,422)	(40,441)	(60,278)	—	(181,141)
Proceeds from disposal of property and equipment	21,978	1,372	24,420	—	47,770
Other investing activities	—	—	(1,926)	—	(1,926)

Net cash used in investing activities	(61,653)	(532,032)	(2,247,411)	—	(2,841,096)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	293,495	—	7,994	—	301,489
Repayment of long-term debt	(98,884)	(644)	(9,312)	—	(108,840)
Proceeds from short-term borrowings	—	—	691,972	—	691,972
Repayments of short-term borrowings	(86,266)	—	(691,724)	—	(777,990)
Borrowings of ninety days or less, net	(214,859)	—	324,791	—	109,932
Payment of financing costs	(42,145)	—	—	—	(42,145)

Net cash provided by (used in) financing activities	(148,659)	(644)	323,721	—	174,418

Effect of foreign exchange rate changes on cash and equivalents	—	—	45,972	—	45,972

Net decrease in cash and equivalents during the period	(137,082)	(18,630)	(252,197)	—	(407,909)
Cash and equivalents at beginning of period	150,757	48,347	644,804	—	843,908

Cash and equivalents at end of period	$13,675	$29,717	$392,607	$—	$435,999

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2005
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$(245,981)	$565,178	$1,425,008	$—	$1,744,205
Cash flows from investing activities:
Net change in restricted cash	—	—	(2,040)	—	(2,040)
Proceeds from sales of short-term investments, net	287,884	—	—	—	287,884
Revenue earning equipment expenditures	(736,275)	(666,950)	(8,614,826)	—	(10,018,051)
Proceeds from disposal of revenue earning equipment	574,637	146,984	6,469,583	—	7,191,204
Property and equipment expenditures	(145,408)	(52,244)	(82,084)	—	(279,736)
Proceeds from disposal of property and equipment	34,466	(3,975)	18,839	—	49,330
Other investing activities	—	—	245	—	245

Net cash provided by (used in) investing activities	15,304	(576,185)	(2,210,283)	—	(2,771,164)

Cash flows from financing activities:
Issuance of an intercompany note	1,185,000	—	—	—	1,185,000
Proceeds from issuance of long-term debt	16,632	338	7,346	—	24,316
Repayment of long-term debt	(510,191)	(622)	(6,970)	—	(517,783)
Proceeds from short-term borrowings	2,095,278	—	1,521,742	—	3,617,020
Repayments of short-term borrowings	(1,061,276)	—	(1,071,378)	—	(2,132,654)
Borrowings of nintey days or less, net	(135,199)	—	317,468	—	182,269
Dividends paid	(1,185,000)	—	—	—	(1,185,000)

Net cash provided by (used in) financing activities	405,244	(284)	768,208	—	1,173,168

Effect of foreign exchange rate changes on cash and equivalents	—	—	(52,520)	—	(52,520)

Net increase (decrease) in cash and equivalents during the period	174,567	(11,291)	(69,587)	—	93,689
Cash and equivalents at beginning of period	174,756	22,538	480,671	—	677,965

Cash and equivalents at end of period	$349,323	$11,247	$411,084	$—	$771,654

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To The Board of Directors and
Shareholder of The Hertz Corporation:

        We have completed an integrated audit of The Hertz Corporation's 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audit, are presented below.

Consolidated financial statements and financial statement schedules

        In our opinion, the consolidated financial statements listed in the index appearing on F-1 present fairly, in all material respects, the financial position of The Hertz Corporation and its subsidiaries (Successor Company) at December 31, 2005, and the results of their operations and their cash flows for the period from December 21, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing on F-1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing on page 105, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
April 4, 2006, except for Financial Statement Schedule I, as to which the date is April 28, 2006, and Note 17, as to which the date is November 3, 2006

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To The Board of Directors and
Shareholder of The Hertz Corporation:

        In our opinion, the consolidated financial statements listed in the index appearing on F-1 present fairly, in all material respects, the financial position of The Hertz Corporation and its subsidiaries (Predecessor Company) at December 31, 2004, and the results of their operations and their cash flows for the period from January 1, 2005 to December 20, 2005 and for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing on F-1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1A to the consolidated financial statements, the Predecessor Company restated its financial statements for the period from January 1, 2005 to December 20, 2005.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
April 4, 2006, except for Financial Statement Schedule I, as to which the date is April 28, 2006, Note 1A, as to which the date is July 14, 2006, and Note 17, as to which the date is November 3, 2006

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in Thousands of Dollars)

	Successor	Predecessor
	December 31, 2005	December 31, 2004
ASSETS
Cash and equivalents	$843,908	$677,965
Restricted cash	289,201	2,901
Short-term investments	—	556,997
Receivables, less allowance for doubtful accounts of $460 and $30,447	1,823,188	1,282,290
Due from affiliates	—	445,235
Inventories, at lower of cost or market	105,532	83,287
Prepaid expenses and other assets	396,415	144,168
Revenue earning equipment, at cost:
Cars	7,439,579	8,380,688
Less accumulated depreciation	(40,114)	(783,499)
Other equipment	2,083,299	2,378,673
Less accumulated depreciation	(7,799)	(852,947)

Total revenue earning equipment	9,474,965	9,122,915

Property and equipment, at cost:
Land, buildings and leasehold improvements	921,421	1,296,196
Service equipment	474,110	1,232,739

	1,395,531	2,528,935
Less accumulated depreciation	(5,507)	(1,292,764)

Total property and equipment	1,390,024	1,236,171

Other intangible assets, net	3,235,265	1,570
Goodwill	1,022,381	542,875

Total assets	$18,580,879	$14,096,374

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$621,876	$786,037
Accrued salaries and other compensation	433,636	348,594
Other accrued liabilities	446,292	487,086
Accrued taxes	115,462	130,062
Debt	12,515,005	8,428,031
Public liability and property damage	320,955	391,696
Deferred taxes on income	1,852,542	849,700

Total liabilities	16,305,768	11,421,206

Commitments and contingencies
Minority interest	8,929	4,921
Stockholder's equity:
Common Stock, $0.01 par value, 3,000 shares authorized, 100 shares issued	—	—
Additional capital paid-in	2,295,000	983,132
Retained earnings (deficit)	(21,346)	1,479,217
Accumulated other comprehensive (loss) income	(7,472)	207,898

Total stockholder's equity	2,266,182	2,670,247

Total liabilities and stockholder's equity	$18,580,879	$14,096,374

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in Thousands of Dollars)

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005 Restated	2004	2003
Revenues:
Car rental	$129,448	$5,820,473	$5,430,805	$4,819,255
Equipment rental	22,430	1,392,461	1,161,955	1,037,754
Other	2,591	101,811	83,192	76,661

Total revenues	154,469	7,314,745	6,675,952	5,933,670

Expenses:
Direct operating	102,958	4,086,344	3,734,361	3,316,101
Depreciation of revenue earning equipment	43,827	1,555,862	1,463,258	1,523,391
Selling, general and administrative	15,167	623,386	591,317	501,643
Interest, net of interest income of $1,077, $36,156, $23,707 and $17,881	25,735	474,247	384,464	355,043

Total expenses	187,687	6,739,839	6,173,400	5,696,178

Income (loss) before income taxes and minority interest	(33,218)	574,906	502,552	237,492
(Provision) benefit for taxes on income	12,243	(191,332)	(133,870)	(78,877)
Minority interest	(371)	(12,251)	(3,211)	—

Net income (loss)	$(21,346)	$371,323	$365,471	$158,615

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(in Thousands of Dollars)

	Common Stock	Additional Capital Paid-In	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity
Predecessor
Balance at:
DECEMBER 31, 2002	$—	$983,132	$955,131	$(16,376)	$1,921,887
Net income			158,615		158,615
Translation adjustment changes				149,037	149,037
Unrealized holding losses on securities, net of tax of $61				(551)	(551)
Minimum pension liability adjustment, net of tax of $1,748				(3,597)	(3,597)

Total Comprehensive Income					303,504

DECEMBER 31, 2003	—	983,132	1,113,746	128,513	2,225,391
Net income			365,471		365,471
Translation adjustment changes				83,420	83,420
Unrealized holding losses on securities, net of tax of $8				(82)	(82)
Minimum pension liability adjustment, net of tax of $1,076				(3,953)	(3,953)

Total Comprehensive Income					444,856

DECEMBER 31, 2004	—	983,132	1,479,217	207,898	2,670,247
Net income (as restated)			371,323		371,323
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $281				424	424
Translation adjustment changes				(123,893)	(123,893)
Unrealized holding losses on securities, net of tax of $5				(37)	(37)
Minimum pension liability adjustment, net of tax of $5,891				(12,076)	(12,076)

Total Comprehensive Income					235,741
Dividend to Ford Motor Company			(1,185,000)		(1,185,000)

DECEMBER 20, 2005, as restated	—	983,132	665,540	72,316	1,720,988

Successor
Balance at:
DECEMBER 21, 2005	—	—	—	—	—
Capital contribution		2,295,000			2,295,000
Net loss			(21,346)		(21,346)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $2,704				(4,078)	(4,078)
Translation adjustment changes				(3,394)	(3,394)

Total Comprehensive Loss					(28,818)

DECEMBER 31, 2005	$—	$2,295,000	$(21,346)	$(7,472)	$2,266,182

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in Thousands of Dollars)

	Successor	Predecessor	Predecessor
	For the periods from
			Years ended December 31,
		January 1, 2005 to December 20, 2005 Restated
	December 21, 2005 to December 31, 2005		2004	2003
Cash flows from operating activities:
Net income (loss)	$(21,346)	$371,323	$365,471	$158,615
Non-cash expenses:
Depreciation of revenue earning equipment	43,827	1,555,862	1,463,258	1,523,391
Depreciation of property and equipment	5,511	182,363	177,597	151,706
Amortization of other intangibles	2,075	749	607	1,024
Amortization of deferred financing costs	1,304	5,299	4,960	4,046
Amortization of debt discount	456	1,999	2,543	2,177
Stock-based employee compensation	—	10,496	5,584	6,039
Provision for public liability and property damage	1,918	158,050	153,139	178,292
Provision for losses for doubtful accounts	462	11,447	14,133	23,053
Minority interest	371	12,251	3,211	—
Deferred income taxes	(12,243)	(411,461)	129,576	260,848
Changes in assets and liabilities, net of effects of acquisition:
Receivables	(121,497)	(547,302)	57,303	(95,527)
Due from affiliates	107,791	83,868	75,607	(269,543)
Inventories and prepaid expenses and other assets	(166,545)	(134,052)	(27,778)	(10,204)
Accounts payable	(58,565)	(41,290)	(58,318)	182,264
Accrued liabilities	(52,157)	51,364	50,831	(111,439)
Accrued taxes	1,881	572,452	12,315	49,825
Payments of public liability and property damage claims and expenses	(7,938)	(155,904)	(178,654)	(155,241)

Net cash flows provided by (used in) operating activities	$(274,695)	$1,727,514	$2,251,385	$1,899,326

The accompanying notes are an integral part of these financial statements.

	Successor	Predecessor	Predecessor
	For the periods from
		January 1, 2005 to December 20, 2005 Restated
	December 21, 2005 to December 31, 2005		Years ended December 31,
			2004	2003
Cash flows from investing activities:
Net change in restricted cash	$(273,640)	$(12,660)	$(2,901)	$—
Purchase predecessor company stock	(4,379,374)	—	—	—
Proceeds from sales (purchases) of short-term investments, net	—	556,997	(56,889)	(500,108)
Revenue earning equipment expenditures	(234,757)	(12,186,205)	(11,310,032)	(9,436,581)
Proceeds from disposal of revenue earning equipment	199,711	10,106,260	8,740,920	7,874,414
Property and equipment expenditures	(8,503)	(334,543)	(286,428)	(226,747)
Proceeds from disposal of property and equipment	1,246	72,572	59,253	54,638
Available-for-sale securities:
Purchases	—	(243)	(11,261)	(12,114)
Sales	—	245	19,448	10,246
Changes in investment in joint venture	—	—	2,000	5,640

Net cash used in investing activities	(4,695,317)	(1,797,577)	(2,845,890)	(2,230,612)

Cash flows from financing activities:
Issuance of an intercompany note	—	1,185,000	—	—
Proceeds from issuance of long-term debt	8,641,068	27,162	1,985,981	510,853
Repayment of long-term debt	(5,118,559)	(619,402)	(913,635)	(712,057)
Short-term borrowings:
Proceeds	10,333	3,208,085	1,382,587	1,094,152
Repayments	(1,357,614)	(2,263,346)	(973,659)	(721,333)
Ninety-day term or less, net	364,009	270,715	(846,780)	130,294
Dividends paid	—	(1,185,000)	—	—
Capital invested by parent	2,295,000	—	—	—
Payment of financing costs	(192,419)	—	—	—

Net cash provided by financing activities	4,641,818	623,214	634,494	301,909

Effect of foreign exchange rate changes on cash	(1,894)	(57,120)	27,990	38,100

Net increase (decrease) in cash and equivalents during the period	(330,088)	496,031	67,979	8,723
Cash and equivalents at beginning of period	1,173,996	677,965	609,986	601,263

Cash and equivalents at end of period	$843,908	$1,173,996	$677,965	$609,986

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest (net of amounts capitalized)	$124,005	$416,436	$377,279	$357,585
Income taxes	(379)	29,883	(4,149)	31,481
Non-cash transactions reclassified for cash flow presentation:
Revaluation of net assets to fair market value, net of tax	$2,145,563	—	—	—
Non-cash settlement of outstanding balances with Ford	112,490	—	—	—

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of Significant Accounting Policies

Background and Change in Ownership

        The Hertz Corporation, together with its subsidiaries, are referred to herein as "we," "our" and "us." The Hertz Corporation is referred to herein as "Hertz."

        Hertz was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the automobile and truck rental and leasing business since 1918. Ford Motor Company, or "Ford," first acquired an ownership interest in us in 1987. Previously, we had been a subsidiary of UAL Corporation (formerly Allegis Corporation), which had acquired our outstanding capital stock from RCA Corporation in 1985. We became a wholly owned subsidiary of Ford as a result of a series of transactions in 1993 and 1994. We continued as a wholly owned subsidiary of Ford until April 1997. In 1997, we completed a public offering of approximately 50.6% of our Class A Common Stock, or the "Class A Common Stock," which represented approximately 19.1% of our economic interest. In March 2001, Ford, through a subsidiary, acquired all of our outstanding Class A Common Stock that it did not already own for $35.50 per share, or approximately $735 million. As a result of that acquisition, our Class A Common Stock ceased to be traded on the New York Stock Exchange. However, because certain of our debt securities were sold through public offerings, we continued to file periodic reports under the Securities Exchange Act of 1934.

        On December 21, 2005, or the "Closing Date," investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity, or collectively the "Sponsors," through an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc. or "Hertz Holdings," acquired all of our common stock from a subsidiary of Ford, or the "Acquisition," for aggregate consideration of $4,379 million in cash and debt refinanced or assumed of $10,116 million and estimated transaction fees and expenses of $439 million. To finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, or the "Transactions," the Sponsors used:

  •
  equity contributions totaling $2,295 million from the investment funds associated with or designated by the Sponsors;

  •
  net proceeds from a private placement by CCMG Acquisition Corporation, a wholly owned subsidiary of Hertz Holdings, of $1,800 million aggregate principal amount of 8.875% Senior Notes due 2014, or the "Senior Dollar Notes," $600 million aggregate principal amount of 10.5% Senior Subordinated Notes due 2016, or the "Senior Subordinated Notes," and €225 million aggregate principal amount of 7.875% Senior Notes due 2014, or the "Senior Euro Notes." In connection with the Transactions, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation of the merger. We refer to the Senior Dollar Notes, the Senior Subordinated Notes and the Senior Euro Notes together as the "Notes.";

  •
  aggregate borrowings of approximately $1,707 million by us under a new senior term facility, or the "Senior Term Facility," which consists of (a) a maximum borrowing capacity of $2,000 million, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt and (b) a synthetic letter of credit facility in an aggregate principal amount of $250 million;

  •
  aggregate borrowings of approximately $400 million by Hertz and one of its Canadian subsidiaries under a new senior asset-based revolving loan facility, or the "Senior ABL Facility,"

    with a maximum borrowing capacity of $1,600 million. We refer to the Senior Term Facility and the Senior ABL Facility together as the "Senior Credit Facilities.";

  •
  aggregate proceeds of offerings totaling approximately $4,300 million by a special purpose entity wholly owned by us of asset-backed securities backed by our U.S. car rental fleet, or the "U.S. Fleet Debt," all of which we issued under our existing asset-backed notes program, or the "ABS Program"; under which an additional $600 million of previously issued asset-backed medium term notes having maturities from 2007 to 2009 remain outstanding following the closing of the Transactions, and in connection with which approximately $1,500 million of variable funding notes in two series were also issued, but not funded, on the closing date of the Acquisition;

  •
  aggregate borrowings of the U.S. dollar equivalent of approximately $1,781 million by certain of our foreign subsidiaries under asset-based revolving loan facilities with aggregate commitments equivalent to approximately $2,930 million (calculated in each case at December 31, 2005), subject to borrowing bases comprised of rental vehicles, rental equipment, and related assets of certain of our foreign subsidiaries, (substantially all of which are organized outside of the United States) or one or more special purpose entities, as the case may be, and, rental equipment and related assets of certain of our subsidiaries organized outside North America or one or more special purpose entities, as the case may be, which facilities (together with certain capital lease obligations) are referred to collectively as the "International Fleet Debt;" and

  •
  our cash on hand.

        At December 31, 2005, 100% of Hertz's outstanding capital stock is owned by CCMG Corporation, and 100% of CCMG Corporation's capital stock is owned by Hertz Holdings.

        The term "Successor" refers to us following the Acquisition. The term "Predecessor" refers to us prior to the Acquisition. CCMG Acquisition Corporation had no operations prior to the Acquisition. The "Successor period ended December 31, 2005," refers to the period from December 21, 2005 to December 31, 2005 and the "Predecessor period ended December 20, 2005" refers to the period from January 1, 2005 to December 20, 2005.

        The Acquisition was recorded by allocating the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. Consequently, the excess of the cost of the Acquisition over the net of amounts assigned to the fair value of assets acquired and the liabilities assumed is recorded to goodwill.

        The Acquisition has been accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations," with intangible assets recorded in conformity with SFAS No. 142, "Goodwill and Other Intangible Assets," requiring an allocation of the purchase price to the tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. The preliminary allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, fair values of our indebtedness and other liabilities, and valuation assessments of our tangible and intangible assets prepared by a valuation specialist.

        The following table summarizes the estimated fair values of the assets purchased and liabilities assumed in the Acquisition (in millions of dollars):

Cash, cash equivalents and restricted cash	$1,184
Receivables	1,813
Inventories	104
Prepaid expenses and other assets	405
Revenue earning equipment, cars	7,415
Revenue earning equipment, other equipment	2,075
Property and equipment	1,390
Other intangible assets	3,237
Goodwill	1,022
Accounts payable and accrued liabilities	(1,662)
Debt	(12,512)
Public liability and property damage	(327)
Deferred taxes on income	(1,840)
Minority interest	(9)

Total contributed capital	$2,295

        The following table summarizes the preliminary allocation of the Acquisition purchase price (in millions of dollars):

Purchase price allocation:
Purchase price		$14,495
Estimated transaction fees and expenses		439

Total cash estimated purchase price		14,934
Less:
Debt refinanced	$8,346
Assumption of remaining existing debt	1,770
Fair value adjustment to tangible assets	247
Other intangible assets acquired	3,237
Deferred financing fees	312	13,912

Excess purchase price attributed to goodwill		$1,022

        The purchase price allocation reflected above is preliminary and subject to finalization. At the time of the Acquisition, no election was made under Section 338(h)(10) of the Internal Revenue Code. Such an election, which requires the consent of Ford, can be made on or prior to September 15, 2006 and may increase the purchase price. The effect of such an election for tax purposes, if made, would be to treat the Acquisition as the purchase of assets rather than stock, increasing the tax basis of certain assets held by the Hertz group. As a result, the deferred taxes related to the acquired intangible assets (other than goodwill, for which no deferred taxes are provided) would be eliminated and goodwill would be reduced to the extent of the elimination of the deferred tax liability. At this time, it is unclear whether any such election will be made.

Principles of Consolidation

        The consolidated financial statements include the accounts of The Hertz Corporation and our domestic and foreign subsidiaries. All significant intercompany transactions have been eliminated.

Revenue Recognition

        Rental and rental-related revenue (including cost reimbursements from customers where we consider ourself to be the principal versus an agent) are recognized over the period the revenue earning equipment is rented based on the terms of the rental or leasing contract.

Cash and Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

        Restricted cash includes cash and investments that are not readily available for our normal disbursements. Restricted cash and investments are restricted for the acquisition of vehicles and other specified uses under our asset backed notes program and to satisfy certain of our self insurance reserve requirements.

Depreciable Assets

        The provisions for depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, as follows:

Revenue Earning Equipment:
Cars	6 to 16 months
Other equipment	36 to 96 months
Buildings	20 to 50 years
Capitalized internal use software	1 to 10 years
Service cars and service equipment	3 to 25 years
Other intangible assets	5 to 10 years
Leasehold improvements	The shorter of their economic lives or the lease term.

        We follow the practice of charging maintenance and repairs, including the cost of minor replacements, to maintenance expense accounts. Costs of major replacements of units of property are capitalized to property and equipment accounts and depreciated on the basis indicated above. Gains and losses on dispositions of property and equipment are included in income as realized. When revenue earning equipment is acquired, we estimate the period we will hold the asset. Depreciation is recorded on a straight-line basis over the estimated holding period, with the objective of minimizing gain or loss on the disposition of the revenue earning equipment. Upon disposal of the revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds received and the remaining book value. As market conditions change, we adjust our depreciation rates prospectively, over the remaining holding period, to reflect these changes in market conditions.

Environmental Liabilities

        The use of automobiles and other vehicles is subject to various governmental controls designed to limit environmental damage, including that caused by emissions and noise. Generally, these controls are met by the manufacturer, except in the case of occasional equipment failure requiring repair by us. To comply with environmental regulations, measures are taken at certain locations to reduce the loss of vapor during the fueling process and to maintain, upgrade and replace underground fuel storage tanks. We also incur and provide for expenses for the cleanup of petroleum discharges and other alleged violations of environmental laws arising from the disposition of waste products. We do not believe that we will be required to make any material capital expenditures for environmental control facilities or to make any other material expenditures to meet the requirements of governmental authorities in this area. Liabilities for these expenditures are recorded at undiscounted amounts when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Public Liability and Property Damage

        Provisions for public liability and property damage on self-insured domestic and international claims are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. The related liabilities are recorded on a non-discounted basis. Reserve requirements are based on actuarial evaluations of historical accident claim experience and trends, as well as future projections of ultimate losses, expenses, premiums and administrative costs. As of the Acquisition date, this liability was revalued on a discounted basis which approximated its fair value.

Pensions

        Our employee pension costs and obligations are dependent on our assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect our pension costs and obligations. Effective with the Acquisition, the assignment of the purchase price to individual assets acquired and liabilities assumed included a liability for the projected benefit obligation in excess of plan assets which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost.

Foreign Currency Translation

        Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in "Accumulated other comprehensive income (loss)" in the stockholder's equity section of the consolidated balance sheet. As of December 31, 2005 the accumulated foreign currency translation loss was $3.4 million and as of December 31, 2004 the accumulated foreign currency gain was of $223.0 million. On the Acquisition date, the existing accumulated foreign currency translation gains and losses were eliminated from "Accumulated other comprehensive income (loss)" on our consolidated balance sheet. Foreign currency gains and losses resulting from transactions are included in earnings.

Income Taxes

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. We provided for current and deferred taxes as if we filed a separate consolidated tax return with our domestic subsidiaries, except that under a tax sharing arrangement with Ford, our right to reimbursement for foreign tax credits was determined based on the usage of such foreign tax credits by the consolidated group. On December 21, 2005, in connection with the Acquisition, we terminated our tax sharing agreement with Ford. Prior to December 21, 2005, we repatriated $547.8 million of undistributed earnings. As of December 31, 2005, no provision has been made with respect to U.S. income taxes on $460.1 million in undistributed earnings of foreign subsidiaries that have been or are intended to be indefinitely reinvested outside the United States or are expected to be remitted free of taxes.

Advertising

        Advertising and sales promotion costs are expensed as incurred.

Impairment of Long-Lived Assets and Intangibles

        We evaluate the carrying value of goodwill for impairment at least annually in accordance with Financial Accounting Standards Board, or "FASB," Statement of Financial Accounting Standards, or "SFAS," No. 142 "Goodwill and Other Intangible Assets." See Note 2—Goodwill and Other Intangible Assets. Long-lived assets, other than goodwill, are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under SFAS No. 144, these assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets may not be recoverable. The carrying amounts of the assets are based upon our estimates of the undiscounted cash flows that are expected to result from the use and eventual disposition of the assets. An impairment charge is recognized for the amount, if any, by which the carrying value of an asset exceeds its fair value.

Stock Options (Predecessor only)

        Prior to the Acquisition, certain of our employees were granted options to purchase shares of Ford common stock under Ford's 1998 Long-Term Incentive Plan, or the "1998 Plan." Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under the modified prospective method of adoption we selected under the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," stock-based employee compensation expense recognized in 2003 is the same as that which would have been recognized had the fair value recognition provisions of SFAS No. 123 been applied to all awards from its original effective date.

        Effective with the Acquisition, all unvested options became vested and exercisable. The total stock-based compensation expense, net of related tax effects, was $6.8 million for the Predecessor period ended December 20, 2005, $3.6 million for the year ended December 31, 2004 and $3.9 million for the year ended December 31, 2003.

        The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions used for grants in 2005, 2004 and 2003: risk-free interest rate of 4.4%, 3.4% and 3.7%, respectively; volatility factors of 42%, 42% and 39%, respectively; dividend yields of 3.2%, 3.0% and 5.3%, respectively; and an average expected life of the options of seven years for 2005, 2004 and 2003.

Use of Estimates and Assumptions

        Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates and assumptions.

Reclassifications

        Certain prior year amounts have been reclassified to conform with current reporting.

Recent Accounting Pronouncements

        In December 2004, the FASB issued FASB Staff Position No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004," or "FSP 109-2." FSP 109-2 provides accounting guidance for non-U.S. earnings that are repatriated under the American Jobs Creation Act of 2004. SFAS No. 109, "Accounting for Income Taxes," requires a company to reflect in the period of enactment the effect of a new tax law. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. These dividends generated $168.2 million of tax expense, of which $136.9 million was offset by foreign tax credits, resulting in a net tax expense of $31.3 million.

        In December 2004, the FASB revised its SFAS No. 123, with SFAS No. 123R, "Accounting for Stock-Based Compensation." The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. The provisions of the revised statement are effective for financial statements issued for the first annual reporting period beginning after June 15, 2005. In March 2005, the United States Securities and Exchange Commission, or the "SEC," issued Staff Accounting Bulletin No. 107, or "SAB No. 107," regarding the SEC Staff's interpretation of the revised statement. SAB No. 107 provides the Staff's views regarding interactions between the revised statement and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. We have accounted for our employee stock-based compensation awards in accordance with SFAS No. 123. Adoption of the revised statement is not expected to have a significant effect on our financial position, results of operations or cash flows.

        In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," or "FIN 47." FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional upon future events should be recognized at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 was effective no later than December 31, 2005, and did not have a material impact on our financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." Previously, APB No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize changes in accounting principle, including changes required by a new accounting pronouncement when the pronouncement does not include specific transition provisions, retrospectively to prior periods' financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are required to adopt the provisions of SFAS No. 154, as applicable, beginning in fiscal year 2006. We do not currently anticipate making any accounting changes which would be governed by this statement.

Note 1A—Restatement of Predecessor Financial Statements

        We are restating our previously issued consolidated statements of operations, stockholder's equity and cash flows for the Predecessor period ended December 20, 2005, or the "Restatement." The Restatement revises, in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," our tax provision on repatriated foreign earnings.

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. The provision for taxes on income for the Predecessor period ended December 20, 2005, as originally reported, included $54.1 million of tax expense associated with that repatriation, of which $50.3 million was offset by foreign tax credits, resulting in net tax expense of $3.8 million. All Federal income taxes associated with the repatriation are to be reported and paid by Ford as part of their consolidated income tax return. In June 2006, it was determined that there was an error in estimating the amount of Hertz's tax expense for the December 2005 repatriation, which is payable by Ford, and that it should be increased by $27.5 million to $31.3 million. This change resulted from a detailed study recently completed by Ford for the purpose of preparing their 2005 tax return.

        As Ford is responsible for the payment of this tax, we have determined that this error has no impact subsequent to the Acquisition. Because the liability for this tax rests with Ford, there is no effect on our liquidity in either the Predecessor period ended December 20, 2005 or the Successor period ended December 31, 2005. A summary of the effects of the Restatement on the previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005 is as follows (in thousands of dollars):

	Predecessor
	January 1, 2005 To December 20, 2005
	As Reported	As Restated
Provision for taxes on income	$(163,832)	$(191,332)
Net income	398,823	371,323

        The effect of the Restatement on the previously issued consolidated statement of cash flows for the Predecessor period ended December 20, 2005 is to decrease net income by $27.5 million and to increase the change in accrued taxes by $27.5 million.

        In addition, we revised our consolidated statements of cash flows for the Predecessor period ended December 20, 2005 and the Predecessor year ended December 31, 2004 with respect to the presentation of the change in restricted cash, which resulted in increases in net cash used in investing activities and net cash provided by financing activities of $12.7 million and $2.9 million, respectively. We also revised our consolidated statement of cash flows for the Successor period ended December 31, 2005 with respect to the presentation of the change in restricted cash of $0.3 billion and the purchase of predecessor company stock of $4.4 billion, which resulted in increases in net cash used in investing activities and net cash provided by financing activities of $4.7 billion. Additionally, in the Successor period ended December 31, 2005, we decreased the amount shown as the effect of foreign exchange rate changes on cash by $26.1 million and increased the change in other assets and net cash flows used in operating activities.

Note 2—Goodwill and Other Intangible Assets

        We account for our goodwill under SFAS No. 142 "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is no longer amortized, but instead must be tested for impairment at least annually. We conducted the required annual goodwill impairment test in the second quarter of 2005 and determined that there was no impairment. Certain other intangible assets are amortized over their estimated useful lives.

        The following summarizes the changes in our goodwill, by segment, for the periods presented (in thousands of dollars):

Predecessor	Car Rental	Equipment Rental	Total
Balance as of January 1, 2004	$364,160	$170,966	$535,126
Other changes(1)	1,447	6,302	7,749

Balance as of December 31, 2004	365,607	177,268	542,875
Other changes(1)	(1,740)	(6,441)	(8,181)

Balance as of December 20, 2005	$363,867	$170,827	$534,694

(1)
Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        The following summarizes the goodwill established as of the date of the Acquisition and a rollforward of goodwill to December 31, 2005 as reflected in the accompanying consolidated balance sheet (in thousands of dollars):

Successor	Car Rental	Equipment Rental	Total
Balance as of December 20, 2005	$363,867	$170,827	$534,694
Change as result of purchase accounting adjustments	29,555	458,112	487,667
Other changes(1)	(27)	47	20

Balance as of December 31, 2005	$393,395	$628,986	$1,022,381

(1)
Consists of changes primarily resulting from the translation of foreign currencies at different exchange rates from the beginning of the period to the end of the period.

        Other intangible assets consisted of the following major classes as of December 31, 2005 (in thousands of dollars):

	Successor
	As of December 31, 2005
	Weighted-average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Customer-related	10 years	$612,000	$(1,844)	$610,156
Other	various	1,209	(100)	1,109

Total		613,209	(1,944)	611,265

Indefinite-lived intangible assets:
Trade name		2,624,000		2,624,000

Total other intangible assets		$3,237,209	$(1,944)	$3,235,265

        A valuation study is being finalized by an independent third party in order to value the various intangible assets as of December 21, 2005. As noted previously, the purchase allocation is preliminary and subject to change.

        Other intangible assets, net as of December 31, 2004 totaled $1.6 million and were primarily comprised of leaseholds, non-compete agreements and acquisitions of licensees.

        Amortization of other intangible assets for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and December 31, 2003 was $2.1 million, $0.7 million, $0.6 million and $1.0 million, respectively. Future amortization expense of other intangible assets is expected to be approximately $61.2 million per year for each of the next five years.

Note 3—Debt

        Our debt (in thousands of dollars) consists of the following:

	Successor	Predecessor
	December 31,
	2005	2004
Senior term facility, average interest rate: 2005, 8.5% (effective average interest rate: 2005, 8.7%); net of unamortized discount: 2005, $44,806	$1,662,194	$—
Senior ABL facility, average interest rate: 2005, 6.5% (effective average interest rate: 2005, 6.9%); net of unamortized discount: 2005, $27,832	471,202	—
Senior notes, average interest rate: 2005, 8.7% (effective average interest rate: 2005, 8.7%);	2,066,083	—
Senior subordinated notes, average interest rate: 2005, 10.5% (effective average interest rate: 2005, 10.5%);	600,000	—
U.S. fleet debt, average interest rate: 2005, 4.4%; 2004, 2.8% (effective average interest rate: 2005, 4.4%; 2004, 2.8%); net of unamortized discount: 2005, $19,822; 2004, $90	4,920,178	599,910
International fleet debt in foreign currencies, average interest rate: 2005, 4.4% (effective average interest rate: 2005, 4.5%); net of unamortized discount: 2005, $16,063	1,831,722	—
Notes payable, including commercial paper, average interest rate: 2005, 4.3%; 2004, 2.4%	100,362	993,856
Promissory notes, average interest rate: 2005, 6.9%; 2004, 6.5% (effective average interest rate: 2005, 7.0%; 2004, 6.5%); net of unamortized discount: 2005, $4,875; 2004, $10,874; due 2006 to 2028	798,422	5,100,533
Foreign subsidiaries' debt in foreign currencies:
Short-term borrowings:
Banks, average interest rate: 2005, 3.6%; 2004, 3.5%	3,139	667,678
Commercial paper, average interest rate: 2005, 2.8%; 2004, 2.5%	47,284	787,660
Other borrowings, average interest rate: 2005, 4.4%; 2004, 3.3%	14,419	278,394

Total	$12,515,005	$8,428,031

        The aggregate amounts of maturities of debt, in millions, are as follows: 2006, $2,774.9 (including $2,555.3 of commercial paper and other short-term borrowings); 2007, $377.9; 2008, $686.8; 2009, $1,050.5; 2010, $3,049.1; after 2010, $4,718.7.

        During the year ended December 31, 2005, short-term borrowings, in millions, were as follows: maximum amounts outstanding of $2,052.7 of commercial paper and $3,113.7 of bank borrowings; monthly average amounts outstanding of $1,569.5 of commercial paper (weighted-average interest rate 3.1%) and $1,798.3 of bank borrowings (weighted-average interest rate 5.2%).

        During the year ended December 31, 2004, short-term borrowings, in millions, were as follows: maximum amounts outstanding $2,851.8 of commercial paper and $755.3 of bank borrowings; monthly average amounts outstanding of $2,140.9 of commercial paper (weighted-average interest rate 2.0%) and $542.4 of bank borrowings (weighted-average interest rate 3.3%).

        The net amortized discount charged to interest expense for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 relating to debt and other liabilities, in millions of dollars, was $6.4, $6.1, $2.3 and $2.1, respectively.

        As of December 31, 2005, we had issued standby letters of credit totaling $215.1 million, primarily to support self-insurance programs (including insurance policies with respect to which we have indemnified the issuers for any losses) in the United States, Canada and in Europe and to support airport concession obligations in the United States and Canada. The full amount of these letters of credit was undrawn.

        As of December 31, 2005, a total of $200.0 million in letters of credit had been issued under our Asset Backed Securitization program, or the "ABS program," the full amount of which was undrawn.

        As of December 31, 2005, we had an aggregate principal amount of approximately $803.3 million outstanding in senior debt securities issued under three separate indentures and approximately €7.6 million in aggregate principal amount of Euro medium term notes (as discussed below). This remaining outstanding senior debt amount includes the untendered principal amounts on the 4.7% and 6.35% senior promissory notes and the $500.0 million of promissory notes discussed below. Hertz received tenders from holders of approximately $3,701.3 million of existing senior notes and approximately €192.4 million of the existing Euro medium term notes pursuant to tender offers, and purchased those tendered securities in connection with the Acquisition. Hertz also sought and received the requisite consents of holders of the senior notes to eliminate restrictive covenants and the cross-acceleration default set forth in the existing indentures. The existing senior notes have maturities ranging from 2006 to 2028. Funds sufficient to repay all obligations associated with the remaining €7.6 million of Euro medium term notes at maturity have been placed in escrow for satisfaction of these obligations.

Predecessor

        On September 30, 2003, we issued $500 million of 4.7% Senior Promissory Notes, or the "4.7% Notes," due on October 2, 2006. On June 3, 2004, we issued $600 million of 6.35% Senior Promissory Notes, or the "6.35% Notes," due on June 15, 2010. Effective September 30, 2003 and June 3, 2004, we entered into interest rate swap agreements, or "swaps," relating to the 4.7% Notes and 6.35% Notes, respectively. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. These swaps were accounted for as fair value hedges under SFAS 133. Prior to the Acquisition, the swap transactions qualified for the short-cut method of recognition under SFAS 133; therefore, no portion of the swaps were treated as ineffective. As of December 31, 2004, the fair values of the interest rate swaps associated with the 4.7% Notes and the 6.35% Notes were $7.0 million and $11.5 million, respectively. The fair value relating to the swap on the 4.7% Notes was reflected in the consolidated balance sheet in "Other accrued liabilities" with an offsetting decrease in "Debt." The fair value related to the swap on the 6.35% Notes was reflected in the consolidated balance sheet in "Prepaid expenses and other assets" with a corresponding increase in "Debt." As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered leaving an aggregate principal amount of $123.8 million outstanding at December 31, 2005, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, as fair value hedge accounting must now be discontinued, any changes in the fair value of the derivatives are now recognized in earnings. As of December 31, 2005, the fair value adjustments relating to the swaps on the 4.7% Notes and the 6.35% Notes were $8.4 million and $8.7 million, respectively, which were reflected in the consolidated balance sheet in "Other accrued liabilities." Between December 21, 2005 (the date that hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these swaps was a gain of $2.7 million, which was recorded in earnings.

        During 2002, we established the ABS program to reduce our borrowing costs and enhance financing resources for our domestic car rental fleet. All debt issued under the ABS program is collateralized by the assets of the special purpose entities consisting of revenue earning vehicles we use in our car rental business, restricted cash and certain receivables related to revenue earning vehicles. The ABS program provided for the initial issuance of asset backed commercial paper (up to $1.0 billion) and the subsequent issuance of asset backed medium term notes. These instruments are issued by wholly owned and consolidated special purpose entities and are included in "Debt" in the consolidated balance sheet. As a result of the Acquisition, the asset backed commercial paper program was discontinued and all outstanding debt amounts were repaid.

        On March 31, 2004, we issued $600.0 million of asset backed medium term notes, or the "Medium Term Notes," under the ABS program. Of the $600.0 million of the Medium Term Notes, $500.0 million has fixed interest rates ranging from 2.4% to 3.2% and maturities ranging from 2007 to 2009 and the remaining $100.0 million has a variable interest rate based on the one-month LIBOR rate plus nine basis points (4.5% as of December 31, 2005) and matures in 2007. Payments of principal and interest relating to the Medium Term Notes are insured to the extent provided in a note guaranty insurance policy issued by MBIA Insurance Corporation. As of December 31, 2005, the aggregate principal amount of $600.0 million of asset backed Medium Term Notes were outstanding. The average interest rate as of December 31, 2005 was 3.1%. See "U.S. Fleet Debt" for a discussion of the collateralization of the Medium Term Notes.

        On July 2, 2004, we established a Euro Medium Term Note Program under which Hertz and/or Hertz Finance Centre plc, or "HFC," a wholly owned subsidiary of ours, can issue up to €650.0 million in Medium Term Notes, or the "Euro Medium Term Notes." On July 16, 2004, HFC issued €200.0 million of Euro Medium Term Notes under this program. The Euro Medium Term Notes are fully guaranteed by us, mature in July 2007, and have a variable interest rate based on the three-month EURIBOR rate plus 110 basis points. As a result of the Acquisition, a significant portion of the Euro Medium Term Notes was tendered to us, leaving the aggregate principal amount of €7.6 million outstanding at December 31, 2005. In connection with the remaining balance of the Euro Medium Term Notes, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006 and maturing on July 16, 2007. The purpose of this interest rate swap is to lock in the interest cash outflows at a fixed rate of 4.1% on the variable rate Euro Medium Term Notes. As of December 31, 2005, the interest rate on the Euro Medium Term Notes was 3.28%.

        On August 5, 2004, we issued $500.0 million of Promissory Notes consisting of $250.0 million of floating rate notes at the three-month LIBOR rate plus 120 basis points due on August 5, 2008, and $250.0 million of 6.90% fixed rate notes due on August 15, 2014. As of December 31, 2005, the interest rate on the $250 million floating rate notes was 5.49%. As a result of the Acquisition, a significant portion of this debt was tendered, leaving the aggregate principal amount of $9.0 million of the floating rate notes and $21.1 million of the fixed rate notes outstanding at December 31, 2005.

Successor

Senior Credit Facilities

        In connection with the Acquisition, Hertz entered into a credit agreement with respect to its Senior Term Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. The facility consists of a $2,000 million secured term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. The full amount of the Senior Term Facility was available at closing, at which time Hertz utilized $1,707.0 million of the Senior Term Facility to finance a portion of the Transactions. At December 31, 2005, we had $1,662.2 million in borrowings outstanding under this facility which amount is net of a discount of $44.8 million. The term loan facility and synthetic letter of credit facility will mature on December 21, 2012. The term loan will amortize in nominal quarterly installments (not exceeding one percent of the aggregate principal amount thereof per annum) until the maturity date. At the borrower's election, the interest rates per annum applicable to the loans under the Senior Term Facility will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or "LIBOR," plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. In addition, the borrower pays fees on the unused term loan commitments of the lenders, letter of credit participation fees on the full amount of the synthetic letter of credit facility plus fronting fees for the letter of credit issuing banks and other customary fees in respect of the Senior Term Facility.

        Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz also entered into a credit agreement with respect to the Senior ABL Facility with Deutsche Bank AG, New York Branch as administrative agent and collateral agent, Deutsche Bank AG, Canada Branch as Canadian Agent and Canadian collateral agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. This facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility will be available for the issuance of letters of credit. On the closing date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz's Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Transactions. Hertz and Hertz Equipment Rental Corporation are the U.S. borrowers under the Senior ABL Facility and Matthews Equipment Limited and its subsidiary Western Shut-Down (1995) Ltd. are the Canadian borrowers under the Senior ABL Facility. At December 31, 2005, before a discount of $28 million, Hertz and Matthews Equipment Limited had aggregate principal amounts of $306 million and the U.S. dollar equivalent of $193 million, respectively, in borrowings outstanding under this facility. The Senior ABL Facility will mature on December 21, 2010. At the borrower's election, the interest rates per annum applicable to the loans under the Senior ABL Facility will be based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. The borrower will pay customary commitment and other fees in respect of the Senior ABL Facility.

        Hertz's obligations under the Senior Term Facility and the Senior ABL Facility are guaranteed by its immediate parent and most of its direct and indirect domestic subsidiaries (subject to certain exceptions, including for subsidiaries involved in the U.S. Fleet Debt Facility and similar special purpose financings), though HERC does not guarantee Hertz's obligations under the Senior ABL Facility because it is a borrower under that facility. In addition, the obligations of Canadian borrowers under the Senior ABL Facility are guaranteed by their respective subsidiaries, if any, subject to limited exceptions. The lenders under each of the Senior Term Facility and the Senior ABL Facility have received a security interest in substantially all of the tangible and intangible assets of the borrowers and guarantors under those facilities, including pledges of the stock of certain of their respective subsidiaries, subject in each case to certain exceptions (including in respect of the U.S. Fleet Debt, the International Fleet Debt and, in the case of the Senior ABL Facility, other secured fleet financing.)

        The Senior Credit Facilities contain a number of covenants that, among other things, limit or restrict the ability of the borrowers and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business, make capital expenditures, or engage in certain transactions with affiliates. Under the Senior Term Facility, the borrower is required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio and a maximum leverage ratio. Under the Senior ABL Facility, upon excess availability falling below certain levels, specified financial ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio, will apply. The Senior Credit Facilities are subject to certain mandatory prepayment requirements and contain customary events of default.

Senior Notes and Senior Subordinated Notes

        In connection with the Acquisition, CCMG Acquisition Corporation issued the Senior Notes and the Senior Subordinated Notes under separate indentures between CCMG Acquisition Corporation and Wells Fargo Bank, National Association, as trustee. Hertz and the guarantors entered into supplemental indentures, dated the closing date of the Acquisition, pursuant to which Hertz assumed the obligations of CCMG Acquisition Corporation under the Senior Notes, the Senior Subordinated Notes and the respective indentures, and the guarantors issued the related guarantees. At closing, CCMG Acquisition Corporation and Hertz utilized the proceeds of the offering of the Senior Notes and the Senior Subordinated Notes to finance a portion of the Transactions. CCMG Acquisition Corporation subsequently merged with and into Hertz, with Hertz being the surviving entity.

        At December 31, 2005, $2,066.1 million and $600.0 million in aggregate borrowings was outstanding under the Senior Notes and Senior Subordinated Notes, respectively. The Senior Notes will mature on January 1, 2014, and the Senior Subordinated Notes will mature on January 1, 2016. The Senior Dollar Notes bear interest at a rate per annum of 8.875%, the Senior Euro Notes bear interest at a rate per annum of 7.875% and the Senior Subordinated Notes bear interest at a rate per annum of 10.5%. Interest is payable on the Senior Notes and the Senior Subordinated Notes semiannually on January 1 and July 1 of each year, commencing July 1, 2006. Hertz's obligations under the indentures are guaranteed by each of its direct and indirect domestic subsidiaries that is a guarantor under the Senior Term Facility.

        Both the senior indenture and the senior subordinated indenture contain covenants that, among other things, limit the ability of Hertz and its restricted subsidiaries, described in the respective indentures, to: incur more debt; pay dividends, redeem stock or make other distributions; make investments; create liens; transfer or sell assets; merge or consolidate; and enter into certain transactions with Hertz's affiliates. The senior subordinated indenture also contains subordination provisions and limitations on the types of liens that may be incurred. Each of the senior indenture and the senior subordinated indenture also contains certain mandatory and optional prepayment or redemption provisions, and customary events of default.

Fleet Financing

        U.S. Fleet Debt.    In connection with the Acquisition, Hertz Vehicle Financing LLC, or "HVF," a bankruptcy-remote special purpose entity wholly-owned by Hertz, entered into an amended and restated base indenture, dated as of the closing date of the Acquisition, with BNY Midwest Trust Company as trustee, or the "ABS Indenture," and a number of related supplements to the ABS Indenture, each dated as of the closing date of the Acquisition, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the "ABS Supplement." On the closing date of the Acquisition, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. At December 31, 2005, $4,300 million and $40 million in aggregate borrowings were outstanding in the form of these medium term notes and variable funding notes, respectively.

        Each class of notes matures three, four or five years from the closing date of the Acquisition. The variable funding notes will be funded through the bank multi-seller commercial paper market. The assets of HVF, including the U.S. car rental fleet owned by HVF and certain related assets, collateralize the U.S. Fleet Debt. Consequently, these assets will not be available to satisfy the claims of Hertz's general creditors. The following is a brief description of the ABS Indenture, ABS Supplement and the U.S. Fleet Debt issued thereunder.

        The various series of U.S. Fleet Debt have either fixed or floating rates of interest. The interest rate per annum applicable to any floating rate notes (other than any variable funding asset-backed debt) is based on a fluctuating rate of interest measured by reference to one-month LIBOR plus a spread, although HVF intends to maintain hedging transactions so that it will not be required to pay a rate in excess of 4.87% per annum in order to receive the LIBOR amounts due from time to time on such floating rate notes. The interest rate per annum applicable to any variable funding asset-backed debt is either the blended average commercial paper rate, if funded through the commercial paper market, or if commercial paper is not being issued, the greater of the prime rate or the federal funds rate, or if requisite notice is provided, the Eurodollar rate plus a spread.

        In connection with the Acquisition and the issuance of the $3,550.0 million of floating rate U.S. Fleet Debt, HVF and Hertz entered into certain interest rate swap agreements, or the "HVF Swaps," effective December 21, 2005. These agreements mature at various terms, in connection with the scheduled maturity of the associated debt obligations, through November 25, 2011. Under these agreements, we pay monthly interest at a fixed rate of 4.5% per annum in exchange for monthly amounts at one-month LIBOR, effectively transforming the floating rate U.S. Fleet Debt to fixed rate obligations.

        The U.S. Fleet Debt issued on the closing date of the Acquisition has the benefit of financial guaranty insurance policies under which either MBIA Insurance Corporation or Ambac Assurance Corporation will guarantee the timely payment of interest on and ultimate payment of principal of such notes.

        HVF is subject to numerous restrictive covenants under the ABS Indenture and the other agreements governing the U.S. Fleet Debt, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers' compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity. The U.S. Fleet Debt is subject to events of default and amortization events that are customary in nature for U.S. rental car asset backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of the notes and a liquidation of the U.S. car rental fleet.

        International Fleet Debt.    In connection with the Acquisition, Hertz International Ltd., or "HIL," a Delaware corporation organized as a foreign subsidiary holding company and a direct subsidiary of Hertz, and certain of its subsidiaries (all of which are organized outside the United States), together with certain bankruptcy-remote special purpose entities (whether organized as HIL's subsidiaries or as non-affiliated "orphan" companies), or "SPEs," entered into revolving bridge loan facilities providing commitments to lend, in various currencies an aggregate amount equivalent to approximately $2,930 million (as of December 31, 2005), subject to borrowing bases comprised of rental vehicles and related assets of certain of HIL's subsidiaries (all of which are organized outside the United States) or one or more SPEs, as the case may be, and rental equipment and related assets of certain of HIL's subsidiaries organized outside North America or one or more SPEs, as the case may be. At closing, the U.S. dollar equivalent of $1,781 million of International Fleet Debt was issued under these facilities. At closing, we utilized the proceeds from these financings to finance a portion of the Transactions. At December 31, 2005, the U.S. dollar equivalent of $1,736 million was outstanding under these facilities, net of a $16 million discount. These facilities are referred to collectively as the "International Fleet Debt Facilities."

        The International Fleet Debt Facilities consist of four revolving loan tranches (Tranches A1, A2, B and C), each subject to borrowing bases comprising the revenue earning equipment and related assets of each such borrower (or, in the case of a borrower that is a SPE on-lending loan proceeds to a fleet-owning SPE or subsidiary, as the case may be, the rental cars and related assets of such fleet-owning SPE or subsidiary). A portion of the Tranche C loan will be available for the issuance of letters of credit.

        The obligations of the borrowers under the International Fleet Debt Facilities are guaranteed by HIL, and by the other borrowers and certain related entities under the applicable tranche, in each case subject to certain legal, tax, cost and other structuring considerations. The obligations and the guarantees of the obligations of the Tranche A borrowers under the Tranche A2 loans are subordinated to the obligations and the guarantees of the obligations of such borrowers under the Tranche A1 loans. Subject to legal, tax, cost and other structuring considerations and to certain exceptions, the International Fleet Debt Facilities are secured by a material part of the assets of each borrower, certain related entities and each guarantor, including pledges of the capital stock of each borrower and certain related entities. The obligations of the Tranche A borrowers under the Tranche A2 loans and the guarantees thereof are secured on a junior second priority basis by any assets securing the obligations of the Tranche A borrowers under the Tranche A1 loans and the guarantees thereof. In addition, Hertz has guaranteed the obligations of its Brazilian subsidiary with respect to an aggregate principal amount of the Tranche B loan not exceeding $52 million (or such other principal amount as may be agreed to by the relevant lenders). That guarantee is secured equally and ratably with borrowings under the Senior Term Facility. The assets that collateralize the International Fleet Debt Facilities will not be available to satisfy the claims of Hertz's general creditors.

        The loans under each of the tranches mature five years from the closing date of the Acquisition. Subject to certain exceptions, the loans are subject to mandatory prepayment and reduction in commitment amounts equal to the net proceeds of specified types of take-out financing transactions and asset sales.

        The interest rates per annum applicable to loans under the International Fleet Debt Facilities are based on fluctuating rates of interest measured by reference to one-month LIBOR, EURIBOR or their equivalents for local currencies as appropriate (in the case of the Tranche A1 and A2 loans); relevant local currency base rates (in the case of Tranche B loans); or one-month EURIBOR (in the case of the Tranche C loans), in each case plus a borrowing margin. In addition, the borrowers under each of Tranche A1, Tranche A2, Tranche B and Tranche C of the International Fleet Debt Facilities will pay fees on the unused commitments of the lenders under the applicable tranche, and other customary fees and expenses in respect of such facilities, and the Tranche A1 and A2 borrowing margins are subject to increase if HIL does not repay borrowings thereunder within specified periods of time and upon the occurrence of other specified events.

        The International Fleet Debt Facilities contain a number of covenants (including, without limitation, covenants customary for transactions similar to the International Fleet Debt Facilities) that, among other things, limit or restrict the ability of HIL, the borrowers and the other subsidiaries of HIL to dispose of assets, incur additional indebtedness, incur guarantee obligations, create liens, make investments, make acquisitions, engage in mergers, make negative pledges, change the nature of their business or engage in certain transactions with affiliates. In addition, HIL is restricted from making dividends and other restricted payments (which may include payments of intercompany indebtedness) in an amount greater than €100 million plus a specified excess cash flow amount calculated by reference to excess cash flow in earlier periods. Subject to certain exceptions, until the later of one year from the Closing Date and such time as 50% of the commitments under the facilities relating to the International Fleet Debt at the closing of the Acquisition have been replaced by permanent take-out international asset-based facilities, the specified excess cash flow amount will be zero. Thereafter, this specified excess cash flow amount will be between 50% and 100% of cumulative excess cash flow based on the percentage of the International Fleet Debt Facilities that have been replaced by permanent take-out international asset-based facilities. As a result of the contractual restrictions on HIL's ability to pay dividends to Hertz, the restricted net assets of our consolidated subsidiaries exceeded 25% of our total consolidated net assets as of December 31, 2005.

        The International Fleet Debt Facilities contain customary events of default.

        The subsidiaries conducting the car rental business in certain European jurisdictions may, at their option, continue to engage in certain capital lease financings relating to revenue earning equipment outside the International Fleet Debt Facilities. As of December 31, 2005, there were $95.6 million of such capital lease financings outstanding.

        As of December 31, 2005, substantially all of our assets are pledged under one or more of the facilities noted above.

Credit Facilities

        At December 31, 2005, the following committed credit facilities were available for use:

        The Senior Term Facility consists of a $2,000 million term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt, and a synthetic letter of credit facility in an aggregate amount of $250 million. As of December 31, 2005, the $293 million delayed draw facility was available, while the remaining aggregate principal amount of $1,707 million, representing the term loan portion, was drawn on the Closing Date.

        The Senior ABL Facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. As of December 31, 2005, the U.S. dollar equivalent of approximately $1,100 million was unused; availability is subject to the borrowing base limitation.

        The International Fleet Debt Facility provides (subject to availability under a borrowing base) revolving bridge loan facilities to lend in various currencies an aggregate amount of approximately $2,930 million. As of December 31, 2005, the U.S. dollar equivalent of approximately $1,178 million in aggregate principal amount was unused; availability is subject to a borrowing base limitation.

        In connection with the issuance of $4,300 million of medium term asset-backed notes under the U.S. Fleet Debt Facility, approximately $1,500 million of variable funding notes in two series were also issued but not funded. As of December 31, 2005, approximately $1,460 million of aggregate variable funding notes were unused; availability is subject to a borrowing base limitation.

        During 2005, in addition to those credit facilities in place at December 31, 2004 (as described below) the following borrowings and credit facilities were utilized:

  •
  On May 26, 2005, we entered into a Credit Agreement, or the "Interim Credit Facility," with an aggregate availability of up to $3.0 billion from external financial institutions. The Interim Credit Facility, as amended on July 5, 2005, provided a term facility of up to $1,650.0 million and a revolving credit facility of up to $700.0 million available to Hertz and a term facility of up to $350.0 million and a revolving credit facility of up to $300.0 million available to our Canadian subsidiary, Hertz Canada Limited, guaranteed by Hertz, with unutilized capacity under the Canadian tranches available to be borrowed by Hertz. Amounts under the term facilities were fully drawn. Amounts under the revolving facilities were available to be borrowed throughout the term of the Interim Credit Facility. Effective July 26, 2005, $1,825.0 million of the Interim Credit Facility commitments provided by the three initial external financial institutions were syndicated and allocated to eight additional external financial institutions. The Interim Credit Facility matured on November 23, 2005. On November 23, 2005, Hertz and our subsidiary Hertz Canada Limited entered into a Replacement Interim Credit Facility with an aggregate availability of up to $2,575.0 million in credit facilities from external financial institutions to replace and refinance in full the indebtedness under the Interim Credit Facility, to provide working capital and to use for general corporate purposes. The Replacement Interim Credit Facility had terms substantially similar to the terms of the Interim Credit Facility and was scheduled to mature on February 28, 2006. The Replacement Interim Credit Facility was repaid with proceeds from the issuance of new debt securities in connection with the Acquisition.

  •
  On June 10, 2005, we declared and paid a dividend of $1,185.0 million on our outstanding common stock to our previous sole shareholder, Ford Holdings LLC, in the form of an Intercompany Note, or the "Intercompany Note." The Intercompany Note was repaid in connection with the Acquisition.

        At December 31, 2004, we had committed credit facilities totaling $2.8 billion.

        At December 31, 2004, $1.3 billion of the committed credit facilities were represented by a combination of multi-year, 364-day global and other committed credit facilities provided by 23 participating banks. In addition to our direct borrowings, the multi-year and 364-day global facilities allowed certain subsidiaries of ours to borrow on the basis of a guarantee by us. The multi-year facilities were re-negotiated effective July 1, 2005 and totaled $953 million with expirations as follows: $35 million on June 30, 2006, $108 million on June 30, 2007, $102 million on June 30, 2008, $81 million on June 30, 2009 and $627 million on June 30, 2010. The multi-year facilities that were to expire in 2010 had an evergreen feature, which provided for the automatic extension of the expiration date one year forward unless the bank provides timely notice. Effective June 16, 2005, the 364-day global committed credit facilities, which totaled $94 million, were renegotiated and were to expire on June 15, 2006. Under the terms of the 364-day facilities, we were permitted to convert any amount outstanding prior to expiration into a two-year loan. The other committed facilities totaled $156 million and expired at various times during 2005 and 2006. As a result of the Acquisition, all of these committed credit facilities were terminated.

        Effective September 18, 2002, as part of the ABS program, we transferred $928 million of the 364-day global committed credit facilities to the ABS program. As part of the agreement to transfer these commitments, we waived the right to transfer them back to the 364-day global committed credit facilities without the consent of the participating banks. As of December 31, 2004, $814 million was available which was to expire in June 2006. During 2005, this credit facility was re-negotiated to expire in June 2007. In addition to the transfer of the 364-day commitments, we raised $215 million of committed credit support through an ABS letter of credit from banks that participate in our multi-year global committed credit facilities which was to expire in June 2007. In exchange for this credit support, we agreed to reduce the bank's multi-year facility commitment by one half of the amount of their ABS letter of credit participation. As a result of the Acquisition, this committed credit facility was terminated.

        In addition to these bank credit facilities, in February 1997, Ford extended us a line of credit of $500 million, which was to expire on June 30, 2007. This line of credit had an evergreen feature that provided on an annual basis for automatic one-year extensions of the expiration date, unless notice was provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminated however, at any time Ford ceased to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all our outstanding capital stock. Our obligations under this agreement would have ranked pari passu with our senior debt securities. A commitment fee of 0.2% per annum was payable on the unused available credit. On May 2, 2005, we borrowed $250 million under this line of credit, which was repaid on May 31, 2005 with borrowings under the Interim Credit Facility. This line of credit was terminated as a result of the Acquisition.

        We maintained a Sales Agency Agreement with Ford Financial Services, Inc., or "FFS," a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acted as a dealer for our domestic commercial paper programs. We paid fees to FFS, which ranged from 0.03% to 0.05% per annum of commercial paper placed depending upon the monthly average dollar value of the notes outstanding in the portfolios. In 2005, we paid FFS $109,548 of such fees. FFS was under no obligation to purchase any of the notes for its own account. Through our subsidiary Hertz Australia Pty. Limited, we had a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford. These commercial paper arrangements terminated as a result of the Acquisition.

        Borrowing for our international operations also consisted of loans obtained from local and international banks and commercial paper programs established in Ireland, Canada, the Netherlands, Belgium and Australia. We guaranteed only the commercial paper borrowings of our subsidiaries in Ireland, Canada, the Netherlands and Belgium, and guaranteed commercial paper and short-term bank loans of our subsidiary in Australia. All borrowings by international operations were either in the international operation's local currency or, if in non-local currency, hedged to minimize foreign exchange exposure. At December 31, 2004, total debt for the foreign operations was $1,734 million, of which $1,455 million was short-term (original maturity of less than one year) and $279 million was long-term. At December 31, 2004 total amounts outstanding (in millions of U.S. dollars) under the commercial paper programs in Ireland, Canada, the Netherlands and Belgium were $385, $321, $54 and $28, respectively.

Note 4—Available-for-Sale Securities

        As of December 31, 2005 and 2004, "Prepaid expenses and other assets" in our consolidated balance sheet includes available-for-sale securities at fair value. The fair value is calculated using information provided by independent quotation services as of December 31, 2005. These securities consisted solely of government debt obligations. For the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and the years ended December 31, 2004 and 2003, proceeds, in millions of dollars, of $0.0, $0.2, $19.4 and $10.3, respectively, were received from the sale of available-for-sale securities, and in thousands of dollars, gross realized gains of $0, $0, $196, and $413 and gross realized losses of $0, $10, $193 and $54, respectively, were included in earnings. Actual cost was used in computing the realized gain and loss on the sale. Prior to and subsequent to the Acquisition, unrealized gains and losses are included in "Accumulated other comprehensive income (loss)" in our consolidated balance sheet. On the Acquisition date, the existing unrealized gains and losses were eliminated during purchase accounting from "Accumulated other comprehensive income (loss)" on our consolidated balance sheet.

        The following is a summary of available-for-sale securities at December 31, 2005 and December 31, 2004 (in thousands of dollars):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Successor
December 31, 2005
Government debt obligations	$2,403	$9	$(55)	$2,357
Predecessor
December 31, 2004
Government debt obligations	$2,795	$19	$(28)	$2,786

        The cost and estimated fair value of available-for-sale securities at December 31, 2005 are as follows (in thousands of dollars):

	Cost	Estimated Fair Value
Due in one year or less	$561	$540
Due after one year through five years	1,451	1,430
Due after five years through ten years	391	387

Total	$2,403	$2,357

Note 5—Purchases and Sales of Operations

        In June 1999, Hertz entered into a Limited Liability Company Agreement, or "LLC Agreement," with a subsidiary of Orbital Sciences Corporation, or "Orbital," whereby Navigation Solutions, L.L.C., or "Navigation Solutions," a limited liability company, was formed to purchase NeverLost vehicle navigation systems from another subsidiary of Orbital for installation in selected vehicles in our North American fleet. In July 2001, Orbital's subsidiary sold our membership interest in the limited liability company to a subsidiary of Thales North America, Inc., or "Thales," which also acquired the Orbital subsidiary from whom the NeverLost vehicle navigation systems are purchased. During 2003 and 2004 (prior to July 1), we received distributions of $5.6 million and $2.0 million, respectively, under the LLC Agreement, which represents a 40% ownership interest. In January 2004, along with Thales, Hertz amended the LLC Agreement to provide for Hertz to increase its ownership interest to 65% and for the limited liability company to purchase additional NeverLost vehicle navigation systems. For those periods prior to July 1, 2004, the results of operations and investment in this joint venture had been reported using the equity method of accounting. On July 1, 2004, Hertz's ownership interest in Navigation Solutions increased from 40% to 65% as a result of an equity distribution by Navigation Solutions to the other member of Navigation Solutions, effectively reducing its ownership interest to 35%. Based upon this ownership change, we began consolidating 100% of Navigation Solutions' balance sheet and results of operations into our financial statements and deducting the minority interest share relating to the 35% member.

Note 6—Employee Retirement Benefits

        Qualified U.S. employees, after completion of specified periods of service, are eligible to participate in The Hertz Corporation Account Balance Defined Benefit Pension Plan, or "Hertz Retirement Plan," a cash balance plan. Under this qualified Hertz Retirement Plan, we pay the entire cost and employees are not required to contribute.

        Most of our foreign subsidiaries have defined benefit retirement plans or participate in various insured or multi-employer plans. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans.

        Company plans are generally funded, except for certain nonqualified U.S. defined benefit plans and in Germany, where unfunded liabilities are recorded.

        We sponsor defined contribution plans for certain eligible U.S. and non-U.S. employees. We match contributions of participating employees on the basis specified in the plans.

        We also sponsor postretirement health care and life insurance benefits for a limited number of employees with hire dates prior to January 1, 1990. The postretirement health care plan is contributory with participants' contributions adjusted annually. An unfunded liability is recorded.

        We use a December 31 measurement date for the majority of our plans. Effective with the Acquisition, the assignment of the purchase price to individual assets acquired and liabilities assumed included a liability for the projected benefit obligation in excess of plan assets, which eliminated any previously existing unrecognized net gain or loss, or unrecognized prior service cost. The benefit obligations as of the Closing Date were not materially different from the benefit obligations disclosed as of December 31, 2005 in the following table for all pension and postretirement healthcare and life insurance plans. The assets for the U.S. pension plans were $309.5 million as of the Closing Date.

        The following tables set forth the funded status and the net periodic pension cost of the Hertz Retirement Plan, other postretirement benefit plans for health care and life insurance covering domestic ("U.S.") employees and the retirement plans for foreign operations ("Non-U.S."), together with amounts included in our consolidated balance sheet and statement of operations (in millions of dollars):

	Pension Benefits
					Health Care & Life Insurance (U.S.)
	U.S.		Non-U.S.
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2005	2004	2005	2004	2005	2004
Change in Benefit Obligation
Benefit obligation at January 1	$339.2	$276.2	$132.2	$97.6	$17.3	$14.1
Service cost	24.4	21.1	7.1	5.4	0.4	0.4
Interest cost	19.6	17.7	6.3	5.4	1.0	1.0
Employee contributions	—	—	1.4	1.2	0.1	0.1
Benefits paid	(10.7)	(6.6)	(2.2)	(2.2)	(0.4)	(0.4)
Foreign exchange translation	—	—	(17.8)	9.0	—	—
Actuarial loss	27.5	30.8	33.3	15.8	(0.2)	2.1

Benefit obligation at December 31	$400.0	$339.2	$160.3	$132.2	$18.2	$17.3

Change in Plan Assets
Fair value of plan assets at January 1	$270.5	$200.5	$83.9	$63.8	$—	$—
Actual return on plan assets	18.0	27.8	17.2	7.1	—	—
Company contributions	32.4	49.4	5.6	8.2	0.3	0.3
Employee contributions	—	—	1.4	1.2	0.1	0.1
Benefits paid	(10.7)	(6.6)	(2.2)	(2.2)	(0.4)	(0.4)
Foreign exchange translation	—	—	(10.5)	5.8	—	—
Other	—	(0.6)	(0.3)	—	—	—

Fair value of plan assets at December 31	$310.2	$270.5	$95.1	$83.9	$—	$—

Funded Status of the Plan
Plan assets less than benefit obligation	$(89.8)	$(68.7)	$(65.2)	$(48.3)	$(18.2)	$(17.3)
Unamortized:
Transition obligation	—	—	—	0.2	—	—
Prior service cost	—	4.1	—	0.1	—	—
Net losses and other	(0.7)	41.7	—	39.5	—	4.5

Net amount recognized	$(90.5)	$(22.9)	$(65.2)	$(8.5)	$(18.2)	$(12.8)

Amounts Recognized in the Balance Sheet Assets/(Liabilities)
Intangible assets (including prepaid assets)	$—	$10.6	$—	$0.8	$—	$—
Accrued liabilities	(90.5)	(40.1)	(65.2)	(24.2)	(18.2)	(12.8)
Deferred Income Tax	—	2.3	—	4.1	—	—
Accumulated other comprehensive loss, net of tax	—	4.3	—	10.8	—	—

Net amount recognized	$(90.5)	$(22.9)	$(65.2)	$(8.5)	$(18.2)	$(12.8)

	Pension Benefits
					Health Care & Life Insurance (U.S.)
	U.S.		Non-U.S.
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
	2005	2004	2005	2004	2005	2004
Pension Plans in Which Accumulated Benefit Obligation Exceeds Plan Assets at December 31
Projected benefit obligation	$64.2	$53.3	$155.0	$127.4
Accumulated benefit obligation	51.1	40.1	127.6	103.9
Fair value of plan assets	—	—	90.8	80.3
Accumulated Benefit Obligation at December 31	$330.1	$277.6	$131.3	$107.2
Weighted-average assumptions as of December 31
Discount rate	5.50%	5.75%	4.65%	5.14%	5.50%	5.75%
Expected return on assets	8.75%	8.75%	6.88%	6.90%	N/A	N/A
Average rate of increase in compensation	4.3%	4.4%	3.6%	3.3%	N/A	N/A
Initial health care cost trend rate	—	—	—	—	10.0%	11.0%
Ultimate health care cost trend rate	—	—	—	—	5.0%	5.0%
Number of years to ultimate trend rate	—	—	—	—	8	9

	Pension Benefits
	U.S.		Non-U.S.		U.S	Non-U.S	U.S.	Non-U.S.
	Successor	Predecessor	Successor	Predecessor
	For the periods from		For the periods from		Predecessor
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	Years ended December 31,
					2004		2003
Components of Net Periodic Benefit Cost:
Service cost	$0.7	$23.7	$0.2	$6.9	$21.1	$5.4	$17.3	$3.3
Interest cost	0.6	19.0	0.2	6.1	17.7	5.4	15.5	4.1
Expected return on plan assets	(0.6)	(20.8)	(0.2)	(5.4)	(17.9)	(4.5)	(15.9)	(2.8)
Amortization:
Transition	—	—	—	—	—	—	—	0.7
Amendments	—	0.5	—	—	0.5	—	0.5	—
Losses and other	0.1	3.5	0.1	1.8	1.8	1.2	2.1	1.2
Settlement loss	—	1.1	—	—	—	—	—	—

Net pension expense	$0.8	$27.0	$0.3	$9.4	$23.2	$7.5	$19.5	$6.5

Weighted-average discount rate for expense	5.75%	5.75%	5.14%	5.14%	6.25%	5.52%	6.75%	5.73%
Weighted-average assumed long-term rate of return on assets	8.75%	8.75%	6.90%	6.90%	8.75%	6.93%	8.75%	6.94%

        The discount rate used to determine the December 31, 2005 benefit obligations for U.S. pension plans is based on an average of three indices of high quality corporate bonds whose duration closely matches that of our plans. The rates on these bond indices are adjusted to reflect callable issues. For our plans outside the U.S., the discount rate reflects the market rates for high-quality corporate bonds currently available. The discount rate in a country was determined based on a yield curve constructed from high quality corporate bonds in that country. The rate selected from the yield curve has a duration that matches our plan.

        The expected return on plan assets for each funded plan is based on expected future investment returns considering the target investment mix of plan assets.

	Health Care & Life Insurance (U.S.)
	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005
			2004	2003
Components of Net Periodic Benefit Cost:
Service cost	$—	$0.4	$0.4	$0.4
Interest cost	0.1	0.9	1.0	0.8
Amortization:
Losses and other	—	0.2	0.2	0.1

Net postretirement expense	$0.1	$1.5	$1.6	$1.3

Weighted-average discount rate for expense	5.75%	5.75%	6.25%	6.75%
Initial health care cost trend rate	11.0%	11.0%	10.0%	10.0%
Ultimate health care cost trend rate	5.0%	5.0%	5.0%	5.0%
Number of years to ultimate trend rate	9	9	10	11

        Changing the assumed health care cost trend rates by one percentage point is estimated to have the following effects in whole dollars:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$109,000	$(95,000)
Effect on postretirement benefit obligation	$1,221,000	$(1,071,000)

        The estimated cost for postretirement health care and life insurance benefits is accrued on an actuarially determined basis. Retirement rate and salary increase assumptions were changed in 2003 to reflect historical experience, the effect of which was not considered material. The 2003 increase in the number of years to ultimate trend rate resulted from changes in trend assumptions.

        The provisions charged to income for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 for all other pension plans were approximately (in millions of dollars) $0.2, $8.0, $7.8 and $7.3, respectively.

        The provisions charged to income for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 for the defined contribution plans were approximately (in millions of dollars) $0.5, $14.8, $13.7 and $12.3, respectively.

Plan Assets

        Our major U.S. and Non-U.S. pension plans' weighted-average asset allocations at December 31, 2005 and 2004, by asset category, are as follows:

	Plan assets
	U.S.		Non-U.S.
	Successor	Predecessor	Successor	Predecessor
Asset Category
	2005	2004	2005	2004
Equity securities	70.6%	72.4%	86.2%	84.6%
Fixed income securities	29.4	27.6	13.8	15.4

Total	100.0%	100.0%	100.0%	100.0%

        We have a long-term investment outlook for the assets held in our Company sponsored plans, which is consistent with the long-term nature of each plan's respective liabilities. We have two major plans which reside in the U.S. and the United Kingdom.

        The U.S. Plan, or the "Plan," currently has a target asset allocation of 70% equity and 30% fixed income. The equity portion of the Plan is invested in one passively managed index fund, one actively managed U.S. small/midcap fund and one actively managed international portfolio. The fixed income portion of the Plan is actively managed by a professional investment manager and is benchmarked to the Lehman Long Govt/Credit Index. The Plan currently assumes an 8.75% rate of return on assets which represents the expected long-term annual weighted-average return for the Plan in total. The annualized long-term performance of the Plan has generally been in excess of the long-term rate of return assumptions.

        The U.K. Plan currently invests in a professionally managed Balanced Consensus Index Fund which has the investment objective of achieving a total return relatively equal to its benchmark. The benchmark is based upon the average asset weightings of a broad universe of U.K. pension funds invested in pooled investment vehicles and each of their relevant indices. The asset allocation as of December 31, 2005, was 86.2% equity and 13.8% fixed income. The U.K. Plan currently assumes a rate of return on assets of 7.0%, which represents the expected long-term annual weighted-average return.

Contributions

        Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. From time to time we make contributions beyond those legally required. In 2005 and 2004, we made discretionary cash contributions of $28.0 million and $48.0 million, respectively, to our U.S. pension plan. In 2006, we expect to contribute, at a minimum, approximately $23 million to our worldwide pension plans, including contributions required by funding regulations, discretionary contributions and benefit payments for unfunded plans. The majority of what we expect to contribute relates to discretionary contributions to our U.K. Plan.

Estimated Future Benefit Payments

        The following table presents estimated future benefit payments (in millions of dollars):

	Pension Benefits	Healthcare & Life Insurance (U.S.)
2006	$14.0	$0.6
2007	16.9	0.7
2008	18.4	0.9
2009	23.0	1.0
2010	24.7	1.1
2011-2015	180.0	7.3

Note 7—Stock-Based Employee Compensation

        Certain of our employees participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan, or the "Incentive Plan." Options granted under the Incentive Plan became exercisable 33% after one year from the date of grant, 66% after two years and in full after three years.

        Effective with the Acquisition, all unvested options became vested and exercisable. We have no future liability for these options. As of the Acquisition date, the remaining life of all options outstanding became the lesser of five years from the Acquisition date, or the remainder of the original 10-year term. See Note 16—Subsequent Events.

        A summary of option transactions is presented below (all exercise prices and fair values are with respect to Ford common stock):

	Successor		Predecessor
	2005		2004		2003
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at January 1	8,436,833	$23.14	7,227,817	$25.10	5,994,339	$29.43
Granted	1,489,275	$12.49	1,490,500	$13.26	1,473,625	$7.55
Expired or canceled	(256,313)	$22.65	(239,673)	$23.59	(240,147)	$25.38
Exercised	(104,980)	$7.55	(41,811)	$7.55	—	—

Outstanding at December 31	9,564,815	$21.73	8,436,833	$23.14	7,227,817	$25.10

Options exercisable at end of year	9,564,815	$21.73	5,608,824	$28.74	4,305,981	$30.57
Weighted-average fair value of options granted during year		$4.45		$4.62		$1.90

        The following table summarizes information about stock options at December 31, 2005:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number of Options	Remaining Contractual Life	Exercise Price
$41.40–$42.52	630,889	2.3	$41.42
$35.66	1,023,247	4.1	$35.66
$31.95–$35.19	974,158	3.1	$34.98
$27.42–$30.19	1,544,262	5.0	$27.80
$16.91	1,309,825	5.0	$16.91
$13.07–$13.26	1,409,200	5.0	$13.26
$12.49	1,458,325	5.0	$12.49
$7.55	1,214,909	5.0	$7.55

Note 8—Revenue Earning Equipment

        Revenue earning equipment consists of rental cars and industrial and construction equipment and leased cars under capital leases where the disposition of the cars upon termination of the lease is for our account.

        Depreciation of revenue earning equipment includes the following (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Depreciation of revenue earning equipment	$45,362	$1,605,243	$1,506,988	$1,504,482
Adjustment of depreciation upon disposal of the equipment	(2,123)	(68,307)	(57,212)	808
Rents paid for vehicles leased	588	18,926	13,482	18,101

Total	$43,827	$1,555,862	$1,463,258	$1,523,391

        The adjustment of depreciation upon disposal of revenue earning equipment for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and the years ended December 31, 2004 and 2003 included (in millions of dollars) net gains of $1.3, $41.8, $25.8 and a net loss of $1.9, respectively, on the disposal of industrial and construction equipment, and net gains of $0.8, $26.5, $31.4 and $1.1, respectively, on the disposal of vehicles used in the car rental operations. Depreciation rates being used to compute the provision for depreciation of revenue earning equipment were decreased in our domestic car rental operations (effective April 1, July 1, and October 1, 2005) and in our North American equipment rental operations (primarily effective January 1 and July 1, 2005) to reflect changes in the estimated residual values to be realized when revenue earning equipment is sold, resulting in net reductions in depreciation expense for the year ended December 31, 2005 of $21.8 million and $13.2 million, respectively.

        As a result of the Acquisition, the net book value of our revenue earning equipment was adjusted to its estimated fair value, resulting in a net increase of $93.1 million. This net increase in net book value resulted in an increase in depreciation expense of approximately $0.5 million for the Successor period ended December 31, 2005.

Note 9—Taxes on Income

        The provision (benefit) for taxes on income consists of the following (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005 Restated	2004	2003
Current:
Federal	$—	$577,573	$(22,950)	$(214,487)
Foreign	—	17,550	16,679	22,341
State and local	—	7,670	10,565	10,175

Total current	—	602,793	4,294	(181,971)

Deferred:
Federal	(5,711)	(435,037)	132,877	270,248
Foreign	(4,822)	11,224	(11,801)	(6,400)
State and local	(1,710)	12,352	8,500	(3,000)

Total deferred	(12,243)	(411,461)	129,576	260,848

Total provision (benefit)	$(12,243)	$191,332	$133,870	$78,877

        The principal items in the deferred tax provision (benefit) are as follows (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Difference between tax and book depreciation	$57,176	$(781,555)	$489,202	$145,208
Accrued and prepaid expense deducted for tax purposes when paid or incurred	(21,114)	16,391	(41,640)	(32,267)
Intangible assets	11,291	—	—	—
Tax operating loss (carryforwards) utilized	(57,229)	401,035	(341,090)	288,783
Foreign tax credit carryforwards	—	(48,471)	(8,556)	(105,980)
Federal and state alternative minimum tax credit (carryforwards) utilized	(2,367)	36,087	(3,288)	(34,896)
Increase (decrease) in valuation allowance	—	(34,948)	34,948	—

Total deferred provision (benefit)	$(12,243)	$(411,461)	$129,576	$260,848

        The principal items in the deferred tax liability at December 31, 2005 and 2004 are as follows (in thousands of dollars):

	Successor	Predecessor
	2005	2004
Assets:
Employee benefit plans	$126,454	$76,335
Tax operating loss carry forwards	101,156	448,458
Foreign tax credit carry forwards	—	140,533
Federal and state alternative minimum tax credit carry forwards	4,464	38,184
Accrued and prepaid expenses deducted for tax purposes when paid or incurred	145,608	186,635

Total Gross Assets	377,682	890,145
Less: Valuation Reserves	(21,377)	(59,821)

Total Net Assets	356,305	830,324

Liabilities:
Difference between book and tax depreciation	(1,027,906)	(1,680,024)
Intangible assets	(1,180,941)	—

Total Liabilities	(2,208,847)	(1,680,024)

Total	$(1,852,542)	$(849,700)

        At December 31, 2005 we had operating loss carryforwards for federal, state and foreign tax purposes totaling $101.2 million of which $63.4 million expire through 2025. The remaining $37.8 million may be carried forward indefinitely. It is anticipated that such operations will become profitable in the future and the carryforwards will be fully utilized. During 2005, foreign tax credit valuation reserves in the amount of $35.0 million were reversed when we determined that the foreign tax credits would be utilized in full.

        In October 2004, President Bush signed the "American Jobs Creation Act of 2004," which contains provisions related to the distribution of the earnings of foreign subsidiaries. During December 2005, in connection with Ford pre-sale activities and to obtain the benefit of favorable one-time tax treatment of distributions offered by the American Jobs Creation Act of 2004, dividends of $547.8 million were recognized, of which $216.9 million were cash dividends and $330.9 million were deemed dividends for tax purposes. The deemed dividends relate to undistributed foreign earnings which are no longer considered to be permanently reinvested. These dividends generated $168.2 million of tax expense, of which $136.9 million was offset by foreign tax credits, resulting in a net tax expense of $31.3 million. See Note 1A—Restatement of Predecessor Financial Statements.

        The principal items accounting for the difference in taxes on income computed at the U.S. statutory rate of 35% and as recorded are as follows (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005 Restated	2004	2003
Computed tax at statutory rate	$(11,626)	$201,217	$175,893	$83,122
Taxes on foreign earnings, net of utilized foreign tax credits	—	31,353	—	—
State and local income taxes, net of Federal income tax benefit	(1,112)	13,014	12,392	4,664
Income taxes on foreign earnings at effective rates different from the U.S. statutory rate, including the anticipated realization of certain foreign tax benefits and the effect of subsidiaries' gains and losses and exchange adjustments with no tax effect	926	(10,638)	(7,529)	(9,949)
Increase (decrease) in valuation allowance	—	(34,948)	34,948	—
Adjustments made to Federal and foreign tax accruals in connection with tax audit evaluations	—	—	(69,834)	—
Favorable foreign tax adjustments relating to tax return filings	—	(5,300)	(11,684)	—
All other items, net	(431)	(3,366)	(316)	1,040

Total provision (benefit)	$(12,243)	$191,332	$133,870	$78,877

Note 10—Lease and Concession Agreements

        We have various concession agreements, which provide for payment of rents and a percentage of revenue with a guaranteed minimum, and real estate leases under which the following amounts were expensed (in thousands of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Rents	$3,500	$112,627	$100,243	$90,421
Concession fees:
Minimum fixed obligations	7,653	246,304	227,535	230,443
Additional amounts, based on revenues	5,544	178,431	182,069	132,860

Total	$16,697	$537,362	$509,847	$453,724

        As of December 31, 2005, minimum obligations under existing agreements referred to above are approximately as follows (in thousands of dollars):

	Rents	Concessions
Years ended December 31, 2006	$90,871	$217,232
2007	78,605	184,295
2008	65,377	130,643
2009	48,691	93,197
2010	33,939	67,929
Years after 2010	119,036	394,147

        Many of our concession agreements and real estate leases require us to pay or reimburse operating expenses, such as common area charges and real estate taxes, to pay concession fees above guaranteed minimums or additional rent based on a percentage of revenues or sales (as defined in those agreements) arising at the relevant premises, or both. Such obligations are not reflected in the table of minimum future obligations appearing immediately above.

        In addition to the above, we have various leases on revenue earning equipment and office and computer equipment under which the following amounts were expensed (in thousands of dollars):

			Predecessor
	Successor	Predecessor
			Years ended December 31,
	For the periods from
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Revenue earning equipment	$588	$18,926	$13,482	$18,101
Office and computer equipment	466	14,984	15,338	13,075

Total	$1,054	$33,910	$28,820	$31,176

        As of December 31, 2005, minimum obligations under existing agreements referred to above that have a maturity of more than one year are as follows (in thousands): 2006, $20,215; 2007, $6,876; 2008, $1,230; 2009, $506; 2010, $20; after 2010, $0.

Note 11—Segment Information

        We follow SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

        Our operating segments are aggregated into reportable business segments based primarily upon similar economic characteristics, products, services, customers, and delivery methods. We have identified two reportable segments: rental of cars and light trucks, or "car rental"; and rental of industrial, construction and material handling equipment, or "equipment rental." The contribution of these segments, as well as "corporate and other," for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 are summarized below (in millions of dollars). Corporate and other includes general corporate expenses, certain interest expense, as well as other business activities, such as claim management.

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005
			2004	2003
Revenues
Car rental	$131.8	$5,915.0	$5,507.7	$4,888.2
Equipment rental	22.5	1,392.8	1,162.2	1,038.1
Corporate and other	0.2	6.9	6.1	7.4

Total	$154.5	$7,314.7	$6,676.0	$5,933.7

Income (loss) before income taxes and minority interest
Car rental	$(16.2)	$390.8	$437.7	$278.7
Equipment rental	(11.4)	250.5	87.8	(21.8)
Corporate and other	(5.6)	(66.4)	(22.9)	(19.4)

Total	$(33.2)	$574.9	$502.6	$237.5

Depreciation of revenue earning equipment
Car rental	$37.4	$1,344.1	$1,228.6	$1,258.3
Equipment rental	6.4	211.8	234.7	265.1
Corporate and other	—	—	—	—

Total	$43.8	$1,555.9	$1,463.3	$1,523.4

Depreciation of property and equipment
Car rental	$4.1	$141.1	$136.1	$111.0
Equipment rental	1.2	36.4	36.7	36.2
Corporate and other	0.2	4.9	4.8	4.5

Total	$5.5	$182.4	$177.6	$151.7

Amortization of intangibles
Car rental	$1.1	$0.7	$0.6	$0.4
Equipment rental	1.0	—	—	0.6
Corporate and other	—	—	—	—

Total	$2.1	$0.7	$0.6	$1.0

Interest expense, net of interest income
Car rental	$15.8	$349.2	$305.0	$271.8
Equipment rental	3.4	86.4	72.0	75.8
Corporate and other	6.6	38.6	7.4	7.4

Total	$25.8	$474.2	$384.4	$355.0

Revenue earning equipment and property and equipment
Car rental
Expenditures	$234.9	$11,530.1	$10,885.7	$9,292.1
Proceeds from disposals	(199.8)	(9,927.2)	(8,554.3)	(7,700.8)

Net expenditures	$35.1	$1,602.9	$2,331.4	$1,591.3

Equipment rental
Expenditures	$8.2	$987.9	$707.8	$368.3
Proceeds from disposals	(1.1)	(251.4)	(245.5)	(227.6)

Net expenditures	$7.1	$736.5	$462.3	$140.7

Corporate and other
Expenditures	$0.2	$2.7	$3.0	$2.9
Proceeds from disposals	—	(0.3)	(0.4)	(0.7)

Net expenditures	$0.2	$2.4	$2.6	$2.2

	Successor	Predecessor
	December 31,
	2005	2004
Total assets at end of year
Car rental	$11,456.4	$10,351.2
Equipment rental	3,418.8	2,156.7
Corporate and other	3,705.7	1,588.5

Total	$18,580.9	$14,096.4

Revenue earning equipment, net, at end of year
Car rental	$7,399.5	$7,597.2
Equipment rental	2,075.5	1,525.7
Corporate and other	—	—

Total	$9,475.0	$9,122.9

        We operate in the United States and in foreign countries. Foreign operations are substantially in Europe. The operations within major geographic areas are summarized as follows (in millions of dollars):

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Revenues
United States	$123.7	$5,150.5	$4,678.2	$4,257.1
Foreign	30.8	2,164.2	1,997.8	1,676.6

Total	$154.5	$7,314.7	$6,676.0	$5,933.7

Income (loss) before income taxes and minority interest
United States	$(19.1)	$371.6	$322.8	$132.5
Foreign	(14.1)	203.3	179.8	105.0

Total	$(33.2)	$574.9	$502.6	$237.5

Depreciation of revenue earning equipment
United States	$35.5	$1,179.8	$1,107.3	$1,240.8
Foreign	8.3	376.1	356.0	282.6

Total	$43.8	$1,555.9	$1,463.3	$1,523.4

Depreciation of property and equipment
United States	$4.6	$140.3	$136.4	$114.0
Foreign	0.9	42.1	41.2	37.7

Total	$5.5	$182.4	$177.6	$151.7

	Successor	Predecessor	Predecessor
	For the periods from		Years ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005	2004	2003
Amortization of intangibles
United States	$1.3	$0.1	$—	$0.7
Foreign	0.8	0.6	0.6	0.3

Total	$2.1	$0.7	$0.6	$1.0

Interest expense, net of interest income
United States	$22.0	$414.4	$338.5	$316.3
Foreign	3.8	59.8	45.9	38.7

Total	$25.8	$474.2	$384.4	$355.0

Revenue earning equipment and property and equipment
United States
Expenditures	$188.9	$8,762.3	$7,928.5	$6,801.4
Proceeds from disposals	(131.8)	(6,940.8)	(5,818.6)	(5,452.9)

Net expenditures	$57.1	$1,821.5	$2,109.9	$1,348.5

Foreign
Expenditures	$54.4	$3,758.4	$3,668.0	$2,861.9
Proceeds from disposals	(69.1)	(3,238.1)	(2,981.6)	(2,476.2)

Net expenditures	$(14.7)	$520.3	$686.4	$385.7

	Successor	Predecessor
	December 31,
	2005	2004
Total assets at end of year
United States	$13,981.0	$10,098.9
Foreign	4,599.9	3,997.5

Total	$18,580.9	$14,096.4

Revenue earning equipment, net, at end of year
United States	$7,270.9	$6,704.5
Foreign	2,204.1	2,418.4

Total	$9,475.0	$9,122.9

Note 12—Litigation and Guarantees

        On August 1, 2002, Jennifer Myers, an individual and on behalf of all others similarly situated, v. The Hertz Corporation was filed in the United States District Court for the Eastern District of New York. The complaint alleges a nationwide "opt-in collective action" on behalf of all Senior Station Managers,

Station Managers and "B" Station Managers employed by us throughout the United States, contesting their exempt classification and seeking payment of overtime compensation under the federal Fair Labor Standards Act and seeks attorneys' fees and costs. Our motion for summary judgment was initially denied but, on reconsideration, the court granted our motion, in part, by ruling that the managers are salaried. This leaves to be tried the issue of the exempt status of the managers' duties. Plaintiffs' claims that we violated independent New York labor laws were previously dismissed and the plaintiffs' motion for opt in certification remains pending before the court.

        On August 28, 2003, Naomi R. Henderson, individually and on behalf of all others similarly situated, v. The Hertz Corporation was commenced in the Superior Court of New Jersey, Essex County. Henderson purported to be a class action on behalf of all persons who purchased optional insurance products in the State of New Jersey or in other states from or through us at times that we did not have licenses to sell such insurance. The plaintiff sought unspecified compensatory damages, punitive damages, attorneys' fees, interest and costs and an order declaring such sales of insurance to be illegal, thereby voiding or making voidable the relevant contracts. In January 2004, our motion to dismiss was granted and an order of dismissal was thereafter entered. The plaintiff has appealed the dismissal, and that appeal has now been briefed, argued and submitted to the Superior Court of New Jersey, Appellate Division for a decision.

        On December 22, 2003, Stephen Moore, on behalf of himself and all others similarly situated, v. The Hertz Corporation was commenced in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida, in and for Hillsborough County. Moore purported to be a class action on behalf of persons who rented vehicles from us in Florida and were allegedly overcharged for the recovery of a tire and battery solid waste management fee and the recovery of registration fees for the issuance of Florida license plates. Similar lawsuits were separately commenced by the same plaintiff against Avis Rent A Car System Inc. and Budget Rent A Car System, Inc. In February 2004, the plaintiff filed an amended class action complaint which alleged that, in addition to the initial causes of action, we deceptively collected an improper "federal excise tax" on frequent flyer mileage awards to class members. The plaintiff sought unspecified damages for the alleged improper and wrongful acts, attorneys' fees, costs and injunctive relief. We answered the amended complaint and discovery commenced. In January 2005, we filed a motion for summary judgment and the plaintiff filed a revised motion for class certification. In June 2005, our motion for summary judgment was granted and the plaintiff's revised motion for class certification was denied. A final judgment was thereafter entered. In July 2005, the plaintiff filed a notice of appeal and that appeal is currently being briefed.

        On March 15, 2004, Jose M. Gomez, individually and on behalf of all other similarly situated persons, v. The Hertz Corporation was commenced in the 214th Judicial District Court of Nueces County, Texas. Gomez purports to be a class action filed alternatively on behalf of all persons who were charged a Fuel and Service Charge, or "FSC," by us or all Texas residents who were charged a FSC by us. The petition alleged that the FSC is an unlawful penalty and that, therefore, it is void and unenforceable. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In response to various motions by us, the plaintiff filed two amended petitions which scaled back the putative class from a nationwide class to a class of all Texas residents who were charged a FSC by us or by our Corpus Christi licensee. A new cause of action was also added for conversion for which the plaintiff is seeking punitive damages. After some limited discovery, we filed a motion for summary judgment in December 2004. That motion was denied in January 2005. The parties then engaged in more extensive discovery. In April 2006, the plaintiff further amended his petition by adding a cause of action for fraudulent misrepresentation and, at the plaintiff's request, a hearing on the plaintiff's motion for class certification has been scheduled for August 2006. In May 2006, the plaintiff filed a fourth amended petition which deleted the cause of action for conversion and the plaintiff also filed a first amended motion for class certification in anticipation of the August 2006 hearing on class certification. After the hearing, the plaintiff filed a fifth amended petition seeking to further refine the putative class as including all Texas residents who were charged a FSC in Texas after February 6, 2000.

        On November 18, 2004, Keith Kochner, individually and on behalf of all similarly situated persons, v. The Hertz Corporation was commenced in the District Court in and for Tulsa County, State of Oklahoma. As with the Gomez case, Kochner purports to be a class action, this time on behalf of Oklahoma residents who rented from us and incurred our FSC. The petition alleged that the imposition of the FSC is a breach of contract and amounts to an unconscionable penalty or liquidated damages in violation of Article 2A of the Oklahoma Uniform Commercial Code. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and our actual costs, disgorgement of unearned profits, attorneys' fees and costs. In March 2005, the trial court granted our motion to dismiss the action but also granted the plaintiff the right to replead. In April 2005, the plaintiff filed an amended class action petition, newly alleging that our FSC violates the Oklahoma Consumer Protection Act and that we have been unjustly enriched, and again alleging that our FSC is unconscionable under Article 2A of the Oklahoma Uniform Commercial Code. In May 2005, we filed a motion to dismiss the amended class action petition. In October 2005, the court granted our motion to dismiss, but allowed the plaintiff to file a second amended complaint by the end of October, which the plaintiff did. A third amended complaint was filed in November 2005 and we then answered the complaint. Discovery has now commenced.

        In February 2005, the Hazardous Materials Division of the San Diego Department of Environmental Health, or the "Department," indicated in writing that it was preparing to bring an administrative action against us due to an alleged noncompliance related to secondary containment testing for certain underground storage tanks located at one of our facilities. The Department verbally proposed a monetary penalty of approximately $113,000. We have commenced settlement discussions concerning the alleged violations.

        On December 13, 2005, Janelle Johnson, individually and on behalf of all other similarly situated persons v. The Hertz Corporation was filed in the Second Judicial District Court of the County of Bernalillo, New Mexico. As with the Gomez and Kochner cases, Johnson purports to be a class action, this time on behalf of all New Mexico residents who rented from us and who were charged a FSC. The complaint alleges that the FSC is unconscionable as a matter of law under pertinent sections of the New Mexico Uniform Commercial Code and that, under New Mexico common law, the collection of FSC does not constitute valid liquidated damages, but rather is a void penalty. The plaintiff seeks compensatory damages, with the return of all FSC paid or the difference between the FSC and its actual cost. In the alternative, the plaintiff requests that the court exercise its equitable jurisdiction and order us to cease and desist from our unlawful conduct and to modify our lease provisions to conform with applicable provisions of New Mexico statutory and common law. The complaint also asks for attorneys fees and costs. We have removed the action to the U.S. District Court for the District of New Mexico, and, in lieu of an answer, filed a motion to dismiss.

        We believe that we have meritorious defenses in the foregoing matters and will defend ourselves vigorously.

        In addition, we are currently a defendant in numerous actions and have received numerous claims on which actions have not yet been commenced for bodily injury, including death, and property damage, referred to as "PL/PD," arising from the operation of motor vehicles and equipment rented from us and our licensees. In the aggregate, we can be expected to expend material sums to defend and settle PL/PD actions and claims or to pay judgments resulting from them.

        Among the PL/PD pending actions against us are a total of 161 actions filed in Mississippi on behalf of 1,560 plaintiffs seeking damages for silicosis, which the plaintiffs allegedly sustained from the use of equipment (primarily air compressors) rented from HERC. The complaints name HERC as one of approximately 88 co-defendants (including the manufacturers of the equipment allegedly rented from HERC). All similar cases previously filed against us in Texas were either voluntarily dismissed or settled for a nominal amount. PL/PD claims and actions are provided for within our PL/PD program.

        In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although the amount of liability with respect to these matters cannot be ascertained, potential liability in excess of related accruals is not expected to materially affect our consolidated financial position, results of operations or cash flows.

Guarantees

        At December 31, 2005, the following guarantees were issued and outstanding.

        Indemnifications:    In the ordinary course of business, we execute contracts involving indemnifications standard in the relevant industry and indemnifications specific to a transaction such as sale of a business. These indemnifications might include claims relating to the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier and other commercial contractual relationships; and financial matters. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable and estimable. The types of indemnifications for which payments are possible include the following:

        Sponsor:    On the Closing Date of the Acquisition, Hertz entered into indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        Environmental:    We have indemnified various parties for the costs associated with remediating numerous hazardous substance storage, recycling or disposal sites in many states and, in some instances, for natural resource damages. The amount of any such expenses or related natural resource damages for which we may be held responsible could be substantial. The probable losses that we expect to incur for such matters have been accrued and those losses are reflected in our consolidated financial statements. As of December 31, 2005 and 2004, the aggregate amounts accrued for environmental liabilities including liability for environmental indemnities, reflected in our consolidated balance sheet in "Other accrued liabilities" were $3.9 million and $5.4 million, respectively. The accrual generally represents the estimated cost to study potential environmental issues at sites deemed to require investigation or clean-up activities, and the estimated cost to implement remediation actions, including ongoing maintenance, as required. Cost estimates are developed by site. Initial cost estimates are based on historical experience at similar sites and are refined over time on the basis of in-depth studies of the site.

        For many sites, the remediation costs and other damages for which we ultimately may be responsible cannot be reasonably estimated because of uncertainties with respect to factors such as our connection to the site, the materials there, the involvement of other potentially responsible parties, the application of laws and other standards or regulations, site conditions, and the nature and scope of investigations, studies, and remediation to be undertaken (including the technologies to be required and the extent, duration, and success of remediation).

        Tax:    We provide various tax-related indemnifications as part of the transactions giving rise to the indemnification obligations. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. We are party to a number of tax indemnifications and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Note 13—Quarterly Financial Information (Unaudited)

        A summary of the quarterly operating results during 2005 and 2004 were as follows (in thousands of dollars):

	Predecessor					Predecessor				Successor
						For the periods from
	First Quarter 2005	Second Quarter 2005		Third Quarter 2005		October 1, 2005 to December 20, 2005 As Previously Reported(1)		October 1, 2005 to December 20, 2005 As Restated(1)		December 21, 2005 to December 31, 2005
Revenues	$1,640,573	$1,862,329		$2,123,630		$1,688,213		$1,688,213		$154,469
Operating income (loss): pre-tax income (loss) before interest expense and minority interest	134,691	267,386	(2)	405,460	(3)	241,616	(6)	241,616	(6)	(7,483	)(6)
Income (loss) before income taxes and minority interest	35,479	154,554	(2)	264,296	(3)(4)	120,577	(6)(7)	120,577	(6)(7)	(33,218	)(6)
Net income (loss)	20,875	99,200		205,221	(5)	73,527	(8)	46,027	(8)(9)	(21,346)

	Predecessor
	First Quarter 2004	Second Quarter 2004		Third Quarter 2004		Fourth Quarter 2004
Revenues	$1,456,244	$1,656,122		$1,879,197		$1,684,389
Operating income: pre-tax income before interest expense and minority interest	82,967	241,459	(10)	353,236		209,354	(12)
Income (loss) before income taxes and minority interest	(4,996)	146,716	(10)	250,864		109,968	(12)
Net income (loss)	(3,283)	95,466		184,440	(11)	88,848	(11)

(1)
We have restated our previously issued consolidated statement of operations for the Predecessor period ended December 20, 2005. An explanation of the Restatement appears in Note 1A—

  Restatement of Predecessor Financial Statements. The Restatement resulted in the previously reported provision for taxes to be increased by $27.5 million and net income to be decreased by $27.5 million due to the recording of additional non-cash tax expense relating to dividends repatriated prior to the Acquisition.

(2)
Includes a $14.9 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our North American equipment rental operations.

(3)
Includes a $9.8 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our North American equipment rental operations.

(4)
Includes interest expense of $16.3 million on the Intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid June 10, 2005).

(5)
Includes the reversal of a valuation allowance on foreign tax credit carryforwards of $35.0 million.

(6)
The total combined fourth quarter of 2005 includes a $10.3 million decrease in depreciation expense related to a change in revenue earning equipment depreciation rates in our domestic car rental operations and our North American equipment rental operations.

(7)
Includes interest expense of $15.6 million on the Intercompany note payable to Ford Holdings LLC (relating to the dividend declared and paid on June 10, 2005) for the Predecessor period October 1, 2005 to December 20, 2005. The note was repaid on December 21, 2005.

(8)
Includes favorable foreign tax adjustments of $5.3 million.

(9)
Includes a $31.3 million provision relating to the repatriation of foreign earnings.

(10)
Includes $7.0 million received regarding claims made by us on our insurance policies for business interruption losses resulting from the terrorist attacks of September 11, 2001.

(11)
Includes favorable foreign tax adjustments of $23.3 million in the third quarter of 2004 and net favorable domestic and foreign tax adjustments of $23.3 million in the fourth quarter of 2004.

(12)
Includes a final gain of $7.5 million from the condemnation of a car rental and support facility in Florida.

Note 14—Financial Instruments

        Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash equivalents, short term investments and trade receivables. We place our cash equivalents with a number of financial institutions and investment funds to limit the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base, and their dispersion across different businesses and geographic areas. As of December 31, 2005, we had no significant concentration of credit risk.

Cash and Equivalents

        Fair value approximates cost indicated on the balance sheet at December 31, 2005 because of the short-term maturity of these instruments.

Debt

        For borrowings with an initial maturity of 93 days or less, fair value approximates carrying value because of the short-term nature of these instruments. For all other debt, fair value is estimated based on quoted market rates as well as borrowing rates currently available to us for loans with similar terms and average maturities. Since all debt was recorded at fair value on December 21, 2005 due to the Acquisition, the fair value approximates carrying value at December 31, 2005. The fair value of all debt at December 31, 2004 approximated $8.63 billion, compared to carrying value of $8.43 billion.

Derivative Instruments and Hedging Activities

        We utilize certain derivative instruments to enhance our ability to manage risk relating to cash flow and interest rate exposure. Derivative instruments are entered into for periods consistent with the related underlying exposures. We document all relationships between hedging instruments and hedged items, as well as our risk-management objectives and strategies for undertaking various hedge transactions.

Interest Rate Risk

        From time to time, we enter into interest rate swap agreements to manage interest rate risk. Effective September 30, 2003, we entered into interest rate swap agreements relating to the issuance of our 4.7% Notes due October 2, 2006. Effective June 3, 2004, we entered into interest rate swap agreements relating to the issuance of our 6.35% Notes due June 15, 2010. Under these agreements, we pay interest at a variable rate in exchange for fixed rate receipts, effectively transforming these notes to floating rate obligations. These swaps were accounted for as fair value hedges under SFAS 133. Prior to the Acquisition, the swap transactions qualified for the short-cut method of recognition under SFAS 133; therefore, no portion of the swaps were treated as ineffective. As of December 31, 2004, the fair values of the interest rate swaps associated with the 4.7% Notes and the 6.35% Notes were $7.0 million and $11.5 million, respectively. The fair value relating to the interest rate swap on the 4.7% Notes was reflected in the consolidated balance sheet in "Other accrued liabilities" with an offsetting decrease in "Debt." The fair value related to the interest rate swap on the 6.35% Notes was reflected in the consolidated balance sheet in "Prepaid expenses and other assets" with a corresponding increase in "Debt." As a result of the Acquisition, a significant portion of the underlying fixed rate debt was tendered, causing the interest rate swaps to be ineffective as of December 21, 2005. Consequently, as fair value hedge accounting must now be discontinued, any changes in the fair value of the derivatives are now recognized in earnings. As of December 31, 2005, the fair value adjustments relating to the interest rate swaps on the 4.7% Notes and the 6.35% Notes were $8.4 million and $8.7 million, respectively, which were reflected in the consolidated balance sheet in "Other accrued liabilities." Between December 21, 2005 (the date that hedge accounting was discontinued) and December 31, 2005, the fair value adjustment related to these swaps was a gain of $2.7 million, which was recorded in earnings. See Note 16—Subsequent Events.

        In connection with the Acquisition and the issuance of $3.55 billion of floating rate U.S. Fleet Debt, Hertz Vehicle Financing LLC, or "HVF," a consolidated special purpose entity, entered into seven interest rate swap agreements, or the "HVF swaps," effective December 21, 2005, which qualify as cash flow hedging instruments in accordance with FAS 133. The HVF swaps were entered into for the purpose of locking in the interest cash outflows on the floating rate U.S. Fleet Debt. These agreements mature at various terms, in connection with the associated debt obligations, through November 25, 2011. Under these agreements, we pay interest at a fixed rate in exchange for variable rate receipts, effectively transforming the floating rate U.S. Fleet Debt Notes to fixed rate obligations. For the Successor period ended December 31, 2005, we recognized $1.0 million of additional interest expense, which resulted from the inherent ineffectiveness associated with the HVF swaps, as these interest rate swaps were entered into at off-market rates. HVF paid $44.8 million to reduce the fixed rate leg of the swap from the prevailing market rates to 4.5%. As of December 31, 2005, the fair value of these interest rate swap agreements was $37.0 million, which is reflected in the consolidated balance sheet in "Prepaid expenses and other assets."

        Also in connection with the issuance of $3.55 billion of floating rate U.S. Fleet Debt, we entered into seven differential interest rate swap agreements, or the "differential swaps." These differential swaps were required to be put in place to protect the counterparties to the HVF swaps in the event of a default by HVF on the asset backed notes, which will cause a "rapid amortization" of the notes. In the event of a "rapid amortization period," the differential is transferred to us. There was no initial payment associated with these differential swaps and their notional amounts are and will continue to be zero unless 1) there is an amortization event, which causes the rapid amortization of the loan balance, 2) there is an increased probability that an amortization event will occur, which would cause the rapid amortization of the loan balance, or 3) the debt is prepaid. Given this and that the initial assessment of the probability of the occurrence of an amortization event is considered remote, the current fair value of the differential swaps is considered to be zero. Should any of the above events occur, then the differential swaps will have a fair value, which will result in the differential swaps being recorded at fair value on the balance sheet, with a corresponding amount affecting earnings, as there is no qualifying hedge relationship.

        In connection with our Euro Medium Term Notes, or the "Euro Medium Term Notes," that were not tendered to us in connection with the Acquisition, we entered into an interest rate swap agreement on December 21, 2005, effective January 16, 2006, maturing on July 16, 2007. The purpose of this swap is to lock in the interest cash outflows on the variable rate Euro Medium Term Notes. As the critical terms of the swap and remaining portion of the Euro Medium Term Notes match, the swap qualifies for cash flow hedge accounting and the shortcut method of assessing effectiveness, in accordance with FAS 133. Therefore, the fair value of the swap will be carried on the balance sheet, with offsetting gains or losses recorded in other comprehensive income. At December 31, 2005, the fair value of this swap was zero.

Foreign Currency Risk

        We have entered into arrangements to manage exposure to fluctuations in foreign exchange rates, for selected marketing programs. These arrangements consist of the purchase of foreign exchange options. At December 31, 2005, the total notional amount of these instruments was $15.5 million, maturing at various dates in 2006 and 2007, and the fair value of all outstanding contracts, was approximately $0.3 million. The fair value of the foreign currency instruments was estimated using market prices provided by financial institutions. Gains and losses resulting from changes in the fair value of these instruments are included in earnings. The total notional amount included options to sell British Pounds, Yen, Canadian dollars and Euro, in the amounts of $9.5 million, $2.3 million, $2.2 million and $1.5 million, respectively.

        We manage exposure to fluctuations in currency risk on intercompany loans we make to certain of our foreign subsidiaries by entering into foreign currency forward contracts, or "forwards," at the time of the loans. The forward rate is reflected in the intercompany loan rate to the foreign subsidiaries, and as a result, the forward contracts have no material impact on earnings. At December 31, 2005, the total notional amount of these forwards was $31.4 million, maturing within one month. The total notional amount includes forwards to sell Euro and Australian dollars in the notional amounts of $17.7 million and $13.7 million, respectively.

Note 15—Related Party Transactions

Relationship with Ford

        Prior to the Acquisition, we were an indirect wholly owned subsidiary of Ford. We and certain of our subsidiaries had entered into contracts, or other transactions or relationships, with Ford or subsidiaries of Ford, the most significant of which are described below.

Car purchases/repurchases and advertising arrangements

        Over the three years ended December 31, 2005, on a weighted-average basis, approximately 45% of the cars acquired by us for our U.S. car rental fleet, and approximately 33% of the cars acquired by us for our international fleet, were manufactured by Ford and subsidiaries. During 2005, approximately 41% of the cars we acquired domestically were manufactured by Ford and subsidiaries and approximately 34% of the cars we acquired for our international fleet were manufactured by Ford and subsidiaries, which represented the largest percentage of any automobile manufacturer in that year.

        On July 5, 2005, Hertz, one of its wholly owned subsidiaries and Ford signed a Master Supply and Advertising Agreement, effective July 5, 2005 and expiring August 31, 2010, that covers the 2005 through 2010 vehicle model years. This agreement replaces and supersedes previously existing joint advertising and vehicle supply agreements that would have expired August 31, 2007.

        The terms of the Master Supply and Advertising Agreement only apply to our fleet requirements and advertising in the United States and to Ford, Lincoln or Mercury brand vehicles, or "Ford Vehicles." Under the Master Supply and Advertising Agreement, Ford has agreed to supply to us and we have agreed to purchase from Ford, during each of the 2005 through 2010 vehicle model years, a specific number of Ford Vehicles. Ford has also agreed in the Master Supply and Advertising Agreement to pay us a contribution toward the cost of our advertising of Ford Vehicles equal to one-half of our total expenditure on such advertising, up to a specified maximum amount. To be eligible for advertising cost contribution under the Master Supply and Advertising Agreement, the advertising must meet certain conditions, including the condition that we feature Ford Vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. It further provides that the amounts Ford will be obligated to pay to us for our advertising costs will be increased or reduced according to the number of Ford Vehicles acquired by us in any model year, provided Ford will not be required to pay any amount for our advertising costs for any year if the number of Ford Vehicles acquired by us in the corresponding model year is less than a specified minimum except to the extent that our failure to acquire the specified minimum number of Ford Vehicles is attributable to the availability of Ford Vehicles or Ford vehicle production is disrupted for reasons beyond the control of

Ford. To the extent we acquire less than a specified minimum number of Ford Vehicles in any model year, we have agreed to pay Ford a specified amount per vehicle below the minimum.

        The amounts contributed by Ford for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 were (in millions of dollars) $1.3, $42.4, $38.1 and $47.9, respectively. The advertising contributions paid by Ford for the 2005 vehicle model year under the Master Supply and Advertising Agreement were less than the advertising contributions we received from Ford for the 2004 model year. We expect that contributions in future years may also be below levels for the 2005 model year based upon anticipated reductions in the number of Ford Vehicles to be acquired. We do not expect that the reductions in Ford's advertising contributions will have a material adverse effect on our results of operations. We incurred net advertising expense for the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003 of (in millions of dollars) $5.0, $159.9, $168.3 and $126.9, respectively.

        Under the terms of the Master Supply and Advertising Agreement we will be able to enter into vehicle advertising and supply agreements with other automobile manufacturers in the United States and in other countries, and we intend to explore those opportunities. However, we cannot offer assurance that we will be able to obtain advertising contributions from other automobile manufacturers that will mitigate the reduction in Ford's advertising contributions.

        Ford subsidiaries and affiliates also supply other brands of cars, including Jaguar, Volvo, Mazda and Land Rover cars, to us in the United States under arrangements separate from the Master Supply and Advertising Agreement. In addition, Ford, its subsidiaries and affiliates are significant suppliers of cars to our international operations.

        During the Successor period ended December 31, 2005 and the Predecessor period ended December 20, 2005 and years ended December 31, 2004 and 2003, we purchased cars from Ford and its subsidiaries at a cost of approximately (in billions of dollars) $0.1, $4.7, $4.4 and $4.9, respectively. and sold cars to Ford and its subsidiaries under various repurchase programs for approximately (in billions of dollars) $0.1, $3.5, $3.3 and $3.8, respectively.

Stock option plan

        Certain employees of ours participate in the stock option plan of Ford under Ford's 1998 Long-Term Incentive Plan. As a result of the Acquisition, all outstanding options became vested. See Note 1—Summary of Significant Accounting Policies and Note 7—Stock-Based Employee Compensation.

Financial arrangements

        In February 1997, Ford extended us a line of credit of $500.0 million, which was to expire on June 30, 2006. This line of credit had an evergreen feature that provided on an annual basis for automatic one-year extensions of the expiration date, unless notice was provided by Ford at least one year prior to the then scheduled expiration date. The line of credit automatically terminated however, at any time Ford ceased to own, directly or indirectly, our capital stock having more than 50% of the total voting power of all our outstanding capital stock. Our obligations under this agreement would have ranked pari passu with our senior debt securities. A commitment fee of 0.2% per annum was payable on the unused available credit. This line of credit terminated as a result of the Acquisition.

        We maintained a Sales Agency Agreement with Ford Financial Services, Inc, or "FFS," a NASD registered broker/dealer and an indirect wholly owned subsidiary of Ford, whereby FFS acted as a dealer for our domestic commercial paper programs. Through our subsidiary Hertz Australia Pty. Limited, had a similar agreement with Ford Credit Australia Limited, also an indirect wholly owned subsidiary of Ford. These commercial paper agreements terminated as a result of the Acquisition.

        As of December 31, 2004, Ford owed us and our subsidiaries $445.2 million, the majority of which related to various car repurchase and warranty programs. The balance at December 31, 2004, also included $250.7 million which represented amounts due under a tax sharing agreement with Ford. As of December 31, 2004, we owed Ford $76.5 million, (which was included in "Accounts payable" in our consolidated balance sheet), relating to vehicles purchased, and included the liability for Ford stock-based employee compensation. As a result of the Acquisition, all existing and future Ford receivables and payable relating to vehicles repurchased/sold and purchased, respectively, are classified as external manufacturer receivables and payables, respectively.

        We historically made short-term investments with a Ford-controlled investment fund that pooled and invested excess cash balances of certain Ford subsidiaries to maximize returns. These short-term investments totaled $557.0 million at December 31, 2004. Prior to the Acquisition, these short-term investments were liquidated.

Taxes

        Prior to the Acquisition, we and our domestic subsidiaries filed consolidated Federal income tax returns with Ford. We had entered into a tax sharing agreement with Ford providing that we and Ford would make payments between us such that, with respect to any period, the amount of taxes to be paid by us (subject to certain adjustments) would be determined as though we were to file separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary federal, state and local returns, rather than a consolidated subsidiary of Ford, with respect to federal, state and local income taxes. With respect to foreign tax credits, the agreement provided that our right to reimbursement will be determined based on usage of such foreign tax credits by the consolidated group.

        On December 21, 2005, in connection with the Acquisition, we terminated our tax sharing agreement with Ford. In connection with the termination of the agreement, all payables and receivables under the agreement between us and Ford were cancelled, and neither we nor Ford have any future rights or obligations under the agreement.

Other relationships and transactions

        We and Ford also engage in other transactions in the ordinary course of our respective businesses. These transactions include providing equipment rental services to Ford, our providing insurance and insurance claim management services to Ford and our providing car rental services to Ford. In addition, Ford subsidiaries are our car rental licensees in Scandinavia and Finland.

Relationship with Hertz Holdings and CCMG Corporation

        On the Closing Date of the Acquisition, we entered into consulting agreements, or the "Consulting Agreements," with Hertz Holdings and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate will provide Holdings, us and our subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, we will pay to each Sponsor or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount, and we may pay to them a fee for certain types of transactions that Holdings or its subsidiaries complete. If an individual designated by Clayton, Dubilier & Rice, Inc., or "CD&R," serves as both Chairman of our board of directors and Chief Executive Officer for any quarter, we will pay CD&R an additional fee of $500,000 for that quarter.

        Our obligations under the Senior Term Facility and Senior ABL Facility are guaranteed by CCMG Corporation. See Note 3—Debt.

Sponsors

        On the closing date of the Acquisition, Hertz entered into indemnification agreements with Hertz Holdings, the Sponsors and Hertz Holdings stockholders affiliated with the Sponsors, pursuant to which Hertz Holdings and Hertz will indemnify the Sponsors, the Hertz Holdings stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of a consulting agreement with Hertz Holdings and each of the Sponsors and certain other claims and liabilities, including liabilities arising out of financing arrangements or securities offerings. See Note 12—Litigation and Guarantees.

        In connection with the Acquisition, Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Of this amount, $35 million has been recorded as deferred finance charges and $40 million has been recorded as direct costs of the Acquisition. In addition, an affiliate of one of the Sponsors was engaged to provide advisory services to the Sponsors and was paid a fee of $5 million. This affiliate is in the business of providing such services and was engaged by the Sponsors in an arms-length transaction.

Note 16—Subsequent Events (Events subsequent to April 4, 2006 are unaudited)

Interest Rate Swaps

        During January 2006, we assigned our interest rate swaps relating to our 4.7% Notes due October 2, 2006 and our 6.35% Notes due June 15, 2010 to a third party in return for cash. As a result of the assignment of these interest rate swaps, we recorded a gain of $6.6 million in our statement of operations in "Selling, general and administrative expenses."

Hertz Holdings Stock Incentive Plan

        On February 15, 2006, our Board of Directors and that of Hertz Holdings jointly approved the Hertz Global Holdings, Inc. Stock Incentive Plan, or the "Stock Incentive Plan." The Stock Incentive Plan provides for the sale of shares of Hertz Holdings stock to our named executive officers, other key employees and directors as well as the grant of stock options to purchase shares of Hertz Holdings to those individuals. The Board of Directors of Hertz Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of Hertz Holdings may determine the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan was approved by the shareholders of Hertz Holdings on March 8, 2006.

        All option grants will be non-qualified options with a per-share exercise price no less than fair market value of one share of Hertz Holdings stock on the grant date. Any stock options granted will generally have a term of ten years, and unless otherwise determined by the Board or the Compensation Committee of Hertz Holdings will vest in five equal annual installments. The Board or Compensation Committee may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Hertz Holdings experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee's death or disability (as defined in the Stock Incentive Plan). Upon a termination for cause (as defined in the Stock Incentive Plan), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or 60 days following termination of employment (180 days in the case of death, disability or retirement at normal retirement age).

        Unless sooner terminated by our Board of Directors, the Stock Incentive Plan will remain in effect until February 15, 2016.

        During the second quarter of 2006, Hertz Holdings made an equity offering to approximately 350 of our executives and key employees (not including Craig R. Koch, our retiring Chief Executive Officer). The shares sold and options granted to our employees in connection with this equity offering are subject to and governed by the terms of the Stock Incentive Plan. The offering closed on May 5, 2006. In connection with this offering, Hertz Holdings sold 1,757,354 shares at a purchase price of $10.00 per share and granted options to purchase an additional 2,786,354 shares at an exercise price of $10.00 per share. In addition, on May 18, 2006, Hertz Holdings granted our key executives and employees (excluding Mr. Koch) options to acquire an additional 9,515,000 shares of the common stock of Hertz Holdings at $10.00 per share, 800,000 shares at $15.00 per share and 800,000 shares at $20.00 per share. These options are subject to and governed by the Stock Incentive Plan.

        On June 12, 2006, Mr. Koch purchased 50,000 shares at a purchase price of $10.00 per share and received options to purchase an additional 100,000 shares at a purchase price of $10.00 per share.

        On June 29, 2006, in anticipation of the Hertz Holdings Dividend, the Board of Directors of Hertz Holdings modified the option exercise prices downward by an amount equal to the per share amount of the Hertz Holdings Dividend, thereby preserving the intrinsic value of the options, consistent with applicable tax law. We have an unrecognized cost of approximately $14.1 million related to the cost of modifying the exercise prices of the stock options for the special cash dividend. This cost is expected to be recognized over the remainder of the five year requisite vesting period that began on the grant date.

Swaptions

        In May 2006, in connection with the forecasted issuance of the permanent take-out international asset-based facilities, HIL purchased two swaptions for €3.3 million, to protect itself from interest rate increases. These swaptions give HIL the right, but not the obligation, to enter into interest rate swaps, based on a total notional amount of €600 million at an interest rate of 4.155%. The swaptions mature on March 15, 2007.

Hertz Holdings Loan Facility and Dividend

        On June 30, 2006, Hertz Holdings entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the "Hertz Holdings Loan Facility," for the purpose of paying a dividend to the holders of the common stock of Hertz Holdings and paying fees and expenses related to the facility. Under the terms of the financing, Hertz Holdings will be required to pay interest in cash, but only to the extent that funds are available by way of dividend from Hertz to do so in accordance with applicable law and the instruments governing Hertz's existing indebtedness. The amount of interest that would otherwise be payable in cash but for restrictions imposed by applicable law or the instruments governing Hertz's existing indebtedness will not be due on the applicable interest payment date, but will accrue until such time as sufficient funds are available to pay the accrued and unpaid interest in cash without violating these restrictions. Hertz Holdings primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay special cash dividends of $4.32 per share, or approximately $999.2 million, in the aggregate to its common stockholders on June 30, 2006, or the "Hertz Holdings Dividend." It is anticipated that the Hertz Holdings Loan Facility will be repaid with the proceeds of an initial public offering.

Note 17—Guarantor and Non-Guarantor Condensed Consolidating Financial Statements

        The following condensed consolidating financial information presents the Condensed Consolidating Balance Sheets as of December 31, 2005 and 2004 and the Condensed Consolidating Statements of Operations and Statements of Cash Flows for the periods ended December 31, 2005 and December 20, 2005 and for the years ended December 31, 2004 and 2003, of (a) The Hertz Corporation, or "the Parent"; (b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; (d) elimination entries necessary to consolidate the Parent with the guarantor and non-guarantor subsidiaries; and (e) the Company on a consolidated basis.

        Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. Separate financial statements and other disclosures with respect to the subsidiary guarantors have not been provided as management believes the following information is sufficient, as the guarantor subsidiaries are 100 percent owned by the parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the Guarantor Subsidiaries are pledged under the Senior Credit Facilities, and consequently will not be available to satisfy the claims of Hertz's general creditors.

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2005
(in Thousands of Dollars)

	Successor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and equivalents	$150,757	$48,347	$644,804	$—	$843,908
Restricted cash	—	—	289,201	—	289,201
Receivables, less allowance for doubtful accounts	212,085	223,415	1,387,688	—	1,823,188
Due from Hertz affiliates	3,374,318	33,550	2,289,545	(5,697,413)	—
Inventories, at lower cost or market	23,570	46,542	35,420	—	105,532
Prepaid expenses and other assets	328,972	6,271	120,440	(59,268)	396,415
Revenue earning equipment, net	171,780	1,726,164	7,577,021	—	9,474,965
Property and equipment, net	873,023	223,831	293,170	—	1,390,024
Investment in subsidiaries, net	5,272,035	100		(5,272,135)	—
Other intangible assets, net	199,515	2,853,307	182,443	—	3,235,265
Goodwill	281,173	502,529	238,679	—	1,022,381

Total assets	$10,887,228	$5,664,056	$13,058,411	$(11,028,816)	$18,580,879

LIABILITIES AND STOCKHOLDER'S EQUITY
Due to Hertz affiliates	$2,284,911	$1,249,742	$2,162,760	$(5,697,413)	$—
Accounts payable	176,547	85,081	360,248	—	621,876
Accrued liabilities	470,298	39,762	369,868	—	879,928
Accrued taxes	1,934	72,304	41,224	—	115,462
Debt	5,517,810	881	6,996,314	—	12,515,005
Public liability and property damage	169,546	21,871	129,538	—	320,955
Deferred taxes on income	—	1,442,605	469,205	(59,268)	1,852,542

Total liabilities	8,621,046	2,912,246	10,529,157	(5,756,681)	16,305,768

Minority interest	—	—	8,929	—	8,929
Stockholder's Equity	2,266,182	2,751,810	2,520,325	(5,272,135)	2,266,182

Total liabilities and stockholder's equity	$10,887,228	$5,664,056	$13,058,411	$(11,028,816)	$18,580,879

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2004
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
ASSETS
Cash and equivalents	$174,756	$22,538	$480,671	$—	$677,965
Restricted cash	—	—	2,901	—	2,901
Short-term investments	556,997	—	—	—	556,997
Receivables, less allowance for doubtful accounts	513,902	160,286	1,053,337	—	1,727,525
Due from Hertz affiliates	4,984,125	31,838	961,400	(5,977,363)	—
Inventories, at lower cost or market	19,506	40,257	23,524	—	83,287
Prepaid expenses and other assets	473,441	5,065	38,136	(372,474)	144,168
Revenue earning equipment, net	566,070	1,202,594	7,354,251	—	9,122,915
Property and equipment, net	796,170	175,725	264,276	—	1,236,171
Investment in subsidiaries, net	1,917,009			(1,917,009)	—
Other intangible assets, net	144	115	1,311	—	1,570
Goodwill	346,542	86,277	110,056	—	542,875

Total assets	$10,348,662	$1,724,695	$10,289,863	$(8,266,846)	$14,096,374

LIABILITIES AND STOCKHOLDER'S EQUITY
Due to Hertz affiliates	$961,369	$926,443	$4,089,551	$(5,977,363)	$—
Accounts payable	221,807	63,135	501,095	—	786,037
Accrued liabilities	473,530	41,125	321,025	—	835,680
Accrued taxes	34,812	63,682	31,568	—	130,062
Debt	5,795,360	1,395	2,631,276	—	8,428,031
Public liability and property damage	191,537	22,306	177,853	—	391,696
Deferred taxes on income	—	302,686	919,488	(372,474)	849,700

Total liabilities	7,678,415	1,420,772	8,671,856	(6,349,837)	11,421,206

Minority interest	—	—	4,921	—	4,921
Stockholder's equity	2,670,247	303,923	1,613,086	(1,917,009)	2,670,247

Total liabilities and stockholder's equity	$10,348,662	$1,724,695	$10,289,863	$(8,266,846)	$14,096,374

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Period December 21, 2005 to December 31, 2005
(in Thousands of Dollars)

	Successor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$101,762	$18,628	$81,965	$(47,886)	$154,469

Expenses:
Direct operating	60,700	15,928	26,330	—	102,958
Depreciation of revenue earning equipment	46,898	5,711	39,104	(47,886)	43,827
Selling, general and administrative	4,788	3,276	7,103	—	15,167
Interest, net of interest income	10,722	2,943	12,070	—	25,735

Total expenses	123,108	27,858	84,607	(47,886)	187,687

Loss before income taxes, minority interest and equity in earnings (losses) of subsidiaries	(21,346)	(9,230)	(2,642)	—	(33,218)
Benefit (provision) for taxes on income	10,587	2,807	(1,151)	—	12,243
Minority interest	—	—	(371)	—	(371)
Equity in earnings (losses) of subsidiaries (net of tax)	(10,587)	(1,605)	—	12,192	—

Net income (loss)	$(21,346)	$(8,028)	$(4,164)	$12,192	$(21,346)

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Period January 1, 2005 to December 20, 2005
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$3,944,249	$1,071,592	$3,839,956	$(1,541,052)	$7,314,745

Expenses:
Direct operating	2,275,201	542,063	1,269,080	—	4,086,344
Depreciation of revenue earning equipment	1,582,039	145,031	1,369,844	(1,541,052)	1,555,862
Selling, general and administrative	242,287	98,343	282,756	—	623,386
Interest, net of interest income	303,084	69,497	101,666	—	474,247

Total expenses	4,402,611	854,934	3,023,346	(1,541,052)	6,739,839

Income (loss) before income taxes, minority interest and equity in earnings (losses) of subsidiaries	(458,362)	216,658	816,610	—	574,906
Benefit (provision) for taxes on income	182,513	(85,760)	(288,085)	—	(191,332)
Minority interest	—	—	(12,251)	—	(12,251)
Equity in earnings (losses) of subsidiaries (net of tax)	647,172	—	—	(647,172)	—

Net income (loss)	$371,323	$130,898	$516,274	$(647,172)	$371,323

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$3,700,251	$886,038	$3,404,541	$(1,314,878)	$6,675,952

Expenses:
Direct operating	2,069,575	494,560	1,170,226	—	3,734,361
Depreciation of revenue earning equipment	1,336,538	168,051	1,273,547	(1,314,878)	1,463,258
Selling, general and administrative	248,343	92,217	250,757	—	591,317
Interest, net of interest income	258,395	59,517	66,552	—	384,464

Total expenses	3,912,851	814,345	2,761,082	(1,314,878)	6,173,400

Income (loss) before income taxes, minority interest and equity in earnings (losses) of subsidiaries	(212,600)	71,693	643,459	—	502,552
(Provision) benefit for taxes on income	83,654	(28,698)	(188,826)	—	(133,870)
Minority interest	—	—	(3,211)	—	(3,211)
Equity in earnings (losses) of subsidiaries (net of tax)	494,417	—	—	(494,417)	—

Net income (loss)	$365,471	$42,995	$451,422	$(494,417)	$365,471

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Total revenues	$3,391,958	$802,099	$2,517,961	$(778,348)	$5,933,670

Expenses:
Direct operating	1,815,134	477,674	1,023,293	—	3,316,101
Depreciation of revenue earning equipment	1,232,178	200,347	869,214	(778,348)	1,523,391
Selling, general and administrative	196,134	84,337	221,172	—	501,643
Interest, net of interest income	243,702	62,683	48,658	—	355,043

Total expenses	3,487,148	825,041	2,162,337	(778,348)	5,696,178

Income (loss) before income taxes, minority interest and equity in earnings (losses) of subsidiaries	(95,190)	(22,942)	355,624	—	237,492
(Provision) benefit for taxes on income	37,260	7,611	(123,748)	—	(78,877)
Equity in earnings (losses) of subsidiaries (net of tax)	216,545	—	—	(216,545)	—

Net income (loss)	$158,615	$(15,331)	$231,876	$(216,545)	$158,615

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period December 21, 2005 to December 31, 2005
(in Thousands of Dollars)

	Successor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$3,563,566	$30,586	$(3,868,847)	$—	$(274,695)
Cash flows from investing activities:
Net change in restricted cash	—	—	(273,640)	—	(273,640)
Revenue earning equipment expenditures	(3,396)	(5,329)	(226,032)	—	(234,757)
Proceeds from disposal of revenue earning equipment	3,058	(1,002)	197,655	—	199,711
Property and equipment expenditures	23,859	(11,054)	(21,308)	—	(8,503)
Proceeds from disposal of property and equipment	145	4	1,097	—	1,246
Purchase predecessor company stock	(4,379,374)	—	—	—	(4,379,374)

Net cash used in investing activities	(4,355,708)	(17,381)	(322,228)	—	(4,695,317)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	4,337,526	—	4,303,542	—	8,641,068
Repayment of long-term debt	(4,886,310)	(41)	(232,208)	—	(5,118,559)
Proceeds from short-term borrowings	(13,861)	—	24,194	—	10,333
Repayments of short-term borrowings	(1,357,614)	—	—	—	(1,357,614)
Borrowings of ninety days or less, net	186,971	—	177,038	—	364,009
Capital invested by third parties	2,295,000	—	—	—	2,295,000
Payment of financing costs	(173,901)	—	(18,518)	—	(192,419)

Net cash provided by (used in) financing activities	387,811	(41)	4,254,048	—	4,641,818

Effect of foreign exchange rate changes on cash and equivalents	—	—	(1,894)	—	(1,894)

Net increase (decrease) in cash and equivalents during the period	(404,331)	13,164	61,079	—	(330,088)
Cash and equivalents at beginning of period	555,088	35,183	583,725	—	1,173,996

Cash and equivalents at end of period	$150,757	$48,347	$644,804	$—	$843,908

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period January 1, 2005 to December 20, 2005
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by (used in) operating activities	$(312,602)	$623,357	$1,416,759	$—	$1,727,514
Cash flows from investing activities:
Net change in restricted cash	—	—	(12,660)	—	(12,660)
Proceeds from sales of short-term investments, net	556,997	—	—	—	556,997
Revenue earning equipment expenditures	(109,353)	(762,218)	(11,314,634)	—	(12,186,205)
Proceeds from disposal of revenue earning equipment	98,390	210,210	9,797,660	—	10,106,260
Property and equipment expenditures	(177,008)	(54,066)	(103,469)	—	(334,543)
Proceeds from disposal of property and equipment	35,152	(4,165)	41,585	—	72,572
Other investing activities	—	—	2	—	2

Net cash provided by (used in) investing activities	404,178	(610,239)	(1,591,516)	—	(1,797,577)

Cash flows from financing activities:
Issuance of an intercompany note	1,185,000	—	—	—	1,185,000
Proceeds from issuance of long-term debt	18,732	338	8,092	—	27,162
Repayment of long-term debt	(611,347)	(811)	(7,244)	—	(619,402)
Proceeds from short-term borrowings	2,304,699	—	903,386	—	3,208,085
Repayments of short-term borrowings	(1,071,760)	—	(1,191,586)	—	(2,263,346)
Borrowings of ninety days or less, net	(351,568)	—	622,283	—	270,715
Dividends paid	(1,185,000)	—	—	—	(1,185,000)

Net cash provided by (used in) financing activities	288,756	(473)	334,931	—	623,214

Effect of foreign exchange rate changes on cash and equivalents	—	—	(57,120)	—	(57,120)

Net increase in cash and equivalents during the period	380,332	12,645	103,054	—	496,031
Cash and equivalents at beginning of year	174,756	22,538	480,671	—	677,965

Cash and equivalents at end of period	$555,088	$35,183	$583,725	$—	$1,173,996

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by operating activities	$60,692	$391,705	$1,798,988	$—	$2,251,385

Cash flows from investing activities:
Net change in restricted cash	—	—	(2,901)	—	(2,901)
Purchases of short-term investments, net	(56,889)	—	—	—	(56,889)
Revenue earning equipment expenditures	(914,104)	(535,307)	(9,860,621)	—	(11,310,032)
Proceeds from disposal of revenue earning equipment	711,108	201,864	7,827,948	—	8,740,920
Property and equipment expenditures	(160,434)	(47,807)	(78,187)	—	(286,428)
Proceeds from disposal of property and equipment	31,134	4,401	23,718	—	59,253
Other investing activities	—	—	10,187	—	10,187

Net cash used in investing activities	(389,185)	(376,849)	(2,079,856)	—	(2,845,890)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,100,803	2,027	883,151	—	1,985,981
Repayment of long-term debt	(900,000)	(632)	(13,003)	—	(913,635)
Proceeds from short-term borrowings	481,533	—	901,054	—	1,382,587
Repayments of short-term borrowings	(311,604)	—	(662,055)	—	(973,659)
Borrowings of ninety days or less, net	84,214	—	(930,994)	—	(846,780)

Net cash provided by financing activities	454,946	1,395	178,153	—	634,494

Effect of foreign exchange rate changes on cash and equivalents	—	—	27,990	—	27,990

Net increase (decrease) in cash and equivalents during the year	126,453	16,251	(74,725)	—	67,979
Cash and equivalents at beginning of year	48,303	6,287	555,396	—	609,986

Cash and equivalents at end of year	$174,756	$22,538	$480,671	$—	$677,965

THE HERTZ CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003
(in Thousands of Dollars)

	Predecessor
	Parent (The Hertz Corporation)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	The Hertz Corporation & Subsidiaries
Net cash provided by operating activities	$577,304	$95,231	$1,226,791	$—	$1,899,326

Cash flows from investing activities:
Purchases of short-term investments, net	(500,108)	—	—	—	(500,108)
Revenue earning equipment expenditures	(988,431)	(252,016)	(8,196,134)	—	(9,436,581)
Proceeds from disposal of revenue earning equipment	811,841	182,439	6,880,134	—	7,874,414
Property and equipment expenditures	(139,567)	(27,592)	(59,588)	—	(226,747)
Proceeds from disposal of property and equipment	26,292	5,250	23,096	—	54,638
Other investing activities	5,640	—	(1,868)	—	3,772

Net cash used in investing activities	(784,333)	(91,919)	(1,354,360)	—	(2,230,612)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	501,986	—	8,867	—	510,853
Repayment of long-term debt	(700,000)	—	(12,057)	—	(712,057)
Proceeds from short-term borrowings	260,494	—	833,658	—	1,094,152
Repayments of short-term borrowings	(304,596)	—	(416,737)	—	(721,333)
Borrowings of ninety days or less, net	252,730	—	(122,436)	—	130,294

Net cash provided by financing activities	10,614	—	291,295	—	301,909

Effect of foreign exchange rate changes on cash and equivalents	—	—	38,100	—	38,100

Net increase (decrease) in cash and equivalents during the year	(196,415)	3,312	201,826	—	8,723
Cash and equivalents at beginning of year	244,718	2,975	353,570	—	601,263

Cash and equivalents at end of year	$48,303	$6,287	$555,396	$—	$609,986

SCHEDULE I— CONDENSED FINANCIAL INFORMATION OF REGISTRANT

THE HERTZ CORPORATION
(Parent Company Only)

CONDENSED BALANCE SHEETS

(In Thousands of Dollars)

	Successor December 31,	Predecessor December 31,
	2005	2004
Assets
Cash and equivalents	$150,757	$174,756
Short-term investments	—	556,997
Receivables, net	212,085	513,902
Due from Hertz affiliates	3,374,318	4,984,125
Inventories, at lower of cost or market	23,570	19,506
Prepaid expenses and other assets	328,972	473,441
Revenue earning equipment, net	171,780	566,070
Property and equipment, net	873,023	796,170
Investments in subsidiaries, net	5,272,035	1,917,009
Other intangibles, net	199,515	144
Goodwill	281,173	346,542

Total assets	$10,887,228	$10,348,662

Liabilities and Stockholder's Equity
Due to Hertz affiliates	$2,284,911	$961,369
Accounts payable	176,547	221,807
Accrued liabilities	470,298	473,530
Accrued taxes	1,934	34,812
Debt	5,517,810	5,795,360
Public liability and property damage	169,546	191,537
Deferred taxes on income	—	—

Total liabilities	8,621,046	7,678,415

Stockholder's Equity:
Additional capital paid-in	2,295,000	983,132
Retained earnings (deficit)	(21,346)	1,479,217
Accumulated other comprehensive income (loss)	(7,472)	207,898

Total stockholder's equity	2,266,182	2,670,247

Total liabilities and stockholder's equity	$10,887,228	$10,348,662

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION
(Parent Company Only)

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands of Dollars)

	Successor	Predecessor
	For the periods from
			Years Ended December 31,
	December 21, 2005 to December 31, 2005	January 1, 2005 to December 20, 2005 Restated
			2004	2003
Total revenues	$101,762	$3,944,249	$3,700,251	$3,391,958

Expenses:
Direct operating	60,700	2,275,201	2,069,575	1,815,134
Depreciation of revenue earning equipment	46,898	1,582,039	1,336,538	1,232,178
Selling, general and administrative	4,788	242,287	248,343	196,134
Interest, net of interest income	10,722	303,084	258,395	243,702

Total expenses	123,108	4,402,611	3,912,851	3,487,148

Loss before income taxes and equity in earnings (losses) of subsidiaries	(21,346)	(458,362)	(212,600)	(95,190)
Benefit for taxes on income	10,587	182,513	83,654	37,260
Equity in earnings (losses) of subsidiaries	(10,587)	647,172	494,417	216,545

Net income (loss)	$(21,346)	$371,323	$365,471	$158,615

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION
(Parent Company Only)

CONDENSED STATEMENTS OF STOCKHOLDER'S EQUITY

(in Thousands of Dollars)

	Common Stock	Additional Capital Paid-In	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity
Predecessor
Balance at:
DECEMBER 31, 2002	$—	$983,132	$955,131	$(16,376)	$1,921,887
Net income			158,615		158,615
Translation adjustment changes				149,037	149,037
Unrealized holding losses on securities, net of tax of $61				(551)	(551)
Minimum pension liability adjustment, net of tax of $1,748				(3,597)	(3,597)

Total Comprehensive Income					303,504

DECEMBER 31, 2003	—	983,132	1,113,746	128,513	2,225,391
Net income			365,471		365,471
Translation adjustment changes				83,420	83,420
Unrealized holding losses on securities, net of tax of $8				(82)	(82)
Minimum pension liability adjustment, net of tax of $1,076				(3,953)	(3,953)

Total Comprehensive Income					444,856

DECEMBER 31, 2004	—	983,132	1,479,217	207,898	2,670,247
Net income (as restated)			371,323		371,323
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $281				424	424
Translation adjustment changes				(123,893)	(123,893)
Unrealized holding losses on securities, net of tax of $5				(37)	(37)
Minimum pension liability adjustment, net of tax of $5,891				(12,076)	(12,076)

Total Comprehensive Income					235,741
Dividend to Ford Motor Company			(1,185,000)		(1,185,000)

DECEMBER 20, 2005, as restated	—	983,132	665,540	72,316	1,720,988

Successor
Balance at:
DECEMBER 21, 2005	—	—	—	—	—
Capital contribution		2,295,000			2,295,000
Net loss			(21,346)		(21,346)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $2,704				(4,078)	(4,078)
Translation adjustment changes				(3,394)	(3,394)

Total Comprehensive Loss					(28,818)

DECEMBER 31, 2005	$—	$2,295,000	$(21,346)	$(7,472)	$2,266,182

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION
(Parent Company Only)

CONDENSED STATEMENTS OF CASH FLOWS

(in Thousands of Dollars)

	Successor	Predecessor	Predecessor
	For the periods from
			Years ended December 31,
		January 1, 2005 to December 20, 2005 Restated
	December 21, 2005 to December 31, 2005		2004	2003
Cash flows from operating activities:
Net income (loss)	$(21,346)	$371,323	$365,471	$158,615
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	3,584,912	(683,925)	(304,779)	418,689

Net cash provided by (used in) operating activities	3,563,566	(312,602)	60,692	577,304

Cash flows from investing activities:
Purchase of predecessor company stock	(4,379,374)	—	—	—
Proceeds from sales (purchases) of short-term investments, net	—	556,997	(56,889)	(500,108)
Revenue earning equipment expenditures	(3,396)	(109,353)	(914,104)	(988,431)
Proceeds from disposal of revenue earning equipment	3,058	98,390	711,108	811,841
Property and equipment expenditures	23,859	(177,008)	(160,434)	(139,567)
Proceeds from disposal of property and equipment	145	35,152	31,134	26,292
Other investing activities	—	—	—	5,640

Net cash provided by (used in) investing activities	(4,355,708)	404,178	(389,185)	(784,333)

Cash flows from financing activities:
Issuance of an intercompany note	—	1,185,000	—	—
Proceeds from issuance of long-term debt	4,337,526	18,732	1,100,803	501,986
Repayment of long-term debt	(4,886,310)	(611,347)	(900,000)	(700,000)
Proceeds from short-term borrowings	(13,861)	2,304,699	481,533	260,494
Repayments of short-term borrowings	(1,357,614)	(1,071,760)	(311,604)	(304,596)
Borrowings of ninety days or less, net	186,971	(351,568)	84,214	252,730
Dividends paid	—	(1,185,000)	—	—
Capital invested by third parties	2,295,000	—	—	—
Payment of financing costs	(173,901)	—	—	—

Net cash provided by financing activities	387,811	288,756	454,946	10,614

Net increase (decrease) in cash and equivalents during the period	(404,331)	380,332	126,453	(196,415)
Cash and equivalents at beginning of period	555,088	174,756	48,303	244,718

Cash and equivalents at end of period	$150,757	$555,088	$174,756	$48,303

The accompanying notes are an integral part of these financial statements.

THE HERTZ CORPORATION
(Parent Company Only)

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        The accompanying condensed financial statements include only the accounts of The Hertz Corporation, or the "Company." Investments in the Company's subsidiaries are accounted for under the equity method. These condensed parent company financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, as restricted net assets of the Company's subsidiaries exceed 25% of the Company's consolidated net assets as of December 31, 2005.

        Certain amounts in the parent company condensed financial statements have been revised to conform the presentation with that in our guarantor financial information included in Note 17 to the audited annual consolidated financial statements included in this Registration Statement and to net intercompany balances between parent company divisions that had previously been shown on a gross basis. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted since this information is included in the Company's consolidated financial statements included elsewhere in this Registration Statement.

        As a result of the restatement by The Hertz Corporation and its subsidiaries discussed in Note 1A to the audited annual consolidated financial statements included in this Registration Statement, the Company has restated its previously issued condensed statements of operations, stockholder's equity and cash flows for the Predecessor period ended December 20, 2005.

Note 2—Commitments and Contingencies

        The following table details the contractual cash obligations of the Company for debt (excluding obligations for interest and estimated payments under interest rate swap agreements) as of December 31, 2005 (in thousands of dollars):

	Total	2006	2007	2008	2009	2010	Thereafter
Debt	$5,581,882	$564,316	$129,054	$49,595	$71,131	$49,077	$4,718,709

        The following table details the contractual cash obligations of the Company for operating leases and purchase obligations as of December 31, 2005 (in thousands of dollars):

	Total	Less than 1 Year	1–3 Years	3–5 Years	More than 5 Years
Operating leases and concession agreements	$1,156,402	$225,347	$328,256	$169,449	$433,350
Purchase obligations	5,003,700	4,966,700	36,500	500	—

Total	$6,160,102	$5,192,047	$364,756	$169,949	$433,350

Note 3—Dividends

        The following table details cash dividends received by the Company from its subsidiaries during 2005, 2004 and 2003 (in thousands of dollars):

	2005	2004	2003
Cash dividends	$86,950	$83,533	$48,000

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

THE HERTZ CORPORATION AND SUBSIDIARIES

			Additions
	Balance at Beginning of Period		Charged to Expense	Translation Adjustments	Deductions		Balance at End of Period
	(In thousands of dollars)
Allowance for doubtful accounts:
Successor
For the period from December 21, 2005 to December 31, 2005	$—	(a)	$462	$(10)	$(8	)(b)	$460
Predecessor
For the period from January 1, 2005 to December 20, 2005	$30,447		$11,447	$(1,202)	$22,529	(b)	$18,163
Year ended December 31, 2004	$35,758		$14,133	$1,123	$20,567	(b)	$30,447
Year ended December 31, 2003	$29,047		$23,053	$3,646	$19,988	(b)	$35,758

(a)
The underlying accounts receivable were revalued at their estimated net realizable value as of the date of the Acquisition. Accordingly, the allowance for doubtful accounts was valued at zero.

(b)
Amounts written off, net of recoveries.

THE HERTZ CORPORATION

Offers to Exchange

$1,800,000,000 Outstanding 8.875% Senior Notes due 2014
for $1,800,000,000 Registered 8.875% Senior Notes due 2014,

$600,000,000 Outstanding 10.5% Senior Subordinated Notes due 2016
for $600,000,000 Registered 10.5% Senior Subordinated Notes due 2016

and

€225,000,000 Outstanding 7.875% Senior Notes due 2014
for €225,000,000 Registered 7.875% Senior Notes due 2014

PROSPECTUS

                      , 2006

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Hertz Corporation, Brae Holding Corp., Hertz Claim Management Corporation, Hertz Equipment Rental Corporation, Hertz Global Services Corporation, Hertz Local Edition Corp., Hertz System, Inc., Hertz Technologies, Inc., Hertz Transporting, Inc., HCM Marketing Corporation, Hertz Local Edition Transporting, Inc. and Smartz Vehicle Rental Corporation are incorporated under the laws of the state of Delaware.

        Section 145 of the Delaware General Corporation Law, or the "DGCL," provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The certificate of incorporation of The Hertz Corporation provides for the indemnification of directors and officers and their legal representatives who were or are made party to, are threatened to be made party to or are involved in any action, suit or proceeding by reason of the fact that he (or a person of whom he is the legal representative) is or was a director or officer of The Hertz Corporation or is or was serving at the request of The Hertz Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director or officer, to the fullest extent permitted by the DGCL against all expenses, liability and losses (including penalties, fines, judgments, attorney's fees, amounts paid or to be paid in settlement and excise taxes or penalties imposed on fiduciaries with respect to employee benefit plans, charitable organizations or similar matters) reasonably incurred or suffered by such person in connection therewith. With respect to proceedings initiated by such persons, The Hertz Corporation shall only indemnify such person to the extent such proceeding was authorized by the Board of Directors. The certificate of incorporation further provides that such rights to indemnification are not exclusive of any rights which any person may have or acquire under any statute, provision of the certification of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        In addition, as permitted by the DGCL, the certificate of incorporation of The Hertz Corporation as well as of each of HCM Marketing Corporation, Hertz Local Edition Transporting, Inc. and Hertz Technologies, Inc. provides that their respective directors shall have no personal liability to the respective corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the respective corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        The certificate of incorporation of Hertz Equipment Rental Corporation provides that its directors and officers and any person serving at its request as director or officer of another corporation in which it is a creditor shall be indemnified against all expenses actually and necessarily incurred or paid by him in connection with the defense of any action, suit or proceeding to which he is a party by reason of his being or having been such director or officer. In cases where such action, suit or proceeding proceeds to final adjudication, such indemnification shall not extend to matters as to which it is adjudged that such director or officer is liable for negligence or misconduct in the performance of his duties as such.

        The certificates of incorporation of each of Brae Holding Corp., Hertz Claim Management Corporation, Hertz Global Services Corporation, Hertz Local Edition Corp., Hertz System, Inc., Hertz Transporting, Inc. and Smartz Vehicle Rental Corporation do not contain specific provisions for the indemnification of their respective directors and officers.

        In addition to the indemnification rights provided under the certificate of incorporation of The Hertz Corporation, the by-laws of The Hertz Corporation include rights of indemnification for directors and officers of The Hertz Corporation who served on or after December 22, 2005, including a prohibition on The Hertz Corporation from requiring security in connection with any undertaking from a director or officer to repay any advanced expenses if it is ultimately determined that he or she was not entitled to indemnification, a requirement to make indemnification payments promptly and in any event within 30 days of written requests and an obligation of The Hertz Corporation to maintain insurance for directors and officers if available on commercially reasonable terms, consistent with then prevailing market rates.

        The by-laws of each of Brae Holding Corp., Hertz Claim Management Corporation, HCM Marketing Corporation, Hertz Local Edition Corp., Hertz Local Edition Transporting, Inc., Hertz Global Services Corporation, Hertz Technologies, Inc., Hertz Transporting, Inc. and Smartz Vehicle Rental Corporation provide for the indemnification of their respective current and former directors and current or former officers to the fullest extent permitted by the DGCL.

        The by-laws of each of Hertz Equipment Rental Corporation and Hertz System, Inc. provide for the indemnification of their respective current and former directors and officers, as well as such persons' executors, administrators or other legal representatives, against reasonable costs and expenses (including judgments, fines, penalties, amounts paid in settlement and attorneys' fees) incurred in connection with any civil or criminal action, suit or other proceeding to which such director or officer (or his executors, administrators or other legal representatives) may be made a party by reason of such director or officer being or having been a director or officer of Hertz Equipment Rental Corporation or Hertz System, Inc., as the case may be, or of any other corporation or organization which such director or officer served in any such capacity at the request of Hertz Equipment Rental Corporation or Hertz System, Inc., as the case may be, unless it is finally adjudged in such action, suit or proceeding that such director or officer has been liable for negligence or willful misconduct in the performance of such director or officer's duties as director or officer. If such action, suit or proceeding is concluded by judgment, settled or otherwise terminated against such director or officer without a final determination as to whether such director or officer has been so liable, such director or officer shall not be indemnified unless it is determined by a majority of the Board of Directors who are not parties to such proceeding (or by any one or more disinterested persons to whom the question is referred by the Board of Directors) that such officer or director has not in any substantial way been liable.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

        The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description
2.1
Stock Purchase Agreement, dated as of September 12, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Ford Holdings LLC and Ford Motor Company with respect to the sale of The Hertz Corporation (Incorporated by reference to Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005)
3.1	Restated Certificate of Incorporation of The Hertz Corporation (Incorporated by reference to Exhibit (3)(i) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)
3.1.1
Form of Amendment No. 1 to the Restated Certificate of Incorporation of The Hertz Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.2	Form of Amended and Restated By-Laws of The Hertz Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.3	Certificate of Incorporation of Brae Holding Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.4	By-Laws of Brae Holding Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.5	Certificate of Incorporation of Hertz Claim Management Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.6	By-Laws of Hertz Claim Management Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.7	Certificate of Incorporation of Hertz Equipment Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.8	By-Laws of Hertz Equipment Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.9	Certificate of Incorporation of Hertz Global Services Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.10	By-Laws of Hertz Global Services Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)

3.11	Certificate of Incorporation of Hertz Local Edition Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.12	By-Laws of Hertz Local Edition Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.13	Certificate of Incorporation of Hertz System, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.14	By-Laws of Hertz System, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.15	Certificate of Incorporation of Hertz Technologies, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.16	By-Laws of Hertz Technologies, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.17	Certificate of Incorporation of Hertz Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.18	By-Laws of Hertz Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.19	Certificate of Incorporation of HCM Marketing Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.20	By-Laws of HCM Marketing Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.21	Certificate of Incorporation of Hertz Local Edition Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.22	By-Laws of Hertz Local Edition Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.23	Certification of Incorporation of Smartz Vehicle Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.24	By-Laws of Smartz Vehicle Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
4.1.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**

4.1.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, as filed on July 7, 2006.)
4.2.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016**
4.2.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016 (Incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K, as filed on July 7, 2006.)
4.3.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.2
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation. relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.4.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation, relating to the 10.5% Senior Subordinated Notes due 2016**

4.4.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.5.1
Senior Bridge Facilities Agreement, dated as of December 21, 2005, by and between Hertz International, Ltd., certain of its subsidiaries, Hertz Europe Limited, as Coordinator, BNP Paribas and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon, as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc, and Calyon, as Joint Bookrunners, BNP Paribas, as Facility Agent, BNP Paribas, as Security Agent, BNP Paribas, as Global Coordinator, and the financial institutions named therein**
4.5.2
Intercreditor Deed, dated as of December 21, 2005, by and between Hertz International, Ltd., as Parent, Hertz Europe Limited, as Coordinator, certain of its subsidiaries, BNP Paribas as A/C Facility Agent and NZ Facility Agent, BNP Paribas as Security Agent, Banco BNP Paribas Brasil S.A., as Brazilian Facility Agent, BNP Paribas, as Australian Security Trustee, the financial institutions named therein, and The Hertz Corporation**
4.5.3	Australian Purchaser Charge (Project H)—Unlimited, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.4	Australian Purchaser Charge (Project H)—South Australia, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.5	Australian Purchaser Charge (Project H)—Queensland, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.6	Australian Share Mortgage of Purchaser Shares (Project H), dated as of December 21, 2005, by and between Hertz Investment (Holdings) Pty Limited and HA Funding Pty Limited**
4.5.7	Australian Issuer Charge (Project H), dated as of December 21, 2005, by and between Hertz Note Issuer Pty Limited and HA Funding Pty Limited**
4.5.8	Australian Borrower Charge (Project H), dated as of December 20, 2005, by and between HA Funding Pty Limited and the BNP Paribas**
4.5.9	Australian Security Trust Deed (Project H), dated as of December 21, 2005, between HA Funding Pty Limited and BNP Paribas**
4.5.10	Business Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium N.V., as Pledgor, and BNP Paribas S.A., as Pledgee (English language version)**
4.5.11	Receivables and Bank Account Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium NV as Pledgor, and BNP Paribas, as Pledgee**
4.5.12	Share Pledge Agreement, dated as of December 21, 2005, by and between Hertz Holdings Netherlands B.V., as Pledgor, and BNP Paribas, as Pledgee**
4.5.13	Security Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.14.1	Deed of Hypothec, dated as of December 21, 2005, by and between Hertz Canada Limited and BNP Paribas (Canada), and related Bond and Bond Pledge Agreement**
4.5.14.2	Bond Pledge Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Pledgor, and BNP Paribas (Canada), as Security Agent**

4.5.15	Security Agreement, dated as of December 21, 2005, by and between 1677932 Ontario Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.16	Security Agreement, dated as of December 21, 2005, by and between CMGC Canada Acquisition ULC, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.17
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.18
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.19
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Hertz France, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.20
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.21
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.22
Master Agreement For Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Hertz Equipement France, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.23
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.24
Master Agreement for Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Equipole Finance Services, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.25
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.26
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Equipole Finance Services, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**

4.5.27
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.28
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.29
Account Pledge Agreement, dated as of December 21, 2005, among Hertz Autovermietung GmbH, The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada) and Indosuez Finance (U.K.) Limited as Pledgees and BNP Paribas S.A. as Security Agent**
4.5.30	Global Assignment Agreement, dated as of December 21, 2005, between Hertz Autoverrmietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender (English language version)**
4.5.31	Security Transfer of Moveable Assets, dated as of December 21, 2005, between Hertz Autovermietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender**
4.5.32
Share Pledge Agreement, dated as of December 21, 2005, among Equipole S.A. (France), The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada), Indosuez Finance (U.K.) Limited and BNP Paribas S.A., as Security Agent**
4.5.33	Security Assignment of Receivables, dated as of December 21, 2005, between Hertz Italiana S.p.A. as assignor and BNP Paribas S.A. as Security Agent**
4.5.34	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A. as pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.35	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A., as Pledgor, and BNP Paribas S.A., as Pledgee and Security Agent**
4.5.36	Pledge Agreement over Hertz Italiana S.p.A. shares, dated as of December 21, 2005, between Hertz Holding South Europe S.r.l as Pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.37	Deed of Non-Possessory Pledge of Movables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.38	Deed of Disclosed Pledge of Receivables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.39	Deed of Undisclosed Pledge of Receivables between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.40
Deed of Pledge of Registered Shares, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas, as Pledgees, and Hertz Automobielen Netherlands B.V.**

4.5.41	Deed of Pledge on Registered Shares, dated as of December 21, 2005, between Hertz Holdings Netherlands B.V., as Pledgor, BNS Automobile Funding B.V., as Pledgee, and Stuurgroep Holland B.V.**
4.5.42	Deed of Disclosed Pledge of Receivables between BNS Automobile Funding B.V., as Pledgor, and BNP Paribas as Security Agent, as Pledgee**
4.5.43
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz de España, S.A, Hertz Alquiler de Maquinaria, S.L., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent relating to Hertz Alquiler de Maquinaria**
4.5.44	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.45	Pledge of Credit Rights of Insurance Policies Contract, dated as of December 21, 2005,among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.46	Pledge of Credit Rights of Bank Accounts, dated as of December 21, 2005 among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.47	Pledges over VAT Credit Rights Contract, dated as of December 21, 2005, among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.48	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.49
Pledge of Credit Rights of Bank Accounts Contract, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.50
Pledges of Credit Rights of Insurance Policies Contract, dates as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.51	Pledges over VAT Credit Rights Contracts, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria S.L., as Pledgor, BNS Automobile Funding B.V., and BNP Paribas S.A., as Security Agent**
4.5.52
Pledges of Credit Rights Contract, dated as of December 21, 2005, among BNS Automobile Funding B.V., as Pledgor, Hertz de Espana S.A., Hertz Alquiler de Maquinaria, S.L., and BNP Paribas S.A., as Security Agent**
4.5.53
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz International Ltd., Hertz Equipment Rental International, Limited, Hertz de España, S.A., and BNP Paribas S.A., as Security Agent**
4.5.54
Share Pledge Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Züri-Leu Garage AG and Société Immobilière Fair Play**

4.5.55
Assignment Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the assignment and transfer of trade receivables, insurance claims, inter-company receivables and bank accounts**
4.5.56	Share Pledge Agreement, dated as of December 21, 2005, between Hertz Holdings South Europe S.r.l and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Hertz AG**
4.5.57	Deed of Charge, dated as of December 21, 2005, between Hertz (U.K.) Limited as Chargor and BNP Paribas as Security Agent**
4.5.58	Deed of Charge over Shares, in Hertz (U.K.) Limited, dated as of December 21, 2005, between Hertz Holdings II U.K. Limited as Chargor and BNP Paribas as Security Agent**
4.5.59	Deed of Charge over Shares in Hertz Holdings III UK Limited, dated as of December 21, 2005, between Hertz International, Ltd. and BNP Paribas as Security Agent**
4.5.60	Deed of Charge, dated as of December 21, 2005, between BNS Automobile Funding B.V. as Chargor and BNP Paribas as Security Agent**
4.6.1
Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.6.2
Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.3
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.4
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.5	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch.**
4.6.6	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.6.5 for each of the mortgaged properties.**

4.6.7
Amendment, dated as of June 30, 2006, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, as filed on July 7, 2006.)
4.7.1
Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers.**
4.7.2
U.S. Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.3
Canadian Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited, Western Shut-Down (1995) Limited, certain of its subsidiaries, and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.4
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.5
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.6	Trademark Security Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.7	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch.**

4.7.8	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.7.7 for each of the mortgaged properties.**
4.7.9
Amendment, dated as of June 30, 2006, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, as filed on July 7, 2006.)
4.8
Intercreditor Agreement, dated as of December 21, 2005, by and between Deutsche Bank AG, New York Branch, as ABL Agent, Deutsche Bank AG, New York Branch, as Term Agent, as acknowledged by CCMG Corporation, The Hertz Corporation and certain of its subsidiaries**
4.9.1	Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.2
Series 2005-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.3
Series 2005-2 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.4
Series 2005-3 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.5
Series 2005-4 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.6
Amended and Restated Series 2004-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.7
Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, as Lessee and Servicer, and Hertz Vehicle Financing LLC, as Lessor**

4.9.8
Amended and Restated Participation, Purchase and Sale Agreement, dated as of December 21, 2005, by and between Hertz General Interest LLC, Hertz Vehicle Financing LLC and The Hertz Corporation, as Lessee and Servicer**
4.9.9	Purchase and Sale Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC and Hertz Funding Corp.**
4.9.10	Contribution Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC and The Hertz Corporation**
4.9.11
Amended and Restated Collateral Agency Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as a Grantor, Hertz General Interest LLC, as a Grantor, The Hertz Corporation, as Servicer, BNY Midwest Trust Company, as Collateral Agent, BNY Midwest Trust Company, as Trustee and Secured Party, and The Hertz Corporation, as Secured Party**
4.9.12	Amended and Restated Administration Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and BNY Midwest Trust Company, as Trustee**
4.9.13
Master Exchange Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Property Holdings LLC**
4.9.14
Escrow Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Chase Bank, N.A.**
4.9.15
Amended and Restated Class A-1 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset Backed Notes, Class A-1), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.16
Amended and Restated Class A-2 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset backed Notes, Class A-2), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.17
Amended and Restated Class A Note Purchase Agreement (Series 2005-4 Variable Funding Rental Car Asset Backed Notes, Class A), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.18	Letter of Credit Facility Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and Ford Motor Company**
4.9.19	Insurance Agreement, dated as of December 21, 2005, by and between MBIA Insurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**

4.9.20	Insurance Agreement, dated as of December 21, 2005, by and between Ambac Assurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.21	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-1 Rental Car Asset Backed Notes**
4.9.22	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-4 Rental Car Asset Backed Notes**
4.9.23	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-2 Rental Car Asset Backed Notes**
4.9.24	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-3 Rental Car Asset Backed Notes**
4.10
Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder. (Incorporated by reference to Exhibit 4.13 to Amendment No. 4 to the Registration Statement on Form S-1 of Hertz Global Holdings, Inc. filed on October 27, 2006)
4.10.1
First Amendment, dated as of October 6, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder. (Incorporated by reference to Exhibit 4.13.1 to Amendment No. 4 to the Registration Statement on Form S-1 of Hertz Global Holdings, Inc. filed on October 27, 2006)
5.1	Opinion of Debevoise & Plimpton LLP†
10.1	Hertz Global Holdings, Inc. Stock Incentive Plan* **
10.1.1
First Amendment to the Hertz Global Holdings, Inc. Stock Incentive Plan (Incorporated by reference to the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 of Hertz Global Holdings, Inc. filed on October 27, 2006)
10.2	Form of Stock Subscription Agreement under Stock Incentive Plan* **
10.3	Form of Stock Option Agreement under Stock Incentive Plan* **
10.4	Employment Agreement between The Hertz Corporation and Craig R. Koch (Incorporated by reference to Exhibit 10.4(3) to our Registration Statement No. 333-125764)*
10.5
Form of Change in Control Agreement (and certain terms related thereto) among The Hertz Corporation, Ford Motor Company and each of Messrs. Koch, Nothwang, Siracusa, Taride and Plescia (Incorporated by reference to Exhibit 10.5 to our Registration Statement No. 333-125764)*
10.6	Non-Compete Agreement, dated April 10, 2000, between Hertz Europe Limited and Michel Taride (Incorporated by reference to Exhibit 10.6 to our Registration Statement No. 333-125764)*

10.7	The Hertz Corporation Compensation Supplemental Retirement and Savings Plan (Incorporated by reference to Exhibit 10.7 to our Registration Statement No. 333-125764)*
10.8	The Hertz Corporation Executive Long Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.8 our Registration Statement No. 333-125764)*
10.9	The Hertz Corporation Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.9 to our Registration Statement No. 333-125764)*
10.10	The Hertz Corporation Benefit Equalization Plan (Incorporated by reference to Exhibit 10.10 to our Registration Statement No. 333-125764)*
10.11	The Hertz Corporation Key Officer Postretirement Assigned Car Benefit Plan (Incorporated by reference to Exhibit 10.11 to our Registration Statement No. 333-125764)*
10.12	The Hertz Corporation Retirement Plan (Incorporated by reference to Exhibit 10.12 to our Registration Statement No. 333-125764)*
10.13	The Hertz Corporation (UK) 1972 Pension Plan (Incorporated by reference to Exhibit 10.13 to our Registration Statement No. 333-125764)*
10.14	The Hertz Corporation (UK) Supplementary Unapproved Pension Scheme (Incorporated by reference to Exhibit 10.14 to our Registration Statement No. 333-125764)*
10.15
RCA Executive Deferred Compensation Plan and Employee Participation Agreement, dated May 29, 1985, between Craig R. Koch and The Hertz Corporation (Incorporated by reference to Exhibit 10.15 to our Registration Statement No. 333-125764)*
10.16	The Hertz Corporation 2005 Executive Incentive Compensation Plan* **
10.17	Letter Agreement, dated October 19, 2005, as amended and restated as of November 15, 2005, between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.) and Craig R. Koch* **
10.18
Amended and Restated Indemnification Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicles LLC, Hertz Funding Corp., Hertz General Interest LLC, and Hertz Vehicle Financing LLC**
10.19	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Clayton, Dubilier & Rice, Inc.**
10.20	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and TC Group IV, L.L.C.**
10.21	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Merrill Lynch Global Partners, Inc.**
10.22
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc.**

10.23
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l., and TC Group IV, L.L.C.**
10.24
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, CMC-Hertz Partners, L.P., ML Hertz Co-Investor, L.P., and Merrill Lynch Global Partners, Inc.**
10.25
Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, The Hertz Corporation, and Hertz International, Ltd.**
10.26	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, and The Hertz Corporation**
10.27
Master Supply and Advertising Agreement, dated as of July 5, 2005, by and between Ford Motor Company, The Hertz Corporation and Hertz General Interest LLC (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005. Such Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and submitted pursuant to an application for confidential treatment.)
10.28
Employment agreement, dated as of July 10, 2006, between Hertz Global Holdings, Inc. and Mark P. Frissora* (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of The Hertz Corporation filed with the Securities and Exchange Commission on August 14, 2006.)
10.29
Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Clayton, Dubilier & Rice, Inc. (Incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 (No. 333-135782) of Hertz Global Holdings, Inc. filed with the Securities and Exchange Commission October 23, 2006)
10.30
Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and TC Group IV, L.L.C. (Incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1 (No. 333-135782) of Hertz Global Holdings, Inc. filed with the Securities and Exchange Commission October 23, 2006)
10.31
Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Merrill Lynch Global Partners, Inc. (Incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1 (No. 333-135782) of Hertz Global Holdings, Inc. filed with the Securities and Exchange Commission October 23, 2006)
12.1	Computation of Ratio of Earnings to Fixed Charges
15.1	Awareness letter of PricewaterhouseCoopers LLP
21.1	List of subsidiaries**
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)†

23.3	Consent of F.W. Dodge (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
23.4	Consent of Euromonitor International (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.1	Powers of Attorney with respect to The Hertz Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.2	Powers of Attorney with respect to Brae Holding Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.3	Powers of Attorney with respect to Hertz Global Services Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.4	Powers of Attorney with respect to Hertz Claim Management Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.5	Powers of Attorney with respect to Hertz Equipment Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.6	Powers of Attorney with respect to Hertz Local Edition Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.7	Powers of Attorney with respect to Hertz System, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.8	Powers of Attorney with respect to Hertz Technologies, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.9	Powers of Attorney with respect to Hertz Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.10	Powers of Attorney with respect to HCM Marketing Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.11	Powers of Attorney with respect to Hertz Local Edition Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.12	Powers of Attorney with respect to Smartz Vehicle Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1 (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
99.1	Form of Letter of Transmittal—Dollar Notes†
99.2	Form of Notice of Guaranteed Delivery—Dollar Notes†

99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner—Dollar Notes†

*
Denotes management contract or compensatory plan, contract or arrangement.

**
Incorporated by reference to the exhibit of the same number to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2006

†
To be filed by amendment.

        As of November 22, 2006, we had various additional obligations which could be considered long-term debt, none of which exceeded 10% of our total assets on a consolidated basis. We agree to furnish to the SEC upon request a copy of any such instrument defining the rights of the holders of such long-term debt.

        Schedules and exhibits not included above have been omitted because the information required has been included in the financial statements or notes thereto or are not applicable or not required.

ITEM 22.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (11) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it becomes effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, The Hertz Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

THE HERTZ CORPORATION
By:	/s/ PAUL J. SIRACUSA
	Name:	Paul J. Siracusa
	Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ CRAIG R. KOCH* Craig R. Koch	Chairman of the Board
/s/ GEORGE W. TAMKE* George W. Tamke	Lead Director
/s/ MARK P. FRISSORA* Mark P. Frissora	Chief Executive Officer and Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Executive Vice President and Chief Financial Officer
/s/ RICHARD J. FOTI* Richard J. Foti	Staff Vice President and Controller
/s/ NATHAN K. SLEEPER* Nathan K. Sleeper	Director
/s/ DAVID H. WASSERMAN* David H. Wasserman	Director

/s/ WILLIAM E. CONWAY, JR.* William E. Conway, Jr.	Director
/s/ GREGORY S. LEDFORD* Gregory S. Ledford	Director
/s/ GEORGE A. BITAR* George A. Bitar	Director
/s/ ROBERT F. END* Robert F. End	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Brae Holding Corp. and Hertz Global Services Corporation have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

BRAE HOLDING CORP. HERTZ GLOBAL SERVICES CORPORATION
By:	/s/ PAUL J. SIRACUSA
	Name:	Paul J. Siracusa
	Title:	Vice President, Finance and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ MARK P. FRISSORA* Mark P. Frissora	President and Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Vice President, Finance and Director
/s/ RICHARD J. FOTI* Richard J. Foti	Controller
/s/ BRIAN J. KENNEDY* Brian J. Kennedy	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz Claim Management Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HERTZ CLAIM MANAGEMENT CORPORATION
By:	/s/ PAUL J. SIRACUSA
	Name:	Paul J. Siracusa
	Title:	Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ PAUL J. SIRACUSA Paul J. Siracusa	Chairman of the Board and President
/s/ ELYSE DOUGLAS* Elyse Douglas	Treasurer
/s/ RAYMOND BATISTONI* Raymond Batistoni	Controller
/s/ RICHARD J. FOTI* Richard J. Foti	Director
/s/ VINCENT J. MOFFA* Vincent J. Moffa	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz Equipment Rental Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HERTZ EQUIPMENT RENTAL CORPORATION
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Vice President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ GERALD A. PLESCIA* Gerald A. Plescia	President and Director
/s/ ELYSE DOUGLAS* Elyse Douglas	Treasurer
/s/ DAVID D'ANGELO* David D'Angelo	Controller
/s/ MARK P. FRISSORA* Mark P. Frissora	Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz Local Edition Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HERTZ LOCAL EDITION CORP.
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Vice President, Finance and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ JOSEPH R. NOTHWANG* Joseph R. Nothwang	President and Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Vice President, Finance and Director
/s/ RICHARD J. FOTI* Richard J. Foti	Controller
/s/ MARK P. FRISSORA* Mark P. Frissora	Chairman of the Board
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz System, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HERTZ SYSTEM, INC.
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Vice President, Controller and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ MARK P. FRISSORA* Mark P. Frissora	Chairman of the Board and President
/s/ ELYSE DOUGLAS* Elyse Douglas	Treasurer
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Vice President, Controller and Director
/s/ JOSEPH R. NOTHWANG* Joseph R. Nothwang	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz Technologies, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HERTZ TECHNOLOGIES, INC.
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ GARY ORRELL* Gary Orrell	President and Director
/s/ ELYSE DOUGLAS* Elyse Douglas	Treasurer
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Chairman of the Board
/s/ CHARLES L. SHAFER Charles L. Shafer	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz Transporting, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HERTZ TRANSPORTING, INC.
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Vice President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ JOSEPH R. NOTHWANG* Joseph R. Nothwang	President and Director
/s/ ELYSE DOUGLAS* Elyse Douglas	Treasurer
/s/ IRWIN M. POLLACK* Irwin M. Pollack	Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, HCM Marketing Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HCM MARKETING CORPORATION
By:	/s/ ELYSE DOUGLAS Name: Elyse Douglas Title: Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ VINCENT J. MOFFA* Vincent J. Moffa	President and Director
/s/ ELYSE DOUGLAS Elyse Douglas	Treasurer
/s/ RICHARD P. MCEVILY* Richard P. McEvily	Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Hertz Local Edition Transporting, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

HERTZ LOCAL EDITION TRANSPORTING, INC.
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Vice President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ JOSEPH R. NOTHWANG* Joseph R. Nothwang	President and Director
/s/ ELYSE DOUGLAS* Elyse Douglas	Treasurer
/s/ RICHARD J. FOTI* Richard J. Foti	Controller
/s/ IRWIN M. POLLACK* Irwin M. Pollack	Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act, Smartz Vehicle Rental Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park Ridge in the State of New Jersey, on November 22, 2006.

SMARTZ VEHICLE RENTAL CORPORATION
By:	/s/ PAUL J. SIRACUSA Name: Paul J. Siracusa Title: Vice President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ MARK P. FRISSORA* Mark P. Frissora	President and Director
/s/ ELYSE DOUGLAS* Elyse Douglas	Treasurer
/s/ JOSEPH R. NOTHWANG* Joseph R. Nothwang	Director
/s/ PAUL J. SIRACUSA Paul J. Siracusa	Director
*By:	/s/ PAUL J. SIRACUSA Paul J. Siracusa	Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1
Stock Purchase Agreement, dated as of September 12, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), Ford Holdings LLC and Ford Motor Company with respect to the sale of The Hertz Corporation (Incorporated by reference to Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005)
3.1	Restated Certificate of Incorporation of The Hertz Corporation (Incorporated by reference to Exhibit (3)(i) to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001)
3.1.1
Form of Amendment No. 1 to the Restated Certificate of Incorporation of The Hertz Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.2	Form of Amended and Restated By-Laws of The Hertz Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.3	Certificate of Incorporation of Brae Holding Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.4	By-Laws of Brae Holding Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.5	Certificate of Incorporation of Hertz Claim Management Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.6	By-Laws of Hertz Claim Management Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.7	Certificate of Incorporation of Hertz Equipment Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.8	By-Laws of Hertz Equipment Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.9	Certificate of Incorporation of Hertz Global Services Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.10	By-Laws of Hertz Global Services Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.11	Certificate of Incorporation of Hertz Local Edition Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.12	By-Laws of Hertz Local Edition Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.13	Certificate of Incorporation of Hertz System, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.14	By-Laws of Hertz System, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)

3.15	Certificate of Incorporation of Hertz Technologies, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.16	By-Laws of Hertz Technologies, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.17	Certificate of Incorporation of Hertz Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.18	By-Laws of Hertz Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.19	Certificate of Incorporation of HCM Marketing Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.20	By-Laws of HCM Marketing Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.21	Certificate of Incorporation of Hertz Local Edition Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.22	By-Laws of Hertz Local Edition Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.23	Certification of Incorporation of Smartz Vehicle Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
3.24	By-Laws of Smartz Vehicle Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
4.1.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014**
4.1.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014 (Incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, as filed on July 7, 2006.)
4.2.1
Indenture, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time parties thereto, and Wells Fargo Bank, National Association, as Trustee, governing the 10.5% Senior Subordinated Notes due 2016**

4.2.2
Merger Supplemental Indenture, dated as of December 21, 2005, by and between The Hertz Corporation and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.3
Supplemental Indenture in Respect of Subsidiary Guarantee, dated as of December 21, 2005, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016**
4.2.4
Third Supplemental Indenture, dated as of July 7, 2006, by and between The Hertz Corporation, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, relating to the 10.5% Senior Subordinated Notes due 2016 (Incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K, as filed on July 7, 2006.)
4.3.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.2
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation. Relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.3.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 8.875% Senior Notes due 2014 and the 7.875% Senior Notes due 2014**
4.4.1
Exchange and Registration Rights Agreement, dated as of December 21, 2005, by and between CCMG Acquisition Corporation, Deutsche Bank Securities Inc. and the other financial institutions named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.2	Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of The Hertz Corporation, relating to the 10.5% Senior Subordinated Notes due 2016**
4.4.3
Joinder Agreement to the Exchange and Registration Rights Agreement, dated as of December 21, 2005, of the Subsidiary Guarantors named therein, relating to the 10.5% Senior Subordinated Notes due 2016**
4.5.1
Senior Bridge Facilities Agreement, dated as of December 21, 2005, by and between Hertz International, Ltd., certain of its subsidiaries, Hertz Europe Limited, as Coordinator, BNP Paribas and The Royal Bank of Scotland plc, as Mandated Lead Arrangers, Calyon, as Co-Arranger, BNP Paribas, The Royal Bank of Scotland plc, and Calyon, as Joint Bookrunners, BNP Paribas, as Facility Agent, BNP Paribas, as Security Agent, BNP Paribas, as Global Coordinator, and the financial institutions named therein**
4.5.2
Intercreditor Deed, dated as of December 21, 2005, by and between Hertz International, Ltd., as Parent, Hertz Europe Limited, as Coordinator, certain of its subsidiaries, BNP Paribas as A/C Facility Agent and NZ Facility Agent, BNP Paribas as Security Agent, Banco BNP Paribas Brasil S.A., as Brazilian Facility Agent, BNP Paribas, as Australian Security Trustee, the financial institutions named therein, and The Hertz Corporation**
4.5.3	Australian Purchaser Charge (Project H)—Unlimited, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**

4.5.4	Australian Purchaser Charge (Project H)—South Australia, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.5	Australian Purchaser Charge (Project H)—Queensland, dated as of December 21, 2005, by and between Hertz Australia Pty Limited and HA Funding Pty Limited**
4.5.6	Australian Share Mortgage of Purchaser Shares (Project H), dated as of December 21, 2005, by and between Hertz Investment (Holdings) Pty Limited and HA Funding Pty Limited**
4.5.7	Australian Issuer Charge (Project H), dated as of December 21, 2005, by and between Hertz Note Issuer Pty Limited and HA Funding Pty Limited**
4.5.8	Australian Borrower Charge (Project H), dated as of December 20, 2005, by and between HA Funding Pty Limited and the BNP Paribas**
4.5.9	Australian Security Trust Deed (Project H), dated as of December 21, 2005, between HA Funding Pty Limited and BNP Paribas**
4.5.10	Business Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium N.V., as Pledgor, and BNP Paribas S.A., as Pledgee (English language version)**
4.5.11	Receivables and Bank Account Pledge Agreement, dated as of December 21, 2005, by and between Hertz Belgium NV as Pledgor, and BNP Paribas, as Pledgee**
4.5.12	Share Pledge Agreement, dated as of December 21, 2005, by and between Hertz Holdings Netherlands B.V., as Pledgor, and BNP Paribas, as Pledgee**
4.5.13	Security Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.14.1	Deed of Hypothec, dated as of December 21, 2005, by and between Hertz Canada Limited and BNP Paribas (Canada), and related Bond and Bond Pledge Agreement**
4.5.14.2	Bond Pledge Agreement, dated as of December 21, 2005, by and between Hertz Canada Limited, as Pledgor, and BNP Paribas (Canada), as Security Agent**
4.5.15	Security Agreement, dated as of December 21, 2005, by and between 1677932 Ontario Limited, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.16	Security Agreement, dated as of December 21, 2005, by and between CMGC Canada Acquisition ULC, as Obligor, and BNP Paribas (Canada), as Security Agent**
4.5.17
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.18
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz France, as Pledgor, and BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.19
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Hertz France, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**

4.5.20
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.21
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Hertz Equipement France, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.22
Master Agreement For Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Hertz Equipement France, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.23
Pledge of a Business as a Going Concern (Acte de Nantissement de Fonds de Commerce), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.24
Master Agreement for Assignment of Receivables (Contrat Cadre de Cession de Creances Professionnelles a Titre de Garantie), dated as of December 21, 2005, by and between Equipole Finance Services, as Assignor, BNP Paribas, as Security Agent, and the assignees described therein**
4.5.25
Bank Account Pledge Agreement (Acte de Nantissement de Solde de Compte Bancaire), dated as of December 21, 2005, by and between Equipole Finance Services, as Pledgor, BNP Paribas, as Security Agent, and the beneficiaries described therein (English language version)**
4.5.26
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Equipole Finance Services, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.27
Share Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.28
Shares Account Pledge Agreement (Acte de Nantissement de Compte d'Instruments Financiers), dated as of December 21, 2005, by and between Equipole, as Pledgor, BNP Paribas, as Security Agent, Hertz Equipement France, as Account Holder, BNP Paribas, as Bank Account Holder, and the beneficiaries described therein**
4.5.29
Account Pledge Agreement, dated as of December 21, 2005, among Hertz Autovermietung GmbH, The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada) and Indosuez Finance (U.K.) Limited as Pledgees and BNP Paribas S.A. as Security Agent**
4.5.30	Global Assignment Agreement, dated as of December 21, 2005, between Hertz Autoverrmietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender (English language version)**
4.5.31	Security Transfer of Moveable Assets, dated as of December 21, 2005, between Hertz Autovermietung GmbH as assignor and BNP Paribas S.A. as Security Agent and lender**

4.5.32
Share Pledge Agreement, dated as of December 21, 2005, among Equipole S.A. (France), The Royal Bank of Scotland plc, Calyon, BNP Paribas (Canada), Indosuez Finance (U.K.) Limited and BNP Paribas S.A., as Security Agent**
4.5.33	Security Assignment of Receivables, dated as of December 21, 2005, between Hertz Italiana S.p.A. as assignor and BNP Paribas S.A. as Security Agent**
4.5.34	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A. as pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.35	Pledge Agreement over the Balance of Bank Account, dated as of December 21, 2005, between Hertz Italiana S.p.A., as Pledgor, and BNP Paribas S.A., as Pledgee and Security Agent**
4.5.36	Pledge Agreement over Hertz Italiana S.p.A. shares, dated as of December 21, 2005, between Hertz Holding South Europe S.r.l as Pledgor and BNP Paribas S.A. as Pledgee and Security Agent**
4.5.37	Deed of Non-Possessory Pledge of Movables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.38	Deed of Disclosed Pledge of Receivables, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.39	Deed of Undisclosed Pledge of Receivables between Stuurgroep Holland B.V., as Pledgor, and BNS Automobile Funding B.V. and BNP Paribas as Security Agent, as Pledgees**
4.5.40
Deed of Pledge of Registered Shares, dated as of December 21, 2005, between Stuurgroep Holland B.V., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas, as Pledgees, and Hertz Automobielen Netherlands B.V.**
4.5.41	Deed of Pledge on Registered Shares, dated as of December 21, 2005, between Hertz Holdings Netherlands B.V., as Pledgor, BNS Automobile Funding B.V., as Pledgee, and Stuurgroep Holland B.V.**
4.5.42	Deed of Disclosed Pledge of Receivables between BNS Automobile Funding B.V., as Pledgor, and BNP Paribas as Security Agent, as Pledgee**
4.5.43
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz de España, S.A, Hertz Alquiler de Maquinaria, S.L., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent relating to Hertz Alquiler de Maquinaria**
4.5.44	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.45	Pledge of Credit Rights of Insurance Policies Contract, dated as of December 21, 2005,among Hertz de España, S.A., BNS Automobile Funding B.V. and BNP Paribas S.A. as Security Agent**
4.5.46	Pledge of Credit Rights of Bank Accounts, dated as of December 21, 2005 among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.47	Pledges over VAT Credit Rights Contract, dated as of December 21, 2005, among Hertz de España, S.A., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**

4.5.48	Contract on Pledges of Credit Rights, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.49
Pledge of Credit Rights of Bank Accounts Contract, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.50
Pledges of Credit Rights of Insurance Policies Contract, dates as of December 21, 2005, among Hertz Alquiler de Maquinaria, S.L., as Pledgor, BNS Automobile Funding B.V. and BNP Paribas S.A., as Security Agent**
4.5.51	Pledges over VAT Credit Rights Contracts, dated as of December 21, 2005, among Hertz Alquiler de Maquinaria S.L., as Pledgor, BNS Automobile Funding B.V., and BNP Paribas S.A., as Security Agent**
4.5.52
Pledges of Credit Rights Contract, dated as of December 21, 2005, among BNS Automobile Funding B.V., as Pledgor, Hertz de Espana S.A., Hertz Alquiler de Maquinaria, S.L., and BNP Paribas S.A., as Security Agent**
4.5.53
Pledges of Shares Contract, dated as of December 21, 2005, among Hertz International Ltd., Hertz Equipment Rental International, Limited, Hertz de España, S.A., and BNP Paribas S.A., as Security Agent**
4.5.54
Share Pledge Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Züri-Leu Garage AG and Société Immobilière Fair Play**
4.5.55
Assignment Agreement, dated as of December 21, 2005, between Hertz AG and BNP Paribas S.A. as Security Agent relating to the assignment and transfer of trade receivables, insurance claims, inter-company receivables and bank accounts**
4.5.56	Share Pledge Agreement, dated as of December 21, 2005, between Hertz Holdings South Europe S.r.l and BNP Paribas S.A. as Security Agent relating to the pledge of the entire share capital of Hertz AG**
4.5.57	Deed of Charge, dated as of December 21, 2005, between Hertz (U.K.) Limited as Chargor and BNP Paribas as Security Agent**
4.5.58	Deed of Charge over Shares, in Hertz (U.K.) Limited, dated as of December 21, 2005, between Hertz Holdings II U.K. Limited as Chargor and BNP Paribas as Security Agent**
4.5.59	Deed of Charge over Shares in Hertz Holdings III UK Limited, dated as of December 21, 2005, between Hertz International, Ltd. And BNP Paribas as Security Agent**
4.5.60	Deed of Charge, dated as of December 21, 2005, between BNS Automobile Funding B.V. as Chargor and BNP Paribas as Security Agent**

4.6.1
Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers**
4.6.2
Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.3
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.4
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.6.5	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch.**
4.6.6	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.6.5 for each of the mortgaged properties.**
4.6.7
Amendment, dated as of June 30, 2006, among The Hertz Corporation, Deutsche Bank AG, New York Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, and BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers, Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, as filed on July 7, 2006.)

4.7.1
Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers.**
4.7.2
U.S. Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between CCMG Corporation, The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.3
Canadian Guarantee and Collateral Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited, Western Shut-Down (1995) Limited, certain of its subsidiaries, and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.4
Copyright Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.5
Trademark Security Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, certain of its subsidiaries, and Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent**
4.7.6	Trademark Security Agreement, dated as of December 21, 2005, by and between Matthews Equipment Limited and Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent**
4.7.7	Deed of Trust, Security Agreement, and Assignment of Leases and Rents and Fixture Filing, dated as of December 21, 2005, among the Hertz Corporation and Deutsche Bank AG, New York Branch.**
4.7.8	Term Loan Mortgage Schedule listing the material differences in mortgages from Exhibit 4.7.7 for each of the mortgaged properties.**

4.7.9
Amendment, dated as of June 30, 2006, among Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment Limited, Western Shut-Down (1995) Limited, Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, and the other parties signatory thereto, to the Credit Agreement, dated as of December 21, 2005, by and between Hertz Equipment Rental Corporation, The Hertz Corporation, the Canadian Borrowers parties thereto, the several lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent and Canadian Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Documentation Agent, Deutsche Bank Securities Inc., Lehman Brothers Inc., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as Joint Lead Arrangers, BNP Paribas, The Royal Bank of Scotland plc, and Calyon New York Branch, as Co-Arrangers, and Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, Goldman Sachs Credit Partners L.P., and JPMorgan Chase Bank, N.A., as Joint Bookrunning Managers (Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, as filed on July 7, 2006.)
4.8
Intercreditor Agreement, dated as of December 21, 2005, by and between Deutsche Bank AG, New York Branch, as ABL Agent, Deutsche Bank AG, New York Branch, as Term Agent, as acknowledged by CCMG Corporation, The Hertz Corporation and certain of its subsidiaries**
4.9.1	Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.2
Series 2005-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.3
Series 2005-2 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.4
Series 2005-3 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.5
Series 2005-4 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.6
Amended and Restated Series 2004-1 Supplement to the Amended and Restated Base Indenture, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee and Securities Intermediary**
4.9.7
Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, as Lessee and Servicer, and Hertz Vehicle Financing LLC, as Lessor**
4.9.8
Amended and Restated Participation, Purchase and Sale Agreement, dated as of December 21, 2005, by and between Hertz General Interest LLC, Hertz Vehicle Financing LLC and The Hertz Corporation, as Lessee and Servicer**
4.9.9	Purchase and Sale Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC and Hertz Funding Corp.**

4.9.10	Contribution Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC and The Hertz Corporation**
4.9.11
Amended and Restated Collateral Agency Agreement, dated as of December 21, 2005, by and between Hertz Vehicle Financing LLC, as a Grantor, Hertz General Interest LLC, as a Grantor, The Hertz Corporation, as Servicer, BNY Midwest Trust Company, as Collateral Agent, BNY Midwest Trust Company, as Trustee and Secured Party, and The Hertz Corporation, as Secured Party**
4.9.12	Amended and Restated Administration Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and BNY Midwest Trust Company, as Trustee**
4.9.13
Master Exchange Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Property Holdings LLC**
4.9.14
Escrow Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, Hertz General Interest LLC, Hertz Car Exchange Inc., and J.P. Morgan Chase Bank, N.A.**
4.9.15
Amended and Restated Class A-1 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset Backed Notes, Class A-1), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.16
Amended and Restated Class A-2 Note Purchase Agreement (Series 2005-3 Variable Funding Rental Car Asset backed Notes, Class A-2), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.17
Amended and Restated Class A Note Purchase Agreement (Series 2005-4 Variable Funding Rental Car Asset Backed Notes, Class A), dated as of March 3, 2006, by and between Hertz Vehicle Financing LLC, The Hertz Corporation, as Administrator, certain Conduit Investors, each as a Conduit Investor, certain Financial Institutions, each as a Committed Note Purchaser, certain Funding Agents, and Lehman Commercial Paper Inc., as Administrative Agent**
4.9.18	Letter of Credit Facility Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicle Financing LLC, and Ford Motor Company**
4.9.19	Insurance Agreement, dated as of December 21, 2005, by and between MBIA Insurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.20	Insurance Agreement, dated as of December 21, 2005, by and between Ambac Assurance Corporation, as Insurer, Hertz Vehicle Financing LLC, as Issuer, and BNY Midwest Trust Company, as Trustee**
4.9.21	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-1 Rental Car Asset Backed Notes**
4.9.22	Note Guaranty Insurance Policy, dated as of December 21, 2005, of MBIA Insurance Corporation, relating to Series 2005-4 Rental Car Asset Backed Notes**

4.9.23	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-2 Rental Car Asset Backed Notes**
4.9.24	Note Guaranty Insurance Policy, dated as of December 21, 2005, of Ambac Assurance Corporation, relating to Series 2005-3 Rental Car Asset Backed Notes**
4.10
Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder. (Incorporated by reference to Exhibit 4.13 to Amendment No. 4 to the Registration Statement on Form S-1 of Hertz Global Holdings, Inc. filed on October 27, 2006)
4.10.1
First Amendment, dated as of October 6, 2006, to the Credit Agreement, dated as of September 29, 2006, among The Hertz Corporation, Puerto Ricancars, Inc., the several banks and other financial institutions from time to time parties as lenders thereto and Gelco Corporation d.b.a. GE Fleet Services, as administrative agent and collateral agents for the lenders thereunder. (Incorporated by reference to Exhibit 4.13.1 to Amendment No. 4 to the Registration Statement on Form S-1 of Hertz Global Holdings, Inc. filed on October 27, 2006)
5.1	Opinion of Debevoise & Plimpton LLP†
10.1	Hertz Global Holdings, Inc. Stock Incentive Plan* **
10.1.1
First Amendment to the Hertz Global Holdings, Inc. Stock Incentive Plan incorporated by reference to the exhibit of the same number to Amendment No. 4 to the Registration Statement on Form S-1 of Hertz Global Holdings, Inc. filed on October 27, 2006)
10.2	Form of Stock Subscription Agreement under Stock Incentive Plan* **
10.3	Form of Stock Option Agreement under Stock Incentive Plan* **
10.4	Employment Agreement between The Hertz Corporation and Craig R. Koch (Incorporated by reference to Exhibit 10.4(3) to our Registration Statement No. 333-125764)*
10.5
Form of Change in Control Agreement (and certain terms related thereto) among The Hertz Corporation, Ford Motor Company and each of Messrs. Koch, Nothwang, Siracusa, Taride and Plescia (Incorporated by reference to Exhibit 10.5 to our Registration Statement No. 333-125764)*
10.6	Non-Compete Agreement, dated April 10, 2000, between Hertz Europe Limited and Michel Taride (Incorporated by reference to Exhibit 10.6 to our Registration Statement No. 333-125764)*
10.7	The Hertz Corporation Compensation Supplemental Retirement and Savings Plan (Incorporated by reference to Exhibit 10.7 to our Registration Statement No. 333-125764)*
10.8	The Hertz Corporation Executive Long Term Incentive Compensation Plan (Incorporated by reference to Exhibit 10.8 our Registration Statement No. 333-125764)*
10.9	The Hertz Corporation Supplemental Executive Retirement Plan (Incorporated by reference to Exhibit 10.9 to our Registration Statement No. 333-125764)*
10.10	The Hertz Corporation Benefit Equalization Plan (Incorporated by reference to Exhibit 10.10 to our Registration Statement No. 333-125764)*

10.11	The Hertz Corporation Key Officer Postretirement Assigned Car Benefit Plan (Incorporated by reference to Exhibit 10.11 to our Registration Statement No. 333-125764)*
10.12	The Hertz Corporation Retirement Plan (Incorporated by reference to Exhibit 10.12 to our Registration Statement No. 333-125764)*
10.13	The Hertz Corporation (UK) 1972 Pension Plan (Incorporated by reference to Exhibit 10.13 to our Registration Statement No. 333-125764)*
10.14	The Hertz Corporation (UK) Supplementary Unapproved Pension Scheme (Incorporated by reference to Exhibit 10.14 to our Registration Statement No. 333-125764)*
10.15
RCA Executive Deferred Compensation Plan and Employee Participation Agreement, dated May 29, 1985, between Craig R. Koch and The Hertz Corporation (Incorporated by reference to Exhibit 10.15 to our Registration Statement No. 333-125764)*
10.16	The Hertz Corporation 2005 Executive Incentive Compensation Plan* **
10.17	Letter Agreement, dated October 19, 2005, as amended and restated as of November 15, 2005, between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.) and Craig R. Koch* **
10.18
Amended and Restated Indemnification Agreement, dated as of December 21, 2005, by and between The Hertz Corporation, Hertz Vehicles LLC, Hertz Funding Corp., Hertz General Interest LLC, and Hertz Vehicle Financing LLC**
10.19	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Clayton, Dubilier & Rice, Inc.**
10.20	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and TC Group IV, L.L.C.**
10.21	Consulting Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, and Merrill Lynch Global Partners, Inc.**
10.22
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc.**
10.23
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment L.P., CEP II U.S. Investments, L.P., CEP II Participations S.à.r.l., and TC Group IV, L.L.C.**
10.24
Indemnification Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), The Hertz Corporation, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, CMC-Hertz Partners, L.P., ML Hertz Co-Investor, L.P., and Merrill Lynch Global Partners, Inc.**
10.25
Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, The Hertz Corporation, and Hertz International, Ltd.**

10.26	Tax Sharing Agreement, dated as of December 21, 2005, by and between CCMG Holdings, Inc. (now known as Hertz Global Holdings, Inc.), CCMG Corporation, and The Hertz Corporation**
10.27
Master Supply and Advertising Agreement, dated as of July 5, 2005, by and between Ford Motor Company, The Hertz Corporation and Hertz General Interest LLC (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005. Such Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission and submitted pursuant to an application for confidential treatment.)
10.28
Employment agreement, dated as of July 10, 2006, between Hertz Global Holdings, Inc. and Mark P. Frissora* (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of The Hertz Corporation filed with the Securities and Exchange Commission on August 14, 2006.)
10.29
Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Clayton, Dubilier & Rice, Inc. (Incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 (No. 333-135782) of Hertz Global Holdings, Inc. filed with the Securities and Exchange Commission October 23, 2006)
10.30
Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and TC Group IV, L.L.C. (Incorporated by reference to Exhibit 10.31 to the Registration Statement on Form S-1 (No. 333-135782) of Hertz Global Holdings, Inc. filed with the Securities and Exchange Commission October 23, 2006)
10.31
Form of Termination Agreement by and between Hertz Global Holdings, Inc., The Hertz Corporation and Merrill Lynch Global Partners, Inc. (Incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1 (No. 333-135782) of Hertz Global Holdings, Inc. filed with the Securities and Exchange Commission October 23, 2006)
12.1	Computation of Ratio of Earnings to Fixed Charges
15.1	Awareness letter of PricewaterhouseCoopers LLP
21.1	List of subsidiaries**
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)†
23.3	Consent of F.W. Dodge (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
23.4	Consent of Euromonitor International (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.1	Powers of Attorney with respect to The Hertz Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.2	Powers of Attorney with respect to Brae Holding Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.3	Powers of Attorney with respect to Hertz Global Services Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)

24.4	Powers of Attorney with respect to Hertz Claim Management Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.5	Powers of Attorney with respect to Hertz Equipment Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.6	Powers of Attorney with respect to Hertz Local Edition Corp. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.7	Powers of Attorney with respect to Hertz System, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.8	Powers of Attorney with respect to Hertz Technologies, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.9	Powers of Attorney with respect to Hertz Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.10	Powers of Attorney with respect to HCM Marketing Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.11	Powers of Attorney with respect to Hertz Local Edition Transporting, Inc. (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
24.12	Powers of Attorney with respect to Smartz Vehicle Rental Corporation (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1 (filed as the exhibit of the same number to our Registration Statement on Form S-4 filed on November 7, 2006)
99.1	Form of Letter of Transmittal—Dollar Notes†
99.2	Form of Notice of Guaranteed Delivery—Dollar Notes†
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner—Dollar Notes†

*
Denotes management contract or compensatory plan, contract or arrangement.

**
Incorporated by reference to the exhibit of the same number to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2006

†
To be filed by amendment.

        As of November 22, 2006, we had various additional obligations which could be considered long-term debt, none of which exceeded 10% of our total assets on a consolidated basis. We agree to furnish to the SEC upon request a copy of any such instrument defining the rights of the holders of such long-term debt.

        Schedules and exhibits not included above have been omitted because the information required has been included in the financial statements or notes thereto or are not applicable or not required.

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NOTICES TO CERTAIN NON-U.S. RESIDENTS
SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
THE EXCHANGE OFFERS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Hertz Corporation and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2005 (Dollars in millions)
The Hertz Corporation and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Nine Months Ended September 30, 2005 (Dollars in millions)
The Hertz Corporation and Subsidiaries Unaudited Condensed Consolidated Statement of Operations For the Nine Months Ended September 30, 2006 (Dollars in millions)
The Hertz Corporation and Subsidiaries Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Dollars in millions)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands of Dollars) Unaudited
THE HERTZ CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands of Dollars) Unaudited
THE HERTZ CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in Thousands of Dollars) Unaudited
THE HERTZ CORPORATION AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Unaudited
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEET September 30, 2006 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2005 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2006 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2005 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Nine Months Ended September 30, 2006 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Nine Months Ended September 30, 2005 (in Thousands of Dollars)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE HERTZ CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2005 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2004 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Period December 21, 2005 to December 31, 2005 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Period January 1, 2005 to December 20, 2005 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2004 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS For the Year Ended December 31, 2003 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Period December 21, 2005 to December 31, 2005 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Period January 1, 2005 to December 20, 2005 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2004 (in Thousands of Dollars)
THE HERTZ CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS For the Year Ended December 31, 2003 (in Thousands of Dollars)
SCHEDULE I— CONDENSED FINANCIAL INFORMATION OF REGISTRANT
THE HERTZ CORPORATION (Parent Company Only) CONDENSED BALANCE SHEETS (In Thousands of Dollars)
THE HERTZ CORPORATION (Parent Company Only) CONDENSED STATEMENTS OF OPERATIONS (In Thousands of Dollars)
THE HERTZ CORPORATION (Parent Company Only) CONDENSED STATEMENTS OF STOCKHOLDER'S EQUITY (in Thousands of Dollars)
THE HERTZ CORPORATION (Parent Company Only) CONDENSED STATEMENTS OF CASH FLOWS (in Thousands of Dollars)
THE HERTZ CORPORATION (Parent Company Only) NOTES TO CONDENSED FINANCIAL STATEMENTS
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS THE HERTZ CORPORATION AND SUBSIDIARIES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 22. UNDERTAKINGS
SIGNATURES
SIGNATURES
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SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
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SIGNATURES
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SIGNATURES
EXHIBIT INDEX